As filed with the Securities and Exchange Commission on June 2, 2003
Registration No. 333-103911

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERITAS SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7372	77-0507675
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

350 Ellis Street

Mountain View, California 94043
(650) 527-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary L. Bloom

Chairman of the Board, President and Chief Executive Officer
VERITAS Software Corporation
350 Ellis Street
Mountain View, California 94043
(650) 527-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Kennedy, Esq.
Michael S. Dorf, Esq.
Michelle L. Whipkey, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market, Spear Tower
San Francisco, California 94105
(415) 947-2000	Shimon Alon Chief Executive Officer Precise Software Solutions, Inc. 690 Canton Street Westwood, Massachusetts 02090 (781) 461-0700	Anthony H. Rickert, Esq. Marjorie Sybul Adams, Esq. Piper Rudnick LLP 1200 Nineteenth Street, NW Washington, D.C. 20036 (202) 861-3900

          Approximate date of commencement of proposed sale to the public: Upon completion of the merger described herein.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Dear Precise Software Solutions Ltd. Shareholders:

     I am writing to you today about the proposed merger of Precise Software Solutions Ltd. with a subsidiary of VERITAS Software Corporation. You are cordially invited to attend the extraordinary meeting of shareholders of Precise to be held on June 28, 2003 at 10:30 p.m., local time, at Precise’s U.S. offices at 690 Canton Street, Westwood, Massachusetts 02090. At the extraordinary meeting, you will be asked to vote on the merger and the other matters described in the attached proxy statement/prospectus.

     In the merger, you will receive, at your election, for each ordinary share of Precise that you own either (1) $16.50 in cash, or (2) a combination of $12.375 in cash plus 0.2365 of a share of VERITAS common stock. Precise shareholders who are Israeli holders, as defined in the enclosed election form, and who properly and timely elect to receive the mixed cash and stock consideration, will not be entitled to receive any shares of VERITAS common stock, but instead will receive an amount of cash equal to $12.375 plus 0.2365 multiplied by the closing price of one share of VERITAS common stock, as reported on The Nasdaq National Market, on the trading day immediately prior to the date the merger takes effect.

     If all Precise shareholders were to receive the mixed cash and stock consideration, including, for this purpose, Israeli holders, and assuming for this purpose the exercise of all vested Precise share options and warrants prior to completion of the merger, VERITAS would issue approximately 8.4 million shares of its common stock in the merger. VERITAS common stock is traded on The Nasdaq National Market under the trading symbol “VRTS.” The closing price of VERITAS common stock on May 29, 2003 was $27.24 per share.

     Under Israeli law, holders of Precise ordinary shares are not entitled to statutory dissenters’ rights.

     Only holders of record of Precise ordinary shares at the close of business on May 27, 2003 are entitled to attend and to vote at the extraordinary meeting or any adjournment thereof. Directors, each in his or her capacity as a shareholder, officers and other affiliated shareholders of Precise that beneficially own approximately 6.7% in the aggregate of Precise’s outstanding ordinary shares as of May 27, 2003, the record date for the extraordinary meeting, have entered into undertakings to vote their ordinary shares in favor of approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

     The Precise audit committee and board of directors have (1) reviewed and considered the terms and conditions of the merger agreement, (2) unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Precise and its shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that Precise, as the surviving company in the merger, will be unable to fulfill its obligations to its creditors, and (3) unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Precise audit committee and board of directors unanimously recommend that you vote FOR the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

     You also will be asked to vote upon (1) an amendment to Precise’s articles of association with respect to insurance and indemnification of directors and office holders, (2) specified modifications to the vesting terms of, and exercise period for, share options held by members of the Precise board of directors and (3) any motion to adjourn a meeting at which a quorum is present to solicit additional votes. The merger is not conditioned on shareholder approval of the amendment of Precise’s articles of association, the modifications of the terms of Precise’s director share options or approval of any such adjournment. The Precise board of directors unanimously recommends that you vote FOR the proposal to amend Precise’s articles of association, FOR the proposal to modify the terms of Precise’s director share options and FOR the proposal to approve any adjournment to solicit additional votes if a quorum is present at the meeting.

     The attached proxy statement/ prospectus provides you with detailed information about VERITAS, Precise, the merger agreement, the merger and the other transactions contemplated by the merger agreement, the proposed amendment of Precise’s articles of association, the proposed modifications to the terms of Precise’s director share options and the proposal to approve any adjournment of a meeting at which a quorum is present to solicit additional votes. We encourage you to read the entire proxy statement/prospectus carefully, including the “Risk Factors” section beginning on page 37.

Yours sincerely,

Shimon Alon
Chief Executive Officer
Precise Software Solutions Ltd.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of VERITAS common stock to be issued under the attached proxy statement/ prospectus or determined if the attached proxy statement/ prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     The attached proxy statement/prospectus is dated June 2, 2003, and is first being mailed to Precise shareholders on or about June 2, 2003.

PRECISE SOFTWARE SOLUTIONS LTD.

10 Hata’asiya Street
Or-Yehuda, Israel 60408
+972 (3) 735-2222

SUPPLEMENT TO
NOTICE OF EXTRAORDINARY MEETING OF SHAREHOLDERS
To Be Held On June 28, 2003

      A notice of an extraordinary meeting of the shareholders of Precise Software Solutions Ltd., a company incorporated under the laws of the State of Israel, was mailed to all shareholders on or about December 27, 2002 in accordance with the requirements of the Israeli Companies Law, 1999. Notifications regarding a change in the meeting date and applicable record date were mailed to all shareholders on or about February 26, 2003 and May 21, 2003, including a notice regarding the addition of the fourth proposal described below. You are hereby notified that the meeting date and applicable record date have been postponed to the dates specified below. The attached proxy statement/ prospectus is intended to supplement the information in the notice and the notifications distributed to Precise shareholders.

      An extraordinary meeting of shareholders of Precise will be held at Precise’s U.S. offices at 690 Canton Street, Westwood, Massachusetts 02090, on June 28, 2003 at 10:30 p.m., local time, to consider and act upon each of the following matters:

1. To approve the Agreement and Plan of Merger dated as of December 19, 2002, as amended, by and among VERITAS Software Corporation, a Delaware corporation, Argon Merger Sub Ltd., an Israeli company and an indirect wholly-owned subsidiary of VERITAS, and Precise, the merger of Argon Merger Sub Ltd. with and into Precise and the other transactions contemplated by the merger agreement, as described in the attached proxy statement/prospectus.

2. To approve the amendment of Article 74 (Insurance and Indemnity) of Precise’s articles of association, which amendment is intended to allow for insurance and indemnification of directors and office holders to the maximum extent permitted by Israeli law.

3. To approve the acceleration of the vesting schedule of options to purchase Precise ordinary shares held by members of Precise’s board of directors immediately after the completion of the merger, and the extension of the period during which such options may be exercised.

4. To consider and vote upon any motion to adjourn a meeting at which a quorum is present to a later time to permit further solicitation of proxies if necessary to obtain additional votes in favor of any of the foregoing items.

      We describe these proposals more fully in the attached proxy statement/ prospectus, which we urge you to read in its entirety, including the matters discussed under “Risk Factors” beginning on page 37.

      Only Precise holders of record at the close of business on May 27, 2003, the record date for the extraordinary meeting, are entitled to attend and to vote at the extraordinary meeting or any adjournment thereof.

      Your vote is important. Whether or not you plan to attend the extraordinary meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and FOR each of the other proposals to be presented at the extraordinary meeting. Returning your proxy card will not affect your right to vote in person, should you choose to attend the extraordinary meeting.

          You should notify Precise before voting at the meeting or indicate on the proxy card, whether or not you indicate how you want to vote, whether or not you are: (1) a person or entity holding, directly or indirectly, 25% or more of either the voting power or the right to appoint a director of VERITAS or the merger subsidiary; (2) a person or entity acting on behalf of VERITAS, the merger subsidiary or a person or entity described in (1); or (3) a family member of, or an entity controlled by, VERITAS, the merger subsidiary or any of the foregoing. If you do not notify Precise as aforesaid, you will not be entitled to vote on the merger and your vote will not be counted with respect to Proposal No. 1.

By Authorization of the Board of Directors

DROR ELKAYAM
Secretary

Or-Yehuda, Israel

June 2, 2003

SUPPLEMENT TO NOTICE OF EXTRAORDINARY MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
The Companies
Recommendation of Precise’s Audit Committee and Board of Directors
Opinion of Precise’s Financial Advisor
The Merger
Precise’s Reasons for the Merger
VERITAS’ Reasons for the Merger
Completion and Effectiveness of the Merger
Interests of Precise’s Directors and Executive Officers in the Merger
Structure of the Transaction
Material U.S. Federal Income Tax Consequences of the Merger
Material Israeli Tax Consequences of the Merger
Accounting Treatment of the Merger
Regulatory Filings and Approvals
Material Terms of the Merger Agreement
Conditions to Completion of the Merger
Termination of the Merger Agreement
Payment of Termination Fee
No Other Negotiations Involving Precise
Agreements Related to the Merger Agreement
Voting Undertakings
Affiliate Agreements
Employment Agreements
Required Vote for the Merger
Other Proposals to be Presented at the Precise Extraordinary Meeting
SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
Selected Historical Consolidated Financial Data of VERITAS
Selected Historical Consolidated Financial Data of Precise
Unaudited Pro Forma Condensed Combined Financial Information
Comparative Historical and Pro Forma Per Share Data
Comparative Per Share Market Price Data
Dividend Policy
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
RISK FACTORS
Risks Related to the Merger
Risks Related to VERITAS and the Combined Company
Risks Related to Precise’s Operations in Israel
EXTRAORDINARY MEETING OF PRECISE SHAREHOLDERS
General
Date, Time and Place
Record Date
Vote of Precise Shareholders Required
Quorum
Abstentions; Broker Non-Votes
Voting of Proxies
Availability of Accountants
PROPOSAL NO. 1 THE MERGER
Background of the Merger
Precise’s Reasons for the Merger
VERITAS’ Reasons for the Merger
Recommendation of Precise’s Audit Committee and Board of Directors
Opinion of Precise’s Financial Advisor
Interests of Precise’s Directors and Executive Officers in the Merger
Completion and Effectiveness of the Merger
Structure of the Merger and Conversion of Precise Ordinary Shares
Election and Exchange Procedures
Material U.S. Federal and Israeli Income Tax Consequences to Precise Shareholders
Accounting Treatment of the Merger
Regulatory Filings and Approvals Required to Complete the Merger
Other Approvals
Restrictions on Sales of Shares by Affiliates of Precise and VERITAS
Nasdaq Listing of VERITAS Common Stock to be Issued in the Merger
Delisting and Deregistration of Precise Ordinary Shares after the Merger
Operations After the Merger
THE MERGER AGREEMENT
Conditions to Completion of the Merger
Representations and Warranties
Precise’s Conduct of Business Before Completion of the Merger
No Other Negotiations Involving Precise
Other Matters Related to the Merger
Termination of the Merger Agreement
Payment of Termination Fee
Extension, Waiver and Amendment of the Merger Agreement
Voting Undertakings
Affiliate Agreements
PROPOSAL NO. 2 AMENDMENT OF ARTICLES OF ASSOCIATION
PROPOSAL NO. 3 MODIFICATION OF DIRECTOR SHARE OPTIONS
SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF PRECISE
DESCRIPTION OF VERITAS CAPITAL STOCK
COMPARISON OF RIGHTS OF HOLDERS OF VERITAS COMMON STOCK AND PRECISE ORDINARY SHARES
Authorized and Outstanding Capital Stock
Dividends
Voting Rights
Classification of Directors
Removal of Directors
Limitations on Directors Liability; Indemnification of Officers and Directors
Call of Special Meetings
Action of Shareholders Without a Meeting
Amendment to Memorandum of Association and Charter
Amendment to Articles of Association and Bylaws
Conflict of Interest; Fiduciary Duty
Business Combinations; Anti-Takeover Effects
Dissenters’ Rights
Derivative Actions
VERITAS Shareholder Rights Plan
EXPERTS
LEGAL MATTERS
FUTURE PRECISE SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A -- Agreement and Plan of Merger
ANNEX AA -- Amendment No. 1 to Agreement and Plan of Merger
ANNEX B -- Form of Voting Undertaking
ANNEX C — Form of Affiliate Agreement
ANNEX D -- Opinion of Goldman, Sachs & Co.
ANNEX E -- Form of Amendment to Articles of Association
ANNEX F -- Form of Indemnification Letter
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Officers and Directors
Item 21. Exhibits and Financial Statement Schedules
Item 22. Undertakings
SIGNATURES
EXHIBIT INDEX
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 23.3

ii

iii

      This proxy statement/ prospectus incorporates important business and financial information about VERITAS and Precise from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement/ prospectus. For a listing of documents incorporated by reference into this proxy statement/ prospectus, please see the section titled “Where You Can Find More Information” beginning on page 112 of this proxy statement/ prospectus.

      VERITAS will provide you with copies of this information relating to VERITAS, without charge, upon written or oral request to:

VERITAS Software Corporation
350 Ellis Street
Mountain View, California 94043
Attention: Investor Relations
Telephone Number: (650) 527-2508

      In addition, you may obtain copies of this information by making a request through the investor relations section of VERITAS’ website, http://www.veritas.com, or by sending an e-mail to invrel@veritas.com.

      Precise will provide you with copies of this information relating to Precise, without charge, upon written or oral request to:

Precise Software Solutions, Inc.
690 Canton Street
Westwood, Massachusetts 02090
Attention: Investor Relations
Telephone Number: (800) 310-4777

      In addition, you may obtain copies of this information by making a request through the investor relations section of Precise’s website, http://www.precise.com/company/IR/, or by sending an e-mail to krudden@precise.com.

      For you to receive timely delivery of the documents before the Precise extraordinary meeting, VERITAS or Precise should receive your request no later than June 23, 2003.

iv

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	Why am I receiving this proxy statement/ prospectus?

A:	Precise has entered into a merger agreement with VERITAS and one of its subsidiaries. The terms of the merger agreement are described in this proxy statement/ prospectus. The merger agreement and amendment no. 1 to the merger agreement are attached to this proxy statement/prospectus as Annex A and Annex AA, respectively. Upon completion of the merger, Precise will become an indirect wholly-owned subsidiary of VERITAS.

To complete the merger, Precise shareholders must approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Precise will hold an extraordinary meeting of its shareholders to obtain this approval. The merger is not conditioned upon obtaining shareholder approval for the other proposals to be presented at the Precise extraordinary meeting that relate to an amendment of Precise’s articles of association, specified modifications to the terms of share options held by members of Precise’s board of directors and an adjournment to solicit additional votes if a quorum is present. This proxy statement/ prospectus contains important information about the Precise extraordinary meeting, the merger and the other proposals to be presented at the extraordinary meeting, and you should read it carefully.

Q.	When is the Precise extraordinary meeting relating to the merger and what specific proposals will I be asked to consider? (see page 54)

A:	The Precise extraordinary meeting will take place on June 28, 2003 at 10:30 p.m., local time. At the extraordinary meeting, you will be asked to:

•	approve the merger agreement, the merger and the following other customary transactions contemplated by the merger agreement (Proposal No. 1):

•	VERITAS’ agreement to assume the obligations of Precise pursuant to any existing indemnification agreements and to enter into new indemnification agreements in favor of current and former Precise directors and specified Precise officers (see page 74);

•	VERITAS’ agreement to effect the amendment to Precise’s articles of association relating to indemnification of directors and officers, if it is not passed at the extraordinary meeting (see page 74);

•	the purchase by Precise of “tail” or “runoff” insurance (see page 75); and

•	the employment agreement between VERITAS and Shimon Alon, Precise’s chief executive officer and a Precise director (see page 71).

•	approve the amendment of Article 74 (Insurance and Indemnity) of Precise’s articles of association, which clarifies the circumstances under which (1) indemnification may be granted by Precise for specified liabilities or expenses imposed on its “office holders” (directors and other managers specified by the Israeli Companies Law, 1999) and (2) insurance may be obtained by Precise for the liability of its office holders. The amendment of article 74 is intended to allow for insurance and indemnification of directors and specified officers to the maximum extent permitted by Israeli law. (Proposal No. 2).

•	approve the acceleration of the vesting schedule of all share options held by members of the Precise board of directors immediately after the completion of the proposed merger and the extension of the period during which options held by these directors may be exercised (Proposal No. 3).

•	approve any motion to adjourn a meeting at which a quorum is present to a later time to permit further solicitation of proxies if necessary to obtain additional votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3 (Proposal No. 4).

Each of the above proposals is separate and independent from one another. Proposal No. 1 is not conditioned upon obtaining Precise shareholder approval of Proposal No. 2, Proposal No. 3 or Proposal

No. 4 and Proposal No. 2, Proposal No. 3 and Proposal No. 4 are not conditioned upon approval of each other or upon obtaining Precise shareholder approval of Proposal No. 1.

Q:	What will I receive in the merger? (see page 75)

A:	If the merger is completed, you will receive, at your election and subject to the election procedures described in this proxy statement/prospectus, for each ordinary share of Precise that you own either:

•	the cash consideration, which consists of $16.50 in cash;

        or

•	the mixed consideration, which consists of (1) $12.375 in cash, plus (2) 0.2365 of a share of VERITAS common stock.

Precise shareholders who are Israeli holders, as defined in the merger agreement, and who properly and timely elect to receive the mixed consideration will not be entitled to receive any shares of VERITAS common stock, but instead will receive (1) $12.375 in cash, plus (2) an amount of cash equal to 0.2365 multiplied by the closing price of one share of VERITAS common stock, as reported on The Nasdaq National Market, on the trading day immediately prior to the date the merger takes effect.

The consideration for your Precise ordinary shares, including the exchange ratio for the VERITAS common stock component of the mixed consideration, will not change even if the market prices of Precise ordinary shares or VERITAS common stock fluctuate. However, if you elect to receive the mixed consideration, the value of the VERITAS shares (or, for Israeli holders, the corresponding portion of cash) included in the mixed consideration will fluctuate up or down with fluctuations in the market price of VERITAS common stock.

Neither Precise nor VERITAS is making any recommendation as to whether Precise shareholders should elect to receive the cash consideration or the mixed consideration in connection with the merger.

Q:	What is the aggregate value of the consideration to be paid by VERITAS for all of the outstanding Precise ordinary shares?

A:	The aggregate value of the consideration to be paid by VERITAS to the Precise shareholders will depend on the number of Precise shareholders electing to receive the cash consideration and the mixed consideration and the value of VERITAS common stock at the closing of the merger. The following table presents the aggregate value of the consideration that would be paid to holders of Precise ordinary shares as of May 27, 2003, assuming the exercise of all vested options and warrants to purchase Precise ordinary shares, (1) if all Precise shareholders elected to receive the per share cash consideration of $16.50 or (2) if all Precise shareholders elected to receive the per share mixed consideration of $12.375 in cash plus 0.2365 of a share of VERITAS common stock.

Closing
Price of
	VERITAS	Number of
	Common	Precise	All Cash
Date	Stock	Ordinary Shares	Consideration	All Mixed Consideration

May 29, 2003	$27.24	33,062,761	$545,535,556	$622,150,570

The actual amount of the aggregate consideration to be paid by VERITAS to holders of Precise ordinary shares will not be determined until the time of the merger.

Q:	Why am I being asked to indicate on the proxy card whether or not I am an Israeli holder? Why will Precise shareholders who declare that they are Israeli holders and who elect to receive the mixed consideration receive, instead of VERITAS common stock, the cash equivalent of the value of VERITAS common stock on the trading day immediately prior to the date the merger takes effect?

A:	To comply with Israeli securities laws, Israeli holders who properly and timely elect to receive the mixed consideration will not be entitled to receive any shares of VERITAS common stock, but instead will receive $12.375 in cash, plus an amount of cash equal to 0.2365 multiplied by the closing price of one share of VERITAS common stock, as reported on The Nasdaq National Market, on the trading day immediately prior to the date the merger takes effect. For this reason, you are being asked to declare whether or not you are an Israeli holder. You will be deemed to be an Israeli holder if (1) you have provided Precise or the broker through which you hold Precise ordinary shares with an address in the State of Israel for the purpose of sending notices or (2) the center of your vital interests, as evidenced by family, economic and social ties, is in Israel. In addition, you will be asked to indicate whether or not you are an Israeli resident, as defined in the Israeli Income Tax Ordinance [New Version], 1961, for Israeli tax purposes. This information may be of importance in determining whether any Israeli withholding tax obligation applies to the consideration for your Precise ordinary shares.

Q:	Why can’t Israeli holders of Precise shares elect to receive the mixed consideration, including shares of VERITAS common stock?

A:	Israeli law would have imposed burdensome prospectus publication and periodic reporting requirements in Israel on VERITAS if it offered its common stock directly to Israeli holders as part of the mixed consideration. As a result, VERITAS determined that it could not offer shares of its common stock to Israeli holders. VERITAS is instead providing Israeli holders with the opportunity to receive in cash the economic value equivalent to that received by non-Israeli holders that elect to receive the per share mixed consideration. Israeli shareholders who desire to have a continuing economic interest in VERITAS may use the cash consideration they receive to buy VERITAS common stock on The Nasdaq National Market.

Q:	Will I be able to trade any VERITAS common stock that I receive in the merger? (see page 81)

A:	The VERITAS common stock you will receive if you properly make a timely election to receive the mixed consideration and are not an Israeli holder will be freely tradeable, unless you are an affiliate of VERITAS or Precise. VERITAS’ common stock is listed on The Nasdaq National Market under the symbol “VRTS.”

Q:	What do I need to do now? (see page 55)

A:	After you review this proxy statement/ prospectus in its entirety, you should mail your completed and signed proxy card in the enclosed return envelope or as indicated on the proxy card as soon as possible so that your ordinary shares can be voted at the extraordinary meeting of Precise shareholders. You may also send your completed and signed proxy card to Precise at 10 Hata’asiya Street, Or-Yehuda 60408, Israel or 690 Canton Street, Westwood, MA 02090 or to Precise’s transfer agent, American Stock Transfer and Trust Company, at 59 Maiden Lane, Plaza Level, New York, NY 10038, Attention: Karen Lazar. In order to be counted, your properly completed and signed proxy card must be received at least 24 hours before the start of the extraordinary meeting. You do not need to mail your proxy card and election form at the same time. Even if you intend to wait to send your election form until as close to the meeting date as possible, you should still mail your proxy card as soon as possible.

Q:	What happens if I return a signed proxy card but do not indicate how to vote my proxy? (see page 55)

A:	If you do not include instructions on how to vote your properly signed and dated proxy card, your shares will be voted FOR the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement (Proposal No. 1) and FOR the approval of each of the other proposals to be presented at the extraordinary meeting. If you do not indicate on your proxy card whether you are (1) a person or entity holding, directly or indirectly, 25% or more of either the voting power or the right to appoint a director of VERITAS or the merger subsidiary; (2) a person or entity acting on behalf of VERITAS, the merger subsidiary or a person or entity described in (1); or (3) a family member of, or entity controlled by, VERITAS, the merger subsidiary or any of the foregoing, your vote will not be counted with respect to Proposal No. 1.

Q:	What happens if I do not vote? (see page 55)

A:	Approval of the proposals to be presented at the extraordinary meeting requires the affirmative vote of specified percentages of the Precise ordinary shares present and voting at the meeting at which a quorum is present. If a quorum is present at the meeting and you do not return your proxy card or vote in person at the meeting, then fewer shares will be present and voting at the meeting and, as a result, fewer shares will constitute the 75% vote necessary to approve Proposal No. 1 and the majority votes necessary to approve the other proposals to be presented at the extraordinary meeting. The presence in person or by proxy of at least one-third of Precise’s outstanding ordinary shares is required to constitute a quorum at the extraordinary meeting. If you do not vote, Precise may be unable to obtain a quorum at the extraordinary meeting.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares without any instructions from me? (see page 55)

A:	No. Your broker will not be able to vote your shares without instructions from you. Precise will treat broker non-votes as shares that are present for the purpose of determining the presence of a quorum, however, for the purpose of determining the outcome of any matter, Precise will treat broker non-votes as not voting with respect to that matter. Therefore, if you do not provide your broker with voting instructions, it will have the effect of reducing the number of votes required to obtain the 75% vote necessary to approve Proposal No. 1 and the majority votes necessary to approve the other proposals to be presented at the extraordinary meeting.

Q:	Can I change my vote after I have mailed my signed proxy card? (see page 55)

A:	Yes. You can change your vote at any time before your proxy is voted at the extraordinary meeting. You can do this in one of three ways:

•	you can send a written notice stating that you would like to revoke your proxy, provided such notice is received at least 24 hours prior to the time set for the extraordinary meeting or is presented at the extraordinary meeting to the chairman of the meeting;

•	you can complete and submit a new proxy card dated later than the first proxy card, provided such new proxy card is received at least 24 hours prior to the time set for the extraordinary meeting or is presented at the extraordinary meeting to the chairman of the meeting; or

•	you can attend the extraordinary meeting, file a written or make an oral notice of revocation of your proxy with the chairman of the meeting and vote in person.

Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow your broker’s directions to change those instructions.

Q:	Why am I being asked to indicate on the proxy card whether or not I am related to VERITAS or the merger subsidiary?

A:	Under Israeli law, if VERITAS, the merger subsidiary or any person or entity holding 25% or more of either the voting power or the right to appoint a director of VERITAS or the merger subsidiary, holds shares in Precise, then there is an additional requirement for the approval of Proposal No. 1. The additional requirement is that a majority of the shareholders who are present at the extraordinary meeting, excluding VERITAS, the merger subsidiary or any person or entity holding 25% or more of either the voting power or the right to appoint a director of VERITAS or the merger subsidiary, or anyone acting on their behalf, including their family members or entities under their control, shall not have voted against the merger. For these purposes, abstentions and broker non-votes are not considered to be votes against the merger.

Q:	How do I elect to receive the cash consideration or the mixed consideration for my Precise ordinary shares? (see page 76)

A:	A form for making an election is enclosed with this proxy statement/ prospectus. Additional copies of the election form may be obtained from the exchange agent. For your election to be effective, your properly completed election form, along with your Precise share certificates or an appropriate guarantee of delivery, must be sent to and received by Mellon Investor Services LLC, the exchange agent, on or before 5:00 p.m., New York City time, on June 27, 2003. Do not send your election form or share certificates together with your proxy card. Instead, use the separate envelope specifically provided for the election form and your share certificates. Please read this proxy statement/ prospectus carefully for more information about the procedures for electing to receive the cash consideration or the mixed consideration.

If you do not properly and timely send in your completed election form, along with your Precise share certificates or an appropriate guarantee of delivery, you will be deemed to have elected the cash consideration and will receive $16.50 in cash for each ordinary share of Precise you own if the merger is completed even if the value of the mixed consideration is higher than $16.50. The exchange agent will send you written instructions for surrendering your Precise ordinary shares for the cash consideration after the merger is completed.

Neither Precise nor VERITAS is making any recommendation as to whether Precise shareholders should elect to receive the cash consideration or the mixed consideration in connection with the merger.

Q:	Should I send in my share certificates now?

A:	Do not send your election form or share certificates together with your proxy card. However, if you want to elect to receive the mixed consideration in exchange for your Precise ordinary shares, you must send your Precise share certificates, or an appropriate guarantee of delivery, and your completed election form indicating your election of the mixed consideration to the exchange agent in the separate envelope specifically provided for the election form and share certificates.

Q:	Can I elect to receive the cash consideration for some of my Precise ordinary shares and the mixed consideration for some of my Precise ordinary shares? (see page 75)

A:	No. You may only elect to receive one consideration alternative for all of your Precise ordinary shares. A holder of record of Precise ordinary shares who holds such ordinary shares as a nominee, trustee or in another representative capacity may submit multiple election forms, provided that such record holder certifies that each such election form covers all the Precise ordinary shares held by such record holder for a particular beneficial owner.

Q.	What is the value of the consideration I will receive if I elect to receive the mixed consideration?

A.	If you properly and timely elect to receive the mixed consideration, the value of the consideration you will receive will depend in part upon the value of VERITAS common stock, which may fluctuate. The following table illustrates the effect of changes in the value of VERITAS common stock on the value of the mixed consideration.

	Cash Value Per Precise Ordinary Share
Price Per Share of
VERITAS Common Stock	Mixed Election	Cash Election

$16.50	$16.277	$16.50
$17.442[1]	$16.50	$16.50
$27.24[2]	$18.817	$16.50
$28.00	$18.997	$16.50

1)	The price per share of VERITAS common stock at which the value of the mixed consideration is equal to the value of the cash consideration.

2)	The closing price per share of VERITAS common stock on The Nasdaq National Market on May 29, 2003.

Historically, the price of VERITAS common stock has fluctuated significantly and if you elect to receive the mixed consideration in exchange for your Precise ordinary shares, the value of the VERITAS shares will fluctuate up and down with fluctuations in the market price of VERITAS common stock. The value of the consideration you receive in the merger if you properly and timely elect to receive the mixed consideration may be more or less than the $16.50 that you would have received if you elected to receive the cash consideration. In addition, the trading price of VERITAS common stock on the date you receive the cash consideration or the mixed consideration in exchange for your Precise ordinary shares could be more or less than the trading price of VERITAS common stock on the date you make your election to receive either the cash consideration or the mixed consideration. This means that the then-current value of the mixed consideration that you would receive for each Precise ordinary share if you properly and timely elect to receive the mixed consideration could be more or less than the value of the mixed consideration on the date you make your election to receive either the cash consideration or the mixed consideration. Precise’s non-U.S. shareholders may call (201) 373-5213 and Precise’s U.S. shareholders may call (888) 689-2681, to learn the most recent closing price of VERITAS common stock on The Nasdaq National Market and the value of the mixed consideration based on that closing price.

Q.      Can I sell my Precise ordinary shares after the record date for the Precise extraordinary meeting?

A.	If you have not already made an election with respect to your Precise ordinary shares, you can sell them and you will still be entitled to vote those shares at the extraordinary meeting because you were the holder of record on the record date.

However, if you have already made an effective election with respect to your Precise ordinary shares by delivering an election form and your share certificates or a guarantee of delivery to the exchange agent, you may not sell your Precise ordinary shares until you have effectively revoked your election and have received your share certificates from the exchange agent.

Q.	If I want to change or revoke my election, what should I do?

A.	You may change your election at any time prior to 5:00 p.m., New York City time, on June 27, 2003, by written notice accompanied by a properly completed and signed later-dated election form received by the exchange agent prior to that time. You may revoke your election at any time prior to 5:00 p.m., New York City time, on June 27, 2003 by withdrawing your share certificates by written notice received by the exchange agent prior to that time. All elections will be revoked automatically if the merger agreement is terminated.

Q.	I purchased Precise ordinary shares after the record date. Can I vote these shares at the Precise extraordinary meeting? How do I make an election with respect to these shares?

A.	You cannot vote shares purchased after the record date at the extraordinary meeting because you were not the record holder of those shares on the record date. However, you are entitled to make an election with respect to those shares at any time prior to 5:00 p.m., New York City time, on June 27, 2003. You may obtain an election form from the exchange agent by calling Mellon Investor Services LLC at (888) 689-2681 from within the U.S. or at (201) 373-5213 from outside the U.S. If you do not make an election with respect to your shares, you will be deemed to have elected to receive the cash consideration of $16.50 for each ordinary share of Precise that you own even if the value of the mixed consideration is higher than $16.50.

Q:	What happens if the merger is completed and I have not properly made a timely election to receive either the cash consideration or the mixed consideration for my Precise ordinary shares? (see page 75)

A:	If you do not properly make a timely election pursuant to the election procedures described in this proxy statement/ prospectus:

•	you will be deemed to have elected to receive the cash consideration of $16.50 for each ordinary share of Precise that you own even if the value of the mixed consideration is higher than $16.50; and

•	the exchange agent will send you written instructions for surrendering your Precise ordinary shares for the cash consideration after the merger is completed.

Q:	What do the Precise audit committee and board of directors recommend? (see page 65)

A:	The Precise audit committee and board of directors have unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement (Proposal No. 1) and recommend that you vote FOR Proposal No. 1. The Precise board of directors also unanimously recommends that you vote FOR each of the other proposals to be presented at the extraordinary meeting. The Precise board of directors makes no recommendation as to whether you should elect to receive the cash consideration or the mixed consideration.

Q:	When do you expect the merger to be completed? (see page 75)

A:	We are working towards completing the merger as quickly as reasonably possible. Several conditions must be satisfied or waived before the merger is completed. See the section of this proxy statement/ prospectus titled “The Merger Agreement — Conditions to Completion of the Merger” for a summary description of these conditions. We hope to complete the merger promptly after the Precise extraordinary meeting to be held on June 28, 2003.

Q:	Will I recognize gain or loss for tax purposes? (see page 77)

A:	Gain or loss will be recognized for U.S. federal income tax purposes and, subject to certain exceptions, for Israeli tax purposes. See the section of this proxy statement/ prospectus titled “The Merger — Material U.S. Federal and Israeli Income Tax Consequences to Precise Shareholders” for a summary discussion of material U.S. federal income tax consequences of the merger to U.S. holders and material Israeli tax considerations in connection with the merger.

You should consult your tax advisor about the particular tax consequences of the merger to you.

Q:	Am I entitled to dissenters’ rights?

A:	No. Under Israeli law, holders of Precise ordinary shares are not entitled to statutory dissenters’ rights in connection with the merger.

Q:	If I elect to receive the mixed consideration, will my rights as a Precise shareholder change as a result of the merger? (see page 101)

A:	Yes. Precise and VERITAS are incorporated in different jurisdictions having different corporate laws. In addition, the governing documents of each company vary. As a result, a Precise shareholder receiving shares of VERITAS common stock in connection with the merger will have different rights as a VERITAS shareholder than as a Precise shareholder. If you elect, or fail to properly make a timely election and are deemed to have elected, to receive the cash consideration for your Precise ordinary shares, you will not be entitled to receive any VERITAS common stock and you will not have an investment in the combined company following the merger.

Q:	Is VERITAS stockholder approval required to complete the merger?

A:	No.

Q:	Who can help answer my questions?

A:	You can write or call Mellon Investor Services LLC, 44 Wall Street, 7th Floor, New York, New York 10005, telephone (888) 689-2681 from within the U.S., or (201) 373-5213 from outside the U.S., with any questions about the merger agreement, the merger, the other transactions contemplated by the merger agreement or any of the other proposals to be presented at the extraordinary meeting.

SUMMARY

      This summary, together with the matters discussed under “Questions and Answers About the Merger,” summarizes all of the material terms of the merger and the other proposals to be voted on at the extraordinary meeting. This summary may not contain all of the information that is important to you. For a more complete description of the merger and the other proposals to be voted on at the Precise extraordinary meeting, we encourage you to read carefully this entire proxy statement/ prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this proxy statement/ prospectus, which includes important business and financial information about VERITAS and Precise. You may obtain the information incorporated by reference into this proxy statement/ prospectus without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 112 of this proxy statement/ prospectus.

The Companies

VERITAS Software Corporation

350 Ellis Street
Mountain View, California 94043
(650) 527-8000

      VERITAS is a leading independent supplier of storage software products and services. Storage software includes storage management and data protection software as well as clustering, replication and storage area networking or network attached storage software. VERITAS develops and sells products for most popular operating systems, including various versions of Windows, UNIX and Linux. VERITAS also develops and sells products that support a wide variety of servers, storage devices, databases, applications and network solutions. VERITAS also provides a full range of services to assist its customers in assessing, architecting and implementing their storage software solutions.

Precise Software Solutions Ltd.

10 Hata’asiya Street, P.O. Box 1066
Or-Yehuda, Israel 60408
972 (3) 735-2222

      Precise is a provider of software that assists organizations in monitoring and optimizing the performance of their Information Technology infrastructure. This IT infrastructure consists of networks, operating systems, servers, applications, databases and storage devices that help manage traditional and electronic business activities. Precise’s software allows an organization to continuously monitor its infrastructure performance and be alerted when performance parameters exceed user-established thresholds. When Precise’s software detects a performance problem, it also provides technology support personnel with a thorough set of diagnostic data that pinpoints the specific cause of performance degradation and offers suggested alternatives to alleviate the problem. Precise’s software serves businesses that rely on enterprise applications or have implemented e-business applications to cut costs and improve efficiencies. Businesses have become increasingly reliant on the proper functioning of their Information Technology infrastructure and Precise’s software assists them in achieving this goal.

Argon Merger Sub Ltd.

22 Rivlin Street
Jerusalem, Israel 94263

      Argon Merger Sub Ltd. is a newly-formed, wholly-owned indirect subsidiary of VERITAS. VERITAS formed this subsidiary as an Israeli corporation solely to effect the merger, and this subsidiary has not conducted and will not conduct any business during any period of its existence. We refer to this subsidiary throughout this proxy statement/ prospectus as the merger subsidiary.

Recommendation of Precise’s Audit Committee and Board of Directors (see page 65)

      After careful consideration, the Precise audit committee and board of directors have unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Precise and its shareholders, and they unanimously recommend that you vote FOR approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Precise board of directors makes no recommendation as to whether you should elect to receive the cash consideration or the mixed consideration.

      The Precise board of directors also unanimously recommends that you vote FOR the proposal to amend Precise’s articles of association, FOR the proposal to modify the terms of Precise’s director share options and FOR the proposal to approve any adjournment to solicit additional votes if a quorum is present at the meeting.

Opinion of Precise’s Financial Advisor (see page 65)

      Goldman, Sachs & Co. delivered its opinion to the Precise board of directors, that, as of December 19, 2002 and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate merger consideration to be received by all holders of Precise ordinary shares was fair from a financial point of view to such holders, in the aggregate. Goldman Sachs provided its opinion for the information and assistance of the Precise board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Precise ordinary shares should vote with respect to the merger or whether to elect to receive the cash consideration or the mixed consideration in connection with the merger and was not intended to address the propriety of every individual decision to elect to receive the per share cash consideration or the per share mixed consideration.

      The full text of the written opinion of Goldman Sachs, dated December 19, 2002, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement/ prospectus. Precise shareholders should read such opinion in its entirety. Goldman Sachs is entitled to receive a transaction fee from Precise payable upon completion of the merger.

The Merger

     Precise’s Reasons for the Merger (see page 63)

      The Precise board of directors’ reasons for recommending the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement included the following:

•	The consideration to be received by Precise shareholders in the merger represented a significant premium over recent trading prices of Precise’s ordinary shares.

•	The written opinion of Precise’s financial advisor, Goldman, Sachs & Co., that as of December 19, 2002 and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate merger consideration to be received by all holders of Precise ordinary shares pursuant to the merger agreement was fair from a financial point of view to such holders, in the aggregate.

•	Considering the financial position of the merging companies, no reasonable concern exists that Precise, as the surviving corporation in the merger, will be unable to fulfill the obligations of Precise to its creditors.

      In addition, the Precise board of directors also considered, among others, the following factors:

•	The terms and conditions of the merger.

•	The ability of Precise to leverage VERITAS’ global distribution channels, proven brand recognition and existing customer, partner and strategic relationships and accelerate Precise’s market penetration.

•	The ability to benefit from VERITAS’ greater corporate resources and increase its competitiveness through synergies and internal economies of scale.

•	The other positive and negative factors described in the section titled “The Merger — Precise’s Reasons for the Merger.”

      The foregoing discussion of the information and factors considered by the board of directors of Precise is not intended to be exhaustive. In view of the variety of factors considered and qualitative judgments made with respect to such factors in connection with its evaluation of the proposed merger, the board of directors did not find it practicable to quantify, analyze or assign relative weights to each individual factor to reach its determination.

     VERITAS’ Reasons for the Merger (see page 64)

      VERITAS believes it will derive a number of potential benefits from the merger, including:

•	enhancing VERITAS’ ability to reach certain of its strategic and business objectives, which include extending VERITAS’ product and service offerings to include Precise’s products, enabling VERITAS to bridge across storage, databases and application management;

•	enabling VERITAS to leverage its distribution channels, international presence, customer base, and brand recognition to accelerate Precise’s market penetration and growth;

•	enabling VERITAS to enhance its position in areas where VERITAS is already strong by offering complementary products and services developed by Precise;

•	enhancing its product offerings in a variety of its core product areas; and

•	providing an end-to-end solution for application performance and availability stretching from the end-user through the underlying data layers.

Completion and Effectiveness of the Merger (see page 75)

      The merger will become effective as promptly as practicable after all of the conditions to completion of the merger set forth in the merger agreement are satisfied or waived. VERITAS and Precise are working towards completing the merger as quickly as reasonably possible and hope to complete the merger promptly after the Precise extraordinary meeting of shareholders to be held on June 28, 2003.

Interests of Precise’s Directors and Executive Officers in the Merger (see page 71)

      Precise’s directors and executive officers, as well as several other members of Precise’s senior management, have a personal interest in the merger as employees or directors that is different from, or in addition to, your interests as shareholders, including:

•	VERITAS’ assumption of Precise share options in the merger;

•	acceleration of vesting of Precise director share options immediately after the merger and the extension of the period for exercise of the share options, in the event that Precise shareholders approve Proposal No. 3 at the Precise extraordinary meeting;

•	acceleration of vesting of specified share options of executive officers immediately prior to the merger;

•	severance compensation and additional accelerated option vesting under existing and new employment agreements if the executive officer’s employment is terminated by VERITAS without cause or, in the case of Messrs. Nye and Ratner, by the executive for good reason;

•	annual retention awards payable under new employee agreements with Mr. Schwartz and two other employees if the employee continues to be employed by VERITAS through the end of the year;

•	VERITAS’ agreement to assume the obligations of Precise pursuant to any existing indemnification agreements and to enter into new indemnification agreements in favor of current and former Precise directors and specified Precise officers; and

•	acquisition of “tail” or “runoff” insurance coverage that will continue to cover Precise’s existing directors’ and officers’ liability insurance for seven years and provide coverage for Precise’s directors and officers with respect to claims that may arise with respect to events occurring prior to completion of the merger.

      The Precise audit committee and board of directors knew about these personal interests and considered them, among other factors, when they approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Structure of the Transaction (see page 75)

      The merger subsidiary will merge with and into Precise, and Precise will become a wholly-owned indirect subsidiary of VERITAS. Based on the number of VERITAS and Precise shares outstanding as of May 27, 2003 and, assuming that all Precise shareholders receive the mixed consideration (including, for this purpose, Israeli holders) and assuming exercise of all outstanding Precise options and warrants, shareholders of Precise will own approximately 2.15% of VERITAS’ common stock after the merger.

Material U.S. Federal Income Tax Consequences of the Merger (see page 77)

      If you are subject to U.S. federal income tax, your receipt of cash and, if you so elect, VERITAS common stock in exchange for your Precise ordinary shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. If you hold your Precise ordinary shares as capital assets, you will be required to recognize capital gain or loss equal to the excess of the amount of cash you receive, plus, if you elect to receive VERITAS common stock, the fair market value of those shares, over your adjusted tax basis in your Precise ordinary shares. You may be subject to the U.S. “backup” withholding tax, which is currently 30%, unless you provide your correct taxpayer identification number and comply with certain certification requirements. You should consult your tax advisor about the particular tax consequences of the merger to you.

Material Israeli Tax Consequences of the Merger (see page 78)

      Israeli law imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli resident companies, by both residents and non-residents of Israel. Nevertheless, holders of Precise ordinary shares who acquired their shares at the time of Precise’s initial public offering or at any time thereafter in the public markets, will not be subject to Israeli capital gains tax in connection with the transfer of Precise shares to VERITAS pursuant to the merger, with respect to gains accrued before January 1, 2003, unless they are in the business of trading in securities or they are companies incorporated in Israel. This exemption is contingent upon Precise’s status as an “Industrial Company” as defined under Israeli law. In any event, U.S. residents who hold shares representing less than 10% of the voting power of Precise will not, in most circumstances, be liable for Israeli capital gains tax in connection with the transfer of their Precise shares in the merger. You should consult your tax advisor about the particular tax consequences of the merger to you.

Accounting Treatment of the Merger

      The merger will be accounted for as a “purchase transaction” under generally accepted accounting principles in the U.S.

Regulatory Filings and Approvals (see page 80)

      The merger is subject to U.S. and foreign antitrust laws and receipt of various Israeli governmental approvals. On January 17, 2003, VERITAS and Precise received early termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and on February 10, 2003, VERITAS received clearance to complete the merger from the German Federal Cartel Office. However, either the U.S. Department of Justice or the U.S. Federal Trade Commission as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before its completion. The Office of the Chief Scientist of Israel’s Ministry of Industry and Trade consented to the merger on February 19, 2003. On January 26, 2003, the Investment Center of Israel’s Ministry of Industry and Trade consented to the change of ownership of Precise resulting from the merger. In addition, the merger will only take effect after the making of certain filings with the Israel Registrar of Companies regarding the provision of notices to creditors and the receipt of shareholder approval of the merger from each of the merging companies. Some of these filings have been made and the remaining filings will be made promptly after the extraordinary meeting.

Material Terms of the Merger Agreement

      The following is a summary of the material terms of the merger agreement. The merger agreement and amendment no. 1 to the merger agreement are attached to this proxy statement/prospectus as Annex A and Annex AA, respectively, and we encourage you to read them carefully in their entirety for a more complete understanding of the merger agreement.

Conditions to Completion of the Merger (see page 83)

      VERITAS’ and Precise’s respective obligations to complete the merger are subject to the prior satisfaction or waiver of conditions specified in the merger agreement, including the following:

•	Both VERITAS’ and Precise’s obligations to complete the merger depend on the satisfaction of several conditions, including receipt of the required Precise shareholder approval, the expiration or early termination of waiting periods under applicable antitrust laws and obtaining governmental approvals required under Israeli law.

•	Precise’s obligation to complete the merger is also subject to VERITAS’ performance of its obligations under the merger agreement and the accuracy of VERITAS’ representations to Precise in the merger agreement.

•	VERITAS’ obligation to complete the merger is also subject to the satisfaction of several conditions, including Precise’s performance of its obligations under the merger agreement, the accuracy of Precise’s representations to VERITAS in the merger agreement, no written or oral indication from Israeli tax authorities that the merger would cause an adverse change in the Israeli tax status and benefits of Precise and the approval of Israeli antitrust authorities.

Termination of the Merger Agreement (see page 91)

      VERITAS and Precise may terminate the merger agreement by mutual written consent. In addition, either VERITAS or Precise may terminate the merger agreement under circumstances specified in the merger agreement. Subject to specified exceptions, these circumstances generally include if:

•	the merger notice is not filed with the Israeli Companies Registrar by July 10, 2003;

•	a final, non-appealable order or other action of a court or other governmental entity has the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	Precise’s shareholders do not approve by the required vote the merger agreement, the merger and the transactions contemplated by the merger agreement at the Precise extraordinary meeting;

•	a representation, warranty, covenant or agreement of the other party in the merger agreement has been breached or becomes inaccurate, which would prevent the conditions to completion of the merger from being satisfied and which cannot be cured through commercially reasonable efforts or is not cured within a specified period; or

•	something has occurred having a materially adverse effect on the business, assets, financial condition or results of operations of the other party which cannot be cured through commercially reasonable efforts or is not cured within a specified period.

      VERITAS may terminate the merger agreement if (1) Precise or its board of directors takes any of the actions in opposition to the merger described as a triggering event in the merger agreement, or (2) VERITAS determines, in its reasonable judgment based on advice of patent counsel, that Precise and/or its intellectual property is infringing one or more specified patents in a manner that could lead to any injunction regarding one or more of Precise’s products or services, material damages, material royalties or similar payments. For purposes of the merger agreement, material damages means damages in excess of $2.5 million and material royalties means royalties in excess of $2.5 million.

      Precise may terminate the merger agreement to enter into a binding definitive agreement providing for a superior proposal if Precise complies with specified conditions set forth in the merger agreement.

Payment of Termination Fee (see page 93)

      Precise will pay VERITAS a termination fee of $16.2 million if the merger agreement is terminated:

•	by VERITAS, because of the occurrence of a triggering event (see page 92);

•	by Precise, in order to enter into a binding definitive agreement providing for a superior proposal (see page 89); or

•	by Precise or Veritas as a result of the Precise shareholders’ failure to approve the merger agreement or the failure by Precise and VERITAS to file the merger notice with the Israeli Companies Registrar on or before July 10, 2003 and, (1) prior to such termination, (a) there shall exist, or have been publicly proposed and not publicly definitively withdrawn at least five business days prior to such termination, an acquisition proposal, or (b) one or more board members shall have changed their recommendation that Precise’s shareholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and such change was publicly known; and (2) within 12 months following the termination of the merger agreement a company acquisition is consummated, or Precise enters into an agreement providing for a company acquisition.

No Other Negotiations Involving Precise (see page 88)

      Precise has agreed, subject to specific exceptions, not to solicit, initiate, engage or participate in discussions or negotiations with any party other than VERITAS about any offer or proposal relating to an acquisition proposal, as defined in the merger agreement, involving Precise while the merger is pending.

Agreements Related to the Merger Agreement

      The following is a summary of the voting undertakings, affiliate agreements and employment agreements that have been entered into in connection with the merger agreement. The forms of voting undertaking and affiliate agreement are attached to this proxy statement/ prospectus as Annexes B and C, respectively. You are urged to read these annexes in their entirety.

Voting Undertakings (see page 93)

      Precise’s directors, each in his or her capacity as a shareholder, officers and other affiliated shareholders who collectively beneficially own approximately 6.7% of Precise’s outstanding ordinary shares as of May 27, 2003, the record date for the extraordinary meeting, have entered into voting undertakings, and have granted VERITAS irrevocable proxies, to vote their shares in favor of approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. These Precise shareholders were not paid additional consideration in connection with the voting undertakings and the irrevocable proxies.

Affiliate Agreements (see page 94)

      Each member of Precise’s board of directors, in his or her capacity as a shareholder, and specified officers and affiliated shareholders of Precise, executed affiliate agreements. By executing the affiliate agreements, these persons have acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of VERITAS common stock that may be received by them in the merger. Under the affiliate agreements, VERITAS will be entitled to place appropriate legends on the certificates evidencing any VERITAS common stock to be received by each of the persons who have entered into an affiliate agreement and to issue stop transfer instructions to the transfer agent for VERITAS common stock. The form of affiliate agreement is attached to this proxy statement/ prospectus as Annex C and you are urged to read it in its entirety.

Employment Agreements (see page 71)

      In connection with the merger, four executive officers of Precise, Shimon Alon, Precise’s chief executive officer; Itzhak (“Aki”) Ratner, Precise’s president; Benjamin H. Nye, Precise’s chief operating officer; and Rami Schwartz, Precise’s executive vice president, research and development, have entered into employment agreements with either VERITAS or Precise. These agreements generally provide for compensation arrangements following the merger, severance in the event the executive officers’ employment with VERITAS or Precise is terminated under specified circumstances following the merger, and non-competition terms.

Required Vote for the Merger (see page 54)

      In general, the affirmative vote of 75% of the ordinary shares of Precise present and voting at a meeting at which a quorum is present will be required for the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. However, under Israeli law, if VERITAS, the merger subsidiary or any person or entity holding 25% or more of either the voting power or the right to appoint a director of VERITAS or the merger subsidiary, holds shares in Precise, then there is an additional requirement for the approval of Proposal No. 1. The additional requirement is that a majority of the shareholders who are present at the extraordinary meeting, excluding VERITAS, the merger subsidiary or any person or entity holding 25% or more of either the voting power or the right to appoint a director of VERITAS or the merger subsidiary, or anyone acting on their behalf, including their family members or entities under their control, shall not have voted against the merger. For these purposes, abstentions and broker non-votes are not considered to be votes against the merger.

      Each ordinary share of Precise has one vote. Directors, each in his or her capacity as a shareholder, officers and other affiliated shareholders of Precise that collectively beneficially own approximately 6.7% of the Precise outstanding ordinary shares as of May 27, 2003, the record date for the extraordinary meeting, have entered into undertakings to vote their shares in favor of approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. These Precise shareholders were not paid additional consideration in connection with the voting undertakings.

Other Proposals to be Presented at the Precise Extraordinary Meeting (see pages 95, 97 and 98)

      In addition to approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, you also will be asked to vote upon an amendment to Precise’s articles of association, specified modifications to the terms of share options held by members of Precise’s board of directors and upon any motion to adjourn the meeting to solicit additional votes.

      The board of directors of Precise approved a resolution to recommend to the shareholders the amendment of Precise’s articles of association with respect to indemnification and insurance matters. A copy of the proposed amendment is attached to this proxy statement/ prospectus as Annex E. This amendment requires the approval of a majority of the ordinary shares of Precise present and voting at a meeting at which a quorum is present.

      The board of directors of Precise, following the approval and recommendation of the audit committee, approved a modification to accelerate the vesting of Precise share options held by members of the Precise board of directors immediately after the proposed merger, subject to shareholder approval. The period during which share options held by those directors may be exercised following the merger would be extended to the original term of the share option, which is 10 years. Under Israeli law, these modifications of the director share options require the approval of a majority of the ordinary shares of Precise present and voting at a meeting at which a quorum is present.

      In addition, the board of directors of Precise determined to recommend to the shareholders approval of any motion to adjourn a meeting at which a quorum is present to a later time to permit further solicitation of proxies if necessary to obtain additional votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3. Such adjournment will require the approval of a majority of the ordinary shares of Precise present and voting on the question of adjournment.

      The merger is not contingent on shareholder approval of the amendment of Precise’s articles of association, the modifications of the terms of Precise’s director share options or approval of any adjournment to solicit additional votes if a quorum is present at the meeting.

      The Precise board of directors unanimously recommends that you vote FOR the proposal to amend Precise’s articles of association, FOR the proposal to modify the terms of Precise’s director share options and FOR the proposal to approve any adjournment to solicit additional votes if a quorum is present at the meeting.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

      VERITAS and Precise have provided the following selected historical financial data and selected pro forma combined financial data to aid you in analyzing the financial aspects of the proposed merger. This information is only a summary. You should read it together with VERITAS’ and Precise’s financial statements and other financial information contained in the most recent annual and quarterly reports filed by VERITAS and Precise. See the section titled “Where You Can Find More Information” beginning on page 112 of this proxy statement/ prospectus.

Selected Historical Consolidated Financial Data of VERITAS

      You should read the following table in conjunction with VERITAS’ consolidated financial statements and related notes and VERITAS’ Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which are incorporated by reference in this proxy statement/ prospectus. The selected consolidated balance sheet data as of March 31, 2003 and the selected consolidated statement of operations data for the three months ended March 31, 2003 and 2002 have been derived from unaudited financial statements incorporated by reference in this proxy statement/prospectus. The selected consolidated balance sheet data as of December 31, 2002 and 2001 and the selected consolidated statement of operations data for the fiscal years ended December 31, 2002, 2001 and 2000 have been derived from audited financial statements incorporated by reference in this proxy statement/ prospectus. The selected consolidated balance sheet data as of December 31, 2000, 1999 and 1998 and the selected consolidated statement of operations data for the fiscal year ended December 31, 1999 and 1998 have been derived from audited financial statements not incorporated by reference in this proxy statement/ prospectus.

	Three Months Ended
	March 31,

	2003	2002

	(in thousands, except per
	share amounts)
Consolidated Statement of Operations Data:
Total net revenue	$394,386	$370,449
Amortization of developed technology	14,782	16,903
Amortization of goodwill and other intangibles	18,191	18,016
In-process research and development	4,100	—
Income from operations	66,523	59,921
Net income	$42,526	$44,466

Net income per share — basic	$0.10	$0.11

Net income per share — diluted	$0.10	$0.11

Weighted average number of shares used in computing per share amounts — basic	412,916	406,086

Weighted average number of shares used in computing per share amounts — diluted	419,380	421,709

	Years Ended December 31,

	2002	2001	2000	1999	1998

		(As restated)	(As restated)

	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Total net revenue	$1,506,555	$1,491,928	$1,187,441	$596,112	$210,865
Amortization of developed technology	66,917	63,086	62,054	35,659	—
Amortization of goodwill and other intangibles	72,064	886,651	879,032	510,943	—
Stock-based compensation	—	8,949	—	—	—
Acquisition and restructuring costs (reversals)	100,263	(5,000)	(4,260)	11,000	—
In-process research and development	—	—	—	104,200	600
Income (loss) from operations	128,305	(548,053)	(567,100)	(475,237)	53,668
Net income (loss)	$57,376	$(642,329)	$(628,385)	$(502,958)	$51,648

Net income (loss) per share — basic	$0.14	$(1.61)	$(1.57)	$(1.59)	$0.24

Net income (loss) per share — diluted	$0.14	$(1.61)	$(1.57)	$(1.59)	$0.22

Weighted average number of shares used in computing per share amounts — basic	409,523	399,016	400,034	316,892	211,558

Weighted average number of shares used in computing per share amounts — diluted	418,959	399,016	400,034	316,892	232,519

	As of	As of December 31,
	March 31,
	2003	2002	2001	2000	1999	1998

			(As restated)	(As restated)

	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$2,394,107	$2,241,321	$1,694,860	$1,119,449	$692,381	$211,126
Working capital	1,935,888	1,880,586	1,545,276	916,084	630,440	198,842
Total assets	4,271,405	4,199,633	3,798,376	4,073,278	4,233,277	349,117
Convertible subordinated notes	464,497	460,252	444,408	429,176	451,044	100,000
Accumulated deficit	(1,703,186)	(1,745,712)	(1,803,088)	(1,160,759)	(532,374)	(29,416)
Stockholders’ equity	2,947,579	2,883,767	2,723,893	2,973,978	3,393,061	169,854

      On January 1, 2002, VERITAS adopted Statement of Financial Accounting Standard (“SFAS”) 142, Goodwill and Other Intangible Assets. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. In the second quarter of 2002, VERITAS completed the transitional goodwill impairment test required by SFAS 142 and did not record an impairment charge upon completion of the test.

      The following tables set forth the adjusted net income (loss) and the adjusted basic and diluted net income (loss) per share excluding amortization of goodwill as if VERITAS had adopted the provisions of SFAS 142, on January 1, 1998.

	Three Months Ended
	March 31,

	2003	2002

	(in thousands, except per
	share amounts)
Net income	$42,526	$44,466
Add back: Goodwill amortization	—	—

Adjusted net income	$42,526	$44,466

Basic net income per share:
Reported net income	$0.10	$0.11

Adjusted net income	$0.10	$0.11

Diluted net income per share:
Reported net income	$0.10	$0.11

Adjusted net income	$0.10	$0.11

Weighted average number of shares used in computing reported per share and adjusted per share amounts:
Basic	412,916	406,086

Diluted	419,380	421,709

	Year Ended December 31,

	2002	2001	2000	1999	1998

		(As restated)	(As restated)

	(in thousands, except per share amounts)
Net income (loss)	$57,376	$(642,329)	$(628,385)	$(502,958)	$51,648
Add back: Goodwill amortization	—	814,390	807,137	469,103	—

Adjusted net income (loss)	$57,376	$172,061	$178,752	$(33,855)	$51,648

Basic net income (loss) per share:
Reported net income (loss)	$0.14	$(1.61)	$(1.57)	$(1.59)	$0.24

Adjusted net income (loss)	$0.14	$0.43	$0.45	$(0.11)	$0.24

Diluted net income (loss) per share:
Reported net income (loss)	$0.14	$(1.61)	$(1.57)	$(1.59)	$0.22

Adjusted net income (loss)	$0.14	$0.41	$0.41	$(0.11)	$0.22

Weighted average number of shares used in computing reported per share amounts:
Basic	409,523	399,016	400,034	316,892	211,558

Diluted	418,959	399,016	400,034	316,892	232,519

Weighted average number of shares used in computing adjusted per share amounts:
Basic	409,523	399,016	400,034	316,892	211,558

Diluted	418,959	420,206	436,801	316,892	232,519

Selected Historical Consolidated Financial Data of Precise

      You should read the following table in conjunction with Precise’s consolidated financial statements and related notes and Precise’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which are incorporated by reference in this proxy statement/ prospectus. The selected consolidated balance sheet data as of March 31, 2003 and the selected consolidated statement of operations data for the three months ended March 31, 2003 and 2002 have been derived from unaudited financial statements incorporated by reference in this proxy statement/prospectus. The selected consolidated balance sheet data as of December 31, 2002 and 2001 and the selected consolidated statement of operations data for the fiscal years ended December 31, 2002, 2001 and 2000 have been derived from audited financial statements incorporated by reference in this proxy statement/ prospectus. These financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The selected consolidated balance sheet data as of December 31, 2000, 1999 and 1998 and the selected consolidated statement of operations data for the fiscal years ended December 31, 1999 and 1998 have been derived from audited financial statements not incorporated by reference in this proxy statement/ prospectus.

	Three Months Ended
	March 31,

	2003	2002

	(in thousands, except
	per share amounts)
Consolidated Statements of Operations Data:
Revenues:
Software licenses	$15,294	$12,402
Services	6,861	4,692

Total revenues	22,155	17,094
Cost of revenues:
Software licenses	259	132
Services	2,101	1,065
Amortization of acquired technology	553	463

Total cost of revenues	2,913	1,660

Gross profit	19,242	15,434
Operating expense:
Research and development, net	3,381	3,250
Sales and marketing, net	12,200	9,810
General and administrative	2,362	2,165
Amortization of deferred stock compensation, goodwill and intangible assets	484	490
Acquisition related expenses	739	—

Total operating expenses	19,166	15,715

Operating income (loss)	76	(281)
Financial income and other, net	779	1,003

Income before income taxes	855	722
Income taxes	308	72

Net income	$547	$650

	Three Months Ended
	March 31,

	2003	2002

	(in thousands, except
	per share amounts)
Net earnings per share:
Basic net earnings per share	$0.02	$0.02

Diluted net earnings per share	$0.02	$0.02

Weighted average number of shares used in computing basic net earnings per share	30,128	28,240

Weighted average number of shares used in computing diluted net earnings per share	32,557	31,668

	Year Ended December 31,

	2002	2001	2000	1999	1998

	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues:
Software licenses	$52,672	$43,903	$22,968	$9,770	$5,331
Services	23,328	11,694	4,580	1,844	858

Total revenues	76,000	55,597	27,548	11,614	6,189
Cost of revenues:
Software licenses	628	362	742	741	522
Services	6,395	3,143	1,693	906	198
Amortization of acquired technology	2,107	1,109	8	—	—

Total cost of revenues	9,130	4,614	2,443	1,647	720

Gross profit	66,870	50,983	25,105	9,967	5,469

Operating expenses:
Research and development, net	12,793	10,924	4,987	2,891	2,214
Sales and marketing, net	43,611	34,675	20,749	7,913	5,739
General and administrative	8,668	7,046	3,923	1,598	1,272
Amortization of deferred stock compensation, goodwill and intangible assets	1,887	3,861	6,242	234	300
In-process research and development write-off	—	86	2,200	—	—
Acquisition related expenses	131	—	—	—	—

Total operating expenses	$67,090	$56,592	$38,101	$12,636	$9,525

	Year Ended December 31,

	2002	2001	2000	1999	1998

	(in thousands, except per share amounts)
Operating loss	$(220)	$(5,609)	$(12,996)	$(2,669)	$(4,056)
Financial income and other, net	4,021	6,565	3,091	71	34

Income (loss) before income taxes	3,801	956	(9,905)	(2,598)	(4,022)
Income taxes	210	33	—	—	—

Net income (loss)	$3,591	$923	$(9,905)	$(2,598)	$(4,022)

Net earnings (loss) per share:
Basic net earnings (loss) per share	$0.12	$0.03	$(0.77)	$(0.79)	$(1.31)

Diluted net earnings (loss) per share	$0.12	$0.03	$(0.77)	$(0.79)	$(1.31)

Weighted average number of shares used in computing basic net earnings (loss) per share	28,843	26,745	12,901	3,299	3,077

Weighted average number of shares used in computing diluted net earnings (loss) per share	31,210	29,971	12,901	3,299	3,077

	As of	As of December 31,
	March 31,
	2003	2002	2001	2000	1999	1998

		(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$87,419	$85,624	$74,896	$121,479	$7,581	$844
Working capital	91,387	86,521	73,904	120,147	7,709	242
Total assets	229,510	227,018	203,183	178,681	12,986	4,333
Shareholders’ equity	207,357	205,444	185,659	166,876	8,293	742

      On January 1, 2002, Precise adopted Statement of Financial Accounting Standard (“SFAS”) 142, Goodwill and Other Intangible Assets. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. In the second quarter of 2002, Precise completed the transitional goodwill impairment test required by SFAS 142 and did not record an impairment charge upon completion of the test.

      The following tables set forth the adjusted net income (loss) and the adjusted basic and diluted net income(loss) per share excluding amortization of goodwill as if Precise had adopted the provisions of SFAS 142 on January 1, 1998.

	Three Months Ended
	March 31,

	2003	2002

	(in thousands, except
	per share amounts)
Net income	$547	$650
Add back: Goodwill amortization	—	—

Adjusted net income	$547	$650

Basic net earnings per share:
Reported net earnings	$0.02	$0.02

Adjusted net earnings	$0.02	$0.02

Diluted net income per share:
Reported net earnings	$0.02	$0.02

Adjusted net earnings	$0.02	$0.02

Weighted average number of shares used in computing reported per share and adjusted per share amounts:
Basic	30,128	28,240

Diluted	32,557	31,668

	Year Ended December 31,

	2002	2001	2000	1999	1998

	(in thousands, except per share amounts)
Net income (loss)	$3,591	$923	$(9,905)	$(2,598)	$(4,022)
Add back: Goodwill amortization	—	1,234	70	—	—

Adjusted net income (loss)	$3,591	$2,157	$(9,835)	$(2,598)	$(4,022)

Basic net earnings (loss) per share:
Reported net earnings (loss)	$0.12	$0.03	$(0.77)	$(0.79)	$(1.31)

Adjusted net earnings (loss)	$0.12	$0.08	$(0.76)	$(0.79)	$(1.31)

Diluted net earnings (loss) per share:
Reported net earnings (loss)	$0.12	$0.03	$(0.77)	$(0.79)	$(1.31)

Adjusted net earnings (loss)	$0.12	$0.07	$(0.76)	$(0.79)	$(1.31)

Number of shares used in computing reported per share and adjusted per share amounts:
Basic	28,843	26,745	12,901	3,299	3,077

Diluted	31,210	29,971	12,901	3,299	3,077

Unaudited Pro Forma Condensed Combined Financial Information

     Introduction

      The following unaudited pro forma condensed combined financial information gives effect to the proposed merger between VERITAS and Precise using the purchase method of accounting. This information is only a summary and should be read together with VERITAS’ and Precise’s historical financial statements. VERITAS’ historical consolidated financial statements and related notes are contained in VERITAS’ Annual Report on Form 10-K for the year ended December 31, 2002, which are incorporated by reference into this proxy statement/ prospectus. Precise’s historical consolidated financial statements and related notes are contained in Precise’s Annual Report on Form 10-K for the year ended December 31, 2002, which are incorporated by reference into this proxy statement/ prospectus. VERITAS’ historical unaudited consolidated financial statements and related notes as of and for the three months ended March 31, 2003 are contained in VERITAS’ Form 10-Q for the period ended March 31, 2003, which are incorporated by reference into this proxy statement/prospectus. Precise’s historical unaudited consolidated financial statements and related notes as of and for the three months ended March 31, 2003 are contained in Precise’s Form 10-Q for the period ended March 31, 2003, which are incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 112 of this proxy statement/ prospectus.

      This pro forma information assumes that all Precise shareholders (including, for this purpose, Israeli holders) will receive the mixed consideration of 0.2365 of a share of VERITAS common stock plus $12.375 in cash for each ordinary share of Precise outstanding as of April 30, 2003. The actual number of shares of VERITAS common stock to be issued in the proposed merger and the total purchase price cannot be determined until the closing date of the merger.

      The unaudited pro forma condensed combined balance sheet is based on the historical balance sheets of VERITAS and Precise and has been prepared to reflect the merger as if it had been consummated on March 31, 2003. The unaudited pro forma condensed combined statements of operations combine the results of operations of VERITAS and Precise for the three months ended March 31, 2003 and the year ended December 31, 2002 as if the merger had occurred on January 1, 2002.

      The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed combined financial information is not intended to represent what VERITAS’ financial position or results of operations would actually have been if the merger had occurred on those dates or to project VERITAS’ financial position or results of operations for any future period. Since VERITAS and Precise were not under common control or management for any period presented, the unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance.

      Reclassifications have been made to Precise’s historical balance sheet and statements of operations data previously reported by Precise to conform to VERITAS’ presentation.

      We cannot assure you that VERITAS and Precise will not incur charges in excess of those included in the pro forma preliminary purchase price related to the merger or that management will be successful in its efforts to integrate the operations of the companies.

      The unaudited pro forma condensed combined financial information included in this proxy statement/ prospectus does not include any adjustments for liabilities resulting from integration planning. Management of VERITAS is assessing the costs associated with integration and estimates of related costs are not yet known.

VERITAS Software Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

	March 31, 2003

	Historical

	VERITAS	Historical	Pro Forma		Pro Forma
	Software	Precise	Adjustments		Combined

	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$1,031,404	$17,445	$(374,290	)(a)	$674,559
Short-term investments	1,362,703	69,974	—		1,432,677
Accounts receivables; net	78,277	21,218	—		99,495
Other current assets	75,230	3,576	—		78,806
Deferred income taxes	60,070	—	—		60,070

Total current assets	2,607,684	112,213	(374,290)		2,345,607
Marketable securities, non current	—	51,912	—		51,912
Property and equipment, net	222,844	4,384	—		227,228
Other intangibles, net	49,766	11,785	(11,785	)(b)	115,066
			65,300	(c)
Goodwill, net	1,239,909	44,656	(44,656	)(b)	1,604,561
			364,652	(c)
Other non-current assets	14,311	4,560	—		18,871
Deferred income taxes	136,891	—	(24,161	)(d)	112,730

Total assets	$4,271,405	$229,510	$(24,940)		$4,475,975

Liabilities and Stockholders Equity
Current liabilities
Accounts payable	$32,738	$1,045	$—		$33,783
Accrued compensation and benefits	66,957	5,534	—		72,491
Accrued acquisition and restructuring costs	38,843	—	7,756	(e)	46,599
Other accrued liabilities	79,856	3,865	—		83,721
Income tax payable	155,285	—	—		155,285
Deferred revenue	298,117	10,382	(10,382	)(f)	301,335
			3,218	(g)

Total Current liabilities	671,796	20,826	592		693,214
Convertible subordinated notes	464,497	—	—		464,497
Accrued acquisition and restructuring costs	74,433	—	—		74,433
Other income taxes	113,100	—	—		113,100
Other long term liabilities	—	1,327	—		1,327

Total liabilities	$1,323,826	$22,153	$592		$1,346,571

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

	March 31, 2003

	Historical

	VERITAS	Historical	Pro Forma		Pro Forma
	Software	Precise	Adjustments		Combined

	(in thousands)
Commitments and contingencies
Stockholders equity
Common stock	$432	$236	$(236	)(h)	$439
			7	(i)
Additional paid-in capital	6,357,619	227,382	(227,382	)(h)	6,566,839
			209,220	(i)
Accumulated deficit	(1,703,186)	(21,286)	21,286	(h)	(1,719,386)
			(16,200	)(i)
Deferred stock compensation	(4,939)	(55)	55	(h)	(16,141)
			(11,202	)(i)
Accumulated other comprehensive loss	(283)	1,080	(1,080	)(h)	(283)
Treasury stock	(1,702,064)	—	—		(1,702,064)

Total stockholders equity	2,947,579	207,357	(25,532)		3,129,404

Total liabilities and stockholders’ equity	$4,271,405	$229,510	$(24,940)		$4,475,975

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

VERITAS Software Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

	Three Months Ended March 31, 2003

	Historical

	VERITAS	Historical	Pro Forma		Pro Forma
	Software	Precise	Adjustments		Combined

	(in thousands, except per share amounts)
Net Revenues:
User license fees	$254,564	$15,294	$—		$269,858
Services	139,822	6,861	—		146,683

Total net revenues	394,386	22,155	—		416,541
Cost of Revenues
User license fees	11,418	259	—		11,677
Services	47,789	2,101	52	(l)	49,942
Amortization of developed technology	14,782	553	(553	)(j)	17,276
			2,494	(k)

Total cost of revenues	73,989	2,913	1,993		78,895

Gross profits	320,397	19,242	(1,993)		337,646
Operating Expenses
Selling and marketing	122,047	12,200	530	(l)	134,777
Research and development	71,383	3,381	375	(l)	75,139
General and administrative	38,153	2,362	178	(l)	40,693
Amortization of other intangibles	18,191	466	(466	)(j)	20,797
			2,606	(k)
In-process research and development	4,100	—	—		4,100
Acquisition and restructuring costs	—	739	—		739
Stock-based compensation	—	18	—		18

Total operating expenses	253,874	19,166	3,223		276,263

Income from operations	66,523	76	(5,216)		61,383
Interest and other income, net	8,395	779	(1,871	)(m)	7,303
Interest expenses	(7,738)	—	—		(7,738)
Loss on strategic investments	(3,518)	—	—		(3,518)

Income before income taxes	63,662	855	(7,087)		57,430
Provision for income taxes	21,136	308	(2,268	)(n)	19,176

Net income	$42,526	$547	$(4,819)		$38,254

Net income per share:
Basic	$0.10	$0.02			$0.09

Diluted	$0.10	$0.02			$0.09

Weighted average shares:
Basic	412,916	30,128			420,069

Diluted	419,380	32,557			428,402

See accompanying notes on Unaudited Pro Forma Condensed Combined Financial Information.

VERITAS Software Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

	Year Ended December 31, 2002

	Historical

	VERITAS	Historical	Pro Forma		Pro Forma
	Software	Precise	Adjustments		Combined

	(in thousands, except per share amounts)
Net Revenues:
User license fees	$1,006,713	$52,672	$—		$1,059,385
Services	499,842	23,328	—		523,170

Total net revenues	1,506,555	76,000	—		1,582,555
Cost of Revenues
User license fees	37,107	628	—		37,735
Services(1)	179,100	6,395	198	(l)	185,693
Amortization of developed technology	66,917	2,107	(2,107	)(j)	76,892
			9,975	(k)

Total cost of revenues	283,124	9,130	8,066		300,320

Gross profits	1,223,431	66,870	(8,066)		1,282,235
Operating Expenses
Selling and marketing(2)	505,039	43,611	2,006	(l)	550,656
Research and development(3)	273,192	12,793	1,365	(l)	287,350
General and administrative(4)	141,446	8,668	679	(l)	150,793
Amortization of other intangibles	72,064	1,533	(1,533	)(j)	82,489
			10,425	(k)
Loss on disposal of assets	3,122	—	—		3,122
Acquisition and restructuring costs	100,263	131	—		100,394
Stock-based compensation	—	354	—		354

Total operating expenses	1,095,126	67,090	12,942		1,175,158

Income (loss) from operations	128,305	(220)	(21,008)		107,077
Interest and other income net	42,509	4,021	(7,486	)(m)	39,044
Interest expenses	(30,770)	—	—		(30,770)
Loss on strategic investments	(11,799)	—	—		(11,799)

Income before income taxes	128,245	3,801	(28,494)		103,552
Provision for income taxes	70,869	210	(9,118	)(n)	61,961

Net income	$57,376	$3,591	$(19,376)		$41,591

Net income per share:
Basic	$0.14	$0.12			$0.10

Diluted	$0.14	$0.12			$0.10

Weighted average shares:
Basic	409,523	28,843			416,676

Diluted	418,959	31,210			428,691

(1)	Historical Precise excludes $2 in amortization of deferred stock compensation

(2)	Historical Precise excludes $170 in amortization of deferred stock compensation

(3)	Historical Precise excludes $34 in amortization of deferred stock compensation

(4)	Historical Precise excludes $148 in amortization of deferred stock compensation

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of pro forma presentation

      The unaudited pro forma condensed combined balance sheet is based on the historical balance sheets of VERITAS and Precise and has been prepared to reflect the merger as if it had been consummated on March 31, 2003.

      The unaudited pro forma condensed combined statements of operations combine the results of operations of VERITAS and Precise for the three months ended March 31, 2003 and the year ended December 31, 2002, as if the merger had occurred on January 1, 2002.

      On a combined basis, there were no transactions between VERITAS and Precise during the period presented.

      There are no material difference between the accounting policies of VERITAS and Precise.

      The pro forma combined provision for income taxes may not represent the amounts that would have resulted had VERITAS and Precise filed consolidated income taxes during the periods presented.

2.	Preliminary purchase price

      The unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $591.3 million. The preliminary fair value of VERITAS common stock to be issued was determined using an average price of $17.30, which was the average trading price from December 17, 2002 through December 23, 2002, the five trading days surrounding the date the merger was announced. The preliminary fair value of VERITAS’ stock options to be issued was determined using Black-Scholes option pricing model. The following assumptions were used to determine the fair value of the options: estimated contractual life of three to five years, risk-free interest rate of 1.95% to 2.85%, expected volatility of 90% and no expected dividend yield.

      The estimated purchase price assumes that all Precise shareholders (including, for this purpose, Israeli holders) will receive the mixed consideration of 0.2365 of a share of VERITAS common stock plus $12.375 in cash for each ordinary share of Precise outstanding as of April 30, 2003. There were 30,245,615 Precise shares outstanding as of April 30, 2003.

      The estimated purchase price also assumes that all Precise share options outstanding as of April 30, 2003, will be exchanged on a one-to-one basis for VERITAS stock options. Pursuant to Section 5.11 of the merger agreement, the cash value of each outstanding ordinary share of Precise is fixed at a price of $16.50. Therefore VERITAS used $16.50 as the per share price in calculating the value of options using the Black-Scholes option pricing model and the intrinsic value calculation.

      The actual number of shares of VERITAS common stock to be issued and Precise share options and warrants to be assumed will be based on the actual number of Precise ordinary shares and share options and warrants outstanding at the closing date and the number of Precise ordinary shares for which an election to receive the mixed consideration is made. The shareholders of Precise can also elect to receive $16.50 in cash and no VERITAS stock for each ordinary share of Precise outstanding as of the closing date and Precise shareholders who are Israeli holders, as defined in the merger agreement, and who properly and timely elect to receive the mixed consideration will not be entitled to receive any shares of VERITAS common stock, but instead will receive (1) $12.375 in cash, plus (2) an amount of cash equal to 0.2365 multiplied by the closing price of one share of VERITAS common stock, as reported on The Nasdaq National Market, on the trading day immediately prior to the date the merger takes effect. Depending on the number of Precise shares which are subject to elections to receive the cash consideration or the mixed consideration, and the number of Precise ordinary shares which are held by Israeli holders, the number of VERITAS shares issued and Precise options and warrants to be assumed could vary significantly from the preliminary purchase price calculation below.

      The estimated acquisition-related costs consist primarily of investment banking, legal and accounting fees, printing costs and other external costs directly related to the acquisition.

      The final purchase price is dependent on the actual number of Precise ordinary shares exchanged, the actual number of shares of VERITAS common stock issued, the actual number of options and warrants issued, and actual merger costs. The final purchase price will be determined upon completion of the merger. The estimated total purchase price of the proposed Precise merger is as follows:

Preliminary purchase price (in thousands):

Cash consideration	$374,290
Fair value of VERITAS common stock to be issued	123,748
Estimated fair value of Precise options and warrants to be assumed, less $11,202 representing the portion of the intrinsic value of Precise’s unvested options applicable to the remaining vesting period	85,479
Estimated acquisition-related costs	7,756

Aggregate preliminary purchase price	$591,273

3.	Preliminary purchase price allocation

      Under the purchase method of accounting, the total estimated purchase price will be allocated to Precise’s net tangible and identifiable intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and preliminary independent valuation, the following represents the preliminary allocation of the aggregate purchase price to the acquired net assets of Precise and is based on Precise’s net assets as of March 31, 2003. This allocation is subject to change based on VERITAS’ final analysis.

(in thousands):

Net tangible assets	$133,919
Goodwill	364,652
Identifiable intangible assets	65,300
Unearned stock-based compensation	11,202
In-process research and development	16,200

Aggregate preliminary purchase price	$591,273

      The preliminary allocation of the purchase price was based upon a preliminary independent, third party appraisal prepared by Standard & Poor’s Corporate Value Consulting, as described below, and VERITAS management’s estimates and is subject to change upon the finalization of the appraisal.

      Net tangible assets were valued at their respective carrying amounts as management believes that these amounts approximate their current fair values. Precise’s net tangible assets were $133.9 million as of March 31, 2003, and exclude goodwill and other intangible assets of $56.4 million, as well as a reduction in deferred revenue of $7.2 million and deferred tax liability of $24.2 million.

      Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. The unaudited pro forma condensed combined statement of operations does not reflect the amortization of goodwill acquired in the merger consistent with the guidance in SFAS 142, Goodwill and Other Intangible Assets.

      VERITAS has not given effect in the pro forma statement of operations to the amortization of deferred revenue as an adjustment to revenue as the adjustment is directly related to the merger and the effect is non-recurring. Such adjustment will be reflected in the post-merger statement of operations of the combined entity.

      The deferred revenue adjustment will have the effect of reducing the amount of revenue the combined company will recognize in periods subsequent to the merger compared to the amount of revenue Precise would have recognized in the same period absent the merger.

      VERITAS’ management valued the identifiable intangible assets to be acquired using a preliminary valuation performed by Standard & Poor’s Corporate Value Consulting. Identifiable intangible assets consist of (in thousands):

			Estimated
	Fair	Estimated	Annual
Identifiable Intangible Asset	Value	Useful Life	Amortization

Developed technology	$28,400	4 yrs	$7,100
Customer contracts	16,100	4 yrs	4,025
Patented technology	11,500	4 yrs	2,875
Noncompete agreements	3,500	1 yr	3,500
Partner agreements	3,400	2 yrs	1,700
Tradenames and trademarks	2,400	2 yrs	1,200

      In order to value purchased in-process research and development (IPR&D), research projects in areas for which technological feasibility had not been established were identified. The value of these projects was determined by estimating the expected cash flows from the projects once commercially viable and, discounting the net cash flows back to their present value, using the adjusted discount rates based on the percentage of completion of the completed research and development projects.

      Net cash flows. The net cash flows from the identified projects are based on the appraiser’s estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, royalty costs and income taxes from those projects. These revenue estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, but exclude costs to bring in-process projects to technological feasibility.

      The estimated revenues are based on management projections of each in-process project and the business projections were compared and found to be in line with industry analysts’ forecasts of growth in substantially all of the relevant markets. Estimated total revenues from the IPR&D product areas are expected to peak in the year ending December 31, 2005 and decline from 2006 into 2007 as other new products are expected to become available.

      These projections are based on VERITAS’ management estimates of market size and growth, expected trends in technology and the nature and expected timing of new project introductions by Precise.

      Discount rate. Discounting the net cash flows back to their present value is based on the industry weighted average cost of capital (“WACC”). VERITAS believes the industry WACC is approximately 15%. The discount rate used in discounting the net cash flows from IPR&D is 30%. The discount rate used is higher than the industry WACC due to inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.

      Percentage of completion. The percentage of completion for Precise technology was determined using costs incurred to date on each project as compared to the remaining research and development to be completed as well as major milestones to bring each project to technological feasibility. The percentage of completion related to Precise technology was approximately 20-25%.

      If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

      VERITAS’ management has estimated that $16.2 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. This amount will be expensed as a non-recurring, non-tax deductible charge upon consummation of the merger. This amount has been reflected as a reduction to shareholders’ equity and has not been included in the pro forma combined statement of operations due to its nonrecurring nature.

      The value assigned to purchased in-process technology will be modified upon completion of the independent appraisal. The valuation methodology will incorporate a “percentage of completion” approach.

4.	Pro forma net income (loss) per share

      The VERITAS unaudited pro forma condensed combined statement of operations has been prepared as if the proposed merger had occurred at the beginning of the period presented. The pro forma basic and diluted income per share are based on the weighted average number of shares of VERITAS common stock outstanding during each period and the number of shares of VERITAS common stock assumed to be issued in connection with the merger, plus net Precise share options assumed in connection with the merger using an assumed conversion ratio of one VERITAS stock option for each Precise share option exchanged. This assumed conversion ratio is based on an assumed market value of $16.50 for each share of VERITAS common stock. If the average closing price of VERITAS common stock for the five trading days prior to the completion of the merger declined to $4 per share, Precise optionees would receive an option to purchase 4.13 shares of VERITAS common stock in exchange for each Precise share option. Alternatively, if the average closing price of VERITAS common stock for the five trading days prior to the completion of the merger increased to $33 per share, Precise optionees would receive an option to purchase 0.50 shares of VERITAS common stock in exchange for each Precise share option. The following table shows the adjusted pro forma combined basic and diluted shares at the end of the period presented (in thousands except conversion ratio):

	VERITAS	Adjustments,		Pro Forma Combined
	Weighted Average	New Equivalent		Weighted Average
	Shares	VERITAS Shares		Shares

Shares outstanding as of March 31, 2003:
Basic	412,916	7,153	(a)	420,069
Diluted	419,380	9,022	(b)	428,402
Shares outstanding as of December 31, 2002:
Basic	409,523	7,153	(a)	416,676
Diluted	418,959	9,732	(b)	428,691

(a)	Assuming that all Precise shareholders (including, for this purpose, Israeli holders) were to receive the mixed consideration of 0.2365 shares of VERITAS common stock plus $12.375 in cash for each outstanding ordinary share of Precise as of April 30, 2003, the following shares of VERITAS would have been issued as of March 31, 2003 and December 31, 2002:

March 31,	December 31,
2003	2002

30,245	30,245	Number of Precise outstanding ordinary shares
0.2365	0.2365	Conversion ratio

7,153	7,153	VERITAS shares to be issued for Precise outstanding ordinary shares

(b)	Estimated impact of the Precise share options to be assumed as of March 31, 2003 and December 31, 2002:

March 31,	December 31,
2003	2002

7,153	7,153	VERITAS shares to be issued for Precise outstanding ordinary shares

1,869	2,579	Potential common shares using the treasury method

9,022	9,732	Pro forma diluted share count for the three months ended

		March 31, 2003 and the year ended December 31, 2002

5.	Pro forma adjustments

      The measurement date to determine the final purchase price in the proposed merger has not occurred. The following pro forma adjustments are based on preliminary estimates which may change as additional information is obtained:

(a)	To record cash paid related to the proposed merger.

(b)	To eliminate Precise’s existing capitalized intangible assets and goodwill.

(c)	To record the intangible assets and goodwill related to the proposed merger.

(d)	To record the adjustment for deferred tax liabilities associated with non-goodwill intangible assets recorded as part of this transaction. These liabilities were recorded using a statutory tax rate of 37%.

(e)	To accrue for acquisition costs related to investment banking, legal and accounting fees, printing costs, and other external costs.

(f)	To eliminate Precise’s deferred revenue.

(g)	To record deferred revenue based on costs to perform the services related to Precise’s deferred maintenance contracts.

(h)	To eliminate Precise’s stockholders’ equity accounts.

(i)	To record stockholders equity related to the proposed merger including $16,200,000 related to IPR&D, research projects in areas for which technological feasibility has not been established were identified, and $11,202,000 related to the portion of the intrinsic value of Precise’s unvested options applicable to the remaining vesting period. This preliminary purchase price assumes that all Precise shareholders (including, for this purpose, Israeli holders) will receive the mixed consideration of 0.2365 of a share of VERITAS common stock plus $12.375 in cash for each ordinary share of Precise outstanding as of April 30, 2003. There were 30,245,615 Precise shares outstanding as of April 30, 2003. Based on the above, the total purchase price would be $591,273,000 composed of $374,290,000 paid in cash, $123,748,000 in fair value of VERITAS common stock, $85,479,000 of estimated fair value of Precise share options to be assumed net of intrinsic value of unvested options, and $7,756,000 in estimated acquisition related costs.

If all Precise shareholders elect to receive the cash consideration of $16.50 per share for each ordinary share of Precise outstanding as of April 30, 2003, the total purchase price would be $592,288,000, composed of $499,053,000 paid in cash, $85,479,000 of estimated fair value of Precise share options to be assumed net of intrinsic value of unvested options, and $7,756,000 in estimated acquisition-related costs.

(j)	To eliminate amortization of Precise’s other intangible assets as all such intangible assets would have been eliminated had the acquisition occurred on January 1, 2002.

(k)	To record the amortization expenses related to developed technology and other intangible assets to be acquired as part of the proposed merger.

(l)	To record the amortization of stock-based compensation which is amortized over the remaining vesting period of the options as of the closing date of approximately one to four years.

(m)	To reduce interest income as a result of cash paid related to the proposed merger, using an interest rate of 2%.

(n)	To record income tax impact at a tax rate of 32% which represents VERITAS’ annual effective tax rate excluding the impact of the unbenefited foreign loss related to restructuring costs and the tax benefits of losses on strategic investments not realized.

Comparative Historical and Pro Forma Per Share Data

      The following tables set forth certain historical per share data of VERITAS and Precise and combined per share data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting assuming that all Precise shareholders (including, for this purpose, Israeli holders) will receive the mixed consideration of 0.2365 of a share of VERITAS common stock plus $12.375 in cash for each ordinary share of Precise outstanding as of April 30, 2003. The following data should be read in conjunction with the separate historical consolidated financial statements of VERITAS and the historical consolidated financial statements of Precise incorporated by reference into this proxy statement/ prospectus. The unaudited pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the merger been completed as of the beginning of the earliest period presented and should not be taken as representative of future operations. No cash dividends have ever been declared or paid on VERITAS common stock or Precise ordinary shares.

	Three Months Ended	Year Ended
	March 31, 2003	December 31, 2002

Historical — VERITAS:
Basic net income per common share	$0.10	$0.14
Diluted net income per common share	$0.10	$0.14
Book value per common share(1)	$7.12	$7.00
Historical — Precise:
Basic net income per common share	$0.02	$0.12
Diluted net income per common share	$0.02	$0.12
Book value per ordinary share(1)	$6.86	$6.86
Pro forma combined per share data:
Basic net income per combined common share	$0.09	$0.10
Diluted net income per combined common share	$0.09	$0.10
Book value per combined common share(1)	$7.43	$7.31

(1)	The historical book value per VERITAS common share is computed by dividing assets less liabilities by 413,814,000 and 412,093,000, the number of shares of VERITAS common stock outstanding at March 31, 2003 and December 31, 2002, respectively. The historical book value per Precise ordinary share is computed by dividing assets less liabilities by 30,239,000 and 29,970,000, the number of Precise ordinary shares outstanding at March 31, 2003 and December 31, 2002, respectively. The pro forma combined book value per common share is computed by dividing the pro forma assets less liabilities by 420,967,000 and 419,246,000, the pro forma number of shares of VERITAS common stock outstanding at March 31, 2003 and December 31, 2002, respectively, assuming the merger had occurred as of those dates.

Comparative Per Share Market Price Data

      VERITAS common stock is traded on The Nasdaq National Market under the symbol “VRTS.” Precise ordinary shares are traded on The Nasdaq National Market under the symbol “PRSE.”

      The following table shows the high and low per share sales prices of VERITAS common stock and Precise ordinary shares as reported on The Nasdaq National Market on (1) December 18, 2002, the last full trading day preceding public announcement that VERITAS and Precise had entered into the merger agreement, and (2) May 29, 2003, the last full trading day for which high and low sales prices were available as of the date of this proxy statement/ prospectus.

      The table also includes the equivalent high and low sales prices per Precise ordinary share on those dates for (1) the cash consideration and (2) the mixed consideration. In the case of the cash consideration, these equivalent high and low sales prices per share reflect the $16.50 in cash that you would receive for each Precise ordinary share surrendered for the cash consideration. In the case of the mixed consideration, these equivalent high and low sales prices per share reflect the $12.375 in cash plus the fluctuating value of the 0.2365 of a share of VERITAS common stock that you would receive for each Precise ordinary share surrendered for the mixed consideration if the merger had been completed on either of these dates.

					Equivalent Price Per Share

	VERITAS		Precise		Cash		Mixed
	Common Stock		Ordinary Shares		Consideration		Consideration

	High	Low	High	Low	High	Low	High	Low

December 18, 2002	$17.93	$17.11	$12.20	$11.49	$16.50	$16.50	$16.62	$16.42
May 29, 2003	$27.64	$25.86	$18.85	$18.33	$16.50	$16.50	$18.91	$18.49

      The above table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement or whether to elect to receive the cash consideration or the mixed consideration for your Precise ordinary shares. If the merger is completed and you have properly made a timely election to receive the mixed consideration, the actual value of the consideration you will receive in the merger may be higher or lower than the amounts set forth above, depending on the actual value of VERITAS common stock. Precise’s non-U.S. shareholders may call (201) 373-5213 and Precise’s U.S. shareholders may call (888) 689-2681, to learn the most recent closing price of VERITAS common stock and the value of the per share mixed consideration based on that closing price. VERITAS and Precise urge you to obtain current market quotations for VERITAS common stock and Precise ordinary shares and to review carefully the information contained in this proxy statement/ prospectus or incorporated by reference into this proxy statement/ prospectus in considering whether to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and whether to elect to receive the cash consideration or the mixed consideration for your Precise ordinary shares. See the section titled “Where You Can Find More Information” beginning on page 112 of this proxy statement/ prospectus.

      Neither Precise nor VERITAS is making any recommendation as to whether you should elect to receive the cash consideration or the mixed consideration in connection with the merger.

Dividend Policy

      Neither VERITAS nor Precise has declared any cash dividends. Each company currently intends to retain earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      This proxy statement/ prospectus and the documents incorporated by reference into this proxy statement/ prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to VERITAS’ and Precise’s financial condition, results of operations and business, and the expected impact on VERITAS’ financial performance of the proposed merger with Precise. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: any projections of earnings, revenues or synergies; any statements of plans, strategies and objectives for future operations, including the execution of integration plans; and any statements concerning proposed new products. In some cases, words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can” and similar expressions identify forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties, including: the risk that the merger is not completed or is delayed; the risk that the combined company will not successfully execute its product development and integration efforts; and the risk that the combined company will not gain market acceptance of its products and services. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by any forward-looking statements. VERITAS and Precise are not under any obligation and do not intend to update their respective forward-looking statements. In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, you should carefully consider the risks and uncertainties that are described in the section titled “Risk Factors” which begins on the next page, and in the documents that are incorporated by reference into this proxy statement/ prospectus.

RISK FACTORS

      VERITAS and Precise operate in a market environment that cannot be predicted and that involves significant risks, many of which are beyond their control. In addition to the other information and risk factors contained in, or incorporated by reference into, this proxy statement/ prospectus, you should carefully consider the risks described below before deciding how to vote your Precise ordinary shares and before deciding whether to elect to receive the cash consideration or the mixed consideration for your Precise ordinary shares in the merger. If you properly make a timely election to receive the mixed consideration for your Precise ordinary shares in the merger and you are not an Israeli holder, you will be choosing to exchange your current investment in Precise ordinary shares for, in part, an investment in VERITAS common stock. An investment in VERITAS common stock involves a high degree of risk. VERITAS believes that the risks described below and incorporated by reference into this proxy statement/ prospectus are the most significant risks associated with investing in VERITAS common stock; however, additional risks and uncertainties not presently known to VERITAS or Precise or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger, VERITAS, Precise, or VERITAS and Precise as a combined company.

Risks Related to the Merger

While VERITAS’ and Precise’s share prices have been volatile in recent periods, the merger consideration, including the exchange ratio for the VERITAS common stock component of the mixed consideration, is fixed.

      Upon completion of the merger, each ordinary share of Precise will be exchanged for either $16.50 in cash or a combination of $12.375 in cash and 0.2365 of a share of VERITAS common stock. Precise shareholders who are Israeli holders, as defined in the merger agreement, and who properly and timely elect to receive the mixed consideration will not be entitled to receive any shares of VERITAS common stock, but instead will receive (1) $12.375 in cash, plus (2) an amount of cash equal to 0.2365 multiplied by the closing price of one share of VERITAS common stock, as reported on The Nasdaq National Market, on the trading day immediately prior to the date the merger takes effect. The merger consideration, including the exchange ratio for the VERITAS common stock component of the mixed consideration, will not change even if the market price of either or both the Precise ordinary shares and VERITAS common stock fluctuates. However, if you elect to receive the mixed consideration, the value of the VERITAS shares included in the mixed consideration will fluctuate up or down with fluctuations in the market price of VERITAS common stock.

      Neither Precise nor VERITAS may withdraw from the merger, and Precise may not resolicit the vote of its shareholders, solely because of changes in the market price of Precise ordinary shares or VERITAS common stock. If you elect to receive the mixed consideration for your Precise ordinary shares in the merger, the specific dollar value of VERITAS common stock you will receive upon completion of the merger will depend on the market value of VERITAS common stock at that time, which may be different from the closing price of VERITAS common stock on the last full trading day preceding public announcement of the merger agreement, the last full trading day prior to the date of this proxy statement/ prospectus, the date you make your election or the date of the Precise extraordinary meeting. The mixed consideration may represent more or less value than the cash consideration, depending on fluctuations in VERITAS’ stock price.

If you are an Israeli holder or you elect, or fail to properly make a timely election and are deemed to have elected, to receive the cash consideration for your Precise ordinary shares, you will not receive any VERITAS common stock and you will not have an investment in the combined company following the merger.

      You may only elect to receive either the cash consideration or the mixed consideration for all of your Precise ordinary shares. If the merger is completed and you are an Israeli holder or you elect to receive the cash consideration or you fail to properly make a timely election and are deemed to have elected to receive the cash consideration, you will not receive any VERITAS common stock and you will not have an investment in the combined company following the merger. The mixed consideration may represent greater or less value than the cash consideration, depending on fluctuations in the price of VERITAS common stock.

VERITAS’ stock price may be volatile in the future, and if you elect to receive the mixed consideration in the merger, you could lose the value of your investment in VERITAS common stock.

      The market price of VERITAS’ common stock has experienced significant fluctuations and may continue to fluctuate significantly, and if you elect to receive the mixed consideration in the merger, you could lose the value of your investment in VERITAS common stock. The market price of VERITAS’ common stock may be adversely affected by a number of factors, including:

•	announcements of VERITAS’ quarterly operating results or those of its competitors or its original equipment manufacturer customers;

•	rumors, announcements or press articles regarding changes in VERITAS’ management, organization, operations or prior financial statements;

•	inquiries by the Securities and Exchange Commission, Nasdaq or regulatory bodies;

•	changes in earnings estimates by securities analysts;

•	announcements of planned acquisitions by VERITAS or by its competitors;

•	the gain or loss of a significant customer;

•	announcements of new products by VERITAS, its competitors or its original equipment manufacturer customers;

•	the potential impact of the Severe Acute Respiratory Syndrome, or SARS, illness upon VERITAS’ ability to generate revenues, particularly in the Asia Pacific region; and

•	acts of terrorism, the threat of war and economic slowdowns in general.

      The stock market in general, and the market prices of stocks of other technology companies in particular, have experienced extreme price volatility, which has adversely affected and may continue to adversely affect the market price of VERITAS’ common stock for reasons unrelated to VERITAS’ business or operating results.

Although VERITAS and Precise expect that the merger will result in benefits to the combined company, those benefits may not occur because of integration and other challenges.

      Achieving the expected benefits of the merger will depend in part on the integration of VERITAS’ and Precise’s technology, operations and personnel in a timely and efficient manner, however, VERITAS and Precise cannot assure you that the integration will be completed as quickly as expected or that the merger will achieve the expected benefits. The challenges involved in this integration include:

•	incorporating Precise’s technology and products into VERITAS’ next generation of products;

•	integrating Precise’s products into VERITAS’ business because VERITAS does not currently sell Precise products and VERITAS’ sales personnel have no experience selling Precise’s products;

•	integrating Precise’s technical team with VERITAS’ larger and more widely dispersed engineering organization;

•	coordinating research and development activities to enhance introduction of new products, services and technologies;

•	integrating Precise’s international operations which are significantly less centralized than those of VERITAS;

•	coordinating the efforts of the Precise sales organization with VERITAS’ larger and more widely dispersed sales organization;

•	demonstrating to Precise customers that the merger will not result in adverse changes in client service standards or products support;

•	persuading our employees that our business cultures are compatible, maintaining employee morale and retaining key employees; and

•	timely release of products to market.

      In addition, VERITAS’ sales personnel will require significant training in order to begin selling Precise’s products to new and existing VERITAS customers. VERITAS has had difficulties in cross-selling products of acquired businesses to its customer base.

      The integration of VERITAS and Precise will be complex, time consuming and expensive, may disrupt VERITAS’ and Precise’s businesses and may result in the loss of customers or key employees or the diversion of the attention of management. Some of Precise’s suppliers, distributors, customers and licensors are VERITAS’ competitors or work with VERITAS’ competitors and as a result may terminate their business relationships with Precise as a result of the merger. In addition, the integration process may strain the combined company’s financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from the combined company’s core business objectives. There can be no assurance that VERITAS and Precise will successfully integrate their businesses or that the combined company will realize any of the anticipated benefits of the merger.

The directors and executive officers of Precise have a personal interest that could have affected their decision to support or approve the merger.

      The personal interest of the directors and executive officers of Precise in the merger and their participation in arrangements that are different from, or are in addition to, those of Precise shareholders generally could have affected their decision to support or to approve the merger. These interests include the following:

•	VERITAS’ assumption of Precise share options in the merger;

•	acceleration of vesting of Precise director share options immediately after the merger and the extension of the period for exercise of the share options, in the event that Precise shareholders approve Proposal No. 3 at the Precise extraordinary meeting;

•	acceleration of vesting of specified share options of executive officers immediately prior to the merger;

•	severance compensation and additional accelerated option vesting under existing and new employment agreements if the executive officer’s employment is terminated by VERITAS without cause or, in the case of Messrs. Nye and Ratner, by the executive for good reason;

•	annual retention awards payable under new employment agreements with Mr. Schwartz and two other employees if the employee continues to be employed by VERITAS through the end of the year;

•	VERITAS’ agreement to assume the obligations of Precise pursuant to any existing indemnification agreements and to enter into new indemnification agreements in favor of current and former Precise directors and specified Precise officers; and

•	acquisition of “tail” or “runoff” insurance coverage that will continue to cover Precise’s existing directors’ and officers’ liability insurance for seven years and provide coverage for Precise’s directors and officers with respect to claims that may arise with respect to events occurring prior to completion of the merger.

      As a result of these interests, these directors and executive officers may be more likely to recommend that you vote in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement, than if they did not have these interests.

General uncertainty related to the merger could harm the combined company.

      VERITAS’ or Precise’s customers may, in response to the announcement of the proposed merger, delay or defer purchasing decisions. If VERITAS’ or Precise’s customers delay or defer purchasing decisions, the combined company’s revenue could materially decline or any increases in revenue could be lower than expected. Similarly, VERITAS and Precise employees may experience uncertainty about their future roles with the combined company. This may harm the combined company’s ability to attract and retain key management, marketing, sales and technical personnel. Also, speculation regarding the likelihood of the closing of the merger could increase the volatility of VERITAS’ and Precise’s share prices.

Third parties may terminate or alter existing contracts or relationships with Precise or VERITAS.

      Precise has contracts with some of its suppliers, distributors, customers, licensors and other business partners. Some of these contracts require Precise to obtain consent from these other parties in connection with the merger. If these consents cannot be obtained, Precise may suffer a loss of potential future revenue and may lose rights that are material to Precise’s business and the business of the combined company. In addition, third parties with whom Precise or VERITAS currently has relationships may terminate or otherwise reduce the scope of their relationship with Precise or VERITAS as a result of the merger.

Failure to complete the merger could harm Precise’s ordinary share price and future business and operations.

      If the merger is not completed, Precise may be subject to the following risks:

•	if the merger agreement is terminated under specified circumstances, Precise will be required to pay VERITAS a termination fee of $16.2 million;

•	the price of Precise’s ordinary shares may decline to the extent that the current market price of Precise’s ordinary shares reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as some legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed; and

•	if the merger is terminated and Precise’s board of directors determines to seek another merger or business combination, Precise may not be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger.

Regulatory agencies must approve the merger and could impose conditions on, delay or refuse to approve the merger.

      VERITAS and Precise intend to comply with the securities and antitrust laws of the United States, and any other jurisdiction in which the merger is subject to review, as well as with Israeli regulatory requirements. The reviewing authorities may seek to impose conditions on VERITAS and Precise before giving their approval or consent to the merger, and those conditions could harm the combined company’s business. In addition, a delay in obtaining the necessary regulatory approvals will delay the completion of the merger. On January 17, 2003, VERITAS and Precise received early termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and on February 10, 2003, VERITAS received clearance to complete the merger from the German Federal Cartel Office. However, the U.S. Department of Justice, the U.S. Federal Trade Commission, the German Federal Cartel Office or private third parties could challenge the merger under antitrust laws before or after the merger is completed.

Risks Related to VERITAS and the Combined Company

      In determining whether to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and whether to elect to receive the mixed consideration for your Precise ordinary shares in the merger, you should read carefully the risks below which relate to VERITAS’ current business and which will also apply to the business of the combined company following the merger. In addition, many of the risks outlined below in the section titled “Risks Related to Precise’s Operations in Israel” will also apply to the business of the combined company following the merger.

If VERITAS experiences lower than anticipated revenue in any particular quarter or if VERITAS announces that it expects lower revenue or earnings than previously forecasted, the market price of VERITAS’ securities could decline.

      VERITAS’ revenue is difficult to forecast and is likely to fluctuate from quarter to quarter due to many factors outside of its control. Any significant revenue shortfall or lowered forecasts could cause the market price of VERITAS’ securities to decline substantially. Factors that could affect VERITAS’ revenue include, but are not limited to:

•	the possibility that VERITAS’ customers may cancel, defer or limit purchases as a result of reduced information technology budgets or the current weak and uncertain economic and industry conditions;

•	the possibility that VERITAS’ customers may defer purchases of VERITAS’ products in anticipation of new products or product updates from VERITAS or its competitors;

•	the possibility that original equipment manufacturers will introduce, market and sell products that compete with VERITAS’ products;

•	the unpredictability of the timing and magnitude of VERITAS’ sales through direct sales channels, value-added resellers and distributors, which tend to occur later in a quarter than sales through original equipment manufacturers;

•	the timing of new product introductions by VERITAS and the market acceptance of new products, which may be delayed as a result of weak and uncertain economic and industry conditions;

•	the seasonal nature of VERITAS’ sales;

•	the rate of adoption and long sales cycles of storage area networks and storage resource management technology;

•	changes in VERITAS’ pricing and distribution terms or those of its competitors;

•	the potential impact of the SARS illness upon VERITAS’ ability to generate revenues, particularly in the Asia-Pacific region; and

•	the possibility that VERITAS’ business will be adversely affected as a result of the threat of terrorism or military actions taken by the United States or its allies.

      You should not rely on the results of prior periods as an indication of VERITAS’ future performance. VERITAS’ operating expense levels are based, in significant part, on VERITAS’ expectations of future revenue. If VERITAS has a shortfall in revenue in any given quarter, VERITAS may not be able to reduce its operating expenses quickly in response. Therefore, any significant shortfall in revenue could have an immediate adverse effect on VERITAS’ operating results for that quarter. In addition, if VERITAS fails to manage its business effectively over the long term, VERITAS may experience high operating expenses, and VERITAS’ operating results may be below the expectations of securities analysts or investors, which could cause the price of VERITAS’ common stock to decline.

Because VERITAS derived over 80% of its license and service revenue from sales of its data protection, file system and volume management products, any decline in demand for these products could severely harm VERITAS’ ability to generate revenue.

      VERITAS derives a substantial majority of its revenue from a small number of software products, including data protection, file system and volume management products. For the three months ended March 31, 2003, VERITAS derived approximately 82% of its user license fees from these core products, and a similar percentage of its service revenue from associated maintenance and technical support. As a result, VERITAS is particularly vulnerable to fluctuations in demand for these products, whether as a result of competition, product obsolescence, technological change, budget constraints or other factors. If VERITAS’ revenue derived from these software products were to decline significantly, VERITAS’ business and operating results would be adversely affected. In addition, because VERITAS’ software products are concentrated within the market for data storage, a decline in the demand for storage devices, storage software applications or storage capacity could result in a significant reduction in VERITAS’ revenues and adversely affect its business and operating results.

If VERITAS fails to manage its multiple distribution channels effectively, or if its distributors and original equipment manufacturer customers choose not to market and sell VERITAS’ products to their customers, VERITAS’ sales could decline.

      VERITAS sells its products primarily through indirect sales channels, original equipment manufacturers and direct sales channels. If VERITAS fails to manage its distribution channels successfully, VERITAS’ distribution channels may conflict with one another or otherwise fail to perform as VERITAS anticipates, which could reduce VERITAS’ sales and increase its expenses, as well as weaken VERITAS’ competitive position.

      Indirect Sales Channels. A significant portion of VERITAS’ revenue is derived from sales through value-added resellers and distributors that sell VERITAS’ products to end-users and other resellers. This channel involves a number of special risks, including:

•	VERITAS’ lack of control over the delivery of its products to end-users;

•	the resellers and distributors are not subject to minimum sales requirements or any obligation to market VERITAS’ products to their customers;

•	VERITAS’ resellers and distributors may terminate their relationships with VERITAS at any time; and

•	VERITAS’ resellers and distributors may market and distribute competing products.

      Original equipment manufacturers. A portion of VERITAS’ revenue is derived from sales through original equipment manufacturers that incorporate VERITAS’ products into their products. VERITAS’ reliance on this channel involves many risks, including:

•	VERITAS’ lack of control over the shipping dates or volume of systems shipped;

•	the original equipment manufacturers are not subject to minimum sales requirements or any obligation to offer VERITAS’ products to their customers;

•	the original equipment manufacturers may terminate their arrangements with VERITAS at any time;

•	the development work that VERITAS must generally undertake under VERITAS’ agreements with original equipment manufacturers may require VERITAS to invest significant resources and incur significant costs with little or no associated revenue;

•	the time and expense required for the sales and marketing organizations of VERITAS’ original equipment manufacturer customers to become familiar with VERITAS’ products make it more difficult to introduce those products to the market; and

•	VERITAS’ original equipment manufacturer customers are able to develop, market and distribute their own storage products and market and distribute storage products of VERITAS’ competitors, which could reduce VERITAS’ sales.

      Direct sales. A portion of VERITAS’ revenue is derived from sales by its direct sales force to end-users. This sales channel involves special risks, including:

•	longer sales cycles are associated with direct sales efforts;

•	VERITAS may have difficulty hiring, training, retaining and motivating its direct sales force; and

•	sales representatives require a substantial amount of training to become productive, and training must be updated to cover new and revised products.

VERITAS faces intense competition and VERITAS’ competitors may gain market share in markets for VERITAS’ products, which could adversely affect the growth of VERITAS’ business and cause VERITAS’ revenues to decline.

      VERITAS has many competitors in the markets for its products. If existing or new competitors gain market share in any of these markets, VERITAS may experience a decline in revenues, which could adversely affect VERITAS’ operating results. VERITAS’ principal competitors are the internal development groups of original equipment manufacturers. These groups develop storage management software for the original equipment manufacturer’s storage hardware. VERITAS’ principal competitors also include hardware and software vendors that offer products that compete with VERITAS’ products.

      Many of VERITAS’ original equipment manufacturer customers have products that compete with VERITAS’ products or have announced their intention to focus on developing and marketing their own storage software products. These original equipment manufacturers may choose to license their own products rather than offer VERITAS’ products to their customers or limit VERITAS’ access to their hardware platforms. End-user customers may prefer to purchase software and hardware that is manufactured by the same company because of perceived advantages in price, technical support, compatibility or other issues. In addition, software vendors may choose to bundle their operating systems with their own or other vendors’ storage or clustering software. They may also limit VERITAS’ access to standard product interfaces for their operating systems and inhibit VERITAS’ ability to develop products for their platform. If VERITAS’ original equipment manufacturer customers or software vendors were to take any of these actions, VERITAS could lose market share and its operating results could be adversely affected.

      Many of VERITAS’ competitors have greater financial, technical, sales, marketing and other resources than VERITAS does. VERITAS’ future and existing competitors could introduce products with superior features, scalability and functionality at lower prices than VERITAS’ products, and could also bundle existing or new products with other more established products in order to compete with VERITAS. VERITAS’ competitors could also gain market share by acquiring or forming strategic alliances with VERITAS’ other competitors. Finally, because new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by start-up companies in the software industry, VERITAS may face additional competition from these companies in the future.

If VERITAS is unable to develop new and enhanced products that achieve widespread market acceptance, VERITAS’ may be unable to recoup product development costs, and VERITAS’ earnings and revenue may decline.

      VERITAS’ future success depends on its ability to address the rapidly changing needs of its customers by developing and introducing new products, product updates and services on a timely basis. VERITAS must also extend the operation of its products to new platforms and keep pace with technological developments and emerging industry standards. VERITAS intends to commit substantial resources to developing new software products and services, including software products and services for the storage area networking market and the storage resource management market. Each of these markets is new and unproven, and industry standards for these markets are evolving and changing. They also may require development of new channels. If these markets do not develop as anticipated, or demand for VERITAS’ products and services in these markets does not materialize or occurs more slowly than VERITAS expects, VERITAS will have expended substantial resources and capital without realizing sufficient revenue, and VERITAS’ business and operating results could be adversely affected.

      VERITAS has provided standards-setting organizations and various partners with access to its standard product interfaces through its VERITAS Enabled Program. If these standards-setting organizations or VERITAS’ partners do not accept its standard product interfaces for use with other products, or if VERITAS’ partners are better able to capitalize on the use of VERITAS’ standard product interfaces, then VERITAS’ business and operating results could be adversely affected.

VERITAS’ international sales and operations involve special risks that could increase VERITAS’ expenses, adversely affect VERITAS’ operating results and require increased time and attention of management.

      VERITAS derives a substantial portion of its revenue from customers located outside of the U.S. VERITAS has significant operations outside of the U.S., including engineering, sales, customer support and production operations, and VERITAS plans to expand its international operations. VERITAS’ international operations are subject to risks, including:

•	potential loss of proprietary information due to piracy, misappropriation or weaker laws regarding intellectual property protection;

•	imposition of foreign laws and other governmental controls, including trade and employment restrictions;

•	fluctuations in currency exchange rates and economic instability such as higher interest rates and inflation, which could reduce VERITAS’ customers’ ability to obtain financing for software products or which could make VERITAS’ products more expensive in those countries;

•	restrictions on growth or maintenance of VERITAS’ revenue from international sales if VERITAS does not invest sufficiently in its international operations;

•	difficulties in hedging foreign currency transaction exposures;

•	longer payment cycles for sales in foreign countries and difficulties in collecting accounts receivable;

•	difficulties in staffing and managing its international operations, including difficulties related to administering VERITAS’ stock option plan in some foreign countries;

•	difficulties in coordinating the activities of VERITAS’ geographically dispersed and culturally diverse operations;

•	seasonal reductions in business activity in the summer months in Europe and in other periods in other countries;

•	competition from local suppliers;

•	costs and delays associated with developing software in multiple languages;

•	the possible reduced level of general business activity, particularly in the Asia-Pacific region, as a result of the SARS illness; and

•	political unrest, war or terrorism, particularly in areas in which VERITAS has facilities.

      In addition, VERITAS receives significant tax benefits from sales to its non-U.S. customers. These benefits are contingent upon existing tax regulations in both the U.S. and in the countries in which VERITAS’ international customers are located. Future changes in domestic or international tax regulations could adversely affect VERITAS’ ability to continue to realize these tax benefits.

VERITAS products may contain significant defects, which may subject VERITAS to liability for damages suffered by end-users.

      Software products frequently contain errors or failures, especially when first introduced or when new versions are released. VERITAS’ end-user customers use VERITAS’ products in applications that are critical to their businesses, including for data backup and recovery, and may have a greater sensitivity to product defects than the market for software products generally. If a customer loses critical data as a result of an error in or failure of VERITAS’ software products or as a result of the customers’ misuse of VERITAS’ software products, the customer could suffer significant damages and seek to recover those damages from VERITAS. Although VERITAS’ software licenses generally contain protective provisions limiting VERITAS’ liability, a court could rule that these provisions are unenforceable. If a customer is successful in proving its damages and a court does not enforce VERITAS’ protective provisions, VERITAS could be liable for the damages suffered by its customers, which could adversely affect VERITAS’ operating results.

      In addition, product defects could cause delays in new product releases or product upgrades, or VERITAS’ products might not work in combination with other hardware or software which could adversely affect market acceptance of VERITAS’ products. If VERITAS’ customers were dissatisfied with product functionality or performance, or if VERITAS were to experience significant delays in the release of new products or new versions of products, VERITAS could lose competitive position and VERITAS’ business and operating results could be adversely affected.

If VERITAS loses key personnel or fails to integrate replacement personnel successfully, VERITAS’ ability to manage its business effectively would be impaired.

      VERITAS’ future success depends upon the continued service of VERITAS’ key management, technical and sales personnel. VERITAS’ officers and other key personnel are employees-at-will, and VERITAS cannot assure you that VERITAS will be able to retain them. Key personnel have left VERITAS over the years, and VERITAS cannot assure you that there will not be additional departures. The loss of any key employee could result in significant disruptions to VERITAS’ operations, and the integration of replacement personnel could be time consuming, may cause additional disruptions to VERITAS’ operations and may be unsuccessful. VERITAS does not carry key person life insurance covering any of its personnel.

      In 2002, VERITAS hired a new chief financial officer and three other senior management personnel in marketing, product operations and corporate development. In 2003, VERITAS expects to hire a new senior sales executive. Any resulting restructuring of those organizations could adversely affect the timeliness of product releases, the successful implementation and completion of company initiatives and the results of VERITAS’ operations. Whether VERITAS is able to execute effectively on its business strategy will depend in large part on how well key management and other personnel perform in their positions and are integrated within VERITAS.

If VERITAS is unable to attract and retain qualified employees and manage its employee base effectively, VERITAS may be unable to develop new and enhanced products, expand its business or increase its revenue.

      VERITAS’ success depends on its ability to hire and retain qualified employees and to manage its employee base effectively. If VERITAS is unable to hire and retain qualified employees, VERITAS’ business and operating results could be adversely affected. Conversely, if VERITAS fails to manage employee performance or reduce staffing levels when required by market conditions, VERITAS’ costs would be excessive and its business and operating results could be adversely affected. VERITAS may need to hire additional sales, technical and senior management personnel to support its business and to meet customer demand for its products and services. Competition for people with the skills that VERITAS requires is intense, particularly in the San Francisco Bay area where VERITAS’ headquarters are located, and the high cost of living in this area makes VERITAS’ recruiting and compensation costs higher. VERITAS cannot assure you that it will be successful in hiring or retaining qualified personnel, and if VERITAS is unable to do so, VERITAS’ ability to manage and operate its business could be adversely affected.

VERITAS incurs considerable expenses to develop products for operating systems that are owned by others and who generally are not required to cooperate with VERITAS in its development efforts. This may cause VERITAS to incur higher expenses or fail to expand its product lines and revenues.

      Many of VERITAS’ products operate primarily on the UNIX and Windows computer operating systems. VERITAS has also redesigned, or ported, these products to operate on the Linux operating systems for both server-based and embedded solutions. VERITAS continues to develop new products for UNIX, Windows Server and Linux. VERITAS may not accomplish its development efforts quickly or cost-effectively, and it is not clear what the relative growth rates of these operating systems will be. These development efforts require substantial capital investment, the devotion of substantial employee resources and the cooperation of the owners of the operating systems to or for which the products are being ported or developed. For some operating systems, VERITAS must obtain from the owner of the operating system a source code license to portions of the operating system software to port some of its products to or develop products for the operating system. Operating system owners have no obligation to assist in these porting or development efforts. If they do not grant VERITAS a license or if they do not renew VERITAS’ license, VERITAS may not be able to expand its product line into other areas. VERITAS also cannot predict how quickly, or to what extent, the market for Linux will evolve. If the market for Linux does not develop as anticipated, or demand for VERITAS’ products and services in this market does not materialize or occurs more slowly than VERITAS expects, VERITAS will have expended substantial resources and capital without realizing sufficient revenue, and VERITAS’ business and operating results could be adversely affected.

VERITAS derives a large amount of revenue from one of its distributors, the loss of which could cause VERITAS’ revenues to decline.

      VERITAS derives significant revenue from Ingram Micro, Inc., a distributor that sells VERITAS’ products and services through resellers. For the three months ended March 31, 2003, Ingram Micro accounted for 10% of VERITAS’ net revenue. If this distributor were to reduce purchases of VERITAS’ products or services, VERITAS’ revenues would decline unless VERITAS were able to substantially increase sales through other distributors or through direct sales to customers. VERITAS’ contract with Ingram Micro does not require them to purchase any specified number of software licenses from VERITAS. Accordingly, VERITAS cannot be sure that Ingram Micro will continue to market and sell VERITAS’ products at current levels.

Cooperating with the SEC in its investigation of VERITAS’ transactions with AOL Time Warner has required, and will continue to require, a large amount of management time and attention, as well as accounting and legal expense, which may reduce net income or interfere with VERITAS’ ability to manage its business.

      In response to subpoenas issued by the Securities and Exchange Commission in the investigation entitled In the Matter of AOL/ Time Warner, VERITAS has been cooperating with the SEC’s requests for information, including information relating to transactions VERITAS entered into with AOL in September 2000 and other transactions. The investigation may continue to require significant management attention and accounting and legal resources, which could adversely affect VERITAS’ ability to manage its business and result in significant accounting and legal expenses. If the SEC or other governmental agency were to pursue an action against VERITAS in connection with this matter, VERITAS would be required to devote additional management attention and incur additional accounting and legal expenses, which could further adversely affect VERITAS’ business, results of operations and cash flows.

Following the announcement of VERITAS’ financial restatement, VERITAS was named as a party to several class action and derivative action lawsuits, and VERITAS may be named in additional litigation, all of which could require significant management attention and result in significant legal expenses. An unfavorable outcome in one or more of these lawsuits could have a material adverse effect on VERITAS’ business, financial condition, results of operations and cash flows.

      After VERITAS announced in January 2003 that it would restate financial results as a result of transactions entered into with AOL Time Warner in September 2000, numerous separate complaints purporting to be class actions were filed in federal court alleging that VERITAS and some of its officers and directors violated provisions of the Securities Exchange Act of 1934. The complaints contain varying allegations, including that VERITAS made materially false and misleading statements with respect to its 2000, 2001 and 2002 financial results included in its filings with the SEC, press releases and other public disclosures. In addition, several complaints purporting to be derivative actions have been filed in state court against some of VERITAS’ directors and officers. These complaints are based on the same facts and circumstances as the class actions and generally allege that the named directors and officers breached their fiduciary duties by failing to oversee adequately VERITAS’ financial reporting. All of the complaints generally seek an unspecified amount of damages. The cases are still in the preliminary stages, and it is not possible for VERITAS to quantify the extent of its potential liability, if any. An unfavorable outcome in any of these cases could have a material adverse effect on VERITAS’ business, results of operations and cash flow. In addition, the expense of defending any litigation may be costly and divert management’s attention from the day-to-day operations of VERITAS’ business, which would adversely affect VERITAS’ business, results of operations and cash flows.

VERITAS’ business strategy includes possible growth through business acquisitions, which involve special risks that could increase VERITAS’ expenses, cause VERITAS’ stock price to decline and divert the time and attention of management.

      As part of VERITAS’ business strategy, VERITAS has in the past acquired and expect in the future to acquire other businesses, business units and technologies. VERITAS recently acquired Jareva Technologies, Inc. and entered into a definitive agreement to acquire Precise Software Solutions Ltd. VERITAS’ acquisitions involve a number of special risks and challenges, including:

•	diversion of management’s attention from VERITAS’ core business;

•	integration of acquired business operations and employees into VERITAS’ existing business, including coordination of geographically dispersed operations, which in the past has taken longer and was more complex than initially expected for some acquired companies;

•	incorporation of acquired business technology into VERITAS’ existing product lines, including consolidating technology with duplicative functionality or designed on different technological architecture;

•	loss or termination of employees, including costly litigation resulting from the termination of those employees;

•	dilution of VERITAS’ then-current stockholders’ percentage ownership;

•	assumption of liabilities of the acquired business, including costly litigation related to alleged liabilities of the acquired business;

•	presentation of a unified corporate image to VERITAS’ customers and its employees; and

•	risk of impairment charges related to potential write-down of acquired assets in future acquisitions.

      Acquisitions of businesses, business units and technologies are inherently risky and create many challenges. VERITAS may be unable to close announced acquisitions, and VERITAS cannot provide any assurance that VERITAS’ previous or any future acquisitions will achieve the desired objectives.

As a result of the Seagate Technology leveraged buyout and merger transaction, VERITAS’ subsidiary may be liable to third parties for liabilities resulting from Seagate’s operations before the transaction.

      In November 2000, Seagate Technology became VERITAS’ subsidiary. As part of that transaction, Suez Acquisition (Cayman) Company, or SAC, acquired the operating assets of Seagate Technology. SAC assumed and agreed to indemnify VERITAS for substantially all liabilities arising in connection with Seagate Technology’s operations prior to the transaction. However, governmental organizations or other third parties may seek recourse against VERITAS’ subsidiary or VERITAS for these liabilities. As a result, VERITAS’ subsidiary could receive claims related to a wide range of possible liabilities. The main area of potential liability for VERITAS’ Seagate Technology subsidiary relates to tax liabilities. Any such claim, with or without merit, could be time consuming to defend, result in costly litigation and divert management attention. Moreover, if SAC is unable or unwilling to indemnify VERITAS as agreed, VERITAS could incur unexpected costs. For example, the Internal Revenue Service is currently auditing past tax returns of Seagate Technology. VERITAS can predict neither the outcome of these audits, nor the amount of any liability VERITAS might incur arising from these audits.

VERITAS’ effective tax rate may increase or fluctuate, which could increase VERITAS’ income tax expense and reduce net income.

      VERITAS’ effective tax rate could be adversely affected by several factors, many of which are outside of VERITAS’ control. VERITAS’ effective tax rate is directly affected by the relative proportions of revenue and income before taxes in the various domestic and international jurisdictions in which VERITAS operates. VERITAS is also subject to changing tax laws, regulations and interpretations in multiple jurisdictions in which VERITAS operates. VERITAS does not have a history of audit activity from various taxing authorities and while VERITAS believes it is in compliance with all federal, state and international tax laws, there are various interpretations of their application that could result in additional tax assessments. VERITAS’ effective tax rate is also influenced by the tax effects of purchase accounting for acquisitions and non-recurring charges, which may cause fluctuations between reporting periods. In addition, in November 2000, VERITAS acquired Seagate Technology, which has certain federal and state tax returns for various fiscal years under examination by tax authorities. VERITAS believes that adequate amounts for tax liabilities have been provided for any final assessments that may result from these examinations. The timing of the settlement of these examinations is uncertain. To the extent the settlements of these audits and the amounts reimbursed by SAC, as required by the Seagate acquisition agreement, are different from the amounts recorded, the difference will be recorded as a component of income tax expense or benefit and may significantly affect the VERITAS’ effective tax rate for the period in which the settlements take place.

VERITAS incurs or may incur significant accounting charges that, individually or in the aggregate, could reduce earnings and create net losses under generally accepted accounting principles.

      VERITAS incurs or may incur significant accounting charges that, individually or in aggregate, could create losses under generally accepted accounting principles in future periods. Examples of these charges are:

•	Amortization of Developed Technology and Other Intangibles. VERITAS incurs significant charges related to the amortization of developed technology and other intangibles. VERITAS expects this charge to be approximately $23.2 million for the second quarter of 2003 and approximately $7 million to $10 million for the third quarter of 2003, including the impact of the pending transaction with Precise that is expected to close during the second quarter of 2003. The quarterly amortization charge could increase as a result of future business combinations or impairment of VERITAS’ other intangibles. While VERITAS does not expect to record other intangibles impairment charges, VERITAS cannot be sure that VERITAS will not have to record impairment in the future. As of March 31, 2003, the total carrying amount of VERITAS’ other intangibles was $49.8 million;

•	Impairment of Goodwill. VERITAS does not amortize goodwill related to business combinations, but instead VERITAS tests it for impairment at least annually. While VERITAS does not expect to record goodwill impairment charges, VERITAS cannot be sure that it will not have to record impairment in the future. As of March 31, 2003, the total carrying amount of VERITAS’ goodwill was $1,239.9 million;

•	Loss on Strategic Investments. In the third quarter of 2001, the second quarter of 2002 and the first quarter of 2003, VERITAS recorded losses on strategic investments. Future losses will depend on the results of VERITAS’ quarterly reviews to determine if there has been a decline in the fair value of its strategic investments that is other than temporary. As of March 31, 2003, the total carrying amount of VERITAS’ strategic investments was $5.6 million;

•	Stock-based Compensation. In accounting for VERITAS’ stock option and stock purchase plans, because the exercise price of options granted under VERITAS’ stock plans are generally equal to the market value of VERITAS common stock on the date of grant, VERITAS recognizes no compensation cost for grants under these plans. The FASB has voted to require companies to record a charge to earnings for employee stock option grants, but the methodology for valuing stock options and the timing for issuance of final rules have not been finalized. Changes in practices regarding accounting for stock options could result in significant accounting charges; and

•	Restructuring Charges. VERITAS regularly performs evaluations of its operations and activities. Any decision to restructure VERITAS’ operations, to exit any activity or to eliminate any excess capacity could result in significant accounting charges. Restructuring charges could also result from future business combinations. As a result of an evaluation of its facilities requirements, VERITAS believes that it has excess capacity in its domestic and foreign facilities. In the fourth quarter of 2002, VERITAS’ board of directors approved a restructuring plan to exit and consolidate certain of its facilities located in 17 metropolitan areas worldwide. In connection with this restructuring plan, VERITAS recorded a restructuring charge of approximately $98.2 million during the fourth quarter of 2002. As of March 31, 2003, the total carrying amount of VERITAS’ facility restructure reserve was $95.5 million.

If VERITAS’ assumptions about its ability to terminate or sublet its facilities prove to be unrealistic, the total cost of VERITAS’ facilities restructuring may be larger than VERITAS anticipated.

      In the fourth quarter of 2002, VERITAS’ board of directors approved a restructuring plan to exit and consolidate some of its facilities based on VERITAS’ evaluation that its existing and planned facilities would exceed its near-term facilities needs due to slower than anticipated growth in the number of VERITAS’ employees as a result of weak and uncertain economic and industry conditions. In connection with this restructuring plan, VERITAS recorded a restructuring charge of approximately $98.2 million during the fourth quarter of 2002. VERITAS’ restructuring plan includes assumptions related to its ability to enter into sublease and/or lease termination arrangements regarding some of its facilities. VERITAS cannot predict if, or when, it will be able to successfully enter into sublease and/or lease termination arrangements for these facilities or if the actual terms of these arrangements will be as favorable as those assumed under VERITAS’ restructuring plan. Should VERITAS be unable to execute its restructuring plan under terms as favorable as those assumed under the restructuring plan, VERITAS may be required to materially increase its restructuring charge in future periods. VERITAS also cannot predict if its evaluation of its needs is accurate or if weak and uncertain economic and industry conditions will continue once VERITAS begins to implement its restructuring plan. VERITAS may find that its facility requirements are greater than estimated under its plan, which could necessitate procuring facilities at rates higher and at costs in addition to facilities that have been vacated by VERITAS. In addition, VERITAS cannot assure you that its restructuring program will achieve the anticipated benefits or will be completed in accordance with the contemplated timetable.

As of March 31, 2003, VERITAS had an aggregate of $528.7 million in convertible subordinate notes outstanding. This debt would be expensive to repay, and any default may impair its ability to borrow or raise capital.

      In October 1997, VERITAS issued $100.0 million in aggregate principal amount at maturity of 5.25% convertible subordinated notes due 2004, of which $64.0 million was outstanding as of March 31, 2003. In August 1999, VERITAS issued $465.8 million in aggregate principal amount at maturity of 1.856% convertible subordinated notes due 2006, of which $464.7 million was outstanding as of March 31, 2003. As of March 31, 2003, the annual interest payments on VERITAS’ outstanding 5.25% notes were $3.4 million and the annual interest payments on VERITAS’ outstanding 1.856% notes were $8.6 million, all of which VERITAS plans to fund from cash flows from operations. As of March 31, 2003, VERITAS’ debt to equity ratio was 0.1576. VERITAS will need to generate substantial amounts of cash from its operations to fund interest payments and to repay the principal amount of debt when it matures, while at the same time funding capital expenditures and VERITAS’ other working capital needs. If VERITAS does not have sufficient cash to pay interest or principal on its debts as they come due, VERITAS’ could be in default of those debts. For example, if VERITAS does not make timely payments, the notes could be declared immediately due and payable, in which event VERITAS would be required to immediately repay the notes in their entirety. A default under the notes could result in a reduction of VERITAS’ credit rating and make it more difficult for VERITAS to raise capital and adversely affect the trading price of VERITAS common stock. In addition, repayment of the notes upon a default would significantly reduce the amount of cash, cash equivalents and short term investments available for funding VERITAS’ research and development efforts, geographic expansion and strategic acquisitions in the future. VERITAS’ outstanding debt could also increase VERI-

TAS’ vulnerability to adverse economic and industry conditions by making it more difficult for VERITAS to raise capital if needed. In addition, any changes in accounting rules regarding VERITAS’ operating leases and built-to-suit facilities may affect VERITAS’ debt levels and operating expenses in the future.

If VERITAS does not protect its proprietary information and prevent third parties from making unauthorized use of VERITAS’ products and technology, VERITAS’ revenues could be harmed.

      VERITAS relies on a combination of copyright, patent, trademark and trade secret laws, confidentiality procedures, contractual provisions and other measures to protect its proprietary information. All of these measures afford only limited protection. These measures may be invalidated, circumvented or challenged, and others may develop technologies or processes that are similar or superior to VERITAS’ technology. VERITAS may not have the proprietary information controls and procedures in place that it needs to protect its proprietary information adequately. In addition, because VERITAS licenses the source code for some of its products to third parties, there is a higher likelihood of misappropriation or other misuse of VERITAS’ intellectual property. VERITAS also licenses some of its products under shrink wrap license agreements that are not signed by licensees and therefore may be unenforceable under the laws of some jurisdictions. Despite VERITAS’ efforts to protect its proprietary rights, unauthorized parties may attempt to copy VERITAS’ products or to obtain or use information that VERITAS regards as proprietary.

Third parties claiming that VERITAS infringes their proprietary rights, could cause VERITAS to incur significant legal expenses and prevent VERITAS from selling products.

      From time to time, VERITAS receives claims that it has infringed the intellectual property rights of others. As the number of products in the software industry increases and the functionality of these products further overlaps, VERITAS believes that it may become increasingly subject to infringement claims, including patent and copyright infringement claims. VERITAS has received several trademark claims in the past and may receive more claims in the future based on the name VERITAS, which is a word commonly used in trade names throughout Europe and the western hemisphere. VERITAS has also received patent infringement claims in the past and may receive more claims in the future based on allegations that VERITAS’ products infringe upon patents held by third parties. In addition, former employers of VERITAS’ former, current or future employees may assert claims that such employees have improperly disclosed to VERITAS the confidential or proprietary information of these former employers. Any such claim, with or without merit, could:

•	be time consuming to defend;

•	result in costly litigation;

•	divert management’s attention from VERITAS’ core business;

•	require VERITAS to stop selling, to delay shipping or to redesign VERITAS’ product; and

•	require VERITAS to pay monetary amounts as damages, for royalty or licensing arrangements, or to satisfy indemnification obligations that VERITAS has with some of its customers.

      In addition, VERITAS licenses and uses software from third parties in its business. These third party software licenses may not continue to be available to VERITAS on acceptable terms. Also, these third parties may from time to time receive claims that they have infringed the intellectual property rights of others, including patent and copyright infringement claims, which may affect VERITAS’ ability to continue licensing this software. VERITAS’ inability to use any of this third party software could result in shipment delays or other disruptions in its business, which could materially and adversely affect VERITAS’ operating results.

If VERITAS discontinues reporting financial results using non-GAAP financial measures, investors may be confused about its operating results and VERITAS’ stock price could decline.

      VERITAS announced its intention to discontinue reporting non-GAAP financial measures (sometimes called “pro forma” reporting) beginning with its earnings announcement for the quarter ending September 30,

2003. Historically, VERITAS reported its financial results using both GAAP financial measures and non-GAAP financial measures, which typically excluded the impact of purchase accounting adjustments and the impact of other special items on VERITAS’ operating results. It is possible that, as VERITAS transitions away from pro forma reporting, investors may be confused about VERITAS’ operating results, particularly with regard to comparisons to VERITAS’ operating results for prior periods. If this occurs, the market price of VERITAS common stock could decline.

Natural disasters could disrupt VERITAS’ business and result in loss of revenue or higher expenses.

      VERITAS must protect its business and its network infrastructure against damage from earthquakes, floods, hurricanes and similar events. Many of VERITAS’ operations are subject to these risks, particularly VERITAS’ operations located in California. A natural disaster or other unanticipated problem could adversely affect VERITAS’ business, including both VERITAS’ primary data center and other internal operations and VERITAS’ ability to communicate with its customers or sell its products over the Internet.

Some provisions in VERITAS’ charter documents and its stockholder rights plan may prevent or deter an acquisition of VERITAS.

      Some of the provisions in VERITAS’ charter documents may deter or prevent certain corporate actions, such as a merger, tender offer or proxy contest, which could affect the market value of VERITAS’ securities. These provisions include:

•	VERITAS’ board of directors is authorized to issue preferred stock with any rights it may determine;

•	VERITAS’ board of directors is classified into three groups, with each group of directors to hold office for three years;

•	VERITAS stockholders are not entitled to cumulate votes for directors and may not take any action by written consent without a meeting; and

•	special meetings of VERITAS stockholders may be called only by VERITAS’ board of directors, by the chairman of the board or by VERITAS’ chief executive officer, and may not be called by VERITAS’ stockholders.

      VERITAS also has in place a stockholder rights plan that is designed to discourage coercive takeover offers. In general, VERITAS’ stockholder rights plan provides its existing stockholders (other than an existing stockholder that becomes an acquiring person) with rights to acquire shares of VERITAS common stock at 50% of its trading price if a person or entity acquires, or announces its intention to acquire, 15% of more of the outstanding shares of VERITAS common stock, unless VERITAS’ board of directors elects to redeem these rights.

      VERITAS’ board of directors could utilize the provisions of its charter documents and stockholder rights plan to resist an offer from a third party to acquire VERITAS, including an offer to acquire VERITAS common stock at a premium to its trading price or an offer that is otherwise considered favorable by VERITAS stockholders.

Risks Related to Precise’s Operations in Israel

Potential political, economic and military instability in Israel may adversely affect Precise’s results of operations.

      Precise’s largest research and development facility and the third party manufacturer of many of Precise’s products are located in Israel and a small portion of Precise’s sales is currently being made to customers in Israel. Accordingly, political, economic and military conditions in Israel directly affect Precise’s operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since September 2000, there has been a high level of violence between Israel and the Palestinians. Any armed conflicts or political instability in the region and, specifically, the war in Iraq, could negatively affect business conditions and harm Precise’s results of operations. Precise cannot predict the effect on the region of the increase in the degree of violence between Israel and the Palestinians. Parties with whom Precise has done business have declined to travel to Israel during periods of heightened unrest and tension, forcing Precise to make alternative arrangements when necessary. Furthermore, several countries restrict business with Israel and Israeli companies, and additional countries may restrict doing business with Israel and Israeli companies as a result of the recent increase in hostilities. These restrictive laws and policies may seriously harm Precise’s operating results, financial condition and the expansion of Precise’s business.

Precise’s operations may be negatively affected by the obligations of Precise’s personnel to perform military service.

      Many of Precise’s employees in Israel are obligated to perform military reserve duty. In addition, in the event of a war, military or other conflict, including the ongoing conflict with the Palestinians and the war in Iraq, individuals could be required to serve in the military for extended periods of time. Precise’s operations could be disrupted by the absence for a significant period of time of one or more of Precise’s key employees or a significant number of Precise’s other employees due to military service. Any such disruption in Precise’s operations could harm its business.

Because most of Precise’s revenues are generated in non-Israeli currencies, but a portion of its expenses are incurred in New Israeli Shekels, inflation and currency fluctuations could seriously harm Precise’s results of operations.

      Precise generates most of its revenues in U.S. dollars but a portion of the costs associated with its Israeli operations is in New Israeli Shekels, or NIS. Precise also pays some of its international-based sales and support staff in local currencies, such as the British pound sterling and the Euro. As a result, Precise is exposed to risks to the extent that the rate of inflation in Israel, in the U.K. or in Europe exceeds the rate of devaluation of the NIS, the British pound sterling or the Euro in relation to the U.S. dollar or if the timing of such devaluations lags behind inflation in Israel, in the U.K. or in Europe. In that event, the cost of Precise’s operations in Israel, the U.K. and Europe measured in terms of U.S. dollars will increase and Precise’s U.S. dollar-measured results of operations will suffer. Historically, Israel has experienced periods of high inflation. Precise’s results of operations also could be harmed if Precise is unable to guard against currency fluctuations in Israel, the U.K. or other countries in which it may employ sales or support staff in the future.

Precise intends to rely upon tax benefits from the State of Israel but those tax benefits may not be available to Precise at that time.

      Precise is eligible for certain tax benefits for the first several years in which Precise generates taxable income pursuant to Israel’s Law for the Encouragement of Capital Investments, 1959. Although Precise has not historically generated taxable income for purposes of this law, Precise expects to begin to use these tax benefits in either 2003 or 2004, depending on when Precise becomes profitable in Israel. Precise’s financial condition could suffer if these tax benefits were subsequently reduced or not available to Precise.

      In order to receive tax benefits, Precise must comply with the conditions of the certificates of approval that were granted to its approved enterprise programs. If Precise fails to comply in whole or in part with these conditions, the tax benefits that it expects to receive could be partially or fully canceled. In that event, Precise could be forced to refund the amount of the benefits it has received, adjusted for inflation and interest. From time to time, the government of Israel has discussed reducing or eliminating the benefits available under the approved enterprise regime. Thus, these tax benefits may not be continued with respect to future programs at their current levels or at all.

      Additionally, in the event that Precise increases its activities outside of Israel due to, for example, future acquisitions or internal restructuring, those increased activities generally will not be eligible for inclusion in Israeli tax benefit programs. Accordingly, Precise’s effective corporate tax rate could increase significantly in the future as the revenues generated by the new activities will not qualify for approved enterprise treatment.

The transfer and use of portions of Precise’s technology are limited because of research and development grants Precise received from the Israeli government.

      Precise’s research and development efforts associated with the development of the technology embedded in Precise/ Indepth for Oracle software have been partially financed through grants from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade. Precise has developed software funded partially by Chief Scientist grants that subject it to royalty payments and restrictions, which could limit or prevent Precise’s growth and profitability. The know-how developed with this funding may not be transferred outside of Israel. The products incorporating the software developed with this know-how, or any part thereof, may not be manufactured outside of Israel, without appropriate governmental approvals. These restrictions do not apply to the sale or export from Israel of Precise’s products incorporating software developed with this know-how. These restrictions will continue to apply to Precise after the merger, despite the fact that it has already paid the full amount of royalties ordinarily payable in respect of the grants. These restrictions extend to any derivative or related products or software containing the technologies developed with the financial assistance of the Office of the Chief Scientist. Since Precise’s Indepth for SQL Server and Indepth for DB2 UDB products may contain technologies present in Precise/ Indepth for Oracle, the Office of the Chief Scientist may maintain that these products are also subject to the restrictions discussed above. If the Chief Scientist consents to the manufacture of Precise’s software outside Israel, the regulations prescribe the payment of royalties at an increased rate, as well as an increase, which may range from 120% to 300% of the amount of the Chief Scientist grant, depending on the percentage of foreign manufacture, in the total amount of royalties.

EXTRAORDINARY MEETING OF PRECISE SHAREHOLDERS

General

      Precise is furnishing this proxy statement/ prospectus to holders of Precise ordinary shares in connection with the solicitation of proxies by the Precise board of directors for use at the extraordinary meeting of shareholders to be held on June 28, 2003, and any adjournment thereof.

      This proxy statement/ prospectus is first being furnished to shareholders of record of Precise on or about June 2, 2003. A notice of an extraordinary meeting of the shareholders of Precise was mailed to all shareholders on or about December 27, 2002 in accordance with the requirements of the Israeli Companies Law, 1999. Notifications regarding a change in the meeting date and applicable record date were mailed to the shareholders on or about February 26, 2003 and May 21, 2003, including a notice regarding the addition of Proposal No. 4. An additional notification of a change in the meeting date and applicable record date is attached to this proxy statement/ prospectus. The information provided in this proxy statement/ prospectus is intended to supplement the information provided in the notice and the notifications distributed to Precise shareholders. This proxy statement/ prospectus is also being furnished to Precise shareholders as a prospectus in connection with the potential issuance by VERITAS of shares of VERITAS common stock to Precise shareholders who receive the mixed consideration as contemplated by the merger agreement.

Date, Time and Place

      The extraordinary meeting of shareholders will be held on June 28, 2003 at 10:30 p.m., local time, at Precise’s U.S. offices at 690 Canton Street, Westwood, Massachusetts 02090.

Record Date

      Precise’s board of directors has fixed May 27, 2003, as the record date for determination of Precise shareholders entitled to attend and vote at the extraordinary meeting.

Vote of Precise Shareholders Required

      As of the close of business on May 27, 2003, there were 30,344,642 ordinary shares of Precise outstanding and entitled to vote. Each Precise ordinary share is entitled to one vote. In general, the affirmative vote of 75% of the ordinary shares of Precise present and voting at a meeting at which a quorum is present will be required for the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement (Proposal No. 1). However, if VERITAS, the merger subsidiary or any person or entity holding 25% or more of either the voting power or the right to appoint a director of VERITAS or the merger subsidiary holds shares in Precise, then there is an additional requirement for the approval. The additional requirement is that a majority of the shareholders who are present at the extraordinary meeting, excluding VERITAS, the merger subsidiary, or any person or entity holding 25% or more of either the voting power or the right to appoint a director of VERITAS, or the merger subsidiary, or anyone acting on their behalf, including their family members or entities under their control, shall not have voted against the merger. For these purposes, abstensions and broker non-votes are not considered to be votes against the merger.

      Directors, each in his or her capacity as a shareholder, officers and other affiliated shareholders of Precise who collectively beneficially own approximately 6.7% of Precise’s outstanding ordinary shares as of May 27, 2003, the record date for the extraordinary meeting, have entered into undertakings to vote their shares in favor of approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

      Amendment of Precise’s articles of association (Proposal No. 2) and approval of the modification to the terms of director share options (Proposal No. 3) require the approval of a majority of the ordinary shares of Precise present and voting at a meeting at which a quorum is present. Any motion to adjourn a meeting at which a quorum is present to solicit additional votes (Proposal No. 4) will require the approval of a majority of the ordinary shares of Precise present and voting on the question of adjournment.

      Each of the above proposals is separate and independent from one another. Proposal No. 1 is not conditioned upon obtaining Precise shareholder approval of Proposal No. 2, Proposal No. 3 or Proposal No. 4 and Proposal No. 2 Proposal No. 3 and Proposal No. 4 are not conditioned upon approval of the other or upon obtaining Precise shareholder approval of Proposal No. 1.

Quorum

      The quorum required for the extraordinary meeting is shareholders holding collectively at least one-third of the issued share capital of Precise, present in person or by proxy. Pursuant to Israeli law and Precise’s articles of association, if within one hour from the time set for the meeting, a quorum is not present, the meeting shall without a vote stand adjourned to the same day in the next week, at the same time and place.

Abstentions; Broker Non-Votes

      Precise will treat abstentions and shares represented by proxies that reflect abstentions as shares that are present for the purpose of determining the presence of a quorum. For the purpose of determining the outcome of the vote on Proposal No. 1, Precise will treat abstaining shares as not present and not voting with respect to that matter (even though abstaining shares are considered present for quorum purposes and may be voting on other matters) and, as a result, abstaining shares will have no effect on the outcome of the vote on Proposal No. 1. For the purpose of determining the outcome of the votes on the other proposals, Precise will treat abstaining shares as present and voting with respect to each other proposal and, as a result, the shares will have the effect of votes against the proposals.

      Broker non-votes occur when a broker holding stock in “street name” votes the shares on some matters but not others. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instruction from the beneficial owner of the stock but are not permitted to vote on non-routine matters. The missing votes on non-routine matters are deemed to be “broker non-votes.” Precise will treat broker non-votes as shares that are present for the purpose of determining the presence of a quorum. However, for the purpose of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, Precise will treat broker non-votes as not present and not voting with respect to that matter (even though the shares are considered present for quorum purposes and may be voting on other matters).

Voting of Proxies

      Precise requests that its shareholders complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or as indicated on the proxy card. You may also send your completed and signed proxy card to Precise at 10 Hata’asiya Street, Or-Yehuda 60408, Israel or 690 Canton Street, Westwood, MA 02090 or to Precise’s transfer agent, American Stock Transfer and Trust Company, at 59 Maiden Lane, Plaza Level, New York, NY 10038, Attention: Karen Lazar. Brokers holding ordinary shares in “street name” may vote the shares only if the shareholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies received at least 24 hours prior to the extraordinary meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve Proposal No. 1 as well as approve Proposal No. 2, Proposal No. 3 and Proposal No. 4. Other than as set forth in this proxy statement/ prospectus, Precise’s board of directors does not currently intend to bring any other business before the extraordinary meeting and, so far as Precise’s board of directors knows, no other matters are to be brought before the extraordinary meeting. If other business properly comes before the extraordinary meeting, the proxies will vote in accordance with their own judgment.

      Shareholders may revoke their proxies at any time prior to use by delivering a signed notice of revocation or a later-dated signed proxy in the same way, to the same addresses and at the same time set for delivery of proxies, or by attending the extraordinary meeting in person and revoking the proxy by making a written or oral notice of revocation presented to the chairman of the meeting at the meeting. Attendance at the extraordinary meeting does not in itself constitute the revocation of a proxy.

      Precise will bear the costs of solicitation of proxies from its shareholders. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees or agents of Precise in person or by telephone, telegram or facsimile. In addition, Precise has retained Mellon Investor Services LLC to aid in the solicitation of proxies and to verify records relating to the solicitation for a fee of $7,000, plus reimbursement of reasonable expenses. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay.

      You should notify Precise before voting at the extraordinary meeting or indicate on the proxy card, whether or not you indicate how you want to vote, whether you are: (1) a person or entity holding, directly or indirectly, 25% or more of either the voting power or the right to appoint a director of VERITAS or the merger subsidiary; (2) a person or entity acting on behalf of VERITAS, the merger subsidiary or a person or entity described in (1); or (3) a family member of, or an entity controlled by, VERITAS, the merger subsidiary or any of the foregoing. If you do not notify Precise as aforesaid, you will not be entitled to vote on Proposal No. 1 and your vote will not be counted with respect to Proposal No. 1.

Availability of Accountants

      Kost, Forer & Gabbay, a member of Ernst & Young Global, independent public accountants in Israel, has acted as Precise’s independent accountants since 1997. Representatives of Kost, Forer & Gabbay are expected to be present at the extraordinary meeting and will have an opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

PROPOSAL NO. 1

THE MERGER

      The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/ prospectus, including the merger agreement and amendment no. 1 to the merger agreement attached to this proxy statement/ prospectus as Annex A and Annex AA, respectively, for a more complete understanding of the merger.

Background of the Merger

      VERITAS and Precise have been familiar with each other’s businesses for several years and have periodically engaged in discussions regarding possible business arrangements. For example, in early 2002, employees of VERITAS and Precise engaged in several discussions regarding possible licensing or reseller arrangements between the two companies.

      Michael Miracle, a member of Precise’s board of directors, served as the vice president of corporate business development of VERITAS from February 1998 to October 2001. Following his departure from VERITAS, Mr. Miracle contacted Precise and offered his services in an advisory capacity. Precise did not retain Mr. Miracle at that time. In April 2002, Precise contacted Mr. Miracle regarding the possibility of Mr. Miracle filling a vacancy on Precise’s board of directors triggered by the retirement of one of Precise’s directors. Mr. Miracle agreed to serve on the Precise board of directors. On April 22, 2002, Mr. Miracle was appointed to the Precise board of directors, and elected for a three year term by Precise’s shareholders on May 30, 2002. Mr. Miracle had no involvement in or knowledge of the discussions between VERITAS and Precise regarding a possible business combination until the entire Precise board of directors was informed of the discussions.

      On April 24, 2002, employees in VERITAS’ advanced technology, product operations and corporate development groups, met with Shimon Alon, the chief executive officer of Precise, Itzhak (“Aki”) Ratner, the president of Precise, Benjamin Nye, the chief operating officer of Precise, and Najaf Husain, general manager of the Precise SRM division, in Westwood, Massachusetts to discuss partnership opportunities relating to Precise’s storage resource management (SRM) products.

      On May 7, 2002, Gary L. Bloom, the president and chief executive officer of VERITAS, Kris Hagerman, the senior vice president of strategic operations of VERITAS, and employees in VERITAS’ advanced technology, product operations and corporate development groups, met with Messrs. Alon and Nye in Mountain View, California to discuss the potential for a business combination between VERITAS and Precise. Both parties indicated a willingness to proceed with discussions.

      On May 23, 2002, Mr. Hagerman indicated VERITAS’ interest in a possible business combination with Precise in a conference call with Messrs. Alon and Nye.

      From May 30, 2002 to June 5, 2002, representatives of VERITAS and representatives of Credit Suisse First Boston, VERITAS’ financial advisor, held several telephone conferences to discuss a potential business combination with Precise.

      During the week of June 3, 2002, Mr. Hagerman and employees in VERITAS’ corporate development group, held several telephone conferences with Messrs. Alon and Nye to discuss the potential for a business combination between VERITAS and Precise.

      On June 9, 2002, an employee in VERITAS’ corporate development group telephoned Mr. Nye to discuss financial due diligence on Precise.

      On June 12, 2002, Mr. Hagerman telephoned Mr. Alon to further discuss the possibility of a business combination between the companies and how best to proceed with exploring a potential transaction.

      On June 13, 2002, VERITAS and Precise executed a nondisclosure agreement to facilitate discussions between the parties.

      On June 14, 2002, the VERITAS board of directors held a meeting at which it discussed the possible business combination with Precise. On that same day, VERITAS presented to Precise a non-binding proposal outlining terms for a potential business combination between the companies.

      On June 17, Messrs. Alon and Nye consulted Anton Simunovic, a member of the Precise board of directors, regarding the non-binding proposal presented by VERITAS. On that same day, Mr. Hagerman had a telephonic meeting with Messrs. Alon and Nye to discuss VERITAS’ non-binding proposal. During that conversation, Messrs. Alon and Nye informed Mr. Hagerman that Precise was rejecting VERITAS’ non-binding proposal based on the proposed pricing terms.

      On June 25, 2002, Mr. Hagerman and employees in VERITAS’ corporate development group, met with Messrs. Alon and Nye in Westwood, Massachusetts to discuss VERITAS’ proposed valuation of Precise. No resolution was reached as to the pricing of the potential business combination and Messrs. Alon and Nye again rejected VERITAS’ earlier proposed valuation of Precise.

      On June 28, 2002, the VERITAS board of directors held a meeting at which it discussed the potential business combination with Precise.

      During the period from July 8, 2002 to July 12, 2002, Mr. Hagerman and employees in VERITAS’ corporate development group, held several telephone conferences with Messrs. Alon and Nye to discuss potential synergies and benefits of a potential business combination.

      On July 17, 2002, August 13, 2002 and August 28, 2002, the VERITAS board of directors held meetings at which it discussed the potential business combination with Precise.

      On August 29, 2002, VERITAS presented to Precise a revised non-binding proposal outlining terms for a possible business combination between the companies.

      During the week of September 2, 2002, Messrs. Alon and Nye discussed the possible business combination with Ron Zuckerman, Precise’s chairman of the board, and individually with other members of Precise’s board of directors, including Gary Fuhrman and Mr. Simunovic.

      On September 4, 2002, VERITAS formally engaged Credit Suisse First Boston to act as VERITAS’ financial advisor in connection with the possible business combination with Precise.

      On September 5, 2002, Precise formally engaged Goldman, Sachs & Co. to act as Precise’s financial advisor in connection with the possible business combination with VERITAS.

      On September 6, 2002, a second party expressed to Mr. Nye an interest in discussing a potential business combination with Precise and requested an opportunity to conduct financial and legal due diligence on Precise.

      On September 10, 2002, a telephone conference to discuss upcoming diligence sessions in Dedham, Massachusetts was held between Mr. Hagerman and employees in VERITAS’ corporate development group and legal department, Mr. Nye, Mohamoud Garad, Precise’s vice president of strategic planning, and Marianne Horan, Precise’s director of corporate and business affairs, representatives of Credit Suisse First Boston, representatives of Goldman, Sachs & Co., representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel for VERITAS, and representatives of Piper Rudnick LLP, legal counsel for Precise.

      From September 10, 2002 to September 11, 2002, Messrs. Alon, Ratner, Nye and Garad and Rami Schwartz, Precise’s executive vice president of research and development, and the second party and the parties’ respective financial advisors and legal counsel met in Dedham and Westwood, Massachusetts to conduct financial and legal due diligence on Precise.

      On September 12, 2002, the second party presented to Precise a non-binding proposal outlining terms for a possible business combination between Precise and the second party, subject to additional due diligence and exclusivity.

      On September 13, 2002, the Precise board of directors held a special meeting to consider the proposals by VERITAS and the second party. Representatives from Goldman Sachs and Piper Rudnick advised the board on the proposals. The board designated Messrs. Zuckerman, Fuhrman and Simunovic to advise Precise’s management regarding the proposals. Following the advice of its financial advisors, the Precise board of directors determined that the current VERITAS proposal was more favorable than the proposal submitted by the second party because the price then being offered by the second party was a range, no part of which was higher than the price being offered by VERITAS, and because VERITAS’ proposal contained less onerous closing conditions and required a shorter time period to execute a definitive agreement, providing Precise with greater likelihood of closing a transaction. The board directed Goldman Sachs to continue its discussions on behalf of Precise with VERITAS and to communicate to the second party that its proposal was not sufficient for Precise to agree to negotiate exclusively with the second party.

      From September 13, 2002 to September 14, 2002, Joseph Julian, VERITAS’ senior vice president for Americas sales operations, and employees in VERITAS’ corporate development and strategic operations groups and financial reporting and accounting staff, Messrs. Alon, Nye and Garad and Ms. Horan, and representatives of the respective financial advisors and legal counsel for VERITAS and Precise met in Dedham, Massachusetts to conduct financial and legal due diligence on Precise.

      During the week of September 16, 2002, the second party revised its non-binding proposal originally submitted on September 12, 2002. Goldman Sachs, on behalf of Precise, indicated to the second party that its revised proposal was not competitive at that time because the price offered by the second party was below the price then being offered by VERITAS.

      From September 15, 2002 to September 18, 2002, an employee in VERITAS’ corporate development group and representatives of Credit Suisse First Boston participated in several telephone conferences with representatives of Goldman Sachs to discuss the potential business combination with Precise.

      In mid-September 2002, VERITAS engaged KPMG LLP to conduct accounting due diligence on Precise, following which representatives of KPMG conducted accounting due diligence on Precise in Westwood, Massachusetts and in Israel.

      On September 17, 2002, employees in VERITAS’ technology planning and product operations groups, met Mr. Husain and employees in Precise’s research and development group in Reston, Virginia, to conduct technical due diligence on Precise’s SRM products.

      From September 18, 2002 to September 19, 2002, Fred van den Bosch, VERITAS’ chief technology officer and executive vice president of VERITAS’ advanced technology group, and employees in VERITAS’ product operations group met with Mr. Schwartz in Tel Aviv, Israel, to discuss technical due diligence on Precise.

      On September 20, 2002, Mr. Bloom had a telephonic meeting with Mr. Alon. During this discussion, Messrs. Bloom and Alon agreed to suspend their discussions until after September 30, 2002 in order to focus the attention of management of both companies on their respective businesses at the quarter end.

      On October 3, 2002, at the instruction of VERITAS, Credit Suisse First Boston delivered to Precise a draft merger agreement and a draft exclusivity agreement prepared by Wilson Sonsini Goodrich & Rosati.

      On October 7, 2002, Precise agreed to negotiate exclusively with VERITAS until October 23, 2002 with respect to a potential business combination.

      On October 11, 2002, Piper Rudnick delivered comments to Wilson Sonsini Goodrich & Rosati on the draft merger agreement previously delivered on October 3, 2002.

      From October 14, 2002 to October 16, 2002, employees in VERITAS’ corporate development group, Messrs. Nye and Garad and Marc Venator, the chief financial officer of Precise, and Richard Forcier, Precise’s global corporate controller, and representatives of Credit Suisse First Boston and Goldman Sachs met in Dedham, Massachusetts to continue due diligence on Precise. During this time, Mark Bregman, VERITAS’ executive vice president, product operations, and employees in VERITAS’ product operations group, met with Messrs. Ratner and Schwartz in Tel Aviv, Israel, to conduct operational due diligence on Precise.

      On October 17, 2002, Wilson Sonsini Goodrich & Rosati delivered to Precise a revised draft of the merger agreement. On that same day, Mr. Bregman and employees in VERITAS’ product operations group, met with Mr. Husain and employees in Precise’s SRM division, in Reston, Virginia, to conduct operational due diligence on Precise.

      From October 17, 2002 to October 22, 2002, the parties and their respective legal and financial advisors continued to negotiate terms, valuation and structure of a potential transaction, and representatives of VERITAS, Credit Suisse First Boston, KPMG and Wilson Sonsini Goodrich & Rosati continued to conduct due diligence on Precise. On October 18, 2002, Paul Sallaberry, VERITAS’ executive vice president, sales strategy, and other employees of VERITAS held a telephone conference with Messrs. Alon, Nye and Garad, Joseph McCurdy, Precise’s executive vice president of business operations, and Todd Fredrick, senior vice president of sales for the Precise SRM division, to discuss Precise’s sales operation.

      On October 21, 2002, the Precise board of directors held a regularly scheduled board meeting at which it discussed the status of the potential business combination with VERITAS.

      During the evening of October 22, 2002, representatives of Credit Suisse First Boston and Goldman Sachs had a telephone conference to discuss valuation. Goldman Sachs, on behalf of Precise’s management and board of directors, responded that it believed that the valuation proposed by VERITAS would be insufficient to conclude a transaction with Precise.

      On October 23, 2002, the VERITAS board of directors held a meeting at which it discussed the potential business combination with Precise. On that same day, the period during which Precise agreed to negotiate exclusively with VERITAS expired.

      On October 24, 2002, Goldman Sachs, on behalf of Precise, contacted the second party regarding its continued interest in a potential transaction with Precise.

      On October 25, 2002, the VERITAS board of directors held a special telephonic meeting to discuss the potential business combination with Precise.

      On October 26, 2002, Mr. Bloom telephoned Mr. Alon to discuss a revised non-binding proposal.

      During the week of October 28, 2002, Mr. Bloom contacted Mr. Alon to discuss the revised non-binding proposal. No agreement was reached, but Messrs. Bloom and Alon determined that Messrs. Hagerman and Nye should continue to discuss the terms of VERITAS’ proposal. Messrs. Hagerman and Nye discussed the proposal several times during the following week.

      During the weeks of October 28, 2002 and November 4, 2002, Goldman Sachs, on behalf of Precise, conducted further discussions with the second party regarding its continued interest in a potential transaction with Precise. No proposal from the second party resulted from these discussions.

      On November 5, 2002, the VERITAS board of directors also held a meeting at which it discussed the potential business combination with Precise. On that same day, Messrs. Bloom and Hagerman and an employee in VERITAS’ corporate development group and Messrs. Alon and Nye met in Menlo Park, California to discuss valuation issues. During this meeting, VERITAS increased the valuation in its proposal, but Precise’s management stated that such valuation remained inadequate and decided to terminate the discussions regarding a business combination at that time. Following this meeting, Precise requested that VERITAS return all confidential materials previously provided.

      During the weeks of November 11, 2002 and November 18, 2002, representatives of Credit Suisse First Boston, on behalf of VERITAS, and Goldman Sachs, on behalf of Precise, held additional discussions regarding valuation issues.

      On November 22, 2002, discussions were held between representatives of Credit Suisse First Boston, on behalf of VERITAS, and Goldman Sachs, on behalf of Precise, concerning a revised non-binding proposal from VERITAS. Terms of that proposal included consideration for each Precise ordinary share of $16.50 in cash, with an ability to elect to receive 25% of the consideration in VERITAS common stock. Based on these improved pricing terms, Precise management agreed to reconsider a possible business combination with VERITAS.

      On November 24, 2002, Wilson Sonsini Goodrich & Rosati delivered a revised draft of the merger agreement to Piper Rudnick. From November 24, 2002 to December 2, 2002, the parties and their respective legal and financial advisors continued to discuss open issues relating to the merger agreement.

      During the week of November 26, 2002, at the instruction of VERITAS, Credit Suisse First Boston delivered to Goldman Sachs initial drafts of the employment agreements prepared by Wilson Sonsini Goodrich & Rosati for Messrs. Alon, Nye, Ratner, Schwartz, Husain and Fredrick and Daniel Germain, Precise’s vice president of customer support.

      On December 4, 2002, Wilson Sonsini Goodrich & Rosati delivered a revised draft of the merger agreement to Piper Rudnick. Also on December 4, 2002, employees in VERITAS’ corporate development group and legal department and representatives of Wilson Sonsini Goodrich & Rosati met in New York with representatives of Piper Rudnick to discuss open issues on the revised draft merger agreement. Representatives of Precise were not present at that meeting. Following the meeting, Piper Rudnick delivered to Wilson Sonsini Goodrich & Rosati a list of questions and business issues related to its review of the draft employment agreements. Negotiations at this meeting covered all aspects of the transaction, including, among other things, the representations and warranties made by the parties, the definition of “material adverse effect” and the conditions to completion of the proposed merger, including the elimination or limitation of certain conditions related to employee retention and Israeli regulatory approvals. In these negotiations, Precise and its financial and legal advisors sought to obtain greater certainty of closure. These negotiations also covered the restrictions on the conduct of Precise’s business pending the closing, the details of the “no shop” clause and the ability of Precise’s board of directors to change its recommendation or terminate the agreement under certain circumstances, the details related to the termination fee, and whether voting agreements would be required of Precise’s executive officers and directors and the terms of these voting agreements.

      From December 5, 2002 to December 10, 2002, VERITAS and Precise and their advisors discussed open business issues related to the draft merger agreement. These negotiations covered remaining unresolved significant issues, including the definition of “material adverse effect” and the conditions to completion of the proposed merger, as well as issues related to limitations on the ability to offer VERITAS common stock as merger consideration to Israeli shareholders. VERITAS revised the employment agreements and provided revised drafts to Precise on December 10, 2002.

      On December 11, 2002, a telephone conference was held between an employee in VERITAS’ corporate development group and representatives of Precise, including Messrs. Garad and Forcier, and the parties’ legal and financial advisors to discuss outstanding due diligence items. Also on December 11, 2002, Wilson Sonsini Goodrich & Rosati delivered a revised draft of the merger agreement to Piper Rudnick.

      From December 11, 2002 to December 16, 2002, the parties and their legal and financial advisors continued due diligence and discussions on the merger agreement and related agreements.

      On December 15, 2002, Mr. Alon discussed with Mr. Zuckerman the status of the potential business combination with VERITAS.

      From December 16, 2002 to December 18, 2002, the parties and their respective legal and financial advisors continued due diligence, and Precise and its advisors conducted financial and legal due diligence on VERITAS.

      On December 16, 2002, Wilson, Sonsini, Goodrich & Rosati delivered a revised draft of the merger agreement to Piper Rudnick.

      From December 16, 2002 to December 19, 2002, the parties and their respective legal counsel finalized the merger agreement and the related agreements.

      On December 17, 2002, the VERITAS board of directors convened a special telephonic meeting to consider the proposed business combination with Precise and the terms and conditions of the merger agreement. After discussion, the meeting was adjourned until the next day. On that same day, Wilson, Sonsini, Goodrich & Rosati delivered the revised employment agreements to Precise. On December 18, 2002, the VERITAS board of directors reconvened the meeting adjourned the prior evening. A representative of Credit Suisse First Boston and a representative of Wilson Sonsini Goodrich & Rosati attended the December 17-18, 2002 meeting. After considering the terms of the proposed transaction and considering the advice of its financial and legal advisors, the VERITAS board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

      On December 17, 2002, Messrs. Zuckerman, Fuhrman and Simunovic consulted with Messrs. Alon and Nye in a telephonic meeting regarding the business combination with VERITAS and the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Representatives of Goldman Sachs made a presentation regarding its analyses of the consideration to be received by Precise shareholders in the merger, and responded to various questions raised by these directors. Representatives of Piper Rudnick also attended the meeting and provided an outline of the terms and conditions of the proposed merger agreement, and responded to various questions raised by these directors. Discussion ensued.

      On December 18, 2002, the Precise board of directors, including the members of the audit committee, held a special telephonic meeting with respect to the business combination with VERITAS and the terms and conditions of the merger agreement. Representatives of Goldman Sachs and Piper Rudnick attended the meeting of the board of directors. Goldman Sachs presented its analyses of the consideration to be received by Precise shareholders in the merger and delivered its oral opinion, which was subsequently confirmed in writing, that as of the date of its written opinion and subject to the assumptions and limitations set forth therein, the aggregate merger consideration to be received by all holders of Precise ordinary shares pursuant to the merger agreement was fair from a financial point of view to such holders, in the aggregate. Representatives of Piper Rudnick gave a presentation on the merger agreement and related documents previously distributed to the directors and advised the board of directors regarding their fiduciary duties. The Precise board of directors asked clarification questions of representatives of Goldman Sachs and Piper Rudnick regarding their respective presentations and the representatives responded to such questions. The Precise board of directors did not engage in any discussions or adopt any resolutions at this meeting. Because Precise’s directors and non-director office holders have a personal interest, directly or indirectly, in the merger agreement, the merger and the other transactions contemplated by the merger agreement, as required by Israeli law, the consideration of these matters was first referred to Precise’s audit committee.

      Immediately after conclusion of the special telephonic meeting of Precise’s board of directors on December 18, 2002, Precise’s audit committee convened a special telephonic meeting to consider the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, including VERITAS’ agreement to assume the obligations of Precise under existing indemnification agreements or to enter into new indemnification agreements with Precise’s directors and specified officers and amend Precise’s articles of association regarding indemnification and insurance, the purchase by Precise of “tail” or “runoff” directors’ and officers’ liability insurance and the employment agreement between Mr. Alon and VERITAS. The audit committee also considered the proposed modifications to the director share options. Precise’s audit committee consists of three independent directors, two of whom are external directors within the meaning of the Israeli Companies Law. Representatives of Goldman Sachs and Piper Rudnick attended the meeting of the audit committee and responded to various questions raised by members of the audit committee regarding the matters being considered at the meeting. The audit committee noted the normal and customary nature of the transactions in which Precise’s directors and non-director office holders had a personal interest. After discussing the terms of the proposed transactions, including the personal interests of Precise’s directors and non-director office holders in the merger, the audit committee approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and, subject to shareholder approval, the modifications to the director share options and recommended that these matters be submitted to Precise’s entire board of directors for discussion and approval.

      Immediately after the conclusion of the special telephonic meeting of Precise’s audit committee on December 18, 2002, the entire board of directors of Precise reconvened to consider the terms and conditions of the merger agreement, the merger and the transactions contemplated by the merger agreement. The board of directors also considered the modifications to the director share options, as recommended by the audit committee, and the proposed amendment of the articles of association regarding indemnification and insurance. Representatives of Goldman Sachs and Piper Rudnick attended the meeting of the board of directors and responded to various questions raised by members of Precise’s board of directors. After discussing the terms of the proposed transactions, including the personal interests of Precise’s directors and non-director office holders in the merger agreement, the merger and the other transactions contemplated by the merger agreement and in the modifications to the director share options, the board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, the modifications to the director share options and the amendment of the articles of association regarding indemnification and insurance. The board recommended that these matters be submitted to Precise’s shareholders for approval at the extraordinary meeting.

      During the early morning of December 19, 2002, VERITAS and Precise executed the merger agreement on substantially the same terms as the draft distributed to the Precise board of directors and the VERITAS board of directors, the applicable parties signed the related agreements, and VERITAS and Precise issued a joint press release announcing the execution of the merger agreement.

      On May 23, 2003, VERITAS and Precise executed amendment no. 1 to the merger agreement attached to this proxy statement/prospectus as Annex AA.

Precise’s Reasons for the Merger

      On December 18, 2002, the board of directors of Precise unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Precise and its shareholders, and (2) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The board of directors of Precise has unanimously recommended that the Precise shareholders vote FOR the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement for the reasons set forth below:

•	The cash merger consideration of $16.50 proposed by VERITAS represented a premium of approximately 36.9% over $12.05, the closing price per Precise ordinary share as reported on The Nasdaq National Market on December 18, 2002. In addition, the ability of Precise shareholders to elect to receive the mixed consideration at any time up to the close of business on the last business day prior to the extraordinary meeting represented the potential for Precise shareholders to receive consideration with a value in excess of $16.50. Based on the per share closing price of VERITAS common stock of $17.29 as reported on The Nasdaq National Market on December 18, 2002, the value of the mixed consideration would have been $16.46 per Precise ordinary share. Since Precise’s initial public offering on June 28, 2000, Precise ordinary shares had traded between $6.45 and $44.38 per share.

•	The opinion of Precise’s financial advisor, Goldman, Sachs & Co., that as of December 19, 2002, and based upon and subject to the facts and assumptions set forth in the opinion, the aggregate merger consideration to be received by all holders of Precise ordinary shares pursuant to the merger agreement was fair from a financial point of view to such shareholders, in the aggregate, as more fully described below under the caption “Opinion of Precise’s Financial Advisor.”

•	Considering the financial position of the merging companies, no reasonable concern exists that Precise, as the surviving corporation in the merger, will be unable to fulfill the obligations of Precise to its creditors.

      In connection with the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and the recommendation to the Precise shareholders, the board of directors of Precise also considered, among others, the following positive and potentially negative factors:

•	The terms and conditions of the merger agreement and related agreements, including the willingness of Precise’s directors, each in his or her capacity as a shareholder, officers and certain affiliated shareholders to commit to vote in favor of the proposed merger.

•	The review of, and discussions with, Precise’s senior management, financial and legal advisors and accountants, regarding certain business, financial, legal and accounting aspects of the proposed merger and the results of business due diligence reviews.

•	The ability to leverage VERITAS’ global distribution channels, proven brand recognition and existing customer, partner and strategic relationships to accelerate Precise’s market penetration.

•	The ability to benefit from VERITAS’ greater corporate resources and increase competitiveness through synergies and internal economies of scale.

•	The impact of the proposed merger on Precise’s customers, distributors and employees, including the possibility that the proposed merger might adversely affect relationships between Precise and certain of its customers and distributors, the risk that key management and technical personnel might leave Precise and the resulting effect on both the prospects of consummating the proposed merger and the business of Precise if the proposed merger were not consummated.

•	The ability of Precise’s Israeli shareholders to receive the cash equivalent of the mixed consideration, even though prohibited under Israeli law from receiving VERITAS common stock.

•	The ability of Precise’s Israeli shareholders to use any cash received in the merger to purchase VERITAS common stock on the open market and, as a result, participate in any future increases in the value of the combined company.

•	VERITAS’ ability to integrate Precise, and VERITAS’ record of integrating companies previously acquired by it.

•	The likelihood of the proposed merger being approved by the appropriate regulatory authorities.

•	The terms of the proposal by the second party and the opportunities and alternatives available to Precise if the proposed merger were not consummated.

•	The ability of Precise to accept a superior proposal, as defined in the merger agreement, after payment of a termination fee.

•	The possibility that certain provisions of the merger agreement, including the non-solicitation and other protective provisions, might have the effect of discouraging other persons potentially interested in acquiring Precise from pursuing such an opportunity.

      The above discussion of the information and factors considered by the board of directors of Precise is not intended to be exhaustive. In view of the variety of factors considered and qualitative judgments made with respect to such factors in connection with its evaluation of the proposed merger, the board of directors did not find it practicable to quantify, analyze or assign relative weights to each individual factor to reach its determination. Individual members of Precise’s board may have assigned different relative weights or conclusions to each factor affecting the board’s determination.

VERITAS’ Reasons for the Merger

      VERITAS’ board of directors has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. VERITAS’ board of directors consulted with VERITAS’ senior management, as well as its legal counsel and financial advisors in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated the merger agreement. VERITAS’ board of directors has identified several potential benefits of the merger that it believes will contribute to the success of the combined company, including:

•	enhancing VERITAS’ ability to reach certain of its strategic and business objectives, which include extending VERITAS’ product and service offerings to include Precise’s products, enabling VERITAS to bridge across storage, databases and application management;

•	enabling VERITAS to leverage its distribution channels, international presence, customer base, and brand recognition to accelerate Precise’s market penetration and growth;

•	enabling VERITAS to enhance its position in areas where VERITAS is already strong by offering complementary products and services developed by Precise;

•	enhancing its product offerings in a variety of its core product areas; and

•	providing an end-to-end solution for application performance and availability stretching from the end-user all the way through the underlying data layers.

      After taking into account these and other factors, the VERITAS board of directors determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of VERITAS and its stockholders and that VERITAS should enter into the merger agreement.

Recommendation of Precise’s Audit Committee and Board of Directors

      On December 18, 2002, the members of the audit committee and board of directors of Precise unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Precise and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that following the merger Precise, as the surviving corporation, would not be able to fulfill its obligations to its creditors. The audit committee and board of directors of Precise unanimously recommend that the Precise shareholders vote FOR approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement for the reasons set forth above.

Opinion of Precise’s Financial Advisor

      Goldman Sachs delivered its opinion to the Precise board of directors that, as of December 19, 2002, and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate merger consideration to be received by all holders of Precise ordinary shares pursuant to the merger agreement was fair from a financial point of view to such holders, in the aggregate.

      The full text of the written opinion of Goldman Sachs, dated December 19, 2002, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Precise shareholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Precise board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Precise ordinary shares should vote with respect to the merger or whether to elect to receive the cash consideration or the mixed consideration in connection with the merger and was not intended to address the propriety of every individual decision to elect to receive the per share cash consideration or the per share mixed consideration.

      In connection with rendering its opinion and performing its financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	Annual Reports to Shareholders and Annual Reports on Form 10-K of Precise for the two years ended December 31, 2001 and of VERITAS for the three years ended December 31, 2001;

•	the Registration Statement on Form F-1 of Precise, including the prospectus contained therein, dated June 29, 2000, relating to Precise’s initial public offering;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Precise and VERITAS;

•	certain other communications, including press releases, from Precise and VERITAS to their respective shareholders; and

•	certain internal financial analyses and forecasts for Precise prepared by its management.

      Goldman Sachs also held discussions with members of the senior management of Precise regarding their assessment of the strategic rationale for, and potential benefits of, the merger described under “— Precise’s Reasons for the Merger” on page 63. In addition, discussions were held regarding the past and current business operations, financial condition, and future prospects of the company, including discussions with respect to risks and uncertainties relating to Precise’s ability to realize the internal forecasts prepared by its management in the amounts and time periods contemplated thereby. In addition, Goldman Sachs reviewed the reported price and trading activity of the Precise ordinary shares and VERITAS common stock, compared certain financial and stock market information for Precise and VERITAS with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. As the Precise board of directors was aware, VERITAS did not make available its forecasts of future financial performance. Accordingly, Goldman Sachs’ review of such matters was limited to discussion with senior management of VERITAS of certain publicly available research analyst estimates of VERITAS. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities, including any derivative or off-balance sheet assets and liabilities, of Precise or VERITAS or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on Precise or VERITAS or any of their respective subsidiaries or on the expected benefits of the merger.

      The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing the opinion described above. The following summary, however, does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of financial analyses include information presented in tabular form, which should be read together with the text accompanying each summary. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 18, 2002, and is not necessarily indicative of current market conditions.

      Premium Analysis. Goldman Sachs compared the implied transaction price of $16.50 per share to the closing price of Precise’s ordinary shares on December 18, 2002. In addition, Goldman Sachs compared this implied transaction price to the average closing prices for the 10-, 20-, 30-, 60-, 90-, and 180-day, and one-year periods ending and including the close on December 18, 2002 to derive the implied transaction premia or discounts. Goldman Sachs performed this calculation by determining the arithmetic means of various closing prices, or “simple averages”, and the arithmetic means of various closing prices weighted individually by the volume of trading on that day, or “weighted averages”. Goldman Sachs also analyzed the implied transaction price to derive the implied transaction premia or discounts based on the six-month and one-year high and low closing prices of Precise’s ordinary shares as of December 18, 2002. The results of this analysis are set forth below.

Premium at $16.50

December 18, 2002	36.9%

Averages	Simple	Weighted

10-day	42.5%	42.9%
20-day	34.8%	33.8%
30-day	38.0%	36.9%
60-day	47.1%	53.5%
90-day	40.8%	44.1%
180-day	35.8%	37.6%
One-year	8.2%	13.2%

Premium at $16.50

Low

Six-month (June 24, 2002)	140.9%
One-year (June 24, 2002)	140.9%
High

Six-month (August 19, 2002)	10.0%
One-year (January 8, 2002)	(37.5%)

      Selected Companies Analysis. Goldman Sachs reviewed certain financial information and public market multiples relating to Precise and VERITAS and compared them to corresponding data for the following publicly traded companies in the software industry:

•	BMC Software, Inc.;

•	Computer Associates International, Inc.;

•	Compuware Corporation;

•	Embarcadero Technologies, Inc.;

•	Legato Systems, Inc.;

•	Mercury Interactive Corporation;

•	NetIQ Corp.; and

•	Quest Software, Inc.

      Although none of the selected companies is directly comparable to Precise or VERITAS, the companies included were chosen because they are publicly traded U.S. companies with operations that for purposes of analysis may be considered similar to certain operations of Precise and VERITAS and generally comparable as to size and type of business.

      Goldman Sachs then calculated the percentage of each company’s closing market price per share on December 18, 2002 to the highest price per share in the previous 52 weeks. In its analysis, Goldman Sachs used publicly available information. The results of this analysis are set forth below.

Price as % of 52-week high
Company	(December 18, 2002)

BMC Software, Inc.	76.4%
Mercury Interactive Corporation	72.0%
Precise Software Solutions Ltd.	43.1%
Quest Software, Inc.	37.6%
VERITAS Software Corp.	34.6%
Computer Associates International, Inc.	34.3%
Compuware Corporation	33.6%
NetIQ Corp.	32.2%
Legato Systems, Inc.	27.2%
Embarcadero Technologies, Inc.	22.3%

      Goldman Sachs also calculated the multiple of price to earnings per share, or P/E, of Precise, VERITAS and the selected companies and the ratio of price to earnings per share for Precise at an implied $16.50 purchase price, using estimates of calendar year 2003 earnings per share, or EPS, based on median estimates it obtained from the Institutional Broker Estimate Service, or IBES, a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on publicly traded companies.

      In its analysis, Goldman Sachs also calculated and compared the implied enterprise value, which is the implied diluted equity value plus net debt, as a multiple of estimated revenues for the calendar year 2003, based on estimates it obtained from publicly available research analyst estimates and IBES.

      The results of these analyses are summarized as follows:

	Implied Enterprise Value/	Price/ Estimated
Company	Estimated 2003 Revenue	2003 EPS

Mercury Interactive Corporation	5.4x	38.3x
VERITAS Software Corp.	3.6x	28.7x
Computer Associates International, Inc.	3.1x	53.2x
Precise Software Solutions Ltd.	2.6x	30.5x
Quest Software, Inc.	2.5x	33.5x
Embarcadero Technologies, Inc.	2.2x	23.5x
BMC Software, Inc.	2.2x	39.6x
Legato Systems Inc.	1.7x	242.0x
Compuware Corporation	0.9x	14.0x
NetIQ Corp.	0.5x	22.4x
Proposed Transaction	4.2x	41.8x

      Selected Transactions Analysis. Goldman Sachs analyzed the implied transaction premium of 36.9%, which was calculated based upon an implied transaction price of $16.50 and the closing price of Precise’s ordinary shares on December 18, 2002, and compared it to other premia based on pre-announcement closing prices for 10 public transactions in the software industry that were announced since September 2001 which were generally comparable because of size, type of business and the proximity in time of the transaction. The results of this analysis are set forth below.

Announced Date	Transaction	Premium

September 24, 2001	Verisign, Inc./ Illuminet Holdings, Inc.	1.8%
October 30, 2001	International Business Machines Corporation/ Crossworlds Software, Inc.	31.1%
January 5, 2002	TIBCO Software Inc./ Talarian Corporation	68.8%
February 20, 2002	Legato Systems, Inc./ OTG Software, Inc.	21.0%
March 18, 2002	MSC Software Corporation/ Mechanical Dynamics, Inc.	57.0%
April 29, 2002	Fair, Isaac and Company, Incorporated/ HNC Software Inc.	27.2%
May 7, 2002	Microsoft Corporation/ Navision a/s	37.0%
June 10, 2002	Novell, Inc./ Silverstream Software, Inc.	75.1%
June 10, 2002	SkillSoft Corporation/ Smartforce plc	18.5%
December 6, 2002	International Business Machines Corporation/ Rational Software Corporation	28.5%
December 19, 2002	Proposed Transaction — VERITAS Software Corp./ Precise Software Solutions Ltd.	36.9%

      Goldman Sachs also analyzed the implied enterprise value to revenue multiple related to the transaction of 4.2x derived from the analysis above and compared it to other implied enterprise value to forward revenue multiples relating to 13 transactions in the software industry that were announced since September 2001 based on information from public filings, press releases and publicly available research analyst estimates. The results of this analysis are set forth below.

Implied Enterprise Value/
Announced Date	Transaction	Forward Revenue Multiple

September 24, 2001	Verisign, Inc./ Illuminet Holdings, Inc.	4.8x
October 30, 2001	International Business Machines Corporation/ Crossworlds Software, Inc.	1.0x
January 5, 2002	TIBCO Software Inc./ Talarian Corporation	3.7x
February 20, 2002	Legato Systems, Inc./ OTG Software, Inc.	3.9x
March 18, 2002	MSC Software Corporation/ Mechanical Dynamics, Inc.	1.6x
April 29, 2002	Fair, Isaac and Company, Incorporated/ HNC Software Inc.	2.8x
May 7, 2002	Microsoft Corporation/ Navision a/s	5.1x
June 10, 2002	Novell, Inc./ Silverstream Software, Inc.	1.9x
June 10, 2002	SkillSoft Corporation/ Smartforce plc	1.2x
September 22, 2002	BMC Software, Inc./ Remedy Corporation	1.9x
October 23, 2002	Quest Software, Inc./ Sitraka Inc.	2.9x
October 30, 2002	Borland Software Corporation/ TogetherSoft Corporation	2.8x
December 6, 2002	International Business Machines Corporation/ Rational Software Corporation	2.5x

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its opinion, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Precise or VERITAS or the merger. The companies and transactions were selected by considering a universe of companies and transactions which were generally comparable because of size and type of business, and the proximity in time of the selected transaction to the present transaction, and by excluding companies and transactions whose inclusion Goldman Sachs believed would be inappropriate. Goldman Sachs believed that inclusion of a certain company or transaction was inappropriate if it was not generally comparable to the present transaction and parties in Goldman Sachs’ judgment. No specific quantitative or qualitative standards were applied.

      The analyses were prepared solely for purposes of Goldman Sachs’ providing its opinion to the Precise board of directors as to the fairness from a financial point of view of the aggregate merger consideration to be received by all holders of Precise ordinary shares in the aggregate and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. The opinion was not intended to address the propriety of every individual decision to elect to receive the per share cash consideration or the per share mixed consideration.

      Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Precise, VERITAS, Goldman Sachs nor any other person assumes responsibility if future results are materially different from those forecasted.

      As described above, Goldman Sachs’ opinion to the Precise board of directors was one of many factors taken into consideration by the Precise board of directors in making its determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Although Goldman Sachs evaluated the fairness, from a financial point of view, of the aggregate consideration to be received by all holders of Precise ordinary shares pursuant to the merger agreement, the amount and type of consideration was determined by VERITAS and Precise through arm’s-length negotiations. The Precise board of directors did not provide specific instructions to, or place any limitations on, Goldman Sachs with respect to the procedures to be followed or factors to be considered by Goldman Sachs in performing its analyses or providing its opinion. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the opinion and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex D.

      Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with Precise having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs also has provided certain investment banking services to VERITAS from time to time. Goldman Sachs also may provide investment banking services to VERITAS and its affiliates in the future.

      The Precise board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement.

      Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of Precise or VERITAS for its own account and for the accounts of customers.

      Pursuant to a letter agreement dated September 5, 2002, Precise engaged Goldman Sachs as its financial advisor in connection with the possible sale of all or a portion of the shares or assets of Precise. Pursuant to the terms of the Goldman Sachs engagement letter, if the proposed merger is completed Goldman Sachs is entitled to receive from Precise a transaction fee of $5 million plus 1.0% of the amount that the aggregate consideration paid in the transaction exceeds the aggregate consideration obtained assuming that $19.00 per share was received by Precise’s shareholders, which is payable upon consummation of the merger. In addition, Precise, at its sole discretion, may increase the transaction fee payable to Goldman Sachs, provided that the aggregate transaction fee paid to Goldman Sachs after giving effect to any such discretionary increase shall not exceed 1.0% of the amount of aggregate consideration paid in the transaction. The decision to increase the transaction fee payable to Goldman Sachs is entirely at the discretion of Precise and may be based on Precise’s unilateral determination of the value of Goldman Sachs’ services. In addition, Precise has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorney’s fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Precise’s Directors and Executive Officers in the Merger

      When considering the recommendation of the Precise audit committee and board of directors with respect to the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, Precise shareholders should be aware that Precise’s directors and executive officers, as well as several other members of Precise’s senior management, may have a personal interest in the merger agreement, the merger and the other transactions contemplated by the merger agreement that is different from, or in addition to, the interests of Precise shareholders generally, which may have influenced their decision to support or recommend the merger.

     Employment Agreements Following the Merger

      In connection with the merger, four executive officers of Precise, Shimon Alon, Precise’s chief executive officer; Itzhak (“Aki”) Ratner, Precise’s president; Benjamin Nye, Precise’s chief operating officer; and Rami Schwartz, Precise’s executive vice president, research and development, have entered into employment agreements with either VERITAS or Precise. None of Precise’s other executive officers will enter into employment agreements with VERITAS or Precise in connection with the merger. Upon completion of the merger, the new agreements will supersede any agreements each of these individuals previously had with Precise. The following are summaries of the executive officers’ new employment agreements:

      Shimon Alon. Mr. Alon agreed to be employed by VERITAS following the merger in order to facilitate the integration of the Precise business into VERITAS. Pursuant to this agreement, VERITAS agreed to provide Mr. Alon with (1) an annual base salary of $320,000, (2) a semi-annual bonus of $100,000 based upon performance criteria to be agreed upon by VERITAS and Mr. Alon, and (3) an option to purchase 300,000 shares of VERITAS common stock which will vest as to 1/48 of the shares per month following the closing date, subject to Mr. Alon’s continued employment by VERITAS. In addition, VERITAS acknowledges that 100% of Mr. Alon’s unvested options to purchase Precise ordinary shares will become fully vested and exercisable immediately prior to completion of the merger. If Mr. Alon’s employment with VERITAS is terminated for any reason other than for cause, Mr. Alon, subject to his execution of a release of claims with VERITAS, will receive the following severance benefits for 12 months following the date of termination:

•	$270,000 payable in a lump sum at termination, or in VERITAS’ discretion, in 12 equal installments;

•	continued medical, dental and vision benefits; and

•	a monthly car allowance.

      Itzhak (“Aki”) Ratner. Mr. Ratner agreed to serve as senior vice president, integration, for Precise following the merger. Pursuant to this agreement, Precise agreed to provide Mr. Ratner with (1) an annual base salary of $300,000, (2) an annual bonus of $100,000 based upon performance criteria to be agreed upon by Precise and Mr. Ratner, and (3) an option to purchase 200,000 shares of VERITAS common stock which will vest as to 1/48 of the shares per month following the closing date, subject to Mr. Ratner’s continued employment by Precise. In addition, 100% of Mr. Ratner’s unvested options to purchase Precise ordinary shares will become fully vested and exercisable on the date of the merger. One-half of the Precise ordinary shares subject to the option that vest on the date of the merger or, if such shares are sold, the proceeds net of any withholding taxes attributable to the exercise of the option, will be held in escrow for a period of one year following the merger. If Mr. Ratner’s employment with Precise is terminated for cause or if he resigns voluntarily, in either case, prior to the one-year anniversary of the merger, the shares and proceeds placed in an interest bearing escrow account will be forfeited by Mr. Ratner and the exercise price of the forfeited shares will be refunded.

      If Mr. Ratner voluntarily terminates his employment with Precise within 12 months following the merger, subject to his execution of a release of claims with Precise and VERITAS, Mr. Ratner will receive the following severance benefits for a maximum of nine months following the date of termination:

•	continued payment of base salary; and

•	continued medical, dental and vision benefits.

      If Mr. Ratner’s employment with Precise is involuntarily terminated at any time after the merger or if Mr. Ratner voluntarily terminates his employment with Precise at any time after the first anniversary of the merger, subject to his execution of a release of claims with Precise and VERITAS, Mr. Ratner will receive the following severance benefits for a maximum of 16 months following the date of termination:

•	continued payment of base salary;

•	a pro-rata amount of Mr. Ratner’s bonus for the fiscal year in which the termination occurs;

•	continued medical, dental and vision benefits; and

•	release of all shares and proceeds held in escrow by Precise.

      Benjamin Nye. Mr. Nye agreed to serve as senior vice president, integration for VERITAS following the merger. Pursuant to this agreement, VERITAS agreed to provide Mr. Nye with (1) an annual base salary of $300,000, (2) an annual bonus of $100,000 based upon performance criteria to be agreed upon by VERITAS and Mr. Nye, and (3) an option to purchase 200,000 shares of VERITAS common stock which will vest as to 1/48 of the shares per month following the closing date, subject to Mr. Nye’s continued employment by VERITAS. In addition, 100% of Mr. Nye’s unvested options to purchase Precise ordinary shares will become fully vested and exercisable on the date of the merger. One-half of the Precise ordinary shares subject to the option that vest on the date of the merger or, if such shares are sold, the proceeds of sale, will be held in escrow for a period of one year following the merger. If Mr. Nye’s employment with VERITAS is terminated for cause or if he resigns voluntarily, in either case, prior to the one-year anniversary of the merger, the shares and proceeds placed in escrow will be forfeited by Mr. Nye and the exercise price for the forfeited shares will be refunded.

      If Mr. Nye’s employment with VERITAS is involuntarily terminated within 12 months following the merger, subject to his execution of a release of claims with VERITAS, Mr. Nye will receive the following severance benefits for 12 months following the date of termination:

•	continued payment of base salary;

•	a pro-rata amount of Mr. Nye’s bonus for the fiscal year in which the termination occurs;

•	continued medical, dental and vision benefits; and

•	release of all shares and proceeds held in escrow by VERITAS.

      If Mr. Nye’s employment with VERITAS is involuntarily terminated at any time after the first anniversary of the merger, subject to his execution of a release of claims with VERITAS, Mr. Nye will receive the following severance benefits for six months following the date of termination:

•	continued payment of base salary;

•	a pro-rata amount of Mr. Nye’s bonus for the fiscal year in which the termination occurs; and

•	continued medical, dental and vision benefits.

      Rami Schwartz. Mr. Schwartz agreed to serve as vice president and general manager of Precise following the merger. Pursuant to this agreement, Precise agreed to provide Mr. Schwartz with (1) an annual base salary of $220,000, (2) an annual bonus of $55,000 based on continued employment, and (3) an option to purchase 100,000 shares of VERITAS common stock which will vest as to 1/48 of the shares per month following the closing date, subject to Mr. Schwartz’s continued employment by Precise. In addition, 50% of Mr. Schwartz’s unvested options to purchase Precise ordinary shares will become fully vested and exercisable immediately prior to completion of the merger.

      If Mr. Schwartz’s employment with Precise is terminated by Precise for any reason other than cause, death, or disability, subject to his execution of a release of claims with Precise and VERITAS, Mr. Schwartz will receive the following severance benefits for a maximum of 12 months following the date of termination:

•	continued payment of base salary;

•	a pro-rata amount of Mr. Schwartz’s bonus for the fiscal year in which the termination occurs; and

•	immediate vesting of all options to acquire Precise ordinary shares.

      Each of Messrs. Alon, Ratner, Nye and Schwartz has also agreed that for one year following the termination of his employment with VERITAS, he will not engage in, whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise, have any interest in (except for ownership of 1% or less of a public company), or participate in the financing, operation, management or control of any firm, partnership, corporation, entity or business that is engaged in the design, development, marketing and/or sale of storage or storage-related software, hardware and/or services.

     Options

      As of the date of the merger agreement, the total number of Precise ordinary shares issuable upon the exercise of share options held by the executive officers and directors of Precise as a group (13 persons) was 3,892,250. These options have exercise prices ranging from $0.38 to $20.20 per share and a weighted average exercise price of $11.23 per share. These options and all other Precise share options will be assumed by VERITAS and solely exercisable for VERITAS common stock as a result of the merger. Shimon Alon, Benjamin H. Nye and Aki Ratner hold Precise options that will vest in full immediately prior to or upon completion of the merger. One-half of the unvested options held by Marc Venator, Rami Schwartz, Joseph McCurdy and Andrew Bird will vest immediately prior to completion of the merger. In addition, all of the Precise options held by each of Messrs. Venator, Schwartz, McCurdy and Bird will fully vest if he is terminated without cause or, in the case of Messrs. Venator, McCurdy and Bird, if there is a significant adverse change in his title, job functions or responsibilities, following the completion of the merger. In addition, if Precise shareholders approve Proposal No. 3, the share options held by the directors of Precise, including members of Precise’s audit committee, will vest in full immediately after the completion of the merger, and the exercise period for these options will be extended for their original 10-year term. The following table shows the number of Precise ordinary shares subject to outstanding options held by Precise’s executive officers and directors within 60 days after April 30, 2003 and options that will accelerate as a result of (1) the merger, (2) termination of employment without cause in connection with or following the merger or (3) upon completion of the merger with shareholder approval of Proposal No. 3.

			Number of Unvested Shares Subject to Options
			that Accelerate as a Result of
	Number of Shares
	Subject to Options			Termination
				Following	Approval of
Name	Vested	Unvested	The Merger	the Merger	Proposal No. 3

Shimon Alon	907,061	772,188	772,188	—	—
Itzhak (“Aki”) Ratner	113,125	421,875	421,875	—	—
Benjamin Nye	125,501	337,500	337,500	—	—
Marc Venator	—	175,000	87,500	87,500	—
Rami Schwartz	110,625	284,375	142,187	142,188	—
Joseph R. McCurdy	90,625	159,375	79,687	79,688	—
Andrew D. Bird	54,687	85,313	42,656	42,657	—
Mary A. Palermo	50,000	—	—	—	—
Anton Simunovic	50,000	—	—	—	—
Robert J. Dolan	50,000	—	—	—	—
Ron Zuckerman	12,500	12,500	—	—	12,500
Gary L. Fuhrman	20,000	20,000	—	—	20,000
Michael Miracle	10,000	30,000	—	—	30,000

     Director and Officer Indemnification

      VERITAS has agreed to cause Precise, as the surviving corporation in the merger, to fulfill and honor in all respects Precise’s obligations under indemnification agreements between Precise and its directors and officers existing immediately prior to the effective time of the merger. If the Precise shareholders approve Proposal No. 2, then VERITAS will cause Precise, as the surviving corporation, to undertake the indemnification obligations contained in indemnification agreements in the form attached as Annex F to this proxy statement/ prospectus to be entered into with Shimon Alon, all other directors of Precise and with Itzhak (“Aki”) Ratner, Benjamin Nye, Rami Schwartz, Marc Venator and certain other officers. If the Precise shareholders do not approve Proposal No. 2 but do approve Proposal No. 1, then VERITAS has agreed to effect the amendment described in Proposal No. 2 and will cause the surviving corporation to undertake the indemnification obligations contained in the indemnification agreements in the form attached as Annex F.

      Each indemnification agreement will provide that Precise will indemnify the director or officer to the fullest extent permitted by law with respect to (1) any financial obligation imposed on such office holder pursuant to a judgment and (2) all reasonable legal expenses incurred by the director or officer by a court of law, in a proceeding instituted against the director or officer by Precise, on Precise’s behalf or by another person, or in a criminal prosecution in which the director or officer was acquitted, or in a criminal prosecution in which the director or officer was convicted of an offense that does not require proof of criminal intent. However, Precise will not indemnify the director or officer with respect to:

•	a breach of the duty of loyalty of the director or officer, except while acting in good faith and having a reasonable basis to assume that such act or omission would not prejudice the benefit of Precise;

•	a reckless or intentional breach of the director’s or officer’s duty of care;

•	an action intended to unlawfully reap a personal gain;

•	a fine or forfeit levied on the director or officer; or

•	a counterclaim by Precise against the director or officer.

As part of this indemnification, Precise will make available all amounts required to be indemnified on the first day on which the director or officer is required to make a payment, even prior to a court decision. If ultimately it is determined that the director or officer was not entitled to indemnification, any sums previously advanced by Precise must be repaid. This indemnification will be limited to expenses and matters with respect to a limited list of events, as more fully described in Section 5 of the form of indemnification agreement attached to this proxy statement/ prospectus as Annex F. In addition, the maximum amount of indemnification under each indemnification agreement is limited to the greater of $30 million and 75% of the market value of Precise’s ordinary shares on the day preceding the event giving rise to indemnification.

     Directors’ and Officers’ Liability Insurance

      As permitted under the terms of the merger agreement, Precise intends to purchase “tail” or “runoff” directors’ and officers’ liability insurance that will continue to cover Precise’s existing directors’ and officers’ liability insurance for seven years. This insurance will provide coverage for Precise’s directors and officers with respect to claims customarily covered by directors’ and officers’ liability insurance and arising with respect to events occurring prior to completion of the merger on terms comparable to those in effect on the date of the merger agreement. Under the terms of the merger agreement, Precise is not permitted to pay more than $2 million, in the aggregate, for the premium for such coverage.

Completion and Effectiveness of the Merger

      The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the shareholders of Precise, as required under Section 314 of the Israeli Companies Law. The shareholders of both Precise and the merger subsidiary will approve the merger pursuant to Sections 320 and 327 of the Israeli Companies Law. The merger will become effective in the manner provided for in Section 323 of the Israeli Companies Law — 5759-1999 as promptly as practicable after the satisfaction of the conditions to the completion of the merger as set forth in the merger agreement. See the section of this proxy statement/prospectus titled “The Merger Agreement — Conditions to Completion of the Merger,” for a summary of the conditions to the completion of the merger. VERITAS and Precise are working towards completing the merger as quickly as reasonably possible and hope to complete the merger promptly after the Precise extraordinary meeting of shareholders.

Structure of the Merger and Conversion of Precise Ordinary Shares

      In accordance with the merger agreement and with the Israeli Companies Law, the merger subsidiary, a transitory indirect wholly-owned subsidiary of VERITAS formed solely for the purpose of the merger, will be merged with and into Precise. As a result of the merger, the separate corporate existence of the merger subsidiary will cease and Precise will survive the merger as an indirect wholly-owned subsidiary of VERITAS.

      Upon completion of the merger, each outstanding ordinary share of Precise, other than dormant shares of Precise or shares held by any direct or indirect wholly-owned subsidiary of Precise, will be converted into and represent the right to receive, at the election of each Precise shareholder, either (1) the cash consideration of $16.50 in cash or (2) the mixed consideration of $12.375 in cash plus 0.2365 of a fully paid and nonassessable share of VERITAS common stock. Precise shareholders who are Israeli holders and who properly and timely elect to receive the mixed consideration will not be entitled to receive any shares of VERITAS common stock, but instead will receive (1) $12.375 in cash, plus (2) an amount in cash equal to 0.2365 multiplied by the closing sale price of one share of VERITAS common stock on the trading day immediately prior to the time the merger takes effect. The exchange ratio will be proportionately adjusted for any future stock split, stock dividend or similar event with respect to Precise ordinary shares or VERITAS common stock effected between the date of the merger agreement and the completion of the merger.

      You will be deemed to be an “Israeli holder” if: (1) you have provided Precise or the broker through which you hold Precise shares with an address in the State of Israel for the purpose of sending notices or (2) you declare that your center of vital interests, as evidenced by family, economic and social ties, is in Israel. Precise shareholders will be asked to sign a declaration as part of the election form stating whether or not they are Israeli holders in accordance with these criteria.

      No certificate or scrip representing fractional shares of VERITAS common stock will be issued in connection with the merger. Instead, in lieu of a fraction of a share of VERITAS common stock, Precise shareholders will be entitled to receive an amount of cash, rounded to the nearest whole cent, without interest equal to the product of the fraction and the average closing price of one share of VERITAS common stock for the five most recent trading days prior to the time the merger takes effect.

Election and Exchange Procedures

      An election form is enclosed with this proxy statement/ prospectus. Requests for additional copies of the election form should be addressed to Mellon Investor Services LLC, Reorganization Department, Post Office Box 3301, South Hackensack, New Jersey 07606; telephone toll free (888) 689-2681 from within the U.S. or at (201) 373-5213 from outside the U.S. Each election form entitles the holder of the Precise ordinary shares to elect to receive the cash consideration or the mixed consideration. However, to comply with Israeli securities laws, Precise shareholders who are Israeli holders and who properly and timely elect to receive the mixed consideration will not receive any shares of VERITAS common stock, but instead will receive (1) $12.375 in cash, plus (2) an amount in cash equal to 0.2365 multiplied by the closing sale price of one share of VERITAS common stock on the trading day immediately prior to the time the merger takes effect. You may only receive one form of consideration for all of your Precise ordinary shares.

      A holder of record of Precise ordinary shares who holds such ordinary shares as a nominee, trustee or in another representative capacity may submit multiple election forms, provided that such record holder certifies that each such election form covers all the Precise ordinary shares held by such record holder for a particular beneficial owner.

      To make an effective election, you must submit a properly completed election form, along with your Precise share certificates representing all ordinary shares of Precise covered by the election form (or an appropriate guarantee of delivery) to Mellon Investor Services LLC on or before 5:00 p.m., New York City time, on June 27, 2003. Mellon Investor Services LLC will act as exchange agent in the merger and in that role will process the exchange of Precise share certificates for cash or cash and shares of VERITAS common stock. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Precise share certificates after the merger is completed and will be entitled only to receive the $16.50 cash consideration in exchange for your Precise shares. In any event, do not forward your election form or Precise share certificates with your proxy card. Instead, use the separate envelope specifically provided for the election form and your share certificates.

      Once you have made an effective election with respect to your Precise ordinary shares by delivering an election form and your share certificates or a guarantee of delivery to the exchange agent, you may not sell your Precise ordinary shares until you have effectively revoked your election and have had your share certificates returned to you by the exchange agent.

      You may change your election at any time prior to 5:00 p.m., New York City time, on June 27, 2003, by written notice accompanied by a properly completed and signed later-dated election form received by the exchange agent prior to such time or by withdrawal of your share certificates by written notice received by the exchange agent prior to such time. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either cash or a combination of cash and VERITAS common stock, you should complete and return the election form. If you do not make an election, you will receive only cash consideration.

      Neither VERITAS nor Precise makes any recommendation as to whether you should elect to receive the cash consideration or the mixed consideration in the merger. You must make your own decision with respect to your election.

      If certificates for Precise ordinary shares are not immediately available or you are unable to send the election form and other required documents to the exchange agent prior to the election deadline, Precise shares may be properly exchanged, and an election will be effective, if:

•	such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the U.S.;

•	the exchange agent receives, prior to the election deadline, a properly completed and duly executed election form and notice of guaranteed delivery substantially in the form provided with the election form and delivered by hand, mail, telegram, telex or facsimile transmission; and

•	the exchange agent receives, within five Nasdaq trading days after the election deadline, the certificates for all exchanged Precise ordinary shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with any other documents required by the election form.

      Precise shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their Precise ordinary shares treated as shares for which no election has been made and will be entitled to receive only the $16.50 cash consideration for their shares. Precise share certificates represented by elections that have been revoked will be promptly returned without charge to the Precise shareholder revoking the election upon written request.

      After the completion of the merger, the exchange agent will mail a letter of transmittal together with instructions for the exchange of Precise share certificates for the $16.50 cash merger consideration to Precise shareholders who do not submit election forms or who have revoked such forms prior to the election deadline. Until you surrender your Precise share certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any VERITAS common stock into which your Precise ordinary shares have been converted. When you surrender your Precise share certificates, VERITAS will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Precise ordinary shares. Precise share certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

      If your Precise share certificates have been either lost, stolen or destroyed, you will have to prove your ownership of the certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. You may also be required to provide the exchange agent with an indemnity bond covering any lost, stolen or destroyed certificates before you receive any consideration for your shares. Upon request, either the exchange agent, Mellon Investor Services LLC, or Precise’s transfer agent, American Stock Transfer & Trust Company, will send you instructions on how to provide evidence of ownership.

      VERITAS will only issue a check for the cash merger consideration, a VERITAS stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Precise share certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Material U.S. Federal and Israeli Income Tax Consequences to Precise Shareholders

     U.S. Federal Income Tax Consequences

      In the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, the following discussion describes the material U.S. federal income tax consequences of the merger to U.S. holders. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the Code), final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Except as specifically discussed below with respect to non-U.S. holders, this summary is addressed only to holders of Precise ordinary shares if such holders are U.S. citizens, individuals resident in the U.S. for U.S. federal income tax purposes, partnerships or corporations created or organized in the U.S. or under the laws of the U.S. or any state in the U.S., estates the income of which is subject to U.S. federal income tax regardless of the source of their income and any trust if either: (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all the substantial decisions of the trust, or (2) the trust properly elects to be treated as a U.S. trust, all of whom are referred to collectively as U.S. holders. For U.S. federal income tax purposes, income earned through a domestic partnership, S corporation or certain trusts is attributed to its owners. This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders by reason of their particular circumstances, including potential application of the alternative minimum tax, or any aspect of state, local or non-U.S. federal tax laws. In addition, this discussion does not address the considerations that may be applicable to particular classes of U.S. holders who are subject to special tax treatment under the Code, including U.S. holders who acquired their Precise ordinary shares pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, dealers or brokers in securities or currencies, tax exempt organizations, financial institutions, holders of securities as part of a “straddle,” “hedge,” “conversion” or other risk-reduction transaction, or U.S. holders who own or at any time held, directly, indirectly or through attribution, 10% or more of the outstanding Precise ordinary shares. In addition, the following discussion does not address the U.S. federal income tax consequences to holders of options and warrants to purchase Precise ordinary shares.

      Each U.S. holder should consult the holder’s own tax advisor as to the particular tax consequences of the merger to the holder, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

      The receipt by a U.S. holder of cash and, in the case of a U.S. holder who so elects, VERITAS common stock, in exchange for Precise ordinary shares in the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the excess, if any, of the amount of cash plus, in the case of a U.S. holder who receives VERITAS common stock in the merger, the fair market value on the date of the merger of such stock over the aggregate adjusted tax basis of the shares surrendered by him in the merger. Assuming that a U.S. holder’s Precise ordinary shares are held by him as capital assets, the gain or loss recognized by him will be capital gain or loss, and will be long-term capital gain or loss if his holding period for his Precise ordinary shares exceeds one year. The use of capital losses is generally subject to limitations.

      Certain noncorporate Precise shareholders may be subject to U.S. backup withholding, which is currently 30%, on cash payments received in the merger. Backup withholding generally will not apply, however, to a Precise shareholder who furnishes, on a properly executed IRS Form W-9, such shareholder’s taxpayer identification number and certifies under penalties of perjury that the number is correct and that the Precise shareholder is not subject to backup withholding, who furnishes a properly executed IRS Form W-8BEN certifying that the Precise shareholder is not a U.S. person, or who otherwise certifies such shareholder’s exemption from backup withholding. Special rules apply in the case of Precise ordinary shares held by a partnership or other flow-through entity. The backup withholding tax is not an additional tax; rather, it may be credited against the U.S. federal income tax liability of the U.S. holder if the required information is provided to the IRS. If backup withholding results in an overpayment of tax, a refund may be obtained by filing a U.S. federal income tax return.

      Any gain recognized by a U.S. holder with respect to the merger will generally be treated as U.S. source and will be considered passive income for purposes of the foreign tax credit limitation which may have adverse consequences with respect to your ability to claim foreign tax credit benefits. Because the application of the foreign tax credit is complex and will depend on your particular tax circumstances, you are urged to consult your own tax advisor with respect to this issue.

     Israeli Income Tax Consequences

      The following is a summary discussion of material Israeli tax consequences of the merger. The following summary is based upon Israeli tax law as in effect as of the date of this proxy statement/ prospectus. Neither VERITAS nor Precise has sought or obtained an opinion of tax counsel with respect to this summary, and no assurance can be given that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. This summary does not discuss all material aspects of Israeli tax consequences which may apply to particular holders of Precise ordinary shares in light of their particular circumstances, such as investors subject to special tax rules or other investors referred to below. Because individual circumstances may differ, holders of Precise shares should consult their own tax advisors as to the Israeli tax consequences applicable to them.

      Under the Israeli Income Tax Ordinance [New Version], 1961, the transfer of shares of an Israeli company is deemed to be a sale of capital assets. Israeli law imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli resident companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a treaty between Israel and the country of the non-resident provides otherwise. Regulations promulgated under the Israeli Income Tax Ordinance provided for an exemption from Israeli capital gains tax for gains accrued before January 1, 2003 and derived from the sale of shares of “industrial companies” that are traded on specified non-Israeli markets, including The Nasdaq National Market, provided that the sellers purchased their shares either in the company’s initial public offering or in public market transactions thereafter. This exemption does not apply to shareholders who are in the business of trading securities, or to shareholders that are Israeli resident companies subject to the Income Tax (Adjustments for Inflation) Law — 1985. Precise believes that it is currently an industrial company, as defined in the Encouragement of Industry (Taxes) Law — 1969. The status of a company as an industrial company may be reviewed by the tax authorities from time to time. There can be no assurance that the Israeli tax authorities will not deny Precise’s status as an industrial company, including with retroactive effect.

      On January 1, 2003, the Law for Amendment of the Income Tax Ordinance (Amendment No. 132), 5762-2002, known as the tax reform, came into effect, thus imposing capital gains tax at a rate of 15% on gains derived on or after January 1, 2003 from the sale of shares in Israeli companies publicly traded on the TASE or (subject to a necessary determination by the Israeli Minister of Finance) on a recognized stock exchange outside of Israel. This tax rate does not apply to: (1) dealers in securities; (2) shareholders that report in accordance with the Income Tax Law (Inflationary Adjustment) — 1985; or (3) shareholders who acquired their shares prior to an initial public offering. The tax basis of shares acquired prior to January 1, 2003 will be determined in accordance with the average closing share price in the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the shares as the tax basis if it is higher than such average price. Non-Israeli residents shall be exempt from Israeli capital gains tax on any gains derived from the sale of shares publicly traded on a stock exchange, provided such shareholders did not acquire their shares prior to an initial public offering. In any event, the provisions of the tax reform shall not affect the exemption from capital gains tax for gains accrued before January 1, 2003, as described in the previous paragraph.

      In addition, the Convention Between the Government of the United States of America and the Government of Israel with respect to Taxes on Income (the Tax Treaty) exempts in most circumstances persons who qualify under the treaty as residents of the U.S. from Israeli capital gains tax in connection with the disposition of the shares in the merger, provided that these persons have not held, directly or indirectly, ordinary shares representing 10% or more of the voting power of Precise at any time during the 12 month period preceding the merger.

      Precise shareholders who acquired their shares prior to Precise’s initial public offering in 2000 and who do not qualify for an exemption from Israeli capital gains tax under any tax treaty to which the State of Israel is a party, including the Tax Treaty described above, may be subject to Israeli capital gains tax on the sale of their Precise ordinary shares in the merger. Such shareholders should consult their own tax advisors regarding the tax consequences of the merger to them.

      In some instances where Precise shareholders may be liable for Israeli tax on the sale of their shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

      Israeli Tax Rulings. In January 2003, Precise and VERITAS requested two rulings from the Israeli tax authorities. The first ruling request seeks to clarify that the assumption by VERITAS of share options held by Precise employees will not result in a taxable event for the employees. This ruling also requests that, with respect to employee share options eligible for preferential treatment under section 102 of the Israeli Income Tax Ordinance, the requisite holding period for such options will be deemed to have begun at the time of issuance of the option, and not at the time of assumption by VERITAS. The second ruling request seeks to clarify if any Israeli withholding tax will be required to be withheld at the source from the consideration paid to Precise shareholders, and if so, from which classes or categories of shareholders withholding will be required and what the rate of required withholding will be.

      Receipt of these rulings is not a condition for closing the merger. Precise and VERITAS expect that these rulings will be issued in early June 2003, but there can be no assurance that this will in fact be the case. The first ruling (concerning the employee share options) may also contain restrictive conditions regarding matters such as the deductibility by Precise of compensation expenses related thereto and the applicable tax rate for the employees upon exercise of options and sale of the underlying shares. If the first ruling is not issued, the assumption of the employee share options by VERITAS might be seen as a taxable event giving rise to employment income or might be seen as restarting the requisite two-year holding period required for tax benefits under Section 102 of the Israeli Income Tax Ordinance. If the second ruling (concerning withholding tax from consideration paid to Precise shareholders) is not issued, then VERITAS, when paying the merger consideration to Precise shareholders, will not have the benefit of the instructions expected to be included in the ruling of the Israeli tax authorities. In this case, VERITAS may determine that it is required to withhold Israeli tax at source: (a) from Precise shareholders who are Israeli residents; and (b) from Precise shareholders who are not Israeli residents and who held their Precise shares prior to Precise’s initial public offering. In some cases, if VERITAS determines that it is required to withhold taxes, the recipient of the consideration may need to request a refund of the tax so withheld.

Accounting Treatment of the Merger

      The merger will be accounted for as a “purchase transaction” under generally accepted accounting principles in the U.S.

Regulatory Filings and Approvals Required to Complete the Merger

     U.S. Regulatory Filings

      The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents this transaction from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the related waiting period expires or is terminated early. VERITAS and Precise have made the required filings with the Department of Justice and the Federal Trade Commission. On January 17, 2003, VERITAS and Precise received early termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, however, the Department of Justice and the Federal Trade Commission, retaining jurisdiction under general antitrust laws, may challenge the merger at any time before or after its completion.

     German Regulatory Filing

      VERITAS is required to file notice of the merger with the German Federal Cartel Office pursuant to Section 39 of Germany’s Act against Restrictions of Competition. VERITAS filed this notification on January 29, 2003 and on February 10, 2003. VERITAS received clearance to complete the merger from the German Federal Cartel Office. Notwithstanding the receipt of regulatory clearance in Germany by the German Federal Cartel Office, there is no guarantee that the transaction will not be challenged before or after its completion by the German Federal Cartel Office or by private third parties under German law.

     Israeli Governmental Approvals

      Israeli Companies Registrar. Under the Israeli Companies Law, VERITAS and Precise may not complete the merger without making certain filings and notifications to the Israeli Companies Registrar.

•	Merger Proposal. Each merging company is required to file with the Israeli Companies Registrar, jointly with the other merging company, a “merger proposal” setting forth specified details with respect to the merger. Precise and the merger subsidiary filed the required merger proposals with the Companies Registrar on December 29, 2002.

•	Notice to Creditors. In addition, each merging company is required to notify its creditors of the proposed merger. Pursuant to the Israeli Companies Law, a copy of the merger proposal must be sent to the secured creditors of each company, substantial creditors must be informed individually of the filing of the merger proposal with the Israeli Companies Registrar, and where it can be reviewed, and creditors must be informed of the merger by publication in daily newspapers in Israel and, where necessary, elsewhere and by making the merger proposal available for review. Precise and the merger subsidiary have notified their respective creditors of the merger in accordance with these requirements to the extent applicable and, because Precise’s shares are traded on The Nasdaq National Market, Precise has also published an announcement of the merger in The Wall Street Journal. The merging companies have notified the Israeli Companies Registrar of the notices to their creditors.

•	Shareholder Approval Notice. The merger must then be approved by the shareholders of each merging company. After the shareholders vote, each of the merging companies must file a notice with the Israeli Companies Registrar concerning the decision of the shareholders.

      Assuming that the shareholders of each of the merging companies approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and that all of the statutory procedures and requirements have been complied with, and so long as at least 70 days have passed from the date of the filing of the merger proposal with the Israeli Companies Registrar and the Israeli Commissioner of Restrictive Trade Practices has not filed an objection to the merger, the merger will become effective and the Israeli Companies Registrar will be required to register the merger in the surviving company’s register and to issue the surviving company a certificate regarding the merger.

      Office of the Chief Scientist. The Office of the Chief Scientist is a part of Israel’s Ministry of Industry and Trade and provides research and development grants to companies, subject to an obligation to pay royalties on revenue derived from products incorporating technology developed under programs funded by the grants or based on technology funded by the grants. Precise has obtained grants from the Office of the Chief Scientist in connection with the development of the technology embedded in Precise/ Indepth for Oracle software. On February 19, 2003, the Office of the Chief Scientist consented to the merger.

      Israeli Investment Center in the Israeli Ministry of Industry and Trade. The Investment Center, which is a part of Israel’s Ministry of Industry and Trade, provides various benefits to Israeli companies, including grants to finance capital investments and tax benefits ranging from reduced rates of corporate tax to a full tax exemption for a fixed period, depending on a number of factors. Precise expects to receive tax benefits from the Investment Center, subject to compliance with applicable conditions. On January 26, 2003, the Investment Center of Israel’s Ministry of Industry and Trade consented to the change in ownership of Precise resulting from the merger.

      Israeli Securities Authority. In connection with the merger, VERITAS will require an exemption, pursuant to Section 15D of the Israeli Securities Law, 1968, from the requirement to publish a prospectus in respect of the assumption by VERITAS of the Precise share options granted to employees of Precise. On February 3, 2003, the Israeli Securities Authority granted this exemption. In order to comply with the terms of the exemption, VERITAS will be required to make copies of the relevant share option plans and related SEC filings available to Israeli employees of Precise, and, upon demand, to provide Hebrew translations of these documents.

Other Approvals

      VERITAS and Precise are not aware of any other governmental approvals or actions required to complete the merger. However, if any additional governmental approvals or actions are required, VERITAS and Precise intend to try to obtain them. VERITAS and Precise cannot assure you, however, that VERITAS and Precise will be able to obtain these approvals or actions.

Restrictions on Sales of Shares by Affiliates of Precise and VERITAS

      The shares of VERITAS common stock to be issued in connection with the merger to Precise shareholders who properly make a timely election to receive the mixed consideration will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of VERITAS common stock issued to any person who is deemed to be an affiliate of either VERITAS or Precise. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, either VERITAS or Precise and may include some of each company’s respective officers and directors, as well as some of each company’s respective principal shareholders. Certain shareholders of Precise and VERITAS who may be considered affiliates of Precise and VERITAS, respectively, entered into affiliate agreements in connection with the merger. Affiliates may not sell their shares of VERITAS common stock acquired in connection with the merger unless:

•	the sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) under the Securities Act;

•	the sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration; or

•	the affiliate delivers to VERITAS a written opinion of counsel, reasonably acceptable to VERITAS in form and substance, that the sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

      The registration statement of which this proxy statement/ prospectus forms a part does not cover the resale of shares of VERITAS common stock to be received by affiliates in the merger.

      Under the affiliate agreements, VERITAS will be entitled to place appropriate legends on the certificates evidencing any VERITAS common stock to be received by each of the persons who has entered into an affiliate agreement and to issue stop transfer instructions to the transfer agent for VERITAS common stock. These persons have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of VERITAS common stock to be received by them in the merger.

Nasdaq Listing of VERITAS Common Stock to be Issued in the Merger

      VERITAS will list the shares of VERITAS common stock to be issued in the merger on The Nasdaq National Market.

Delisting and Deregistration of Precise Ordinary Shares after the Merger

      If the merger is completed, Precise’s ordinary shares will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Operations After the Merger

      Following the merger, Precise will continue its operations as an indirect wholly-owned subsidiary of VERITAS. The shareholders of Precise who properly and timely elect to receive the mixed consideration, other than Israeli holders, will become stockholders of VERITAS, and their rights as stockholders will be governed by the VERITAS certificate of incorporation, as then in effect, the VERITAS bylaws and the laws of the State of Delaware. See “Comparison of the Rights of Holders of VERITAS Common Stock and Precise Ordinary Shares” beginning on page 101 of this proxy statement/ prospectus.

THE MERGER AGREEMENT

      The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement and amendment no. 1 to the merger agreement are attached to this proxy statement/ prospectus as Annex A and Annex AA, respectively, and are incorporated by reference into this proxy statement/ prospectus, and we encourage you to read them carefully in their entirety for a more complete understanding of the merger agreement.

Conditions to Completion of the Merger

      In addition to the conditions applicable to either VERITAS or Precise set forth below, VERITAS’ and Precise’s obligations to complete the merger are subject to the satisfaction or mutual waiver of each of the following conditions:

•	the merger agreement, the merger and the other transactions contemplated by the merger agreement must be approved by the requisite vote of the holders of Precise ordinary shares entitled to vote;

•	VERITAS’ registration statement, of which this proxy statement/ prospectus forms a part, must be effective, no stop order suspending its effectiveness shall have been issued, and no proceedings for suspension of its effectiveness, and no similar proceeding in respect of this proxy statement/ prospectus, shall have been initiated or threatened in writing by the Securities and Exchange Commission;

•	the shares of VERITAS’ common stock to be issued in the merger shall have been authorized for listing on The Nasdaq National Market, subject to official notice of issuance;

•	no governmental entity shall have enacted or issued any statute, rule, regulation, executive order, decree, injunction or other order which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	all applicable waiting periods under U.S. antitrust laws relating to the merger must have expired or been terminated, and all material notifications, approvals, or waiting periods required under applicable foreign competition laws comparable to the U.S. antitrust laws reasonably determined to apply to the merger shall have been satisfied; and

•	VERITAS and Precise shall have received all Israeli governmental approvals required for the consummation of the merger.

      Precise’s obligation to complete the merger is subject to the satisfaction at or prior to the date the merger is to be completed of each of the following conditions, any of which may be waived, in writing, exclusively by Precise:

•	The representations and warranties of VERITAS and merger subsidiary contained in the merger agreement shall have been true and correct as of December 19, 2002 and shall be true and correct on and as of the date that the merger is completed with the same force and effect as if made on such date, except:

•	in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a material adverse effect on VERITAS; or

•	for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause, as of such particular date;

•	Precise shall have received a certificate with respect to the above condition signed on behalf of VERITAS by an authorized officer of VERITAS; and

•	VERITAS and the merger subsidiary must have performed or complied with in all material respects all of the agreements and covenants required by the merger agreement to be performed or complied with by VERITAS at or before completion of the merger and deliver a signed certificate to Precise to that effect.

      VERITAS and the merger subsidiary’s obligations to complete the merger are subject to the satisfaction at or prior to the date the merger is to be completed of each of the following conditions, any of which may be waived, in writing, exclusively by VERITAS:

•	The representations and warranties of Precise contained in the merger agreement shall have been true and correct as of December 19, 2002 and shall be true and correct on and as of the date the merger is completed with the same force and effect as if made on such date except:

•	in each case, or in the aggregate, and subject to certain limited exceptions, where the failure to be true and correct would not reasonably be expected to have a material adverse effect on Precise; or

•	for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause, as of such particular date;

•	VERITAS shall have received a certificate with respect to the above condition signed on behalf of Precise by the chief executive officer and the chief financial officer of Precise;

•	Precise must have performed or complied with in all material respects all of the agreements and covenants required by the merger agreement to be performed or complied with by Precise at or before completion of the merger and deliver a signed certificate to VERITAS to that effect;

•	Neither VERITAS nor Precise shall have received any written or oral indication from the Investment Center or the Israeli income tax authorities to the effect that the completion of the merger will jeopardize or adversely affect the tax status and benefits of Precise, including its approved enterprise tax status and its status as an industrial company, and VERITAS shall have received a certificate to that effect signed on behalf of Precise by the chief executive officer and the chief financial officer of Precise;

•	Approval of the Israeli Commissioner of Restrictive Trade Practices shall have been obtained without any conditions, other than a response with standard conditions, or, alternatively, the waiting period prescribed under the Restrictive Trade Practices Act, 1988, including any extensions thereof, shall have expired without receipt of a response from the Israeli Commissioner of Restrictive Trade Practices;

•	The resignations of all directors of Precise and Precise Software Solutions, Inc., a wholly-owned subsidiary of Precise, shall be in full force and effect at the closing date;

•	Each officer of Precise shall have surrendered his authority over all of Precise’s finances, including without limitation Precise’s bank accounts, and evidence of the surrender of such authority, in form and substance satisfactory to VERITAS, shall have been delivered to VERITAS; and

•	Precise shall have delivered to VERITAS the documentation necessary or advisable, in form and substance satisfactory to VERITAS, to transfer authority over Precise’s finances, including without limitation, all of Precise’s bank accounts, to VERITAS.

Representations and Warranties

      VERITAS and Precise each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

      The representations and warranties given by Precise cover the following topics, among others, as they relate to Precise and its subsidiaries:

•	corporate organization and qualification to do business;

•	memorandum of association and articles of association;

•	capitalization;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

•	absence of a breach of Precise’s memorandum of association, articles of association, material agreements, or, subject to obtaining the requisite approval by Precise’s shareholders and compliance with the procedures prescribed under applicable U.S. and Israeli law, any law, rule, regulation, or judgment as a result of the merger;

•	receipt of regulatory approvals required to complete the merger;

•	compliance with applicable laws and its receipt of material permits required to conduct its business;

•	environmental matters;

•	forms and reports filed with the Securities and Exchange Commission;

•	financial statements contained in its filings with the Securities and Exchange Commission;

•	liabilities;

•	changes or events in Precise’s business since September 30, 2002;

•	litigation involving Precise;

•	employee matters and benefit plans;

•	information supplied by Precise for use in the registration statement of which this proxy statement/ prospectus forms a part;

•	restrictions on the conduct of Precise’s business;

•	title to the properties Precise owns and the validity of its leases;

•	taxes, tax returns and audits;

•	payment by Precise of fees to brokers or finders in connection with the merger agreement and the merger;

•	intellectual property;

•	material agreements, contracts and commitments;

•	the opinion of Precise’s financial advisor;

•	insurance policies;

•	approval of the board of directors of Precise;

•	inapplicability of certain takeover laws to the merger;

•	pending or outstanding grants, incentives or subsidies from the Government of the State of Israel to Precise; and

•	Precise’s use, development of, or engagement in encryption technology or other technology whose development, commercialization, or export is restricted under Israeli law.

      The representations and warranties given by VERITAS cover the following topics, among others, as they relate to VERITAS and its subsidiaries:

•	corporate organization and qualification to do business;

•	certificate of incorporation and bylaws;

•	capitalization;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

•	absence of a breach of VERITAS’ certificate of incorporation, bylaws, material agreements, or, subject to compliance with the procedures prescribed under applicable U.S. and Israeli law, any law, rule, regulation, or order as a result of the merger;

•	financing for the cash consideration to be paid as a result of the merger;

•	the issuance of VERITAS’ common stock as a result of the merger;

•	receipt of regulatory approvals required to complete the merger;

•	forms and reports filed with the Securities and Exchange Commission;

•	financial statements contained in VERITAS’ filings with the Securities and Exchange Commission;

•	information supplied by VERITAS for use in the registration statement of which this proxy statement/ prospectus forms a part;

•	absence of a material adverse effect on VERITAS;

•	VERITAS’ ownership of Precise’s ordinary shares;

•	payment by VERITAS of fees to brokers or finders in connection with the merger agreement and the merger; and

•	approval by the board of directors of the merger subsidiary.

      The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled “Representations and Warranties of Company” and “Representations and Warranties of Parent and Merger Sub.”

Precise’s Conduct of Business Before Completion of the Merger

      Precise has agreed that until the earlier of the completion of the merger or the termination of the merger agreement, unless VERITAS consents in writing, or as contemplated by the merger agreement, Precise will operate its business in the ordinary course and in substantially the same manner as previously conducted and in material compliance with all applicable laws and regulations, pay its debts and taxes, subject to good faith disputes over such debts or taxes, and pay or perform its other material obligations when due and use its commercially reasonable efforts consistent with past practices and policies to:

•	preserve intact its current business organization;

•	keep available the services of its current officers and employees; and

•	preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

      Precise has also agreed that until the earlier of the completion of the merger or the termination of the merger agreement, unless VERITAS consents in writing, or as contemplated by the merger agreement, Precise will not do any of the following:

•	waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any options, or reprice any options;

•	grant any severance or termination pay except pursuant to existing agreements or policies;

•	with certain exceptions, grant any equity-based compensation;

•	transfer or license its intellectual property other than non-exclusive licenses to end-users granted in the ordinary course of business;

•	enter into, renew or modify any contracts relating to the distribution, sale, licensing or marketing by third parties of Precise’s products;

•	declare, set aside or pay any dividends or make other distributions on its capital stock or split, combine or reclassify any capital stock or issue any other securities in respect of, in lieu or in substitution for any capital stock;

•	with certain exceptions, purchase, redeem or otherwise acquire any shares of its capital stock or other securities to acquire any shares of its capital stock;

•	with certain exceptions, issue, deliver, sell, authorize, pledge or encumber any shares of capital stock or other securities convertible to acquire any shares of capital stock;

•	cause, permit or propose any amendment to its memorandum of association or articles of association;

•	acquire or agree to acquire another entity or business or substantially all of the assets of another entity or business;

•	with certain exceptions, sell, lease, license, encumber, convey, assign, sublicense or dispose of or transfer its assets other than in the ordinary course of business;

•	grant or otherwise create or consent to the creation of any lien on any owned or leased real property;

•	with certain exceptions, incur or guarantee any indebtedness for borrowed money;

•	with certain exceptions, adopt or amend any management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other contract between Precise or any ERISA affiliate or employee or any employee benefit program, plan or policy, enter into any employment contract or collective bargaining agreement, agree to pay or pay any special bonus or special remuneration to any director or employee, increase the salaries or wage rates or benefits of a director, officer, employee or consultant of Precise;

•	pay, discharge, settle or satisfy any litigation other than in the ordinary course of business;

•	waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Precise or any of its subsidiaries is a beneficiary;

•	with certain exceptions, enter into or modify any contracts relating to the distribution, sale, license or marketing of Precise’s products;

•	modify, amend or terminate any other material contracts;

•	except as required by GAAP, revalue assets or change accounting methods, principles or practices;

•	hire any employee with an annual compensation level in excess of $150,000;

•	with certain exceptions, make any individual or series of related payments outside the ordinary course of business in excess of $1.5 million in the aggregate;

•	with certain exceptions, enter into any contract or series of related contracts requiring a payment of more than $500,000 over the term of such contract or series of contracts;

•	make any tax election inconsistent with past practice, agree to settle any material tax liability or negotiate any tax rulings;

•	agree to pay, settle or compromise any material tax liability or consent to any extension or waiver of any limitation period with respect to taxes or request, negotiate, or agree to any tax rulings; or

•	agree in writing or otherwise take any of the actions described above.

      The agreements related to the conduct of Precise’s business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the article of the merger agreement entitled “Conduct Prior to the Effective Time.”

No Other Negotiations Involving Precise

      Precise has agreed that until the merger is completed or the merger agreement is terminated, subject to limited exceptions, neither it nor any of its subsidiaries, nor any of its officers, directors, employees, investment bankers, attorneys or other advisors or representatives, will, directly or indirectly:

•	solicit, initiate or take any action intended to encourage or induce the making, submission or announcement of any acquisition proposal;

•	engage or participate in any discussions or negotiations regarding any acquisition proposal;

•	furnish to any person any information with respect to any acquisition proposal;

•	take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an acquisition transaction, as defined below.

      Notwithstanding the above provisions, between the date of the merger agreement and at any time prior to the approval of the merger agreement and the merger by Precise’s shareholders, Precise’s board of directors is not prohibited from complying with Rule 14d-9 or 14e-2(a) of the Securities Exchange Act of 1934, as amended, or Section 329 of the Israeli Companies Law with regard to a tender offer or exchange offer.

      Further, notwithstanding the above provisions, between the date of the merger agreement and at any time prior to the approval of the merger agreement and the merger by Precise’s shareholders, Precise’s board of directors may engage or participate in discussions or negotiations with and furnish information to a person or group making an acquisition proposal, if all of the following conditions are met:

•	Precise’s board of directors reasonably concludes that the acquisition proposal constitutes a superior proposal, as defined below;

•	the acquisition proposal is unsolicited, bona fide and is not withdrawn;

•	Precise’s board of directors concludes in good faith, after consultation with its outside legal counsel, that the action is required in order for Precise’s board of directors to comply with its fiduciary obligations to Precise’s shareholders, which fiduciary obligations, for purposes of the merger agreement, shall be determined in accordance with Delaware law as if Precise were a Delaware corporation;

•	concurrently with furnishing any information to, or entering into discussions or negotiations with the person or group, Precise gives VERITAS written notice of the identity of the person or group and of Precise’s intention to take these actions, and Precise receives from the person or group an executed agreement with confidentiality provisions at least as restrictive as the confidentiality agreement between Precise and VERITAS; and

•	concurrently with furnishing any information to the person or group, Precise furnishes the same information to VERITAS, to the extent this information has not been previously furnished by Precise to VERITAS.

      Precise has agreed to provide VERITAS at least 48 hours prior notice, or lesser notice as given to Precise’s board, of a meeting of its board of directors at which its board of directors is reasonably expected to consider an acquisition proposal and to provide VERITAS at least three business days prior written notice, or lesser notice as given to Precise’s board, of any meeting of its board of directors and a copy of the definitive documentation relating to a superior proposal in which its board of directors is reasonably expected to recommend a superior proposal to its shareholders.

      Precise has agreed to promptly as practicable, and in any event within 24 hours, advise VERITAS orally and in writing of any request received by Precise for information which Precise reasonably believes would lead to an acquisition proposal, or the receipt of any acquisition proposal, or any inquiry received by Precise which Precise reasonably believes would lead to any acquisition proposal, including the following:

•	the material terms and conditions of such request, acquisition proposal or inquiry; and

•	the identity of the person or group making any such request, acquisition proposal or inquiry.

      Precise has further agreed to keep VERITAS informed in all material respects of the status and details, including material amendments or proposed amendments, of any such request, acquisition proposal or inquiry.

      Under the merger agreement, Precise’s board of directors is allowed to withhold, withdraw, modify, amend or change its unanimous recommendation in favor of the approval of the merger agreement if a superior proposal is made to Precise and not withdrawn, neither Precise nor any of its representatives has breached the nonsolicitation provisions of the merger agreement, and Precise’s board of directors concludes in good faith, after consultation with its outside legal counsel, that, in light of the superior proposal, the withholding, withdrawing, amending, modifying or changing of its recommendation is required in order for Precise’s board of directors to comply with its fiduciary obligations to Precise’s shareholders, the merger agreement, the merger and the other transactions contemplated by the merger agreement have not yet been approved by Precise’s shareholders at Precise’s extraordinary meeting, and concurrently with any withholding, withdrawing, modification, or change of the board of directors recommendation, Precise shall have terminated the merger agreement in accordance with the procedures specified in Section 7.1(j) of the merger agreement and have entered into a definitive agreement providing for a superior proposal.

      An “acquisition proposal” is any offer or proposal, other than an offer or proposal by VERITAS, relating to any acquisition transaction. An “acquisition transaction” is any transaction or series of related transactions, other than the transactions contemplated by the merger agreement, that involves:

•	any acquisition or purchase from Precise by any person or “group,” as defined under Section 13(d) of the Securities Exchange Act, of more than a 15% interest in the total outstanding voting securities of Precise or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of Precise;

•	any merger, consolidation, business combination or similar transaction involving Precise in which the shareholders of Precise immediately preceding the transaction hold less than 85% percent of the equity interests in the surviving or resulting entity;

•	any sale, lease, other than in the ordinary course of business, exchange, transfer, license, other than in the ordinary course of business, acquisition or disposition of more than 15% percent of the assets of Precise; or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of Precise.

      A “superior proposal” is any bona fide, unsolicited written acquisition proposal which is received and made in compliance with the nonsolicitation provisions of the merger agreement involving the acquisition of all outstanding voting securities of Precise where:

•	the cash consideration, if any is involved, shall not be subject to any financing contingency, and with respect to which Precise’s board of directors shall have determined, taking into account the advice of Precise’s financial advisors, that the acquiring party is capable of consummating the proposed acquisition transaction on the terms proposed and that receipt of all governmental and regulatory approvals required to consummate the proposed acquisition transaction is likely in a reasonable time period, and

•	Precise’s board of directors shall have reasonably and in good faith determined that the proposed acquisition transaction provides greater value to the shareholders of Precise, from a financial point of view, than the merger with VERITAS, taking into account the advice of Precise’s financial advisors.

Other Matters Related to the Merger

     Merger Proposal; Notice to Creditors

      Precise and the merger subsidiary executed a merger proposal and delivered this merger proposal to the Israeli Companies Registrar on December 29, 2002 in accordance with certain provisions of the Israeli Companies Law. Precise and the merger subsidiary have given notices of the merger to the creditors of each company, as required by the Israeli Companies Law and the regulations promulgated thereunder.

     Precise Shareholder Meeting

      Precise is required to take all actions necessary to call and convene an extraordinary meeting of shareholders to vote on the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and must use commercially reasonable efforts to solicit proxies in favor of approval of the merger. Within three days following approval of the merger by Precise’s shareholders, Precise must inform the Israeli Companies Registrar of such approval.

     Precise’s Employee Benefit Plans

      Precise is required to terminate, effective as of the day immediately before completion of the merger, any and all of its 401(k) plans unless VERITAS provides notice to do otherwise.

     Treatment of Precise Share Options

      Upon completion of the merger, each outstanding option to purchase Precise ordinary shares will be assumed by VERITAS and will become exercisable for the number of whole shares of VERITAS common stock equal to the option exchange ratio multiplied by the number of Precise ordinary shares to which the option related immediately prior to the completion of the merger, rounded down to the nearest whole share. The exercise price will be equal to the exercise price per Precise ordinary share subject to the option before the merger divided by the option exchange ratio, rounded up to the nearest whole cent. The other terms of each option and the Precise option plans under which the options were issued generally will continue to apply in accordance with their terms, including any provisions in existing option agreements providing for acceleration of vesting upon completion of the merger or after the merger upon a termination of employment without cause or, in the case of Messrs. Venator, McCurdy and Bird, a significant adverse change in title, job functions or responsibilities. For a discussion of the acceleration of options held by Precise’s executive officers and directors, see “Proposal No. 1 — The Merger — Interests of Precise’s Directors and Executive Officers in the Merger — Options.” The option exchange ratio shall be equal to the greater of (1) the quotient obtained by dividing $16.50 by the average closing sale price of one share of VERITAS common stock as reported on The Nasdaq National Market for the five consecutive trading days ending immediately prior to the time the merger takes effect, and (2) the sum of (a) 0.2365, and (b) the quotient obtained by dividing $12.375 by the average closing sale price of one share of VERITAS common stock as reported on The Nasdaq National Market for the five consecutive trading days ending immediately prior to the time the merger takes effect.

      VERITAS will file a registration statement on Form S-8 for the shares of VERITAS common stock issuable with respect to assumed options under the Precise share option plans as soon as is reasonably practicable after the completion of the merger and to the extent the shares issuable under such assumed options qualify for registration on Form S-8.

     Precise Warrants

      Upon completion of the merger, VERITAS will assume each outstanding warrant to purchase Precise ordinary shares. Each warrant assumed by VERITAS will continue to have, and be subject to, the same terms and conditions of that warrant immediately prior to the completion of the merger, except that each warrant will be exercisable for that number of shares of VERITAS common stock that were issuable upon exercise of the warrant immediately prior to the completion of the merger multiplied by the option exchange ratio and the per share exercise price for the shares of VERITAS common stock will be equal to the quotient obtained by dividing the exercise price per share immediately prior to the completion of the merger by the option exchange ratio.

     Indemnification

      VERITAS has agreed to cause Precise, as the surviving corporation in the merger, to fulfill and honor in all respects Precise’s obligations under indemnification agreements existing between Precise and its directors and executive officers immediately prior to the effective time of the merger. If the Precise shareholders approve Proposal No. 2, then, in addition, VERITAS will cause Precise, as the surviving corporation, to undertake the indemnification obligations contained in indemnification agreements in the form attached as Annex F to this proxy statement/ prospectus. VERITAS has agreed that, if the Precise shareholders do not approve Proposal No. 2 but do approve the merger, then VERITAS will effect the amendment described in Proposal No. 2 and will cause the surviving corporation to undertake the indemnification obligations contained in the indemnification agreements in the form attached as Annex F to this proxy statement/ prospectus.

     Directors’ and Officers’ Liability Insurance

      VERITAS has agreed to allow Precise to purchase “tail” or “runoff” directors’ and officers’ liability insurance that will continue to cover Precise’s existing directors’ and officers’ liability insurance for seven years. This insurance will provide coverage for Precise’s directors and officers with respect to claims customarily covered by directors’ and officers’ liability insurance and arising with respect to events occurring prior to completion of the merger on terms comparable to those in effect on the date of the merger agreement. The premium for such coverage shall not exceed $2 million, in the aggregate.

     Nasdaq Listing

      VERITAS will cause its shares of common stock that will be issued in connection with the merger to be approved for listing or trading on The Nasdaq National Market.

Termination of the Merger Agreement

     Termination by Mutual Agreement

      VERITAS and Precise may terminate the merger agreement at any time prior to the completion of the merger by mutual written consent duly authorized by the boards of directors of VERITAS and Precise.

     Termination by either VERITAS or Precise

      Either VERITAS or Precise may terminate the merger agreement at any time prior to the completion of the merger under circumstances specified in the merger agreement. Subject to specified exceptions, these circumstances generally include if:

•	The merger notice is not filed with the Israeli Companies Registrar by July 10, 2003;

•	A final, non-appealable order or other action of a court or other governmental entity has the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	Precise’s shareholders do not approve by the required vote the merger agreement and the merger at the extraordinary meeting;

•	A representation, warranty, covenant or agreement of the other party in the merger agreement has been breached or becomes inaccurate, which would prevent the conditions to completion of the merger from being satisfied and which cannot be cured through commercially reasonable efforts or is not cured within 30 days after delivery of notice of such breach or inaccuracy; or

•	A material adverse effect has occurred with respect to the other party, which cannot be cured through commercially reasonable efforts or is not cured within 30 days after delivery of notice of such material adverse effect.

     Termination by VERITAS

      VERITAS may terminate the merger agreement at any time prior to the completion of the merger if:

•	a triggering event shall have occurred; or

•	VERITAS determines, in its reasonable judgment based on advice of patent counsel, that Precise and/or its intellectual property is infringing one or more specified patents in a manner that could lead to any injunction regarding one or more of Precise’s products or services, material damages, material royalties or similar payments. For purposes of the merger agreement, material damages means damages in excess of $2.5 million and material royalties means royalties in excess of $2.5 million or similar payments.

      A “triggering event” shall occur if:

•	Precise’s board of directors, or any of its committees, withdraws or amends or modifies in a manner adverse to VERITAS, its recommendation in favor of the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement;

•	Precise fails to include in this proxy statement/prospectus the recommendation of Precise’s board of directors in favor of approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement;

•	Precise’s board of directors, or any of its committees, approves or recommends any acquisition proposal;

•	Precise breaches the nonsolicitation provisions of the merger agreement in any material respect;

•	Precise enters into any letter of intent or similar document or any agreement, contract or commitment accepting any acquisition proposal; or

•	a tender or exchange offer relating to the securities of Precise is commenced by a person unaffiliated with VERITAS, and Precise does not send to its securityholders, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Precise recommends rejection of such tender or exchange offer.

     Termination by Precise

      Precise may terminate the merger agreement to enter into a binding definitive agreement providing for a superior proposal, as described above, if:

•	Precise’s board of directors determines in good faith after consultation with its outside legal counsel that entering into the alternative agreement is required for Precise’s board of directors to comply with its fiduciary obligations to Precise shareholders;

•	immediately prior to the termination of the merger agreement, Precise pays VERITAS a termination fee of $16.2 million;

•	Precise gives VERITAS at least three business days prior written notice of its intention to enter into the alternative agreement; and

•	concurrently with Precise’s termination of the merger agreement, Precise enters into the alternative agreement.

Payment of Termination Fee

      If the merger agreement is terminated by VERITAS because of the occurrence of a triggering event, Precise will pay VERITAS a termination fee of $16.2 million within one business day after demand by VERITAS.

      Precise will pay VERITAS a termination fee of $16.2 million prior to and as a condition of any termination of the merger agreement by Precise to enter into a binding definitive agreement providing for a superior proposal as described above.

      Further, if (1) the merger agreement is terminated by VERITAS or Precise as a result of the Precise shareholders’ failure to approve the merger agreement or the failure by Precise and VERITAS to file the Merger notice with the Israeli Companies Registrar on or before July 10, 2003 and (2) prior to such termination, (a) there shall exist, or have been publicly proposed and not publicly definitively withdrawn at least five business days prior to such termination, an acquisition proposal, or (b) one or more board members shall have changed their recommendation that Precise’s shareholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and such change was publicly known; and (3) within 12 months following the termination of the merger agreement a company acquisition is consummated, or Precise enters into an agreement providing for a company acquisition, Precise will pay VERITAS, at or prior to the consummation of, or entering into a definitive agreement providing for, such company acquisition, a termination fee of $16.2 million.

      A “company acquisition” is any of the following:

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Precise in which the shareholders of Precise immediately preceding the transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of the transaction;

•	a sale or other disposition by Precise of assets representing in excess of 50% of the aggregate fair market value of Precise’s business immediately prior to the sale; or

•	the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by Precise, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Precise.

Extension, Waiver and Amendment of the Merger Agreement

      Subject to applicable law, VERITAS and Precise may amend the merger agreement at any time by a written amendment signed on behalf of each of VERITAS and Precise.

      Either VERITAS or Precise may in writing extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties or documents delivered to the other, and waive compliance by the other with any of the agreements or conditions for the benefit of the waiving party contained in the merger agreement.

Voting Undertakings

      As a condition to VERITAS’ entering into the merger agreement, Precise’s directors, each in his or her capacity as a shareholder, officers and other affiliated shareholders entered into voting undertakings with VERITAS. By entering into the voting undertakings, these Precise shareholders have irrevocably appointed the directors of VERITAS as their sole and exclusive attorneys and proxies, providing such proxy the limited right to vote the shares of Precise beneficially owned by these Precise shareholders, including ordinary shares acquired after the date of the voting undertakings, in favor of the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement. These Precise shareholders may vote their Precise ordinary shares on all other matters.

      As of May 27, 2003, the record date for the extraordinary meeting, these individuals and entities collectively beneficially owned approximately 6.7% of the outstanding ordinary shares of Precise, as determined in accordance with the rules of the Securities and Exchange Commission. None of the Precise shareholders who are parties to the voting undertakings were paid or will be paid additional consideration in connection with them.

      Under these voting undertakings, the shareholders also have agreed not to transfer the Precise ordinary shares and options owned, controlled or acquired, either directly or indirectly, by them or their voting rights with respect to such shares until the earlier of the termination of the merger agreement or the completion of the merger, unless the transfer is in accordance with any affiliate agreement between the shareholder and VERITAS and each person to which any shares or any interest in any shares is transferred agrees in writing to be bound by the terms and provisions of the voting undertaking, including the proxy.

      These voting undertakings will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger. The form of voting undertakings is attached to this proxy statement/prospectus as Annex B.

Affiliate Agreements

      As a condition to VERITAS’ entering into the merger agreement, each member of Precise’s board of directors, each in his or her capacity as a shareholder, and certain officers and affiliated shareholders of Precise executed affiliate agreements. By executing the affiliate agreements, these persons have acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on any shares of VERITAS common stock to be received by them in the merger. Under the affiliate agreements, VERITAS will be entitled to place appropriate legends on the certificates evidencing any VERITAS common stock to be received by each of the persons who have entered into an affiliate agreement and to issue stop transfer instructions to the transfer agent for VERITAS common stock. The form of affiliate agreement is attached to this proxy statement/prospectus as Annex C.

PROPOSAL NO. 2

AMENDMENT OF ARTICLES OF ASSOCIATION

      On December 18, 2002, the Precise board of directors recommended to the shareholders that Precise amend its articles of association to revise the section of the articles relating to Precise’s indemnification and insurance of its officers and directors in order to conform to the Israeli Companies Law, 1999. Article 74 of the articles currently establishes the parameters within which officers and directors of Precise may be indemnified or insured by Precise against certain liabilities that may arise in connection with their service as officers or directors. Precise believes that the proposed amendment serves to clarify the original intent of Precise regarding the existing Article 74. The proposed amendment is intended to allow for insurance and indemnification of directors and office holders to the maximum extent permitted by Israeli law.

      Under the Israeli Companies Law, 1999, an Israeli company may indemnify its “office holders” (directors and other managers specified in the Israeli Companies Law, 1999) only if its articles of association include: (1) a provision allowing the company to undertake to indemnify office holders in advance, provided that such undertaking is limited to certain types of events that, according to the board of directors, are foreseeable at the time the indemnification undertaking is provided and is limited to an amount that the board of directors determined is reasonable under the circumstances and/or (2) a provision allowing the company to retroactively indemnify office holders. Precise’s current articles of association:

•	do not require specification of limited types of events for indemnification in advance;

•	do not require specification of amounts for indemnification in advance; and

•	do not distinguish between indemnification in advance and retroactive indemnification.

      Precise has been advised by counsel that a shareholder or plaintiff could argue that the indemnification provisions contained in Precise’s current articles of association are unenforceable, even if the indemnification at issue is one that would be reasonable under the circumstances, both in scope and amount. There is little Israeli case law interpreting the Israeli Companies Law, 1999, and, to minimize this risk, Precise is seeking to amend the indemnification provisions in its articles of association to allow for indemnification to the full extent under Israeli law, as contemplated by Precise’s board of directors when the articles of association were originally adopted.

      The proposed amendment clarifies the circumstances under which (1) indemnification may be granted by Precise for specified liabilities or expenses imposed on its office holders and (2) insurance may be obtained by Precise for the liability of its office holders. An office holder is defined as a director, general manager, managing director, chief executive officer, executive vice president, vice president and other managers directly subordinated to the managing director. The current Article 74 governs the indemnification and insurance of any director and officer of Precise and is not limited to office holders, as defined in the Israeli Companies Law, 1999.

      The proposed amendment provides that Precise may indemnify an office holder for the liabilities, obligations and expenses imposed in connection with an act or omission made in such office holder’s capacity as an office holder of Precise with respect to: (1) any financial obligation imposed on such office holder pursuant to a judgment and (2) all reasonable legal expenses incurred by, the office holder, or with which the office holder is charged, by a court of law, in a proceeding instituted against the office holder by Precise, on Precise’s behalf or by another person, or in a criminal prosecution in which the office holder was acquitted, or in a criminal prosecution in which the office holder was convicted of an offense that does not require proof of criminal intent.

      As required under the Israel Companies Law, 1999, the amendment further provides that this indemnification may be retroactive or in advance. The current Article 74 does not provide that the indemnification may be retroactive or in advance and does not fully provide for indemnification for a proceeding instituted by a person other than Precise.

      The proposed amendment provides that Precise may enter into an agreement for the insurance of the liability imposed on such office holder in connection with an act or omission made in the office holder’s capacity as an office holder of Precise with respect to (1) a breach of the duty of care of the office holder towards Precise or towards another person; (2) a breach of the duty of loyalty towards Precise, provided, that the office holder acted in good faith and had a reasonable basis to assume that such act or omission would not prejudice the benefit of Precise; and (3) a financial obligation imposed on the office holder for another person. The current version of Article 74 with respect to the insurance is not as detailed as the proposed amendment.

      The proposed amendment further specifies, as required under the Israeli Companies Law, 1999, that the insurance and indemnification shall not apply to a breach of an office holder’s duty of loyalty. Nevertheless, Precise may enter into an insurance contract that would insure an office holder against liability resulting from a breach of the duty of loyalty towards Precise if the office holder acted in good faith and had a reasonable basis to assume that the act would not prejudice the interests of Precise. In addition, the insurance and indemnification shall not apply to: (1) a reckless or intentional breach of an office holder’s duty of care; (2) an act or omission intended to unlawfully reap a personal gain; and (3) a fine or forfeit levied upon an office holder. The current version of Article 74 does not specify such limitations.

      At the extraordinary meeting, a resolution will be proposed to the shareholders that Article 74 of the articles be deleted and replaced in its entirety with the amended Article 74 attached to this proxy statement/ prospectus as Annex E. The Board of Directors unanimously recommends a vote FOR the approval of the amendment to Precise’s articles of association described above.

      The merger is not conditioned on Precise shareholder approval of this proposal, and this proposal is not conditioned on approval of Proposal No. 1. Pursuant to the merger agreement, VERITAS has agreed that, if the merger is approved and this proposal is not approved, VERITAS will cause the articles of association to be amended after the merger in the form attached to this proxy statement/ prospectus as Annex E and will cause Precise to undertake the indemnification obligations contained in the form of indemnification agreement attached to this proxy statement/prospectus in Annex F. For a description of the indemnification agreements, see “Proposal No. 1 — The Merger — Interests of Precise’s Directors and Executive Officers in the Merger — Director and Officer Indemnification.”

PROPOSAL NO. 3

MODIFICATION OF DIRECTOR SHARE OPTIONS

      Under the Israeli Companies Law, compensation granted by any public Israeli company to its directors must be approved by its audit committee, board of directors and shareholders, as must material changes to any compensation so granted. The table below summarizes the share options held by Precise’s directors, other than Shimon Alon, which were previously granted by the board of directors and approved by the audit committee, the board of directors and shareholders of Precise:

Grantee	Grant Date	Expiration Date	Vested Options	Unvested Options	Exercise Price

Ron Zuckerman	8/16/2000	8/16/2010	12,500	12,500	$19.625
Robert Dolan	4/13/2000	4/13/2010	50,000	—	$15.000
Mary Palermo	4/13/2000	4/13/2010	50,000	—	$15.000
Anton Simunovic	4/13/2000	4/13/2010	50,000	—	$15.000
Gary Fuhrman	4/4/2001	4/4/2011	20,000	20,000	$11.125
Michael Miracle	4/24/2002	4/24/2012	10,000	30,000	$13.240

      On December 18, 2002, following the approval and recommendation of the audit committee in its meeting on December 18, 2002, the board of directors of Precise, subject to the approval of Precise shareholders, proposed a modification to the share options referred to above in order to (1) accelerate the vesting of such share options such that each would become fully vested and exercisable immediately after the merger, if the holder is a director immediately prior to the merger, and (2) extend the exercise period of the director share options such that each will remain exercisable following the effective time of the merger, if the holder is a director immediately prior to the merger, for the balance of the original 10-year term of the share option, irrespective of the director’s resignation from the board of directors of Precise as a result of the merger.

      The audit committee and the board of directors proposed a modification to these options in order to ensure the continuing value of these options to their holders and to fulfill their original incentive purpose. The board of directors of Precise also wished to reflect its appreciation of the extensive efforts and activities of its directors in bringing Precise to its current position. The options were granted to retain talented and experienced individuals to represent Precise’s shareholders on its board of directors and to ensure that the interests of the members of the board of directors were aligned with those of the Precise’s shareholders. At the extraordinary meeting, a resolution to approve the modification of the share options as described above with respect to the directors will be presented to the shareholders. The board of directors unanimously recommends a vote FOR the approval of the modification of the share options of the directors as described above.

      The merger is not conditioned on Precise shareholder approval of this proposal, and this proposal is not conditioned on approval of Proposal No. 1. However, if Proposal No. 1 is not approved, the modification of the director share options will have no effect.

PROPOSAL NO. 4

ADJOURNMENT TO SOLICIT ADDITIONAL VOTES

      If it becomes necessary at a meeting at which a quorum is present to obtain additional votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 3, a motion may be made to adjourn the extraordinary meeting to a later time to permit further solicitation of proxies on one or all of the proposals. If such a motion to adjourn is made, the meeting will only be adjourned with the approval of a majority of the ordinary shares of Precise present and voting on the question of adjournment at the meeting. If a quorum is not present at the meeting, then the meeting shall without a vote stand adjourned to the same day in the next week, at the same time and place.

      The board of directors unanimously recommends a vote FOR the approval of any motion to adjourn. The merger is not conditioned on Precise shareholder approval of this proposal, and this proposal is not conditioned on approval of Proposal No. 1, Proposal No. 2 or Proposal No. 3.

SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS,

MANAGEMENT AND DIRECTORS OF PRECISE

      The following table sets forth information regarding beneficial ownership of Precise’s ordinary shares as of April 30, 2003. Information is set forth regarding the beneficial ownership of Precise’s equity securities by each person known by Precise to own more than 5% of any class of its voting securities, each director, each “named executive officer” (as defined in Item 402(a)(3) of SEC Regulation S-K) and all directors and executive officers as a group.

      Pursuant to rules of the Securities and Exchange Commission, the number of ordinary shares beneficially owned by a specific person or group includes shares issuable pursuant to convertible securities, warrants and options held by such person or group that may be converted or exercised within 60 days after April 30, 2003. These shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.

      The persons named in the table gave Precise the share ownership information about themselves. Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the ordinary shares shown as beneficially owned by them.

      See “The Merger Agreement — Voting Undertakings” and “— Affiliate Agreements” for a discussion of the agreements entered into with VERITAS by certain of the persons named in the table.

	Amount and Nature	Percent of
	of Beneficial	Ordinary Shares
Name and Address of Beneficial Owner	Ownership (2)	Outstanding

Five Percent Holders
N/A	—	—

Directors and Executive Officers(1)
Shimon Alon(3)	1,176,218	3.8%
Itzhak (“Aki”) Ratner(4)	226,445	*
Benjamin Nye(5)	179,886	*
Marc Venator(6)	—	*
Rami Schwartz(7)	110,625	*
Joseph R. McCurdy(8)	90,625	*
Andrew D. Bird(9)	54,687	*
Mary A. Palermo(10)	55,000	*
Anton Simunovic(10)	55,000	*
Robert J. Dolan(10)	52,000	*
Ron Zuckerman(11)	24,500	*
Gary L. Fuhrman(12)	20,000	*
Michael Miracle(13)	13,000	*
All directors and executive officers as a group (13 persons)(14)	2,057,986	6.5%

*	Less than 1% of the outstanding ordinary shares.

(1)	Unless otherwise indicated below, each person listed above maintains a mailing address at: 690 Canton Street, Westwood, Massachusetts 02090.

(2)	The inclusion herein of any ordinary shares deemed beneficially owned does not constitute an admission by the person or entity listed of having a financial interest in such shares.

(3)	Includes 175,921 ordinary shares held in trust for the benefit of various family members and 907,061 ordinary shares issuable upon exercise of options exercisable within 60 days of April 30, 2003. In addition, upon completion of the merger, options exercisable for up to 772,188 ordinary shares will immediately vest and such ordinary shares will be beneficially owned. Mr. Alon disclaims beneficial ownership of the shares held in trust, except to the extent of his pecuniary interest therein.

(4)	Includes 113,125 ordinary shares issuable upon exercise of options exercisable within 60 days of April 30, 2003. Mr. Ratner’s address is c/o Precise Software Solutions, 10 Hata’asiya Street, Or-Yehuda, Israel 60408. In addition, upon completion of the merger, options exercisable for up to 421,875 ordinary shares will immediately vest and such ordinary shares will be beneficially owned.

(5)	Includes 125,501 ordinary shares issuable upon exercise of options exercisable within 60 days of April 30, 2003. In addition, upon completion of the merger, options exercisable for up to 337,500 ordinary shares will immediately vest and such ordinary shares will be beneficially owned.

(6)	Upon completion of the merger, options exercisable for up to 87,500 ordinary shares will immediately vest and such ordinary shares will be beneficially owned. After the merger, options for an additional 87,500 ordinary shares will immediately vest upon any termination without cause or if there is a significant adverse change in title, job functions or responsibilities.

(7)	Includes 110,625 ordinary shares issuable upon exercise of options exercisable within 60 days of April 30, 2003. In addition, upon completion of the merger, options exercisable for up to 142,187 ordinary shares will immediately vest and such ordinary shares will be beneficially owned. After the merger, options for an additional 142,188 ordinary shares will immediately vest upon any termination without cause.

(8)	Includes 90,625 ordinary shares issuable upon exercise of options exercisable within 60 days of April 30, 2003. In addition, upon completion of the merger, options exercisable for up to 79,687 ordinary shares will immediately vest and such ordinary shares will be beneficially owned. After the merger, options for an additional 79,688 ordinary shares will immediately vest upon any termination without cause or if there is a significant adverse change in title, job functions or responsibilities.

(9)	Includes 54,687 ordinary shares issuable upon exercise of options exercisable within 60 days of April 30, 2003. In addition, upon completion of the merger, options exercisable for up to 42,656 ordinary shares will immediately vest and such ordinary shares will be beneficially owned. After the merger, options for an additional 42,657 ordinary shares will immediately vest upon any termination without cause or if there is a significant adverse change in title, job functions or responsibilities.

(10)	Includes 50,000 ordinary shares issuable upon exercise of options exercisable within 60 days of April 30, 2003.

(11)	Includes 12,500 ordinary shares issuable upon exercise of options exercisable within 60 days of April 30, 2003. In addition, upon completion of the merger, options exercisable for up to 12,500 ordinary shares will immediately vest and such ordinary shares will be beneficially owned, subject to Precise shareholder approval.

(12)	Includes 20,000 ordinary shares issuable upon exercise of options exercisable within 60 days of April 30, 2003. In addition, upon completion of the merger, options exercisable for up to 20,000 ordinary shares will immediately vest and such ordinary shares will be beneficially owned, subject to Precise shareholder approval.

(13)	Includes 10,000 ordinary shares issuable upon exercise of options exercisable within 60 days of April 30, 2003. In addition, upon completion of the merger, options exercisable for up to 30,000 ordinary shares will immediately vest and such ordinary shares will be beneficially owned, subject to Precise shareholder approval.

(14)	Includes 1,594,124 ordinary shares issuable pursuant to outstanding options that may be exercised within 60 days of April 30, 2003 and 175,921 ordinary shares held in trust for the benefit of various family members. In addition, upon completion of the merger, options exercisable for up to 1,946,083 ordinary shares will immediately vest and such ordinary shares will be beneficially owned, subject to Precise shareholder approval with respect to the vesting of 62,500 of such ordinary shares. After the merger, options for an additional 352,033 ordinary shares will immediately vest in certain circumstances.

DESCRIPTION OF VERITAS CAPITAL STOCK

Common Stock

      Subject to preferences that may be applicable to any class or series of capital stock with prior rights as to dividends that may be issued in the future, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. There are no redemption or sinking fund provisions available to the common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, but must take actions at a duly called annual meeting or special meeting of stockholders.

Preferred Stock

      VERITAS’ board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Such issued preferred stock could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of VERITAS. At present, there are no outstanding shares of preferred stock and VERITAS has no present plans to issue preferred stock.

COMPARISON OF RIGHTS OF HOLDERS

OF VERITAS COMMON STOCK AND PRECISE ORDINARY SHARES

      The following is a summary of the material differences between the rights of holders of VERITAS common stock and the rights of holders of Precise ordinary shares on the date hereof. This summary is not a complete comparison of rights that may be of interest to you, and you should therefore read the full text of the corporate statutes of the State of Delaware and the State of Israel (the DGCL and the Israeli Companies Law, respectively), the certificate of incorporation and bylaws of VERITAS and the memorandum of association and articles of association of Precise. For information as to how you can obtain these documents, see “Where You Can Find More Information.”

Authorized and Outstanding Capital Stock

      Precise. The registered share capital of Precise consists of 70,000,000 ordinary shares, NIS 0.03 nominal value per share. As of May 27, 2003, there were 30,344,642 ordinary shares outstanding.

      VERITAS. The authorized capital stock of VERITAS consists of 2,000,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of May 27, 2003, there were 415,967,977 shares of common stock outstanding, and no shares of preferred stock outstanding. VERITAS has designated 2,000,000 of these shares as Series A junior participating preferred. See “— Preferred Stock” below.

Dividends

      Precise. The Israeli Companies Law provides that dividends may generally be paid out of a company’s profits, provided that there is no reasonable concern that the distribution will prevent the company from being able to meet its existing and anticipated obligations when they become due. “Profits” are defined as the greater of:

•	a company’s surplus, defined as those amounts included in the capital of the company originating from the company’s net profits, as well as other amounts in the capital of the company that are not share capital or premiums on shares; and

•	a company’s accumulated surplus for the two previous fiscal years.

      Under Precise’s articles of association, no dividend shall be paid otherwise than out of the profits of Precise, as defined in the Israeli Companies Law, provided, however, there is no reasonable concern that such payment will deprive Precise of the ability to meet its current and future liabilities when due.

      The board of directors of Precise may from time to time declare such interim dividends in accordance with the Israeli Companies Law as may appear to the board of directors to be justified by the profits of Precise. The final dividend in respect to a fiscal period shall be proposed by the board of directors and shall be generally payable only after having been approved by the shareholders of Precise.

      VERITAS. Under the DGCL, a corporation may pay dividends out of surplus, defined as the excess of net assets over capital. If no such surplus exists, dividends may be paid out of its net profits for the fiscal year, provided that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon distribution of assets. Under VERITAS’ certificate of incorporation and bylaws, VERITAS’ directors may declare dividends from time to time at their discretion out of legally available funds.

      VERITAS has never declared any cash dividends. VERITAS currently intends to return earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

Voting Rights

      Precise. Under Precise’s articles of association, every shareholder of record of Precise shall generally have one vote for each paid-up share held by him or her.

      VERITAS. Each share of VERITAS capital stock has the right to one vote.

Number of Directors; Vacancies

      Precise. Under the Israeli Companies Law, the number of directors shall be determined in a company’s articles of association and it shall be sufficient to state the maximum and minimum number thereof, provided that a public company must have at least two external directors. The Precise articles specify that, unless otherwise determined by ordinary resolution of the shareholders of Precise, which is a resolution presented at a general meeting of shareholders requiring the affirmative vote of a majority of the voting shares present, the Precise board size shall be no less than five directors and no more than eleven directors and at least two of the directors shall be external directors. The directors are generally appointed by the shareholders at an annual general meeting by the holders of a majority of the voting power in Precise present or represented by proxy at such meeting. Vacant director positions, other than external director positions, may be filled by a majority of the directors then in office until the annual general meeting following the appointment, provided however that if the total number of duly elected directors is less than a majority of the lowest number of directors referred to above, the board may only act on emergency matters and may call a general meeting for the purpose of electing directors to fill vacancies. External directors may be elected by the annual general meeting of shareholders in accordance with applicable provisions of the Israeli Companies Law.

      VERITAS. Under the DGCL, a corporation’s board of directors must consist of at least one member with the number fixed by or in the manner provided in the bylaws of the corporation. The number of directors on the VERITAS board has been fixed by resolution of the board at nine members. The DGCL provides that vacant director positions may be filled by a majority of the directors then in office, even though less than a quorum, unless:

•	otherwise provided in the certificate of incorporation or bylaws of the corporation; or

•	the certificate of incorporation directs that a particular class elects such director.

VERITAS’ certificate of incorporation and bylaws do not provide for either of the above. In addition, at the time of filling any vacant director position, if the directors then in office constitute less than a majority of the board, the Delaware Court of Chancery may, upon application of stockholders holding at least 10% of shares outstanding, summarily order an election to be held to fill any such vacant director positions, or to replace the directors chosen by the directors then in office.

      Unless otherwise provided in the certificate of incorporation or bylaws, when one or more directors resign from the board, a majority of directors then in office may vote to fill the vacancy. VERITAS’ certificate of incorporation and bylaws do not provide otherwise.

Classification of Directors

      Precise. Precise’s articles of association provide for three classes of directors (not including external directors), of which one class shall stand for election at every annual general meeting of Precise’s shareholders and shall be appointed for approximately three years.

      VERITAS. VERITAS’ bylaws provide for three classes of directors, of which one class shall stand for election at every annual meeting of stockholders and shall be appointed for approximately three years.

Removal of Directors

      Precise. The Israeli Companies Law provides that a director, other than an external director, may be removed by the majority of the voting rights represented in person or by proxy at a meeting of Precise’s shareholders, and shall also be removed from office if convicted of certain offenses, if such director is declared bankrupt, or if a court determines that the director is unable to regularly perform his or her obligations as a director. According to Precise’s articles of association, a director will also be automatically vacated from office if he or she is found mentally incapacitated or becomes of unsound mind. External directors may only be removed in accordance with the relevant provisions of the Israeli Companies Law.

      VERITAS. Under Section 141 of the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote in an election of directors. In the case of a corporation with a classified board, directors may be removed only for cause unless the certificate of incorporation provides otherwise. VERITAS’ charter provides for removal of directors only for cause and only by the affirmative vote of the holders of at least two-thirds of the outstanding capital stock of VERITAS entitled to vote generally in the election of directors, voting together as a single class.

Limitations on Directors Liability; Indemnification of Officers and Directors

      Precise. The Israeli Companies Law provides that an Israeli company cannot exculpate an “office holder” from liability with respect to a breach of his duty of loyalty towards the company. However, the Israeli Companies Law allows an Israeli company to exculpate in advance an office holder from his liability to the company with respect to a breach of the duty of care towards the company, if the company’s articles of association include a provision permitting such exculpation. Precise’s articles of association do not provide for exculpation.

      The Israeli Companies Law further provides that an Israeli company may insure an office holder against liability resulting from an action by such office holder in his or her capacity as an office holder, provided that the company’s articles of association contain a provision allowing such insurance, in the following instances:

•	breach of the office holder’s duty of care towards the company or towards another person or entity;

•	breach of the office holder’s duty of loyalty towards the company, provided that the office holder acted in good faith and had a reasonable basis to assume that the act would not prejudice the interests of the company; and

•	a monetary liability imposed on the office holder in favor of another person or entity.

      The Israeli Companies Law further provides that an Israeli company may indemnify an office holder retroactively, or undertake to indemnify an office holder in advance (within certain limits), for liability or expense imposed on such office holder due to an action by such office holder in his or her capacity as an office holder, provided that the company’s articles of association contain a provision allowing such indemnification, in respect of the following:

•	any financial obligation imposed on the office holder in favor of another person or entity pursuant to a judgment, including a judgment upon a settlement or an arbitration award that was approved by a court of law; and

•	all reasonable legal expenses, including attorney’s fees, incurred by or charged to the office holder by a court of law, in a proceeding instituted against the office holder by the company, on the company’s behalf or by another person or entity, or in a criminal prosecution in which the office holder was acquitted, or in a criminal prosecution in which the office holder was convicted of an offense that does not require proof of criminal intent.

      The Israeli Companies Law provides that a company may not exculpate or indemnify an office holder, nor enter into an insurance contract which would provide coverage for his or her liability to the company incurred as a result of any of the following:

•	a breach by the office holder of his duty of loyalty, provided that a company may enter into an insurance contract that would insure an office holder against liability resulting from a breach of the duty of loyalty towards the company if the office holder acted in good faith and had a reasonable basis to assume that the act would not prejudice the interests of the company;

•	a reckless or intentional breach by the office holder of his duty of care;

•	any act or omission done with the intent to unlawfully reap a personal gain; or

•	a fine or forfeit levied upon the office holder.

      Proposal No. 2 on the agenda of the extraordinary meeting of Precise is intended to amend Precise’s articles of association in order to clarify that these provisions allow for insurance and indemnification of office holders to the fullest extent permitted by the Israeli Companies Law.

      Pursuant to the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, office holders in a public company must be approved by the audit committee, the board of directors and, if the office holder is a director, by the company’s shareholders.

      VERITAS. Section 102 of the DGCL allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law;

•	intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemption; or

•	any transaction in which the director derives an improper personal benefit.

      Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to:

•	any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; or

•	any derivative action or suit on behalf of such corporation against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of such corporation.

In the event that a person is adjudged to be liable to the corporation in a derivative suit, the DGCL prohibits indemnification unless either the Delaware Court of Chancery or the court in which such derivative suit was brought determines that such person is entitled to indemnification for those expenses which such court deems proper. To the extent that a representative of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory.

      The VERITAS certificate of incorporation provides that VERITAS shall indemnify VERITAS directors to the maximum extent permitted by the DGCL. The VERITAS bylaws provide that VERITAS may, at the discretion of the VERITAS board, also indemnify officers, employees and agents of VERITAS.

Call of Special Meetings

      Precise. Under the Israeli Companies Law, an extraordinary meeting of shareholders of a public company may be called by (1) the board of directors, (2) a request of two directors or 25% of the directors in office, (3) shareholders holding at least 5% of the issued capital of the company and at least one percent of the voting rights of the company, or (4) shareholders holding at least 5% of the voting rights of the company.

      VERITAS. Under Section 211 of the DGCL, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws. The VERITAS bylaws provide that a special meeting of stockholders may be called by the chairman of the board, the chief executive officer or by a majority of the board of directors.

Action of Shareholders Without a Meeting

      Precise. Under the Precise articles of association, a resolution in writing signed or consented to by written notification by all of the Precise shareholders then entitled to attend and vote at general shareholder meetings shall be deemed to have been unanimously adopted.

      VERITAS. The VERITAS certificate of incorporation prohibits shareholders from taking any action without a meeting.

Amendment to Memorandum of Association and Charter

      Precise. Under the Israeli Companies Law, an Israeli company such as Precise, which was incorporated prior to February 1, 2000, the date the Israeli Companies Law became effective, may not amend its memorandum of association, except to the limited extent allowed under the provisions of the former Companies Ordinance [New Version] 1983, or under certain circumstances in accordance with Israeli law. In general, the affirmative vote of the holders of at least 75% of the voting rights of Precise represented in person or by proxy at a meeting of shareholders at which a quorum is present and voting thereon is required under the Companies Ordinance for the permitted limited amendments to the memorandum of association. Precise’s memorandum of association was revised to require only an approval of an ordinary majority of the voting power present at a general meeting and voting thereat, either in person or by proxy, for such permitted limited amendments.

      VERITAS. Under the DGCL, the certificate of incorporation of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote. The DGCL also permits a corporation to make provision in its certificate of incorporation requiring a greater proportion of the voting power to approve a specified amendment. VERITAS’ certificate of incorporation contains a provision requiring a greater proportion of voting power to amend certain portions of its charter. Any amendment to the charter of a corporation that adversely affects a particular class or series of stock requires the separate approval of the holders of the affected class or series of stock.

Amendment to Articles of Association and Bylaws

      Precise. Under the Israeli Companies Law, an Israeli company such as Precise, which was incorporated prior to February 1, 2000, the date the Israeli Companies Law became effective, may amend its articles of association by a majority of 75% of the voting rights present and voting, unless the articles were amended by a 75% majority to determine otherwise. Precise’s articles of association provide that amendments to the articles of association require a regular majority of the voting rights present, with the exception of certain provisions, including those relating to the number of directors and their appointment and dismissal for which a 75% majority of the voting rights present is specifically required.

      VERITAS. Section 109 of the DGCL provides that the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. A corporation may, in its certificate of incorporation, confer such powers on the board of directors. Under the VERITAS certificate of incorporation, the VERITAS board is expressly authorized to adopt, amend, alter or repeal the VERITAS bylaws.

Conflict of Interest; Fiduciary Duty

      Precise. The Israeli Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Israeli Companies Law as a director, general manager, managing director, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any of the foregoing positions without regard to such person’s title. An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. An office holder owes the company a duty of care as set forth in the Israeli Tort Ordinance. The Israeli Companies Law requires an office holder to act at the level of expertise in which a reasonable office holder would have acted under the circumstances, including taking reasonable measures to obtain pertinent information. The duty of loyalty requires the office holder to act in good faith and for the benefit of the company, including avoiding any action that involves a conflict of interest between the office holder’s position in the company and any other position he may have or his personal affairs, avoiding any action that involves competition with the business of the company, avoiding exploiting any business opportunity of the company in order to receive personal advantage for himself or others, and revealing and submitting to the company any information and documents relating to the company’s affairs which the office holder has received due to his position as an office holder in the company. Under the Israeli Companies Law, all arrangements as to compensation of office holders who are not directors require approval of the board of directors and may require the approval of the audit committee. Arrangements regarding the compensation of directors require audit committee, board of directors and shareholder approval. The Israeli Companies Law requires that an office holder promptly, and not later than the board meeting at which such transaction is first discussed, disclose any personal interest that he or she may have and all related material information and documents known to him or her, in connection with any existing or proposed transaction by the company. The office holder must also disclose as aforesaid the interests of any entity in which he or she is a five percent or greater shareholder or holds five percent of the voting rights of such entity, director or general manager or in which he or she has the right to appoint at least one director or the general manager. In addition, if the transaction is an extraordinary transaction, as defined under the Israeli Companies Law, the office holder must also disclose any such personal interest of the office holder’s spouse, siblings, parents, grandparents, descendants, spouse’s descendants and the spouses of any of the foregoing. An extraordinary transaction is defined as a transaction not in the ordinary course of business, not on market terms, or that is likely to have a material impact on the company’s profitability, assets or liabilities. Whether or not the transaction is an extraordinary transaction, it must not be adverse to the company’s interest. Generally, an office holder who has a personal interest in an extraordinary transaction that is considered at a meeting of the board of directors may not be present at the meeting or vote on the matter. If a majority of the directors have a personal interest in an extraordinary transaction that is considered at a meeting of the board of directors, a director may be present and vote on the matter, and the matter will be submitted to the shareholders for their approval.

      Under the Israeli Companies Law, a shareholder has a duty to act in good faith and in a customary manner towards the company and other shareholders while exercising his or her rights and duties towards the

Company and the other shareholders and refrain from abusing his power in the company, including, among other things, when voting in the general meeting of shareholders on the following matters:

•	an amendment to the articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	approval of certain acts and transactions, including interested party transactions, that require shareholder approval, as specified in the Israeli Companies Law.

      A shareholder is also required to refrain from deprivation of other shareholders.

      In addition, any controlling shareholder, any shareholder who knows that he or she can determine the outcome of a shareholder vote and any shareholder who, under a company’s articles of association, can appoint or prevent the appointment of an office holder or can otherwise exercise power in the company, is under a duty to act with fairness towards the company. The Israeli Companies Law does not describe the substance of this duty but provides that the breach of such duty of fairness is to be regarded as a breach of the duty of loyalty of an office holder, with the required changes.

      VERITAS. Section 144 of the DGCL provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

•	the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; or

•	the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

•	the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

Business Combinations; Anti-Takeover Effects

      Precise. The Israeli Companies law permits merger transactions with the approval of each party’s board of directors and a vote of the majority of each party’s shares. However, in companies such as Precise which were incorporated prior to February 1, 2000, the date the Israeli Companies law became effective, and that did not amend their articles of association by a 75% majority to state otherwise, the affirmative vote of 75% of such company’s shares voting on the proposed merger at a general shareholders meeting at which a proper quorum exists is required to approve a merger. If one party to the merger or any person or entity holding, directly or indirectly, 25% or more of either the voting power or the right to appoint a director of such party to the merger holds shares of the other merging company, then a majority of the shareholders who are present at the meeting of such other merging company, other than the first merging company, or any person or entity holding 25% or more of either the voting power or the right to appoint a director of the first merging company or anyone acting on his or her behalf, including family members or entities under his or her control, must not have voted against the merger. Precise’s articles of association do not clearly provide that a lower vote than a vote of the holders of 75% of Precise’s ordinary shares present at a meeting at which a quorum is present is required. The Israeli Companies Law does not require court approval of a merger but a court may substitute its approval for the requisite class approvals or for the above requisite unrelated shareholder approval if requested to do so by the holders of at least 25% of the voting rights of a merging company. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be executed unless at least 70 days have passed from the time that merger proposals of the merging companies have been filed with the Israeli Registrar of Companies.

      Israeli tax law treats some acquisitions, including a stock-for-stock exchange between an Israeli company and a foreign company, less favorably than does U.S. tax law.

      VERITAS. Section 203 of the DGCL generally prohibits a publicly held corporation from engaging in a “business combination” with an “interested stockholder” for three years after the date the person becomes an interested stockholder.

Dissenters’ Rights

      Precise. The Israeli Companies Law does not provide for any statutory dissenters’ rights for a merger pursuant to Sections 314-327 of the Israeli Companies Law.

      VERITAS. Generally, stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation for which a stockholders’ vote is required are entitled to appraisal rights, requiring the surviving corporation to purchase the dissenting shares at fair value. There are, however, generally no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are either: (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (b) held of record by more than 2,000 stockholders where such stockholders receive only shares of stock of the corporation surviving or resulting from the merger or consolidation (or cash in lieu of fractional interests therein).

Derivative Actions

      Precise. According to the Israeli Companies Law, a derivative action may be brought in Israel by a shareholder or a director of a company for the benefit of that company and with the approval of the court. A shareholder may not sue derivatively unless the shareholder has first demanded that the company take action, and the demand has been refused, ignored, delayed or responded to in a manner which the shareholder or director does not believe eliminates the grounds for the cause of the action. A creditor of a company may also bring derivative action for the benefit of that company solely in connection with a prohibited distribution by the company.

      VERITAS. A derivative action may be brought in Delaware by a stockholder of a corporation. The DGCL provides that the person must allege that he was a stockholder at the time when the transaction took place. A stockholder may not sue derivatively without first demanding that the corporation bring suit, which demand has been refused, unless it is shown that such demand would have been futile.

VERITAS Shareholder Rights Plan

      The VERITAS board of directors declared a dividend of one preferred share purchase right for each outstanding share of common stock. The dividend was paid to stockholders of record on June 25, 1999. In addition, one right is issued with each share of common stock issued by VERITAS between the record date and the earliest of the distribution date described below, the date the rights are redeemed or the date the rights expire. After the distribution date, VERITAS will issue one right with each common share issued upon the exercise of stock options or under any employee plan or arrangement or upon the exercise, conversion or exchange of other securities that were outstanding before the distribution date, until the date the rights are either redeemed or expire. Each right entitles the registered holder to purchase one one-hundredth of a share of Series A junior participating preferred stock at a price of $122.22 per one one-hundredth of a preferred share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between VERITAS and ChaseMellon Shareholder Services, L.L.C., as rights agent. The terms of the rights agreement are complex and not easily summarized. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read the VERITAS rights agreement, which is incorporated by reference into this proxy statement/prospectus in its entirety.

      Exercisability and duration of rights. The rights are not exercisable until the distribution date described below. The rights will expire on June 16, 2009, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged, in each case, as described below.

      Evidence and transfer of rights. The rights will be evidenced, with respect to any of the common stock share certificates outstanding as of the record date, by the common stock share certificates with a copy of the summary of rights distributed to stockholders of record on June 25, 1999 attached. Common stock share certificates issued after the record date will contain a notation incorporating the rights agreement by reference, until the distribution date or earlier redemption or expiration of the rights. Until the distribution date, the rights can be transferred only with VERITAS common stock and the transfer of any VERITAS common stock certificates will constitute the transfer of the rights associated with the common stock, even without notation or a copy of the summary of rights. After the distribution date, separate certificates representing the rights will be mailed to record holders of VERITAS common stock on the distribution date and the separate certificates alone will evidence the rights.

      Triggering of rights. The rights become exercisable after the lapse of either:

•	10 days following a public announcement or disclosure that a person or group of affiliated or associated persons, or an acquiring person, has acquired beneficial ownership of 15% or more of the outstanding shares of VERITAS common stock; or

•	10 business days, or a later date as may be determined by the board prior to the time a person or group becomes an acquiring person, following the announcement of an intention to make a tender offer or exchange offer the consummation of which would result in a person or group becoming an acquiring person.

      The earlier of those dates is called the distribution date. No person or group will be an acquiring person if the board determines in good faith that the person or group who would otherwise be an acquiring person has become one inadvertently, and that person or group promptly takes the actions necessary so that it would no longer be considered an acquiring person.

      Adjustments for stock splits or other transaction. The purchase price payable and the number of preferred shares or other securities or property issuable upon exercise of the rights will be adjusted from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of the preferred shares;

•	upon the grant to holders of the preferred shares of certain rights or warrants to subscribe for or purchase preferred shares at a price, or securities convertible into preferred shares with a conversion price, less than the then current market price of the preferred shares;

•	upon the distribution to holders of the preferred shares of evidences of indebtedness or assets excluding regular periodic cash dividends, if any, or dividends payable in preferred shares or of subscription rights or warrants other than those referred to above;

•	in the event of a stock dividend on VERITAS common stock payable in shares of common stock prior to the distribution date; or

•	subdivisions, consolidations or combinations of the shares of common stock occurring, prior to the distribution date.

      Terms of preferred shares. The preferred shares will have the terms described under “— Preferred stock” below.

      Because of the nature of the preferred shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a preferred share purchasable upon exercise of each right should approximate the value of one share of common stock.

      Rights could purchase shares of common stock at a discount. If any person or group becomes an acquiring person, each holder of a right, other than the acquiring person, will have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right unless the event causing the person or group to become an acquiring person is a merger, acquisition or other business combination described in the next paragraph. If VERITAS does not have a sufficient amount of authorized common stock to satisfy the obligation to issue shares of common stock, VERITAS must deliver upon payment of the exercise price of a right an amount of cash or other securities equivalent in value to the shares of common stock issuable upon exercise of a right.

      In the event that any person or group becomes an acquiring person and (1) VERITAS merges into or engage in certain other business combination transactions with an acquiring person, or (2) 50% or more of VERITAS’ consolidated assets or earning power are sold to an acquiring person, each holder of a right, other than the acquiring person, will have the right to receive that number of shares of common stock of the acquiring company which will have a market value of two times the exercise price of the right.

      At any time after any person becomes an acquiring person and prior to that person or group acquiring 50% or more of the outstanding shares of common stock, the VERITAS board may exchange the rights, other than rights owned by the acquiring person, at an exchange ratio of one share of common stock, or one one-hundredth of a preferred share per right.

      Adjustments to the purchase price. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional preferred shares will be issued. However, fractions which are integral multiples of one one-hundredth of a preferred share may, at VERITAS’ election, be evidenced by depositary receipts. In lieu of fractional shares, an adjustment in cash will be made based on the market price of the preferred shares on the last trading day prior to the date of exercise.

      The VERITAS board may redeem the rights. At any time prior to such time as a person or group becomes an acquiring person, the VERITAS board of directors may redeem all, but not some, of the rights at a price of $0.0002 per right. The redemption of the rights may be made effective at the time, on the basis and with any conditions as the VERITAS board of directors in its sole discretion may establish. After the period for redemption of the rights has expired, the VERITAS board may not amend the rights agreement to extend the period for redemption of the rights. The right to exercise the rights terminates immediately when they are redeemed and the only right of the holders of rights after that time will be to receive the redemption price.

      The VERITAS board may amend the rights. The terms of the rights may be amended by a resolution of the VERITAS board of directors without the consent of the holders of the rights. However, from and after such time as any person or group becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights other than an acquiring person.

      Holders of unexercised rights do not have privileges of a stockholder. Until a right is exercised, the holder will have no rights as a stockholder of VERITAS, including, without limitation, the right to vote or to receive dividends.

      Reasons for stockholder rights plan. The rights in the stockholder rights plan are designed to protect and maximize the value of the outstanding equity interests in VERITAS in the event of an unsolicited attempt by an acquirer to take over VERITAS, in a manner or on terms not approved by the VERITAS board of directors. Takeover attempts frequently include coercive tactics to deprive a company’s board of directors and its stockholders of any real opportunity to determine the destiny of the company. The rights will be declared in order to deter these types of coercive tactics, which, include a gradual accumulation of shares in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares. The rights are not intended to prevent a takeover of VERITAS and will not do so. Rather, they are intended to provide the protections of the VERITAS stockholders rights plan. Because the rights may be redeemed by VERITAS, they should not interfere with any merger or business combination approved by the board of directors.

      Preferred Stock. The VERITAS board is authorized, subject to any limitations prescribed by the DGCL, to issue up to 10,000,000 shares of preferred stock. This preferred stock may be issued in one or more series and the VERITAS board may determine the number of shares to be included in each series. The VERITAS board may fix the powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions on any series of preferred stock. The VERITAS board may also increase or decrease the number of shares of any series but not below the number of shares of such series then outstanding. All of these actions may be taken without vote or action by the stockholders. Of these shares, 2,000,000 shares are designated as the Series A junior participating preferred shares that are reserved for issuance under the rights plan. The rights of the Series A junior participating preferred shares are described below.

      Terms of preferred shares subject to the stockholder rights plan.

•	Dividends. Each preferred share will be entitled to a quarterly dividend payment of 100 times the dividend declared per share of common stock.

•	Voting. Each preferred share will have 100 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 100 times the amount received per share of common stock.

•	Liquidation or dissolution. In the event of liquidation, each preferred share will be entitled to a $1.00 preference, and after the holders of the preferred shares will be entitled to an aggregate payment of 100 times the aggregate payment made per share of common stock.

•	Redemption. The preferred shares purchasable upon exercise of the rights, described above, will not be redeemable.

      Anti-takeover effect of undesignated preferred stock. With respect to the remaining authorized but undesignated shares of preferred stock, the VERITAS board of directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. This is because the terms of the preferred stock could conceivably prohibit consummation of any merger, reorganization, sale of substantially all of VERITAS’ assets or other extraordinary corporate transaction without approval of the outstanding shares of preferred stock. Thus, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of VERITAS.

EXPERTS

      The consolidated financial statements and schedule of VERITAS Software Corporation as of December 31, 2002 and 2001, and for each of the years in the two-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The audit report covering the December 31, 2002 and 2001, consolidated financial statements of VERITAS Software Corporation contains an explanatory paragraph that refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002, and to a restatement of the consolidated financial statements as of and for the year ended December 31, 2001.

      The consolidated financial statements of VERITAS Software Corporation at December 31, 2000 (as restated) and for each of the two years in the period ended December 31, 2000 incorporated by reference in this proxy statement/ prospectus which is referred to and made part of this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report (which contains an explanatory paragraph describing a restatement as described in Note 20 to the consolidated financial statements) incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Precise as of December 31, 2002 and 2001, and for the three-year period ended December 31, 2002 incorporated by reference into this document have been so incorporated in reliance on the report of Kost, Forer & Gabbay, a member of Ernst and Young Global, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

      The validity of the shares of VERITAS common stock offered by this document and the U.S. federal income tax consequences of the merger will be passed upon for VERITAS by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

FUTURE PRECISE SHAREHOLDER PROPOSALS

      Precise will hold its 2003 annual general meeting of shareholders only if the merger is not completed before the anticipated date of the 2003 annual general meeting.

      The deadline for providing timely notice to Precise of matters that shareholders otherwise desire to introduce at the 2003 annual general meeting of shareholders is February 26, 2003. Under Israeli law, only shareholders who hold at least 1% of the voting rights in a general meeting are entitled to request that the board of directors of Precise include a proposal at a future shareholders meeting provided that such proposal is appropriate to be discussed in a shareholders meeting. Precise’s management may exercise its discretionary voting authority to direct the voting of proxies on any matter submitted for a vote at the Precise 2003 annual general meeting of shareholders if notice concerning the proposal of such matter is not received prior to February 26, 2003. In order to curtail controversy as to the date upon which such written notice is received, it is suggested that such notice be submitted by certified mail, return receipt requested, or a similar method which confirms the date of receipt.

WHERE YOU CAN FIND MORE INFORMATION

      This proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement/prospectus. You should rely only on the information contained in this proxy statement/ prospectus and in the documents that are incorporated by reference into this proxy statement/ prospectus. Neither VERITAS nor Precise has authorized anyone to provide you with information that is different from or in addition to the information contained in this proxy statement/ prospectus and incorporated by reference into this proxy statement/ prospectus. The information contained in this proxy statement/ prospectus with respect to VERITAS was provided by VERITAS and the information contained in this proxy statement/ prospectus with respect to Precise was provided by Precise.

      The following documents, which have been filed by VERITAS with the Securities and Exchange Commission, are incorporated by reference into this proxy statement/prospectus:

•	VERITAS’ annual report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 28, 2003.

•	VERITAS’ amended annual report on Form 10-K/A for the year ended December 31, 2001, filed with the Securities and Exchange Commission on March 17, 2003.

•	VERITAS’ quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 15, 2003.

•	VERITAS’ current report on Form 8-K, dated January 17, 2003, filed with the Securities and Exchange Commission on January 17, 2003.

•	VERITAS’ current report on Form 8-K, dated January 28, 2003, filed with the Securities and Exchange Commission on January 29, 2003.

•	VERITAS’ current report on Form 8-K, dated March 18, 2003, filed with the Securities and Exchange Commission on March 18, 2003.

•	The description of VERITAS’ common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on June 2, 1999 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

•	The description of VERITAS’ preferred share purchase rights contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on June 25, 1999 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

•	VERITAS’ proxy statement for its 2003 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 4, 2003.

      In addition, all documents filed by VERITAS under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the Precise extraordinary shareholders’ meeting will be deemed incorporated into this proxy statement/ prospectus by reference and will constitute a part of this proxy statement/prospectus from the date of filing of those documents.

      The following documents, which have been filed by Precise with the Securities and Exchange Commission, are incorporated by reference into this proxy statement/ prospectus:

•	Precise’s annual report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 13, 2003, as amended by the Form 10-K/A filed with the Securities and Exchange Commission on May 27, 2003.

•	Precise’s quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 14, 2003.

•	The description of Precise’s ordinary shares contained in its registration statement on Form F-1 (File No. 333-48878) originally filed on October 30, 2000 and in its registration statement on Form 8-A filed pursuant to the Securities Exchange Act.

      In addition, all documents filed by Precise under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the Precise extraordinary shareholders’ meeting will be deemed incorporated into this proxy statement/prospectus by reference and will constitute a part of this proxy statement/prospectus from the date of filing of those documents.

      Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

      The reports of VERITAS incorporated by reference into this proxy statement/prospectus (not including exhibits, unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) are available from VERITAS upon request without charge. Additional copies of the election form are also available from VERITAS upon request without charge. Requests should be directed to: Investor Relations, VERITAS Software Corporation, 350 Ellis Street, Mountain View, California 94043, or by calling (650) 527-2508. The reports of Precise incorporated by reference into this proxy statement/prospectus (not including exhibits, unless those exhibits are specifically incorporated by reference into this proxy statement/ prospectus) are available from Precise upon request without charge. Requests should be directed to: Investor Relations,

Precise Software Solutions Ltd., 690 Canton Street, Westwood, Massachusetts 02090, or by calling (800) 310-4777. Any request for reports should be made by June 23, 2003 to ensure timely delivery.

      VERITAS and Precise each file reports, proxy statements and other information with the Securities and Exchange Commission which may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

Judiciary Plaza Room 1024 450 Fifth Street, NW Washington, D.C. 20549	Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661

      Copies of these materials may also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, NW, Washington, D.C. 20549 or by calling the Securities and Exchange Commission at (800) SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding VERITAS and Precise. The address of the Securities and Exchange Commission website is http://www.sec.gov.

      Reports, proxy statements and other information regarding VERITAS and Precise may also be inspected at The National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

      VERITAS has filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to VERITAS’ common stock to be issued to Precise shareholders in the merger. This proxy statement/prospectus constitutes the prospectus of VERITAS filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying at the offices of the Securities and Exchange Commission as set forth above.

      This proxy statement/ prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is not lawful to make any such offer or solicitation or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this proxy statement/ prospectus nor any distribution of this proxy statement/ prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this proxy statement/ prospectus or in the affairs of VERITAS or Precise since the date of this proxy statement/ prospectus.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

VERITAS SOFTWARE CORPORATION

ARGON MERGER SUB LTD.

and

PRECISE SOFTWARE SOLUTIONS LTD.

Dated as of December 19, 2002

i

Page

8.5 Entire Agreement; Third Party Beneficiaries	A-53
8.6 Severability	A-53
8.7 Other Remedies; Specific Performance	A-53
8.8 Applicable Law	A-53
8.9 Rules of Construction	A-54
8.10 Assignment	A-54
8.11 Waiver of Jury Trial	A-54

INDEX OF EXHIBITS

Exhibit A	Form of Voting Undertaking
Exhibit B	Form of Employment and Noncompetition Agreement
Exhibit C	Form of Company Affiliate Agreement
Exhibit D	Form of Director Resignation
Exhibit E	Form of Merger Proposal
Exhibit F	Form of Amendment to Company Articles of Association
Exhibit G	Form of New Indemnification Letter

ANNEX A — Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of December 19, 2002, among VERITAS Software Corporation, a Delaware corporation (“Parent”), Argon Merger Sub Ltd., an Israeli company and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Precise Software Solutions Ltd., an Israeli company (“Company”).

RECITALS

      A.     Upon the terms and subject to the conditions of this Agreement and in accordance with the Israeli Companies Law-5759-1999 (the “Israeli Companies Law”), Parent, Merger Sub and Company intend to effect the merger of Merger Sub with and into Company, pursuant to which Merger Sub will cease to exist and Company will become an indirect wholly-owned subsidiary of Parent.

      B.     The Board of Directors of Company has unanimously: (i) determined that this Agreement, the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Company and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation (as defined in Section 1.1) will be unable to fulfill the obligations of Company to its creditors; (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the shareholders of Company approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

      C.     The Board of Directors of each of Parent and Merger Sub has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and the Board of Directors of Merger Sub has determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors.

      D.     Concurrently with the execution of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement: (i) all directors and officers and certain principal shareholders of Company are entering into voting undertakings in substantially the form attached hereto as Exhibit A (the “Voting Undertakings”); (ii) certain individuals are entering into employment and noncompetition agreements in substantially the form attached hereto as Exhibit B (the “Employment and Noncompetition Agreements”); (iii) all directors, executive officers and certain shareholders of Company who may be deemed to be affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (as defined below) are entering into Company affiliate agreements in substantially the form attached hereto as Exhibit C (the “Company Affiliate Agreements”); and (iv) all directors of Company and Precise Software Solutions, Inc. are executing resignation letters in substantially the form attached hereto as Exhibit D (the “Director Resignations”).

      Now, therefore, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties agree as follows:

ARTICLE I

THE MERGER

      1.1 The Merger. At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Israeli Companies Law, Merger Sub (as the target company (Chevrat Yaad) in the Merger) shall be merged with and into Company (as the absorbing company (Chevra Koletet) in the Merger) in accordance with Sections 314 through 327 of the Israeli Companies Law (the “Merger”), the separate corporate existence of Merger Sub shall cease and Company: (i) shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”); and (ii) shall succeed to and assume all of the rights, properties and obligations of Merger Sub in accordance with the aforesaid sections of the Israeli Companies Law.

      1.2     Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, USA, at a time and on a date to be designated by the parties (the time and date upon which the Closing actually occurs being referred to herein as the “Closing Date”), which shall be no later than the second business day after the later to occur of: (i) the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions which by their terms are to be satisfied or waived as of the Closing) or (ii) the 71st day after the delivery of the Merger Proposal (as defined in Section 5.2) to the office of the Registrar of Companies of the State of Israel (the “Companies Registrar”), or at such other time, date and location as the parties hereto shall mutually agree.

      1.3     Effective Time. As soon as practicable on or after the Closing, Merger Sub shall, in coordination with Company, deliver (and Parent shall cause Merger Sub to deliver) to the Companies Registrar a notice (the “Merger Notice”) informing the Companies Registrar that the Merger was approved by the general shareholders meeting of Merger Sub. The Merger shall become effective (“Effective Time”) upon the issuance by the Companies Registrar of a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Israeli Companies Law.

      1.4     Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Shares. Each Ordinary Share, NIS 0.03 par value per share, of Company (the “Company Shares”) issued and outstanding immediately prior to the Effective Time, other than any Company Shares owned by any direct or indirect wholly-owned subsidiary of Company or any dormant shares of Company, shall automatically be converted into and represent solely the right to receive, at the election of the holder thereof, one of the following (the “Per Share Merger Consideration”): (i) for each Company Share with respect to which an election to receive cash has been effectively made, and not revoked, pursuant to Section 1.4(b) (a “Cash Election”), and for each Company Share with respect to which a Cash Election is deemed to have been made pursuant to Section 1.4(b), $16.50 in cash, subject to the provisions of Section 1.4(e) (the “Per Share Cash Consideration”); and (ii) for each Company Share with respect to which an election to receive a combination of cash and shares of common stock, $.001 par value per share, of Parent (“Parent Common Stock”) has been effectively made, and not revoked, pursuant to Section 1.4(b) (a “Mixed Election”), 0.2365 of a share of Parent Common Stock, subject to the provisions of Sections 1.4(e), 1.4(f) and 1.4(g), plus $12.375 in cash, subject to the provisions of Section 1.4(e) (the “Per Share Mixed Consideration”), in each case payable without interest to the holder of such Company Share upon surrender of the certificate representing such Company Share in the manner provided in Section 1.5 (or in the case of a lost, stolen, destroyed or unissued certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.7). Upon the issuance of any Parent Common Stock hereunder, and consistent with, pursuant to and subject to Parent’s existing Rights Agreement, dated as of June 16, 1999 (as the same may be amended from time to time, the “Rights Agreement”), between Parent and Mellon Investor Services, L.L.C., as rights agent, one right issuable pursuant to the Rights Agreement or any other right issued in substitution therefor (a “Right”) shall be issued together with and shall attach to each share of Parent Common Stock issued pursuant to the terms and conditions of this Agreement, unless the Rights shall have expired or been redeemed prior to the Effective Time. As of the Effective Time, subject to Section 1.4(c) below, all of the Company Shares shall automatically be owned by Parent, and will be registered in its name in the shareholders registry of the Surviving Corporation.

(b) Election of Per Share Merger Consideration.

(i) Each person who, on or prior to 5:00 p.m., New York City time, on the business day immediately preceding the Election Date (as defined below) is a record holder of Company Shares shall be entitled, with respect to all such holder’s Company Shares, to make an unconditional Cash Election or an unconditional Mixed Election on the basis hereinafter set forth.

(ii) Parent shall prepare a form of election, which form shall include a letter of transmittal, declaration and instructions, each in substantially the form contemplated by Section 1.5(c), and shall be subject to the reasonable approval of Company (the “Form of Election”). The Form of Election shall be mailed with the Prospectus/ Proxy Statement (as defined in Section 2.12) to the record holders of Company Shares, as of the record date for the Company General Meeting (as defined in Section 5.3(a)), which Form of Election shall be used by each record holder of Company Shares who wishes to elect to receive the Per Share Cash Consideration or the Per Share Mixed Consideration for each of the Company Shares held by such holder. Company shall use reasonable efforts to make the Form of Election and the Prospectus/ Proxy Statement available to all persons who become record holders of Company Shares during the period between such record date and 5:00 p.m., New York City time, on the business day immediately preceding the Election Date. Any such holder’s election to receive the Per Share Cash Consideration or the Per Share Mixed Consideration, as applicable, for each of the Company Shares held by such holder shall have been properly made only if the Paying Agent (as defined in Section 1.5(a)) shall have received at its designated office, by 5:00 p.m., New York City time, on the business day immediately preceding the date of the Company General Meeting (the “Election Date”), a Form of Election properly completed and signed and accompanied by Certificates (as defined in Section 1.5(c)) for the Company Shares to which such Form of Election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Company (or accompanied by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election signed by a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent’s Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program), provided such Certificates are in fact delivered to the Paying Agent within five Nasdaq (as defined in Section 1.4(f)) trading days after the Election Date. If the Company General Meeting is delayed to a subsequent date, the Election Date shall be similarly delayed and Parent will promptly announce such rescheduled Election Date. All Certificates so surrendered shall be subject to the payment and exchange procedures set forth in Section 1.5 hereof. A holder of record of Company Shares who holds such Company Shares as a nominee, trustee or in another representative capacity (a “Holder Representative”) may submit multiple Forms of Election, provided that such Holder Representative certifies that each such Form of Election covers all the Company Shares held by such Holder Representative for a particular beneficial owner.

(iii) Any Form of Election may be revoked, by the holder who submitted such Form of Election to the Paying Agent, only by written notice received by the Paying Agent (i) prior to 5:00 p.m., New York City time, on the Election Date, or (ii) after such time, if and only to the extent that the Paying Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall be automatically revoked after termination of this Agreement if the Paying Agent is notified in writing by Parent that this Agreement has been so terminated. If a Form of Election is revoked, unless the holder properly submits a new Form of Election prior to 5:00 p.m., New York City time, on the Election Date, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the Company Shares to which such Form of Election relates shall be promptly returned without charge to the holder that submitted the same to the Paying Agent.

(iv) The determination of Parent in its sole discretion, which it may delegate in whole or in part to the Paying Agent, shall be conclusive and binding as to whether or not elections to receive the Per Share Cash Consideration or the Per Share Mixed Consideration have been properly made or revoked pursuant to this Section 1.4(b) with respect to Company Shares and when elections and revocations were received by the Paying Agent. Parent shall have the discretion, which it may delegate in whole or in part to the Paying Agent, to disregard immaterial defects in Forms of Election. The decision of Parent (or the Paying Agent) in such matters, absent manifest error, shall be conclusive and binding so long as Parent has acted in good faith. Neither Parent nor the Paying Agent shall be under any obligation to notify any person of any defect in any Form of Election submitted to the Paying Agent. If (x) no Form of Election is received with respect to Company Shares, or (y) Parent determines in its sole discretion and acting in good faith, which it may delegate in whole or in part to the Paying Agent, that any election to receive the Per Share Mixed Consideration was not properly made with respect to Company Shares, the holder of such Company Shares shall be treated by the Paying Agent as having submitted a Cash Election with respect to such Company Shares, and each of such Company Shares shall be converted at the Effective Time into the right to receive the Per Share Cash Consideration.

(v) The Paying Agent may, with the mutual agreement of Parent and Company, make such rules as are consistent with this Section 1.4 for the implementation of the elections provided for herein as shall be necessary or desirable to effect such elections fully.

(c) Dormant Shares; Subsidiary-Owned Stock. At the Effective Time, each Company Share that is a dormant share or owned by any direct or indirect wholly-owned subsidiary of Company immediately prior to the Effective Time shall remain outstanding, shall not be converted under Section 1.4(a) and no Per Share Merger Consideration shall be delivered with respect thereto.

(d) Stock Options; Warrants; Employee Stock Purchase Plan. At the Effective Time, all options to purchase Company Shares then outstanding under Company’s 1995 Share Option and Incentive Plan, Amended and Restated 1998 Share Option and Incentive Plan, and Stock Option Plan (f/k/a the Savant Corporation Stock Option Plan) (in the case of each such plan, both in their original form and as they may have been amended and/or restated prior to the date hereof) (collectively, the “Company Option Plans”), and under any agreement with Company described in Section 2.3 of the Company Disclosure Schedule, in each case, whether vested or unvested, and the Company Option Plans themselves, shall be assumed by Parent in accordance with Section 5.11. At the Effective Time, all warrants to purchase Company Shares then outstanding shall be assumed by Parent in accordance with Section 5.15. Purchase rights outstanding under Company’s 2000 Employee Share Purchase Plan (the “ESPP”) shall be treated as set forth in Section 5.11.

(e) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Shares occurring on or after the date hereof and prior to the Effective Time.

(f) No Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) shall, upon surrender of such holder’s Certificates receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five (5) most recent trading days that Parent Common Stock has traded ending on the trading day ending immediately prior to the Effective Time, as reported on The Nasdaq Stock Market (“NASDAQ”).

(g) Israeli Holders. Unless the Israeli Securities Election Exemption (as defined in Section 5.5(d)) is obtained prior to the date that the Prospectus/ Proxy Statement is mailed to holders of Company Shares, each Israeli Holder who has effectively made and not revoked a Mixed Election with respect to Company Shares shall not be entitled to receive the Parent Common Stock included in the Per Share Mixed Consideration, and at the Effective Time each of such Company Shares shall be converted into and represent solely the right to receive, an amount in cash equal to the sum of (x) $12.375, plus (y) the amount obtained by multiplying 0.2365 by the closing sale price of one share of Parent Common Stock on the trading day immediately prior to the Effective Time as reported on Nasdaq. For purposes of this Agreement, the term “Israeli Holder” shall mean a holder of Company Shares: (i) who has provided the Company or the broker through which such holder holds its Company Shares with an address in the

State of Israel for the purpose of sending notices; or (ii) whose center of vital interests (as evidenced by family, economic and social ties) is in Israel.

      1.5 Surrender of Certificates.

      (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to Company to act as the paying and exchange agent (the “Paying Agent”) in the Merger to receive the funds and shares of Parent Common Stock, if any, to which holders of such Company Shares shall become entitled pursuant to Section 1.4.

      (b) Parent to Provide Per Share Merger Consideration. Promptly following the Effective Time, (i) Parent shall deposit with the Paying Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock, if any, issuable pursuant to Section 1.4 in exchange for outstanding Company Shares, and (ii) Parent shall deliver or shall cause a U.S. bank or U.S. company to deliver such immediately available funds to the Paying Agent, as directed by the Paying Agent, to enable the Paying Agent to make prompt payment after the Effective Time pursuant to Section 1.5(c) of the funds payable and Parent Common Stock issuable to the holders of Company Shares who have properly delivered their Certificates to the Paying Agent prior to 5:00 p.m., New York City time on the Election Date or who have properly surrendered their Certificates after the Effective Time. In addition, Parent shall make available or shall cause a U.S. bank or U.S. company to make available from time to time, if and as necessary after the Effective Time, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.4(f) and for payment of any dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 1.5(d). Such funds and shares of Parent Common Stock shall be held in trust by the Paying Agent for the benefit of the holders of Company Shares.

      (c) Payment and Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (each, a “Certificate” and collectively, the “Certificates”), which immediately prior to the Effective Time represented outstanding Company Shares, whose shares were converted into the right to receive the applicable Per Share Merger Consideration pursuant to Section 1.4 (other than those holders who had previously properly delivered their Certificates to the Paying Agent along with their Forms of Election): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), (ii) a declaration form in which the holder of record states whether the holder is a resident of Israel as defined in the Income Tax Ordinance of Israel [New Version], 1961, as amended (the “Ordinance”) and whether the Company Shares held by such holder were held by such holder before the initial public offering of the Company and (iii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Per Share Merger Consideration. In the case of holders who prior to the Election Date properly delivered their Certificates to the Paying Agent along with their Forms of Election, such holders shall be entitled to receive in exchange therefor promptly after the Effective Time the applicable Per Share Merger consideration into which their Company Shares were converted at the Effective Time (rounded to the nearest whole cent after aggregating all Company Shares held by such holder). With respect to holders who did not so deliver their Certificates and Forms of Election, such holders shall be entitled to receive, upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and such declaration form, duly completed and validly executed in accordance with the instructions thereto, the applicable Per Share Merger Consideration into which their Company Shares were converted at the Effective Time (rounded to the nearest whole cent after aggregating all Company Shares held by such holder), and the Certificates so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the amounts payable pursuant to Section 1.4 upon the surrender of any Certificate for the benefit of the holder of such Certificate. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time for all corporate purposes to evidence only the ownership of the right to receive the applicable Per Share Merger Consideration into which such Company Shares shall have been so converted and, if applicable, an amount of cash in lieu of the issuance of any fractional shares in accordance with Section 1.4(f) and any dividends or distributions payable pursuant to Section 1.5(d).

      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to any shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Paying Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.4(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

      (e) Transfers of Ownership. If the payment of the amounts payable pursuant to Section 1.4 is to be made to, or if shares of Parent Common Stock issuable pursuant to Section 1.4 are to be issued in the name of, a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of the payment or issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such payment or issuance will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of the amount specified in Section 1.4 to, or the issuance of the shares of Parent Common Stock specified in Section 1.4 in the name of, a person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

      (f) Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, including pursuant to Section 1.4(d) above, to any holder or former holder of Company Shares or Company Stock Options, such amounts as may be required to be deducted or withheld therefrom under the Code (as defined in Section 2.11(a)), the Ordinance, or under any provision of state, local, Israeli or other foreign law or any other applicable requirement, provided, however, that (i) in the event the Israeli Withholding Tax Ruling (as defined in Section 5.5(c)) is obtained, deduction and withholding of any amounts under the Ordinance or any other provision of Israeli law or requirement, if any, shall be made only in accordance with the provisions of the Israeli Withholding Tax Ruling; and (ii) in the event a Withholding Tax Extension (as defined in Section 5.5(c)) is obtained, the parties shall fully comply with the provisions of any such Withholding Tax Extension. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

      (g) No Liability. Notwithstanding anything to the contrary in this Section 1.5, neither the Paying Agent nor any party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.6 Company’s Transfer Books Closed; No Further Ownership Rights in Company Shares. At the Effective Time: (i) the share transfer books of Company shall be deemed closed, and no transfer of any Company Shares or any Certificates in respect thereof shall thereafter be made or consummated; and (ii) all holders of Company Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of Company, other than the right to receive the Per Share Merger Consideration. No further transfer of any such Company Shares shall be made on such share transfer books after the Effective Time. If, after the Effective Time, a valid Certificate is presented to the Paying Agent or to the Surviving Corporation or Parent, such Certificate shall be canceled and shall be exchanged as provided in this Article I. The applicable Per Share Merger Consideration issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

      1.7 Lost, Stolen, Destroyed or Unissued Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, or were never issued, the Paying Agent shall pay such amounts and, if applicable, issue such shares of Parent Common Stock, if any, specified in Section 1.4, in exchange for such lost, stolen, destroyed, or unissued Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent and the Paying Agent may, in their sole discretion and as a condition precedent to such payment or issuance, require the owner of such lost, stolen, destroyed or unissued Certificates to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen, destroyed or unissued.

      1.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of the Surviving Corporation will take all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

      Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by Company to Parent, dated as of the date hereof and certified by a duly authorized officer of Company (the “Company Disclosure Schedule”), as follows:

      2.1 Organization and Qualification; Subsidiaries.

      (a) Each of Company and its subsidiaries is a corporation duly organized and validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

      (b) Section 2.1(b) of the Company Disclosure Schedule lists each of Company’s subsidiaries as of the date hereof, the jurisdiction of incorporation of each such subsidiary, and Company’s equity interest therein. Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, neither Company nor any of its subsidiaries has agreed, is obligated to make, or is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature (a “Contract”) under which it may become obligated to make any future investment in, or capital contribution to, any other entity. Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any person.

      2.2 Memorandum of Association; Articles of Association. Company has previously furnished to Parent a complete and correct copy of its Memorandum of Association and Articles of Association as amended to the date of this Agreement (together, the “Company Charter Documents”) and a complete and correct copy of the equivalent organizational documents of Precise Software Solutions, Inc. Such Company Charter Documents and equivalent organizational documents of each of Company’s subsidiaries are in full force and effect. Company is not in violation of any of the provisions of Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents.

      2.3 Capitalization.

      (a) The registered (authorized) share capital of Company consists of 70,000,000 Ordinary Shares, NIS 0.03 par value per share. The Company has no class of share capital authorized other than Company Shares. As of the close of business on December 18, 2002, (i) 29,819,727 Company Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (ii) except as set forth in

Section 2.3 of the Company Disclosure Schedule, no Company Shares were dormant shares and no shares were held in treasury by Company or by subsidiaries of Company; provided, that if Section 2.3 of the Company Disclosure Schedule sets forth any shares as being held by a subsidiary of Company, such shares are held by Precise Software Solutions, Inc.; (iii) 520,989 Company Shares were available for future issuance pursuant to Company’s ESPP; (iv) 539,832 Company Shares were reserved for issuance under Company’s 1995 Share Option and Incentive Plan, of which 57,406 were subject to outstanding options to purchase Company Shares and no Company Shares were available for future options grants; (v) 10,993,168 Company Shares were reserved for issuance under Company’s Amended and Restated 1998 Share Option and Incentive Plan, of which 7,884,670 were subject to outstanding options to purchase Company Shares and 593,504 were available for future options grants; (vi) 16,882 Company Shares were reserved for issuance upon the exercise of outstanding options to purchase Company Shares under the Stock Option Plan (f/k/a the Savant Corporation Stock Option Plan); (vii) no Company Shares were reserved for issuance upon the exercise of certain stock options not issued under Company Option Plans as set forth in Section 2.3 of the Company Disclosure Schedule; and (viii) 15,965 Company Shares were reserved for issuance upon the exercise of certain warrants to purchase Company Shares as set forth in Section 2.3 of the Company Disclosure Schedule (“Company Warrants”). Other than as described in the preceding sentence and except as set forth in Section 2.3 of the Company Disclosure Schedule, as of the close of business on December 18, 2002, Company had no other securities authorized, reserved for issuance, issued or outstanding. Except as set forth in Section 2.3 of the Company Disclosure Schedule, there are no commitments, agreements or understandings of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option (as defined in Section 5.11) as a result of the Merger.

      (b) Section 2.3 of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the close of business on December 18, 2002: (i) the name and address of the optionee; (ii) the particular plan, if applicable, pursuant to which such Company Stock Option was granted, (iii) the number of Company Shares subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule, including the vesting commencement date; (vii) the date on which such Company Stock Option expires; (viii) whether the vesting or exercisability of such Company Stock Option will be accelerated in any way by the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), and the extent of any such acceleration; and (ix) whether, as of the close of business on December 18, 2002, the optionee was employed by Company, and if not so employed, the date of termination and expiration of such Company Stock Option. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All Company Shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. Company has not issued any Company Shares which are unvested or subject to any repurchase option in favor of Company. All outstanding Company Shares, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted (i) in compliance with all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) in material compliance with all applicable requirements set forth in Contracts. For the purposes of this Agreement, “Legal Requirements” means any Israeli or U.S. federal or state law, or material local or municipal law, or foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b)).

      (c) Except for (i) securities that Company owns, directly or indirectly through one or more subsidiaries, free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), (“Liens”), other than Liens for Taxes not yet due and payable, and

(ii) shares of capital stock or other similar ownership interests of subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect Company’s control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in this Section 2.3 or Section 2.3 of the Company Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth in Section 2.3 of the Company Disclosure Schedule, there are no registration rights and there is, except for the Voting Undertakings, no voting trust, proxy, rights plan, antitakeover plan or other similar agreement or understanding to which Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Shareholders of Company will not be entitled to statutory dissenters’ rights in connection with the Merger.

      (d) Company’s shares are not listed for trading on the Tel Aviv Stock Exchange, or on any other foreign or domestic stock exchange other than Nasdaq, nor has Company applied to list its shares on any such stock exchange.

      2.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the shareholders of Company to this Agreement, the Merger and the other transactions contemplated by this Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the Required Company Shareholder Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Subject to the provisions of Section 320(c) of the Israeli Companies Law, the affirmative vote of 75% (seventy-five percent) of the voting shares of Company present and voting at the Company General Meeting (as defined below) at which a quorum is present is a sufficient vote of the holders of any Company Shares necessary to approve the Merger (the “Required Company Shareholder Vote”). The quorum required for the Company General Meeting is shareholders holding collectively at least one-third of the issued share capital of Company (present in person or by proxy). No statutory vote of: (i) any creditor of Company, (ii) any holder of any option or warrant granted by Company; or (iii) any shareholder of any of Company’s subsidiaries is necessary in order to approve this Agreement, or to approve or permit the consummation of the Merger and the other transactions contemplated by this Agreement.

      2.5 No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not: (i) conflict with or violate Company Charter Documents or the equivalent organizational documents of any of Company’s subsidiaries; (ii) subject to obtaining the Required Company Shareholder Vote and compliance with the requirements set forth in Section 2.5(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected; or (iii) except for those Contracts set forth in Section 2.5(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material Contract to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii), individually or in the aggregate: (A) reasonably be expected to have a Material Adverse Effect on Company or (B) prevent or materially delay consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

      (b) Other than with respect to procedures under the Israeli Companies Law, the execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”) with respect to the Company or its subsidiaries, except: (i) for: (A) compliance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state securities laws (“Blue Sky Laws”); (B) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and under the comparable competition foreign laws that the parties reasonably determine to apply; (C) consent of the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry (“OCS”) to the change in ownership of Company to be effected by the Merger (the “OCS Approval”); (D) approval of the Israeli Commissioner of Restrictive Trade Practices pursuant to the Restrictive Trade Practices Act, 1988 (the “RTPA”); (E) filings with, and approval by, the Investment Center of the Israeli Ministry of Trade & Industry (the “Investment Center”) of the change in ownership of Company to be effected by the Merger (the “Investment Center Approval”); (F) compliance with the rules and regulations of Nasdaq; (G) obtaining the Israeli Income Tax Ruling and the Israeli Withholding Tax Ruling (each as defined in Section 5.5(c)) (which shall not be a condition precedent to its obligation to effect the Merger); (H) obtaining the Israeli Securities Exemptions (as defined in Section 5.5(d)) (which, in the case of the Israeli Securities Election Exemption (as defined in Section 5.5(d)), shall not be a condition precedent to its obligation to effect the Merger); and (I) other filings and recordation as required by Governmental Entities other than those in the United States or Israel; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications: (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or, after the Effective Time, Parent, or (B) would not prevent or materially delay consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

      2.6 Compliance with Laws; Environmental Matters; Permits.

      (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Hazardous Material” is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

(ii) “Environmental Laws” are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation

Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Entities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

      (b) Compliance with Laws. Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, any law (including Environmental Laws and the Foreign Corrupt Practices Act of 1977, as amended), rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the knowledge of Company, threatened against Company or its subsidiaries, nor has any Governmental Entity indicated to Company an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries.

      (c) Environmental Matters. Company has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in such a manner as would result in any liability or clean-up obligation of any kind or nature to Company except for such liability or clean-up obligation as would not be reasonably expected to have a Material Adverse Effect. To the knowledge of Company, (i) no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Company, and (ii) no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time by Company, in each case so as to give rise to any liability or clean-up obligation under any Environmental Laws except for such liability or clean-up obligation as would not be reasonably expected to have a Material Adverse Effect.

      (d) Approvals. Company and its subsidiaries hold all franchises, grants, permits, licenses, variances, easements, consents, certificates, exemptions, orders and approvals and other authorizations from Governmental Entities (“Approvals”) which are (i) material to the operation of the business of Company and its subsidiaries taken as a whole and (ii) necessary to own, lease and operate the properties Company and its subsidiaries purport to own, operate or lease except in the case of clause (ii) where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Company and its subsidiaries have been and are in compliance in all material respects with the terms of such Approvals and any conditions placed thereon.

      2.7 SEC Filings; Financial Statements.

      (a) Company has made and will make available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission (“SEC”) since the filing of Company’s Registration Statement on Form F-1 (the “Company SEC Reports”), which are all the forms, reports and documents required to be filed by Company with the SEC since such time. The Company SEC Reports: (i) were and will be prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder; and (ii) did not and will not at the time of filing thereof (and if any Company SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement then also on the date of filing of such amendment or superseded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company’s subsidiaries is required to file any reports or other documents with the SEC.

      (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in Company SEC Reports (including any Company SEC Report filed after the date of this

Agreement): (i) complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was and will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal adjustments which were not or are not expected to be material in amount); and (iii) fairly presents in all material respects Company’s revenue recognition policies.

      (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

      (d) Company has furnished to Parent monthly unaudited consolidated balance sheets, income statements and statements of cash flows for the two-month period ended November 30, 2002, and such monthly financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial position of Company as of and for the two-month period then ended.

      (e) Company recognizes revenue in accordance with Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as amended, and SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions.” Company’s revenue recognition is and has been in compliance with all rules, regulations and statements of the SEC with respect thereto.

      2.8 No Undisclosed Liabilities. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed in a Company SEC Report or on a consolidated balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP and the Exchange Act and the rules and regulations of the SEC promulgated thereunder which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Company and its subsidiaries taken as a whole, except: (i) liabilities provided for in Company’s balance sheet as of September 30, 2002 set forth in Company SEC Reports (or in the notes thereto) as of the date hereof; (ii) liabilities incurred since September 30, 2002 in the ordinary course of business that the Company would have been permitted to incur under Section 4.1, none of which is material to the business, results of operations or financial condition of Company and its subsidiaries, taken as a whole; and (iii) liabilities permitted to be incurred under this Agreement in accordance with Section 4.1.

      2.9 Absence of Certain Changes or Events. Since December 31, 2001 to the date hereof, there has not been: (i) any Material Adverse Effect on Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Company of any of Company’s capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Company’s or any of its subsidiaries’ capital stock; (iv) any granting by Company or any of its subsidiaries of any increase in compensation or benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby; (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.17) other than licenses in the ordinary course of business with terms and conditions consistent with past practice; or (vi) entry by Company or any of its subsidiaries into any amendment or consent with respect to any licensing agreement which has been filed or is required to be filed by Company with the SEC; (vii) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (viii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable; (ix) any sale of assets of Company other than in the ordinary course of business consistent with past practice; or (x) any Tax election or accounting method change inconsistent with past practice, agreement to pay, settlement or compromise of any material Tax liability or extension or waiver of any limitation period with respect to Taxes, or request or negotiation for or receipt of any Tax rulings.

      2.10 Absence of Litigation. Except as specifically disclosed in Company SEC Reports as of the date hereof or in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign except for such claims, actions, suits or proceedings arising in the ordinary course of business that are not material to the Company and its subsidiaries, taken as a whole.

      2.11 Employee Matters and Benefit Plans.

      (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA;

(ii) “Code” shall mean the Internal Revenue Code of 1986, as amended;

(iii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, other than an Employment Agreement, providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which Company or any ERISA Affiliate has or may have any liability or obligation including each International Employee Plan;

(iv) “DOL” shall mean the Department of Labor;

(v) “Employee” shall mean any current or former or retired employee, consultant or director of Company or any ERISA Affiliate;

(vi) “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between Company or any ERISA Affiliate and any Employee;

(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii) “ERISA AFFILIATE” shall mean any subsidiary of Company or other person or entity under common control with Company or any subsidiary of Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ix) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(x) “International Employee Plan” shall mean each Company Employee Plan and each government-mandated plan or program that has been adopted or maintained by Company or any ERISA

Affiliate, whether informally or formally, or with respect to which Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States. For the avoidance of doubt, this shall include, in Israel, manager’s insurance or other provident or pension funds which are not government-mandated but were set up to provide for Company’s legal obligation to pay statutory severance pay (Pitzuay Piturim) under the Severance Pay Law 5723-1963;

(xi) “IRS” shall mean the Internal Revenue Service;

(xii) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xiii) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

      (b) Schedule. Section 2.11(b) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each Company Employee Plan other than legally-mandated plans, programs and arrangements, and each Employment Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement. Except as set forth on Section 2.11(b) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate is obligated to provide an Employee with any compensation or benefits pursuant to an agreement (for example, an acquisition agreement) with a former employer of such Employee.

      (c) Documents. Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, other than legally-mandated plans, programs and arrangements and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan or any International Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (viii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years’ discrimination tests for each Company Employee Plan; (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan; (xii) any licenses or permits held by Company which enable it to employ foreign employees or employees from “territories” currently administered by Israel; and (xiii) any pamphlet, booklet or other employee manual distributed to employees of Company which discuss Company Employee Plans.

      (d) Employee Plan Compliance. Except as set forth on Section 2.11(d) of the Company Disclosure Schedule, (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan and Employment Agreement, and each Company Employee Plan and Employment Agreement has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated against any Company Employee Plan or Employment Agreement or against the assets of any Company Employee Plan, except for claims for benefits in the ordinary course; (iv) each Company Employee Plan and Employment Agreement can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses); (v) there are no audits, inquiries or proceedings pending or, to the knowledge of Company or any ERISA Affiliates, threatened by the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan; and (vi) neither Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

      (e) Retirement Plans and Welfare Plans. Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any Multiemployer Plan, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code, any multiple employer plan (as defined in ERISA or the Code), or any “funded welfare plan” within the meaning of Section 419 of the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, except to the extent that there is still a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to incorporate such provisions. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, to the knowledge of the Company, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. Except as set forth on Section 2.11(e) of the Company Disclosure Schedule, no Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

      (f) No Post-Employment Obligations. Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide post-termination life, health or other welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and, to the knowledge of the Company, Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination life, health or other welfare benefits, except to the extent required by statute.

      (g) Effect of Transaction.

      (i) Except as set forth on Section 2.11(g) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust, loan or other agreement or arrangement that will or might result in any payment (whether of severance pay, “gross-up,” or indemnity with respect to any “parachute payment” (as defined in subclause (ii) below) or similar payment or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

      (ii) Except as set forth on Section 2.11(g) of Company Disclosure Schedule, no payment or benefit which will or may be made by Company or its ERISA Affiliates with respect to any Employee will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

      (h) Employment Matters. Except as set forth in Section 2.11(h) of the Company Disclosure Schedule, Company: (i) is in material compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) is not liable for any arrears of wages or penalties with respect thereto; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 2.11(h) of the Company Disclosure Schedule, as of the date hereof, to the Company’s knowledge, there are no pending, threatened or reasonably anticipated claims or actions against Company under any worker’s compensation policy or long-term disability policy. Except as set forth in Section 2.11(h) of the Company Disclosure Schedule, each current Employee who resides in the United States of America is an “at-will” employee whose employment can be terminated by the Company or an ERISA Affiliate at any time, with or without cause.

      (i) Labor. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.11(i) of the Company Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.11(i) of Company Disclosure Schedule, Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

      (j) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

      (k) Israeli Employees. Solely with respect to Employees who reside or work in Israel (“Israeli Employees”), except as set forth in Section 2.11(k) of the Company Disclosure Schedule: (i) Company is not a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, or is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by law to be provided pursuant to rules and regulation of the Histadrut (General Federation of Labor), the Coordinating Bureau of Economic Organization and the Industrialists’ Association. Company has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees. Company does not have and is not subject to, and no Israeli Employee of Company benefits from, any extension order (tzavei harchava) or any contract or arrangement with respect to employment or termination thereof; (ii) all of the Israeli Employees are “at will” employees subject to the termination notice provisions included in employment agreements or applicable law; (iii) there is no Contract between Company and any of its Israeli Employees or directors that cannot be terminated by Company upon less than three months notice without giving rise to a claim for damages or compensation (except for statutory severance pay); (iv) Company’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or accrued on the Company’s financial statements and Company does not use the provisions of Section 14 of the Severance Pay Law with respect to such statutory severance pay; (v) except as set forth in Section 2.11(k) of the Company Disclosure Schedule, Company has

no knowledge of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled); (vi) all amounts that Company is legally or contractually required either (x) to deduct from its Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Ordinance and National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid, and Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment; and (vii) Company is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees, including but not limited to The Prior Notice to the Employee Law 2002, The Notice to Employee (Terms of Employment) Law 2002, the Prevention of Sexual Harassment Law (5758-1998), and The Employment by Human Resource Contractors Law 1996. All obligations of Company with respect to statutorily required severance payments to Israeli Employees have been fully satisfied or have been fully funded by contributions to appropriate insurance funds pursuant to the Severance Pay Law (5723-1963). Other than as set forth in Section 2.11(k) of the Company Disclosure Schedule: (i) as of the date hereof, Company has not engaged any Israeli employees whose employment would require special licenses or permits, and (ii) there are no unwritten Company policies or customs which, by extension, could entitle Israeli Employees to benefits in addition to what they are entitled by law (including, by way of example but without limitation, unwritten customs concerning the payment of statutory severance pay when it is not legally required). Company has not engaged any consultants, sub-contractors or freelancers who, according to Israeli law, would be entitled to the rights of an employee vis a vis Company, including rights to severance pay, vacation, recuperation pay (dmei havaraa) and other employee-related statutory benefits. For purposes of this Agreement, the term “Israeli Employee” shall be construed to include consultants, sales agents and other independent contractors who spend (or spent) a majority of their working time in Israel on the business of Company or a subsidiary (each of whom shall be so identified in Section 2.11(k) of the Company Disclosure Schedule). In addition, Company has provided to Parent: (i) a correct and complete summary of the calculations concerning the components of the Israeli Employees’ salaries, including any components which are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay and pension; (ii) any and all agreements with human resource contractors, or with consultants, sub-contractors or freelancers; (iii) a summary of its policies, procedures and customs regarding termination of Israeli Employees; and (iv) a summary of any dues it pays to the Histadrut Labor Organization and whether Company participates in the expenses of any worker’s committee (Va’ad Ovdim).

      2.12 Registration Statement; Prospectus/ Proxy Statement. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including amendments or supplements thereto) (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Company for inclusion in the Prospectus/ Proxy Statement to be filed by Parent and Company with the SEC as part of the Registration Statement pursuant to Section 5.1(a) hereof (the “Prospectus/ Proxy Statement”) will, at the date or dates mailed to the shareholders of Company, and at the time of Company General Meeting in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prospectus/ Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, and the Israeli Companies Law and the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder. If at any time prior to Company General Meeting, any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Prospectus/ Proxy Statement, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in the Registration Statement or Prospectus/ Proxy Statement.

      2.13 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

      2.14 Property. Neither Company nor any of its subsidiaries owns any material real property. Company and each of its subsidiaries have good and defensible title to, or in the case of leased properties and assets, valid leasehold interests in, all of their material properties and assets, free and clear of all Liens except: (a) Liens for Taxes not yet due and payable; and (b) such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. All leases pursuant to which Company or any of its subsidiaries lease from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Company or any of its subsidiaries or, to Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). All of the equipment of Company and its subsidiaries which is in regular use and which is material to the business of Company and its subsidiaries has been maintained in good operating condition and repair, reasonable wear and tear excepted, except for such failures to be in good operating condition and repair that would not, either individually or in the aggregate, reasonably be expected to materially impact the operation of the business of the Company and its subsidiaries, taken as a whole.

      2.15 Taxes.

      (a) Definition of Taxes. For purposes of this Agreement, “Tax” or, collectively, “Taxes”, means: (i) any and all United States, Israeli, federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, linkage for inflation, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under United States Treas. Reg. Section 1.1502-6 or any comparable provision of Israeli, foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

      (b) Tax Returns and Audits. Except as provided on Section 2.15 of the Company Disclosure Schedule:

(i) Company and each of its subsidiaries has timely filed, taking into account properly obtained extensions of time to file, all United States, Israeli, federal, state, local and foreign returns, estimates, declarations, information statements and reports (“Returns”) relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority, and such Returns are true and correct in all material respects and have been completed in material accordance with applicable law. Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

(ii) Company and each of its subsidiaries (A) has paid or accrued all Taxes it is required to pay or accrue and (B) has withheld from each payment or deemed payment made to its past or present employees, officers, directors and independent contractors, suppliers, creditors, stockholders or other third parties all material Taxes and other deductions required to be withheld and has, within the time and in the manner required by law, paid such withheld amounts to the proper governmental authorities.

(iii) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company, nor has Company nor any of its subsidiaries executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of Company or any of its subsidiaries is currently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination, nor is any taxing authority (including the Investment Center with respect to Company’s status as an “Approved Enterprise” under Israel’s Law for the Encouragement of Capital Investment, 1959) asserting, or to Company’s knowledge, threatening to assert, against Company or any of its subsidiaries any claim for Taxes. There are no matters relating to material Taxes under discussion between any taxing authority and Company or any of its subsidiaries.

(v) No material adjustment relating to any Returns filed by Company or any of its subsidiaries (and no claim by a taxing authority in a jurisdiction in which Company does not file Returns that Company or any of its subsidiaries may be subject to taxation by such jurisdiction) has been proposed, formally or, to Company’s knowledge, informally, by any Tax authority to Company or any of its subsidiaries or, to Company’s knowledge, any Company accountant, attorney or other advisor or representative thereof.

(vi) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes in excess of $100,000 (or the equivalent in other currencies) (whether or not shown to be due on any Return) which has not been accrued for or reserved on the most recent Company balance sheet in accordance with gaap, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of Company’s most recent balance sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

(vii) There is not any Contract, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible as an expense pursuant to Section 162(m) of the Code, nor has Company made any payment of any amount that would not be deductible as an expense pursuant to Section 404 of the Code.

(viii) Neither Company nor any of its subsidiaries: (A) has ever been a member of an affiliated group filing a consolidated Return, except for the affiliated group, the parent of which is Precise Software Solutions, Inc.; (B) has ever been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and does not owe any amount under any such agreement, other than this Agreement; (C) is liable for the Taxes of any other person under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, except for liability created as a result of being a member of the affiliated group, the parent of which is Precise Software Solutions, Inc.; and (D) is currently a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

(ix) There are no Liens on the assets of Company or any of its subsidiaries relating to or attributable to Taxes except for Liens for Taxes not yet due and payable.

(x) Except as otherwise contemplated in this Agreement, neither Company nor any of its subsidiaries has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would reasonably be expected to have an adverse effect on Company.

(xi) Neither Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code: (A) in the two years prior to the date of this Agreement or; (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xii) To the knowledge of Company, it should qualify as an Industrial Company according to the meaning of that term in the Law for the Encouragement of Industry (Taxes), 1969, and the Company believes that after any applicable Tax holiday, Section 47(A1) of the Law Encouragement of Capital Investment, 1959 applies to the Company, considering its level of foreign investment. The Company also believes that as of the date hereof 90% or more of its shares are owned by non-Israeli residents. To the knowledge of Company, the consummation of the Merger will not have any adverse effect on such qualification as an Industrial Company.

(xiii) Company and each of its subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any government and, to the knowledge of Company, subject to receipt of the Investment Center Approvals and the other Approvals required herein, the consummation of the Merger will not have any adverse effect on the validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(xiv) The Company Disclosure Schedule lists each material tax incentive granted to or enjoyed by Company and its subsidiaries under the laws of the State of Israel, the period for which such tax incentive applies, and the nature of such tax incentive. Company and its subsidiaries have complied with all material requirements of Israeli law to be entitled to claim all such incentives. To the knowledge of Company, subject to receipt of the Investment Center Approval and other Approvals required herein, consummation of the Merger will not adversely affect the continued qualification for the incentives or the terms or duration thereof or require any recapture of any previously claimed incentive, and no consent or approval of any Governmental Entity is required, other than as contemplated by the Disclosure Schedule, prior to the consummation of the Merger in order to preserve the entitlement of the Surviving Corporation or its subsidiaries to any such incentive.

(xv) To Company’s knowledge, there has been no indication from any Tax authority that the consummation of the Merger would adversely affect the Surviving Corporation’s ability to set off for tax purposes in the future any and all losses accumulated by Company as of the Closing Date.

      2.16     Brokers. Except for fees and expenses payable to Goldman, Sachs & Co. (“Goldman Sachs”) pursuant to an Engagement Letter dated September 5, 2002, a true, correct and complete copy of which has been provided to Parent and which has not been amended or modified in any respect, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, including the Merger.

      2.17     Intellectual Property.

      (a) For the purposes of this Agreement, the following terms have the meanings set forth below:

“Intellectual Property” shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks and service marks; (vi) domain names, web addresses and sites; (vii) tools, methods and processes and (viii) all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean any and all worldwide, common law and/or statutory rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor, and mask works and mask work registrations and applications therefor, and all other rights corresponding thereto (“Copyrights”); (iv) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefore (“URLs”); all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (v) all “moral” or economic rights of authors and inventors, however denominated throughout the world, and (vi) any similar, corresponding or equivalent rights to any of the foregoing.

“Company Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights, including Registered Intellectual Property Rights that are owned by or exclusively licensed to Company or any of its subsidiaries.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Company Product” means any product or service offering of the Company or any of its subsidiaries being marketed, sold or licensed by Company or any of its subsidiaries.

      (b) Section 2.17(b) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned or exclusively licensed by, or filed in the name of, or applied for by Company or any of its subsidiaries as of the date hereof (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of Company Registered Intellectual Property Rights or Company Intellectual Property.

      (c) Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property which are Intellectual Property Rights or Registered Intellectual Property Rights invalid or unenforceable or would adversely affect any pending application for any Company Registered Intellectual Property Right and neither Company nor any of its subsidiaries has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

      (d) Each material item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by Company or any of its subsidiaries within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the PTO office actions, documents, applications or certificates for the purposes of prosecuting, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights. In each case in which Company or any of its subsidiaries has acquired ownership of any Intellectual Property from any person, Company or such subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Company or such subsidiary and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations with respect to Registered Intellectual Property Rights acquired by Company or any of its subsidiaries, Company or such subsidiary has recorded each such assignment with the relevant Governmental Entities, including the PTO, the

U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Neither Company nor any of its subsidiaries has claimed a particular status, including “Small Business Status,” in the application for any Intellectual Property Rights, which claim of status was at the time made inaccurate in any material respect.

      (e) All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

      (f) Each material item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Section 2.17(b) of the Company Disclosure Schedule and all Intellectual Property licensed to Company or any of its subsidiaries on a non-exclusive basis, is free and clear of any Liens. Except as set forth in the Company Disclosure Schedule, Company or one or more of its subsidiaries is the exclusive owner, or has acquired the necessary licenses to use, of all material Trademarks used in connection with the operation or conduct of the business of Company, including the sale, distribution or provision of any Company Products by Company or any of its subsidiaries. Company or one or more of its subsidiaries is the exclusive owner of, or has acquired the appropriate licenses to use, all Copyrighted works that are included or incorporated into Company Products or which Company or any of its subsidiaries otherwise purports to own.

      (g) Company has not transferred ownership of or granted any exclusive license of or right to use or authorized the exclusive retention of any rights to use or joint ownership of any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person.

      (h) All Company Intellectual Property was created solely by either (i) employees of Company or one or more of its subsidiaries acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Company or one of its subsidiaries.

      (i) To the extent that any Company Intellectual Property has been developed or created independently or jointly by any person other than Company or any of its subsidiaries for which Company or such subsidiary has paid any consideration of any kind, Company or one or more of its subsidiaries has a written Contract with such person with respect thereto, and Company or one or more of its subsidiaries thereby has obtained ownership of, and is the exclusive owner of, all such Company Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment.

      (j) Other than (i) inbound “shrink-wrap” and similar generally available commercial binary code end-user licenses and (ii) software licensed from third parties identified in Section 2.17(k) of the Company Disclosure Schedule, Company Intellectual Property constitutes all the material items of Intellectual Property and Intellectual Property Rights which, as of the date hereof, are used in and necessary to the conduct of the business of Company as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development).

      (k) Other than: (i) inbound “shrink-wrap” and similar generally available commercial binary code end-user licenses and (ii) customer agreements entered into in the ordinary course of Company business, the Contracts listed in Section 2.17(k) of the Company Disclosure Schedule include all Contracts to which Company or any of its subsidiaries is a party as of the date hereof with respect to any Intellectual Property and Intellectual Property Rights. Except as set forth in the Company Disclosure Schedule, all such Contracts are in full force and effect and the consummation of the transactions contemplated by this Agreement will not violate, trigger any right of any third party to obtain any source code from any escrow under, or result in the breach, modification, cancellation, termination or suspension of such Contracts. Company is not in breach of nor has Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to Company’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. Except as set forth in the Company Disclosure Schedule, following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company’s rights under such Contracts to the same extent Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

      (l) Except for inbound “shrink-wrap” and generally available commercial binary code end-user or enterprise licenses and except for technology in the public domain and as set forth in the Company Disclosure Schedule, all Intellectual Property used in and necessary to the conduct of Company’s business as presently conducted (including, without limitation, the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products and any products, technology or services currently under development by Company or any of its subsidiaries) was created solely by: (i) employees of Company or one or more of its subsidiaries acting within the scope of their employment; (ii) third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Company or one or more of its subsidiaries or (iii) third parties who have granted to Company or one or more of its subsidiaries a perpetual license (sufficient for the conduct of Company’s business as presently conducted and currently contemplated to be conducted by Company) to all such third party’s Intellectual Property Rights in such Intellectual Property, and no third party owns or has any rights to any of Company Intellectual Property (other than non-exclusive license rights therein in connection with licensing Company Products in the ordinary course of Company business consistent with past practice).

      (m) Other than customer agreements entered into in the ordinary course of Company business consistent with past practice, Section 2.17(m) of the Company Disclosure Schedule lists all Contracts to which Company and any of its subsidiaries is a party as of the date hereof wherein or whereby Company or any of its subsidiaries has assumed any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Company or any of its subsidiaries or such other person of the Intellectual Property Rights of any person other than Company or any of its subsidiaries.

      (n) There are no Contracts between Company or any of its subsidiaries and any other person with respect to Company Intellectual Property under which there is any material dispute as of the date hereof regarding the rights and obligations specified in such Contracts, or performance under such Contracts including with respect to any payments to be made or received by Company or any of its subsidiaries thereunder.

      (o) Company or one or more of its subsidiaries have the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are material to the operation of the business of Company or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product.

      (p) Except as set forth in the Company Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. To the knowledge of Company, no current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

      (q) Section 2.17(q) of the Company Disclosure Schedule lists all items of Company Intellectual Property as of the date hereof which were developed with funding provided by or are subject to restriction, constraint, control, supervision, or limitation imposed by the OCS or any other Governmental Entity or quasi-Governmental Entity. Except as set forth in Section 2.17(q) of the Company Disclosure Schedule, (i) all Company Intellectual Property is freely transferable, conveyable, and/or assignable by Company and/or Parent or Surviving Corporation to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision, or limitation whatsoever that could be imposed by the Israeli Office of the Chief Scientist (or any other similar governmental entity or quasi-governmental entity) and (ii) no restriction, constraint, control, supervision, or limitation whatsoever can be, or will be, imposed by the Israeli Office of the Chief Scientist (or any other Governmental Entity or quasi-Governmental Entity) on the place, method and scope of exploitation of any Company Intellectual Property (including the operation of the business of

Company as it is currently conducted, including, without limitation, the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products and any products, technology a services currently under development by Company or any of its subsidiaries).

      (r) The operation of the business of Company as it currently is conducted (including, without limitation, the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products and any products, technology or services currently under development by Company or any of its subsidiaries), including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Company does not, and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. Company has not received notice from any person directing Company to review or consider the applicability of such person’s Intellectual Property Rights to Company’s business and/or Intellectual Property Rights (other than the person specified on Schedule 7.1(g)) or claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Company have knowledge of any basis therefor).

      (s) To the knowledge of Company, no person is infringing or misappropriating any Company Intellectual Property.

      (t) Except as set forth in Section 2.17(t) of the Company Disclosure Schedule, no Company Intellectual Property Right is subject to any proceeding or outstanding decree, order, judgment, Contract or stipulation that restricts in any manner the use, transfer or licensing thereof by Company or which would reasonably be expected to adversely affect the validity, use or enforceability of such Company Intellectual Property.

      (u) Company and its subsidiaries have taken commercially reasonable steps to protect Company’s and its subsidiaries’ rights in confidential information and trade secrets of Company and its subsidiaries or of other persons, to the extent required in connection with the disclosure of such confidential information or trade secrets to Company or any of its subsidiaries. Without limiting the foregoing, Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment Contracts substantially in one of the forms made available to Parent and all current and former employees, consultants and contractors of Company and its subsidiaries have executed such Contract. All employees of Company and its subsidiaries have entered into one or more valid and binding written Contracts with Company or one of its subsidiaries sufficient to vest title in Company or such subsidiary of all Intellectual Property, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with Company or such subsidiary.

      (v) Neither this Agreement nor the Merger will result in: (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them; (ii) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) either Parent’s or the Surviving Corporation’s being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing Date.

      (w) The information that was provided by the Company or any of its subsidiaries to Parent prior to the date of this Agreement with respect to the obligations or liabilities of the Company or any of its subsidiaries arising or resulting from the use of the material Intellectual Property or Intellectual Property Rights of any third party in any of the products of the Company or any of its subsidiaries currently marketed by, commercially available from, or under development by the Company or any of its subsidiaries, includes all material information as to the scope, terms and extent of all such obligations and liabilities and is true and complete in all material respects and neither the Company nor any of its subsidiaries has, prior to the date of this Agreement, omitted to state any material fact necessary in order to make such information not misleading.

      (x) Except as set forth in Section 2.17(x) of the Company Disclosure Schedule, neither Company nor any of its subsidiaries has disclosed or delivered to any party, or permitted the disclosure or delivery to any party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by Company or any of its subsidiaries or any other party acting on Company’s or any of its subsidiaries’ behalf to any third party of any Company Source Code, except disclosure to escrow agents pursuant to escrow agent agreements described in Section 2.17(x) of the Company Disclosure Schedule. Section 2.17(x) of the Company Disclosure Schedule identifies each contract, agreement and instrument by and between Company, or any of its subsidiaries, and any escrow agents pursuant to which Company or any of its subsidiaries has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 2.17(x), “Company Source Code” means, collectively, any software or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company Product or any product or technology currently under development by Company or any of its subsidiaries.

      (y) Except as set forth in Section 2.17(y) of the Company Disclosure Schedule, no Public Software (as defined below): (i) forms part of the Company Intellectual Property; (ii) was or is used in connection with the development of any Company Intellectual Property; or (iii) was or is incorporated in whole or in part, or has been distributed, in whole or in part, in conjunction with any Company Intellectual Property or Company Product. With regard to any Public Software identified in Section 2.17(y) of the Company Disclosure Schedule, no such Public Software is software that is licensed pursuant to terms that: (a) require that other software used with or distributed with such software (the “Licensee’s Software”) or modifications a derivative works of the Public Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge or (b) grant, or purport to grant, to any third party any rights or immunities under the Licensee’s intellectual property or proprietary rights in the Licensee Software any derivative work thereof. As used in this Section 2.17(y), “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, but not limited to software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) The Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, (viii) the Apache License, (ix) the XML Soap Library, (x) MIT/X or (xi) the Thai Open License.

      2.18     Contracts. Except as set forth in Section 2.17 or 2.18 of the Company Disclosure Schedule, as of the date hereof neither Company nor any of its subsidiaries is a party to or is bound by any of the following Contracts (other than any such Contract which is no longer of any force or effect):

(a) (i) any employment or consulting Contract with any Employee, or (ii) any service, operating or management Contract with respect to any of its facilities (whether leased or owned) other than, in the case of this clause (ii), (A) those that are terminable by Company or any of its subsidiaries on no more than ninety (90) days’ notice without liability or financial obligation to Company and (B) those that do not involve in excess of $100,000 being paid by the Company over the term thereof;

(b) any Contract of indemnification or any guaranty other than any Contract of indemnification entered into in connection with the sale or license of products or services in the ordinary course of business;

(c) any Contract containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(d) any Contract relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company’s subsidiaries;

(e) any dealer, distributor, joint marketing or development Contract under which Company or any of its subsidiaries have continuing material obligations to jointly market any Company Product and which may not be canceled without penalty upon notice of ninety (90) days or less, or pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(f) any Contract to license any third party to manufacture, reproduce, sell or distribute any Company Products, except Contracts with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

(g) any Contract to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

(h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than trade payables incurred in the ordinary course of business;

(i) any material settlement agreement under which Company has ongoing obligations; or

(j) any other Contract involving in excess of $100,000 being paid by or to Company over the term thereof.

      Neither Company nor any of its subsidiaries, nor to Company’s knowledge any other party to any Contract required to be disclosed in Section 2.17 or 2.18 of the Company Disclosure Schedule (any such contract, a “Company Contract”), is in material breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Company Contract in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Company has made available to Parent true and correct copies of any Contracts between Company and its top ten customers (based on revenues for the twelve months ended September 30, 2002).

      2.19     Opinion of Financial Advisor. The Company’s financial advisor, Goldman Sachs, has delivered to the Board of Directors of Company an oral opinion, to be confirmed in writing, to the effect that, as of the date of such opinion, the aggregate merger consideration (as defined in such opinion) to be received by Company’s shareholders is fair from a financial point of view to such shareholders.

      2.20     Insurance. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

      2.21     Board Approval. The Board of Directors of Company has duly and unanimously: (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Company and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Company to its creditors; (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (c) determined to recommend that the shareholders of Company approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

      2.22     Inapplicability of Certain Statutes. Other than the Israeli Companies Law and other than competition statutes, Company is not subject to any business combination, control share acquisition, fair price or similar statute that applies to the Merger or any other transaction contemplated by this Agreement.

      2.23     Grants, Incentives and Subsidies. Section 2.23 of the Company Disclosure Schedule provides a complete list, as of the date hereof, of all pending and outstanding grants, incentives, exemptions and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to Company, including, without limitation, (i) grant of Approved Enterprise Status from the Investment Center and grants from OCS. Company has made available to Parent, prior to the date hereof, correct copies of all documents evidencing Grants submitted by Company and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to Company, and all material correspondence related thereto. Section 2.23 of the Company Disclosure Schedule lists, as of the date hereof: (a) all material undertakings of Company given in connection with the Grants; (b) the aggregate amount of each Grant; (c) the aggregate outstanding obligations of Company under each Grant with respect to royalties; (d) the outstanding amounts to be paid by OCS to Company and (e) the composition of such obligations or amount by the product or product family to which it relates. Company is in compliance, in all material respects, with the terms and conditions of all Grants and, except as disclosed in Section 2.23 of the Company Disclosure Schedule, has duly fulfilled, in all material respects, all the undertakings required thereby. Company is not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants.

      2.24     Encryption and Other Restricted Technology. Company’s business as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli law, and Company’s business as currently conducted does not require Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other legislation regulating the development, commercialization or export of technology.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub jointly and severally represent and warrant to Company, as of the date hereof, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by Parent to Company, dated as of the date hereof and certified by a duly authorized officer of Parent (the “Parent Disclosure Schedule”), as follows:

      3.1     Organization and Qualification. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. Merger Sub is a newly incorporated Israeli corporation. Except in connection with this Agreement, Merger Sub has not conducted any operations nor entered into any agreements, nor will it do either prior to the Effective Time. Merger Sub has no obligations or liabilities, either accrued, absolute, contingent or otherwise, nor will it have any such obligations or liabilities prior to the Effective Time or the earlier termination of this Agreement.

      3.2     Certificate of Incorporation and Bylaws; Articles of Association. Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the “Parent Charter Documents”) and the Articles of Association of Merger Sub (the “Merger Sub Charter Documents”). Such Parent Charter Documents and Merger Sub Charter Documents are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, and Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents.

      3.3     Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share (“Parent Preferred Stock”). As of the close of business on December 17, 2002, 411,735,484 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable.

      3.4     Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and by Merger Sub and the performance by each of Parent and Merger Sub of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no vote by Parent’s stockholders are necessary to authorize this Agreement or for each of Parent and Merger Sub to perform its obligations hereunder, including the issuance of Parent Common Stock in connection with the Merger. This Agreement has been duly and validly executed and delivered by Parent and by Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and of Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

      3.5     No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the Parent Charter Documents, Merger Sub Charter Documents or equivalent organizational documents of any of Parent’s subsidiaries; (ii) subject to compliance with the requirements set forth in Section 3.5(b) (or the Parent Disclosure Schedule) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or any of its subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material Contract to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii), individually or in the aggregate: (A) reasonably be expected to have a Material Adverse Effect on Parent or (B) prevent or materially delay consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

      (b) Other than with respect to procedures under the Israeli Companies Law, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and

Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity with respect to Parent and Merger Sub except: (i) for: (A) compliance with applicable requirements of the Securities Act, the Exchange Act and Blue Sky Laws; (B) compliance with the pre-merger notification requirements of the HSR Act and under the comparable competition foreign laws that the parties reasonably determine to apply; (C) the OCS Approval; (D) approval of the Israeli Commissioner of Restrictive Trade Practices pursuant to the RTPA; (E) obtaining the Investment Center Approval; (F) compliance with the rules and regulations of Nasdaq; (G) obtaining the Israeli Income Tax Ruling and the Israeli Withholding Tax Ruling (which shall not be a condition precedent to its obligation to effect the Merger); (H) obtaining the Israeli Securities Exemptions (which, in the case of the Israeli Securities Election Exemption, shall not be a condition precedent to its obligation to effect the Merger); and (i) other filings and recordation as required by Governmental Entities other than those in the United States or Israel; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications: (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or (B) would not prevent or materially delay consummation of the Merger or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

      3.6     Financing. Parent has, or will have at the Closing, sufficient cash or cash-equivalent funds to pay the aggregate amount of Per Share Cash Consideration and the aggregate amount of cash included in the aggregate Per Share Mixed Consideration payable to the holders of Company Shares hereunder.

      3.7     Issuance of Parent Common Stock. When issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued pursuant to the Merger to the holders of Company Shares hereunder will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

      3.8     SEC Filings; Financial Statements.

      (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since December 31, 2001 (the “Parent SEC Reports”) and prior to the date of this Agreement, which are all the forms, reports and documents required to be filed by Parent with the SEC since such time. The Parent SEC Reports: (i) were and will be prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder; and (ii) did not and will not at the time of filing thereof (and if any Parent SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement then also on the date of filing of such amendment or superseded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any reports or other documents with the SEC.

      (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports: (i) complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was and will be prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its consolidated subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal adjustments which were not or are not expected to be material in amount); and (iii) fairly presents in all material respects Parent’s revenue recognition policies.

      (c) Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

      3.9     Registration Statement; Prospectus/ Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Prospectus/ Proxy Statement will, at the date or dates mailed to the shareholders of Company and at the time of Company General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Prospectus/ Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC thereunder. If at any time prior to the Company General Meeting, any event relating to Parent or Merger Sub should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Prospectus/ Proxy Statement, Parent shall promptly inform Company. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by Company which is contained or incorporated by reference in the Registration Statement or Prospectus/ Proxy Statement.

      3.10 Absence of Certain Changes or Events. Since December 31, 2001 to the date hereof, there has not been any Material Adverse Effect on Parent.

      3.11 Company Share Ownership. As of the date of this Agreement, neither Parent nor any person or entity referred to in Section 320(c) of the Israeli Companies Law with respect to Parent owns any Company Shares.

      3.12 Brokers. Parent has not incurred nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for any such fees and expenses payable solely by Parent.

      3.13 Merger Sub Board Approval. The Board of Directors of Merger Sub has unanimously: (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors; (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (c) determined to recommend that the shareholder of Merger Sub approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 Conduct of Business by Company. Except as required or permitted by the terms of this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule or approved by Parent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Company and its subsidiaries shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to: (a) preserve intact its present business organization; (b) keep available the services of its present officers and employees; and (c) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; provided, however, that in the event Company shall be required to take or refrain from taking any action pursuant to this Section 4.1 that would cause any representation or warranty of Company set forth in this Agreement to be or become inaccurate, Company shall so notify Parent in writing, and as soon as practicable, and in no event more than three (3) business days, after Parent’s receipt of such notice Parent shall advise Company in writing as to whether Company should (x) comply with this Section 4.1, in which event such action or inaction shall not be deemed to constitute a breach of, or inaccuracy in, such representations or warranties, or (y) cause such representation or warranty to remain accurate, in which such action or inaction shall not be deemed to constitute a breach of this Section 4.1).

      In addition, except as required or permitted by the terms of this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule or approved by Parent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following (it being understood and agreed that any action taken or omitted to be taken by Company after the execution and delivery of this Agreement that is either permitted by the terms of this Section 4.1 or approved by Parent in writing pursuant to this Section 4.1 shall not be deemed to constitute a breach of, or inaccuracy in, any of the representations or warranties of Company set forth in this Agreement):

(a) Waive any stock repurchase rights, accelerate (other than in accordance with written agreements outstanding on the date hereof and disclosed on Section 2.3 or 2.11(g) of the Company Disclosure Schedule), amend or change the period of exercisability of any Company Stock Option, or reprice any Company Stock Option or authorize cash payments in exchange for any Company Stock Option, or allow any new enrollments in the ESPP or allow any participant in the ESPP to increase his or her participation rate in the ESPP;

(b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or written policies existing, on the date hereof and included in the Company Disclosure Schedule, or as required by applicable law or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement, custom, policy or arrangement existing on the date hereof, or grant any equity-based compensation, whether payable in cash or stock, except for grants of Company Stock Options to purchase not more than 150,000 Company Shares in the aggregate under a Company Option Plan to new hires in the ordinary course consistent with past practice, which Company Stock Options shall not accelerate as a result of the occurrence of any of the transactions contemplated by this Agreement (whether alone or upon the occurrence or nonoccurrence of any additional or subsequent events);

(c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to Company Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to end users in the ordinary course of business consistent with past practices; provided that in no event shall Company: (i) license on an exclusive basis or sell any Company Intellectual Property; or (ii) enter into any agreement (A) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practices, (B) granting any site license, or (C) limiting the right of Company to engage in any line of business or to compete with any person;

(d) Enter into, renew or modify any Contracts relating to the distribution, sale, license or marketing by third parties of Company Products;

(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares, or permit the transfer of any Company Shares by Precise Software Solutions, Inc. to any other subsidiary of the Company, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course consistent with past practice with Employees hired after the date hereof);

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber (or propose any of the foregoing with respect to) any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of such capital stock or any securities convertible into shares of such capital stock, or enter into other Contracts of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and sale of: (i) Company Shares pursuant to the exercise of stock options, warrants and other agreements set forth in Section 2.3 of the Company Disclosure Schedule, in each case outstanding as of the date of this Agreement; (ii) Company Shares issuable to participants in the ESPP consistent with the terms thereof; and (iii) grants of Company Stock Options to purchase not more than 150,000 Company Shares in the aggregate under a Company Option Plan to new hires in the ordinary course consistent with past practice, which Company Stock Options shall not accelerate as a result of the occurrence of any of the transactions contemplated by this Agreement (whether alone or upon the occurrence or nonoccurrence of any additional or subsequent events);

(h) Cause, permit or propose any amendments to Company Charter Documents (or similar governing instruments of any of its subsidiaries);

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any person or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, enter into any joint ventures, strategic partnerships or alliances or form or agree to form any subsidiaries;

(j) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer any properties or assets or any interest therein other than: (i) sales and licenses in the ordinary course of business consistent with past practice; and (ii) the sale, lease or disposition (other than through licensing permitted by clause (c)) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries taken as a whole in the ordinary course of business consistent with past practice; or grant or otherwise create or consent to the creation of any Lien affecting any owned or leased real property or any part thereof;

(k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

(l) Adopt or amend any Employment Agreement or Company Employee Plan, except as may be required by law or this Agreement; or enter into any employment Contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” except as may be required by Legal Requirements, and who are not officers of Company); agree to pay or pay any special bonus or special remuneration to any director or employee; or increase the salaries or wage rates or benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law or by any existing employee benefit plan, policy, arrangement, program or Contract disclosed on Section 2.11 of the Company Disclosure Schedule, or break with past customs or unwritten policies of Company with respect to benefits not required by law with respect to its employees, including by way of example only and without limitation, payment of severance pay in Israel under circumstances in which it is not legally required;

(m) (i) Pay, discharge, or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or settle any litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms in existence as of the date hereof, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar Contract to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

(n) Modify, amend or terminate any Contract set forth or required to be set forth in Section 2.17 or 2.18 of the Company Disclosure Schedule or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o) Except as required by GAAP, revalue any of its assets (including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable) or make any change in accounting methods, principles or practices;

(p) Hire any employee with an annual compensation level in excess of $150,000;

(q) Other than (i) fees and expenses payable to Goldman Sachs pursuant to the engagement letter referred to in Section 2.16 and (ii) fees and expenses payable to legal, accounting and other professional service advisors as disclosed in Section 4.1(q) of the Company Disclosure Schedule, make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $1,500,000 in the aggregate;

(r) Enter into any Contract or series of related Contracts requiring Company or any of its subsidiaries to pay in excess of $500,000 over the term of such Contract or series of Contracts;

(s) Make any Tax election inconsistent with past practice, agree to pay, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes, or request, negotiate or agree to any Tax rulings; or

(t) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (s) above.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1 Prospectus/ Proxy Statement; Registration Statement.

      (a) As promptly as practicable after the execution and delivery of this Agreement, Company and Parent shall prepare and file with the SEC the Prospectus/ Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement, in which the Prospectus/ Proxy Statement will be included as a prospectus. Each of Company and Parent shall promptly provide to the other all such information as reasonably may be required or appropriate for inclusion in the Registration Statement and/or the Prospectus/ Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party’s counsel and auditors in the preparation of the Registration Statement and the Prospectus/ Proxy Statement. Each of Company and Parent shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Company shall cause the Prospectus/ Proxy Statement to be mailed to Company’s shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent shall prepare and file any other filings required to be filed by it under the Exchange Act or any other Federal, foreign or related laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). Each of Company and Parent shall notify the other promptly upon the receipt of any comments or other communication from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus/ Proxy Statement, or any Other Filing, or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus/ Proxy Statement, the Merger or any Other Filing. Company may include in the Prospectus/ Proxy Statement separate proposals submitting to its shareholders for approval: (i) the Articles Amendment (as defined in Section 5.14), and (ii) the modification of the terms of all outstanding Company Stock Options held by Company directors to provide (A) that such Company Stock Options shall become fully vested and exercisable upon a change of control of Company, including consummation of the Merger, and (B) that each such Company Stock Option shall remain exercisable following the Effective Time for the balance of its ten year term irrespective of the director’s termination of service with Company (the “Option Proposal”); provided that obtaining such approval of the Articles Amendment and the Option Proposal shall not be a condition precedent to the obligation of the Parties to effect the Merger. All filings by Company with the SEC in connection with the transactions contemplated hereby, including the Prospectus/ Proxy Statement and any amendment or supplement thereto, and all Other Filings, shall be subject to the prior review of Parent. Each of Company and Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply as to form and substance in all material respects with the applicable requirements of law and the rules and regulations promulgated thereunder, including (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of Nasdaq and (iv) the requirements of the Israeli Companies Law and the Israeli Securities Law, 1968, and regulations thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, the Prospectus/ Proxy Statement or any Other Filing, Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the shareholders of Company, such amendment or supplement.

      (b) The Prospectus/ Proxy Statement shall include, inter alia: (i) the recommendation of the Board of Directors of Company to Company’s shareholders that they vote in favor of approval of this Agreement, the Merger and the other transactions contemplated by this Agreement, subject to the right of the Board of Directors of Company to withhold, withdraw, amend, modify or change its recommendation in favor of this Agreement and the Merger in compliance with Section 5.7; and (ii) the opinion of Goldman Sachs referred to in Section 2.19. Company shall deliver to Parent a copy of the written opinion of Goldman Sachs referred to in Section 2.19 promptly following Company’s receipt thereof.

      5.2 Merger Proposal. As promptly as practicable after the execution and delivery of this Agreement: (a) Company and Merger Sub shall cause a merger proposal (in the Hebrew language) in the form of Exhibit E (the “Merger Proposal”) to be executed in accordance with Section 316 of the Israeli Companies Law; (b) Company and Merger Sub shall call Company General Meeting and a general meeting of Merger Sub’s shareholders, respectively, and (c) each of Company and Merger Sub shall deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of such shareholders meetings. Company and Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their respective secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform their respective non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. Promptly after Company and Merger Sub shall have complied with the preceding sentence and with subsections (i) and (ii) below, but in any event no more than three (3) business days following the date on which such notice was sent to the creditors, Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. In addition to the above, each of Company and, if applicable, Merger Sub, shall:

(i) Publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as Company or Merger Sub, as applicable, may determine, in (A) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar, (B) a popular newspaper in the United States, no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar, and (C) if required, in such other manner as may be required by applicable law and regulations;

(ii) Within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Israeli Companies Law) that Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in subsection (i) above; and

(iii) If it employs 50 or more persons, send to the “workers committee” or display in a prominent place at Company’s premises, a copy of the notice published in a daily Hebrew newspaper (as referred to in subsection (i)(A) above), no later than three business days following the day on which the Merger Proposal was submitted to the Companies Registrar.

      5.3 Company General Meeting.

      (a) Company shall take all action necessary under all applicable Legal Requirements (promptly after the Registration Statement is declared effective by the SEC) to send the Prospectus/ Proxy Statement and hold a shareholders’ meeting to vote on the proposal to approve this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Company General Meeting”), the Articles Amendment and the Option Proposal whether or not at any time subsequent to the date hereof the Board of Directors of the Company determines in compliance with Section 5.7 that it can no longer recommend to Company’s shareholders that they vote in favor of approval of this Agreement and the Merger, unless Company shall have terminated this Agreement pursuant to and in accordance with Section 7.1(j) hereof and entered into an Alternative Agreement (as defined in Section 7.1(j)). Subject to the notice requirements of the Israeli Companies Law and the rules and regulations promulgated thereunder and the Articles of Association of Company, Company General Meeting shall be held (on a date selected by Company and consented to by Parent, which consent shall not be unreasonably withheld) as promptly as practicable after the date hereof but no earlier than 68 days from the filing of the Merger Proposal. Subject to the terms of Section 5.3(c) hereof, Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement. Company shall call, notice, convene, hold, conduct and solicit all proxies in connection with, Company General Meeting in compliance with all applicable Legal Requirements, including the Israeli Companies Law, the Articles of Association of Company, and the rules of Nasdaq. In the event that Parent, or any person or entity referred to in Section 320(c) of the Israeli Companies Law in connection with Parent, shall cast any votes in respect of this Agreement, the Merger or the other transactions contemplated by this Agreement, Parent shall, prior to such vote, disclose to Company the respective interests of Parent or such person or entity in such shares so voted. At the Company General Meeting, Parent and Merger Sub shall cause any Company Shares then owned by them and their subsidiaries to be voted in favor of the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement. Company may adjourn or postpone Company General Meeting: (i) if and to the extent necessary to provide any necessary supplement or amendment to the Prospectus/ Proxy Statement to Company’s shareholders in advance of a vote on this Agreement, the Merger and the other transactions contemplated by this Agreement; or (ii) if, as of the time for which Company General Meeting is originally scheduled (as set forth in the Prospectus/ Proxy Statement), there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of Company General Meeting. Company’s obligation to call, give notice of, convene and hold Company General Meeting in accordance with this Section 5.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (as defined in Section 5.7(a)).

      (b) Unless the Board of Directors of Company shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement and the Merger in compliance with Section 5.3(c) hereof: (i) the Board of Directors of Company shall recommend that Company’s shareholders vote in favor of and approve this Agreement, the Merger and the other transactions contemplated by this Agreement at Company General Meeting; (ii) the Prospectus/ Proxy Statement shall include a statement to the effect that the Board of Directors of Company has recommended that Company’s shareholders vote in favor of and approve this Agreement, the Merger and the other transactions contemplated by this Agreement at the Company General

Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company’s shareholders vote in favor of and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

      (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the approval of this Agreement and the Merger if: (i) a Superior Proposal (as defined below) is made to Company and is not withdrawn; (ii) neither Company nor any of its representatives shall have violated the terms of Section 5.7 hereof; (iii) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or changing of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company’s shareholders with respect to such Superior Proposal; (iv) this Agreement and the Merger have not yet been approved by Company’s shareholders at Company General Meeting; and (v) concurrently with any such withholding, withdrawal, amendment, modification or changing of such recommendation, Company shall have terminated this Agreement pursuant to and in accordance with Section 7.1(j) hereof and entered into an Alternative Agreement. For the purposes of making the conclusion required by clause (iii) of this paragraph, the parties agree that the Board of Directors and its outside counsel shall determine such fiduciary obligations in accordance with Delaware law as if Company were a Delaware corporation.

      (d) No later than three days after the approval of the Merger by Company’s shareholders at Company General Meeting, Company shall (in accordance with Section 317(b) of the Companies Law) inform the Companies Registrar of the decision of Company General Meeting with respect to the Merger.

      5.4 Merger Sub General Meeting. Promptly after the occurrence or waiver of all other conditions for Closing but no earlier than the 68th day after delivery of the Merger Proposal to the Companies Registrar and no later than the Closing Date, Merger Sub shall hold its general meeting, and Parent (as the sole stockholder of Merger Sub) shall approve this Agreement, the Merger and the other transactions contemplated by this Agreement at such general meeting. No later than three days after the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by Parent, as the sole shareholder of Merger Sub at the Merger Sub general meeting, Merger Sub shall (in accordance with Section 317(b) of the Companies Law and the regulations thereunder) inform the Companies Registrar of the decision of Merger Sub’s general meeting with respect to the Merger.

      5.5 Israeli Approvals.

      (a) Government Filings. Each party to this Agreement shall use all reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing:

(i) as promptly as practicable after the date of this Agreement, Company and Parent shall prepare and file any notifications required under the Israeli Restrictive Trade Practices Law in connection with the Merger;

(ii) Company and Parent shall respond as promptly as practicable to any inquiries or requests received from the Commissioner of Israeli Restrictive Trade Practices for additional information or documentation; and

(iii) Company and Parent shall use all reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the following consents and Approvals, and any other consents and Approvals that may be required pursuant to Israeli Legal Requirements in connection with the Merger: (i) the OCS Approval; and (ii) the Investment Center Approval. In this connection Parent shall provide to the OCS and the Investment Center any information, and shall execute any undertakings, customarily requested by such authorities as a condition to the OCS Approval or Investment Center Approval (including, without limitation, if requested, the standard undertaking with respect to the observance by Parent, as shareholder of Company or the Surviving Corporation, of the requirements of The Encouragement of Research and Development in Industry Law, 5744 1984 of the State of Israel, as amended from time to time (the “R&D Law”) as well as the regulations issued pursuant to the R&D Law, including in respect of the transfer outside Israel of know how or production rights developed with financing from the OCS, or any other standard undertaking that may be required pursuant to any amendment of the R&D Law).

      (b) Legal Proceedings. Each party to this Agreement shall: (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Entity with respect to the Merger; (ii) keep the other parties informed as to the status of any such legal proceeding; and (iii) promptly inform the other parties of any communication to the Commissioner of Israeli Restrictive Trade Practices, the OCS, the Investment Center, the Israeli Securities Authority, the Israeli Income Tax Commission, the Companies Registrar or any other Israeli Governmental Entity regarding the Merger. The parties to this Agreement will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Merger pursuant to a joint defense agreement separately agreed to. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli Legal Requirement, in connection with any such legal proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade law, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal proceeding.

      (c) Israeli Tax Rulings.

      (i) As soon as reasonably practicable after the execution of this Agreement, Company shall instruct its Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling confirming that the conversion or assumption by Parent of Company Stock Options into options (the “Assumed Options”) to purchase shares of Parent Common Stock will not result in a taxable event with respect to such Company Stock Options pursuant to Section 3(i) or Section 102 of the Ordinance, and with respect to such Company Stock Options subject to Section 102, that the requisite holding period will be deemed to have begun at the time of the issuance of the Company Stock Options (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Income Tax Ruling”). Each of Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Ruling. Subject to the terms and conditions hereof, Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Income Tax Ruling, as promptly as practicable. The Israeli Income Tax Ruling shall not be a condition precedent to the obligation of the parties to effect the Merger.

      (ii) As soon as reasonably practicable after the execution of this Agreement, Company shall instruct its Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling either (x) exempting Parent, Paying Agent and Surviving Corporation from any obligation to withhold Israeli tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement including, without limitation, the Per Share Merger Consideration, or clarifying that no such obligation exists; or (y) clearly instructing Parent, Paying Agent or Surviving Corporation how such withholding at source is to be executed, and in particular, with respect to the classes or categories of holders or former holders of Company Shares or Company Options from which tax is to be withheld (if any), the rate or rates of withholding to be applied (the “Israeli Withholding Tax Ruling”). Each of Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Withholding

Tax Ruling. Subject to the terms and conditions hereof, Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Withholding Tax Ruling, as promptly as practicable. In the event that the Israeli Withholding Tax Ruling is not obtained until the Closing Date, Company shall instruct its Israeli counsel, advisors and accountants to promptly apply to the relevant tax authorities for an extension of time with respect to the obligation to deduct or withhold Israeli tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement (such extension, if granted by the Israeli tax authorities, will be defined in this Agreement as a “Withholding Tax Extension”). The Israeli Withholding Tax Ruling shall not be a condition precedent to the obligation of the parties to effect the Merger.

      (d) Israeli Securities Law Exemptions. As soon as reasonably practicable after the execution of this Agreement, Parent shall (i) prepare and file with the Israeli Securities Authority an application for an exemption from the requirements of the Israeli Securities Law, 1968 concerning the publication of a prospectus in respect of the conversion or assumption by Parent of Company Stock Options as provided in Section 5.11, pursuant to Section 15D of the Israeli Securities Law, 1968 (the “Israeli Securities Options Exemption”) and (ii) in the event that Parent and Company mutually agree to do so, prepare and file with the Israeli Securities Authority an application seeking confirmation that the exchange of Company Shares for Parent Common Stock included in the Per Share Mixed Consideration does not necessitate the publication of a prospectus under the Israeli Securities Law, 1968 (the “Israeli Securities Election Exemption” and, together with the Israeli Securities Options Exemption, the “Israeli Securities Exemptions”). Each of Parent and Company shall reasonably cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submission that may be necessary, proper or advisable to obtain the Israeli Securities Exemptions. Subject to the terms and conditions hereof, Parent shall use its reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Israeli Securities Exemptions as promptly as practicable, and in the case of the Israeli Securities Election Exemption, no later than two (2) days prior to the date that the Prospectus/ Proxy Statement is mailed to the holders of Company Shares. The Israeli Securities Election Exemption shall not be a condition precedent to the obligation of the parties to effect the Merger.

      (e) Regulatory Filings. Each of Company and Parent shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.5 to comply as to form and substance in all material respects with the applicable Legal Requirements. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such document or filing, Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Government Entity, such amendment or supplement.

      5.6 Confidentiality; Access to Information. The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of June 13, 2002 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including, without limitation, the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      5.7 No Solicitation.

      (a) From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, controlled affiliates or employees or any of their respective investment bankers, attorneys or other advisors or representatives to, directly or indirectly: (i) solicit, initiate, or take an action intended to encourage or induce the making, submission or announce-

ment of any Acquisition Proposal (as defined below); (ii) engage or participate in any discussions or negotiations with any person (other than any officer, director, controlled affiliate or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries) regarding, or furnish to any person any information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, that prior to the approval of this Agreement and the Merger by the Required Company Shareholder Vote, nothing contained in this Agreement (including, without limitation, this Section 5.7) shall prohibit the Board of Directors of Company from: (i) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or Section 329 or any other applicable section of the Israeli Companies Law with regard to a tender or exchange offer (unless such tender or exchange offer was made in violation of this Section 5.7); or (ii) in response to an unsolicited Acquisition Proposal that is not withdrawn and that Company’s Board of Directors reasonably concludes constitutes a Superior Proposal (as defined below) (or that is reasonably likely to constitute, taking into account all of the relevant facts and circumstances, a Superior Proposal), engaging or participating in discussions or negotiations with and furnishing information to the party making such Acquisition Proposal if: (A) the Board of Directors of Company determines in good faith after consultation with its outside legal counsel that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company’s shareholders; (B) (x) concurrently with furnishing any such information to, or entering into discussions or negotiations with, such party, Company gives Parent written notice of the identity of such person or group and of Company’s intention to furnish information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement at least as restrictive as the Confidentiality Agreement; and (C) contemporaneously with furnishing any such information to such party, Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent). For the purposes of making the determination required by clause (A) of this paragraph, the parties agree that the Board of Directors and its outside counsel shall determine such fiduciary obligations in accordance with Delaware law as if Company were a Delaware corporation. Company and its subsidiaries will immediately cease any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.7 by any officer, director, controlled affiliate or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries or any other person who shall have entered into a Voting Undertaking shall be deemed to be a breach of this Section 5.7 by Company.

      For purposes of this Agreement: (i) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction. For the purposes of this Agreement; (ii) “Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or “group” (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company; and (iii) “Superior Proposal” shall mean any bona fide, unsolicited written Acquisition Proposal received or made in compliance with Section 5.7(a) which: (A) if any cash consideration is involved, is not subject to any financing contingency, and with respect to which Company’s Board of Directors shall have determined (taking into account the advice of Company’s financial advisors) that the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed and that receipt of all governmental and regulatory approvals required to consummate the proposed Acquisition Transaction is likely in a reasonable time period; and (B) Company’s Board of Directors shall have reasonably and in good faith determined that the proposed Acquisition Transaction is more favorable to the shareholders of Company, from a financial point of view, than the Merger (taking into account the advice of Company’s financial advisors).

      (b) In addition to the obligations of Company set forth in Section 5.7(a), Company as promptly as practicable, and in any event within 24 hours, shall advise Parent orally and in writing of: (i) any request for information in connection with, or which Company reasonably concludes would lead to, any Acquisition Proposal; (ii) the receipt of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably concludes would lead to any Acquisition Proposal; (iii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iv) the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall: (i) provide Parent with at least 48 hours prior written notice (or such lesser prior notice as provided to the members of Company’s Board of Directors) of any meeting of Company’s Board of Directors at which Company’s Board of Directors expects to consider an Acquisition Proposal; and (ii) provide Parent with at least three (3) business days prior written notice (or such lesser prior notice as provided to the members of Company’s Board of Directors) of any meeting of Company’s Board of Directors at which Company’s Board of Directors expects to recommend a Superior Proposal to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

      5.8 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

      5.9 Commercially Reasonable Efforts; Regulatory Filings.

      (a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, rulings, exemptions, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; and (iii) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company, Parent and their respective Boards of Directors shall, subject to the provisions of Section 329 of the Israeli Companies Law, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement (except as otherwise set forth in this sentence), neither Parent nor

Company shall have any obligation under this Agreement: (i) to dispose or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Company to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any person, any technology, software or other proprietary asset, or to commit to cause Company to license or otherwise make available to any Person any technology, software or other proprietary asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause Company to hold separate any assets or operations; (v) subject to the undertakings required by Section 5.5(a)(iii) hereof, to make or cause any of its subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Company or that would affect its discretion in determining the terms of any Contract or relationship with any person or entity; or (vi) to contest or defend against any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby except, in the case of any action described in clauses (i) through (vi) of this sentence, where such action would not, in Parent’s sole good faith judgment, be reasonably expected to be materially burdensome to Parent, Company and their subsidiaries taken as a whole, or, in the case of any action described in clause (vi) of this sentence, if Company determines in good faith that contesting such legal proceeding might not be advisable.

      (b) As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as reasonably agreed by the parties to be required. Company and Parent each shall promptly: (i) supply the other with any information which may be required in order to effectuate such filings; and (ii) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that neither Parent nor Company shall be required to agree to any divestiture by itself or any of its subsidiaries or affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

      5.10 Third Party Consents. As soon as practicable following the date hereof and subject to Section 5.10 of the Company Disclosure Schedule, Parent and Company will jointly use their commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including those Contracts set forth or required to be set forth on Section 2.5(a) of the Company Disclosure Schedule.

      5.11 Stock Options and Employee Benefits.

(a) Stock Options. At the Effective Time, each outstanding option to purchase Company Shares (each, a “Company Stock Option”) under Company Option Plans or under any agreement which Company disclosed in Section 2.3 of the Company Disclosure Schedule, whether or not vested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that: (i) each Company Stock Option will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per Company Share at which such

Company Stock Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Stock Options and use its best efforts to ensure, to the extent required by, and subject to the provisions of, Company Option Plans and permitted under the Code or other relevant laws and regulations that any Company Stock Options that qualified for tax treatment under Section 422 of the Code prior to the Effective Time and that any Company Stock Options that qualified for tax treatment under Section 102 of the Ordinance prior to the Effective Time continue to so qualify, with the same rights, after the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of all Company Stock Options pursuant to the terms set forth in this Section 5.11(a). Prior to the Effective Time, the Company shall take all actions necessary to effect the transactions contemplated by this Section 5.11(a); provided, however, Company shall not be required to obtain consents from optionees with respect to the option assumption formula set forth herein: The “Option Exchange Ratio” shall be equal to the greater of (i) the quotient obtained by dividing the Per Share Cash Consideration by the average closing sale price of one share of Parent Common Stock as reported on Nasdaq for the five (5) consecutive trading days ending immediately prior to the Effective Time and (ii) the sum of (A) 0.2365, and (B) the quotient obtained by dividing $12.375 by the average closing sale price of one share of Parent Common Stock as reported on Nasdaq for the five (5) consecutive trading days ending immediately prior to the Effective Time.

(b) ESPP.

(i) If the current offering period under the ESPP ends prior to the Effective Time, Company agrees that it shall not commence a new offering period prior to the Effective Time.

(ii) If the current offering period under the ESPP would not otherwise end prior to the Effective Time, then, at the Effective Time, outstanding purchase rights under the ESPP shall be, in the sole discretion of Parent, assumed or cashed out in accordance with the terms of the ESPP as described in Article 12 of the ESPP.

(c) 401(k) Plan. Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (the “401(k) Plans”) unless Parent provides notice to Company that such 401(k) Plan(s) shall not be terminated. Prior to the Closing Date, Parent shall receive from Company evidence that the 401(k) Plans have been terminated pursuant to resolutions of each such entity’s Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time. Company shall amend and restate its 401(k) Plan(s) to incorporate all applicable GUST and EGTRRA amendments no later than December 31, 2002 or such later date as may be permitted by applicable law, Treasury Regulations or IRS pronouncements.

(d) U.S. Employee Benefit Plan Participation. On and for one year after the Effective Time, Parent and/or any of Parent’s subsidiaries shall arrange for each employee who resides in the United States of America and was participating in any of the Company Employee Plans immediately before the Effective Time, to participate in any counterpart benefit plans in the United States of America in which employees of Parent participate (the “U.S. Counterpart Plans”), in accordance with the eligibility criteria thereof, provided that: (i) such participants shall receive full credit for years of service with any one or more of Company, any Company subsidiary and prior employers to the extent such service is taken into account under such Company Employee Plans and to the extent such service credit does not result in the duplication of benefits and (ii) such participants shall participate in the U.S. Counterpart Plans on terms no less favorable than those offered by the Parent to its similarly situated employees. Provided that the Company or the applicable employee timely provides Parent and/or its subsidiaries with the information necessary to comply with this provision, Parent and/or its subsidiaries shall give credit under those of its U.S. Counterpart Plans that are welfare benefit plans for all amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by employees (in each case including their eligible dependents) of Company and its subsidiaries, in respect of the applicable plan year in which the Effective Time occurs. With respect to its medical plans, Parent and/or its subsidiaries shall waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable to employees of Company or any of its subsidiaries under the U.S. Counterpart Plans in which employees of Company and its subsidiaries become eligible to participate on or following the Effective Time (to the extent that such conditions were covered under the Company Employee Plans immediately prior to the Effective Time). Notwithstanding the forgoing, Parent or any of its subsidiaries may continue one or more of the Company Employee Plans, in which case Parent and its subsidiaries shall have satisfied their obligations hereunder with respect to the benefits so provided. Nothing in this Section 5.11(d) shall be construed to entitle any employee to continue his or her employment for any period of time or prevent Parent from amending any of the U.S. Counterpart Plans or Company employee benefit plans at any time; provided, however, that no such amendment shall be made or given effect within one year after the Effective Time to the extent that such amendment would result in persons employed with Company or any of its subsidiaries immediately before the Effective Time having benefits, in the aggregate, that are less favorable than the benefits provided to similarly-situated employees of Parent.

      5.12 Form S-8. Parent agrees to file a registration statement on Form S-8 (if available for use by Parent) for the shares of Parent Common Stock issuable with respect to Assumed Options as soon as is reasonably practicable after the Effective Time and to the extent the shares issuable under such assumed Company Stock Options qualify for registration on Form S-8.

      5.13 Notification.

      (a) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      (b) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      5.14 Indemnification and Insurance.

      (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification and exemption agreements existing immediately prior to the Effective Time between Company and its current and former directors and officers (the “Indemnified Parties”).

      (b) Subject to the approval of the amendment of Article 74 of Company’s Articles of Association in the form of Exhibit F (the “Articles Amendment”) by Company’s shareholders in the Company General Meeting, Parent shall, promptly following the Effective Time, cause the Surviving Corporation to (i) undertake the indemnification obligations contained in new indemnification obligations substantially in the form attached hereto as Exhibit G (the “New Indemnification Letters”) and (ii) execute and deliver the New Indemnification Letters to all of Company’s current and former directors and to Company’s officers listed on Schedule 5.14 of the Company Disclosure Schedule. Parent, from and after the Effective Time, undertakes to cause the Surviving Company to fulfill and honor in all respects such undertakings of Company pursuant to the New Indemnification Letters.

      (c) If the Articles Amendment has not been approved by Company’s shareholders at the Company General Meeting as contemplated by this Agreement, then promptly following the Effective Time, Parent shall cause the Surviving Corporation to (i) effect the Articles Amendment and (ii) carry out the obligations set forth in Section 5.14(b) above. The Articles of Association of the Surviving Corporation will contain provisions with regard to indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents, as amended by the Articles Amendment. The said provisions will not be amended, repealed or otherwise modified after the adoption of the Articles Amendment, for a period of seven (7) years from the Effective Time, in any manner that would adversely affect the rights thereunder of individuals who are or were directors, officers, employees or agents of Company, unless such modification is required by law.

      (d) Prior to the Effective Time, Company shall be entitled to purchase a runoff policy under its existing officers’ and directors’ liability insurance covering a period of seven years after the Effective Time; provided that the aggregate premium for such coverage shall not exceed $2,000,000.

      (e) The provisions of this Section 5.14 shall survive the consummation of the Merger at the Effective Time and continue for the periods specified in this Section 5.14 and are: (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their respective heirs and representatives; and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its assets to any person in a single transaction or series of related transactions, then, and in each such case, Parent shall either guaranty the indemnification obligations set forth in this Section 5.14 (in the event that the changes affect the Surviving Corporation) or shall make or cause to be made proper provision so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the indemnification obligations set forth in this Section 5.14 for the benefit of the Indemnified Parties.

      5.15 Company Warrants. At the Effective Time, each outstanding Company Warrant, whether or not exercisable, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time, except that each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock and (ii) the per exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per Company Share at which such Company Warrant was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded to the nearest whole cent. As soon as reasonably practicable after the Effective Time, Parent will issue to each holder of an outstanding Company Warrant a notice describing the foregoing assumptions of such Company Warrant by Parent. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of all Company Warrants pursuant to the terms set forth in this Section 5.15.

      5.16 Listing of Parent Common Stock. Parent shall use reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

      5.17 Company Affiliates; Restrictive Legend. Set forth in Section 5.17 of the Company Disclosure Schedule is a list of those persons who may be deemed to be, in Company’s reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a “Company Affiliate”). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company

Affiliate who has not delivered a Company Affiliate Agreement on or prior to the date hereof, an executed Company Affiliate Agreement. Parent will give stop transfer instructions to its transfer agent with respect to any shares of Parent Common Stock received pursuant to the Merger by any Company Affiliate, and there will be placed on the certificates representing such shares of Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent, in form and substance that such transfer is exempt from registration under Securities Act.

      5.18 Parent Guaranty of Merger Sub Obligations. Parent shall cause Merger Sub to comply with all of its obligations under this Agreement and hereby guarantees such performance.

      5.19 Alternative Structure. If Parent reasonably believes in good faith, after consultation with Company, that it is necessary to restructure the business combination of Company and Parent contemplated by this Agreement in order to be able to effect a business combination in compliance with Israeli legal requirements, Company, Parent and Merger Sub shall as soon as practicable restructure the Merger as a court approved merger or arrangement, or such other mutually acceptable structure, and enter into a mutually agreeable amendment to this Agreement to give effect to such restructured Merger and reflecting in all other respects the commercial arrangements, representations, warranties, covenants, tax treatment and agreements set forth herein, and shall also amend the Exhibits and Schedules hereto and the other agreements among the parties hereto entered into in connection herewith to reflect such restructuring.

ARTICLE VI

CONDITIONS TO THE MERGER

      6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Parent and Company:

(a) Shareholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly approved by the Required Company Shareholder Vote.

(b) Registration Statement Effective; Prospectus/ Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/ Proxy Statement, shall have been initiated or threatened in writing by the SEC.

(c) Listing of Parent Common Stock. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(d) No Order; Competition Laws. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) or issued any written or other formal interpretation of any of the foregoing, after the date hereof which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods under the HSR Act shall have expired or terminated. Any notification, waiting period, or approval requirements under the comparable competition laws of other applicable foreign jurisdictions as reasonably determined by the parties to apply shall have been satisfied.

(e) Israeli Governmental Entity Approvals. All Israeli Governmental Entity approvals required pursuant to Israeli legal requirements for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained, including, without limitation, the OCS Approval, the Investment Center Approval and the Israeli Securities Options Exemption. Notwithstanding the foregoing, the Israeli Income Tax Ruling, the Israeli Withholding Tax Ruling and the Israeli

Securities Election Exemption shall not be a condition precedent of the obligations of the parties to effect the Merger pursuant to this Section 6.1(e).

      6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (other than those representations and warranties which address matters only as of a particular date, including without limitation “as of the date hereof,” which representations and warranties shall have been true and correct as of such particular date) except in each case, or in the aggregate, as would not reasonably be expected to constitute a Material Adverse Effect on Parent. For purposes of determining the accuracy of such representations and warranties: (A) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases (other than dollar thresholds) contained in such representations and warranties shall be disregarded; and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

      6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, including without limitation “as of the date hereof,” which representations and warranties shall have been true and correct as of such particular date) except in each case, or in the aggregate, as would not reasonably be expected to constitute a Material Adverse Effect on Company (provided, however, that such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.3(a), 2.5, 2.7, 2.16, 2.19, 2.21 and 2.22, which representations and warranties shall be true and correct in all material respects as of the applicable date). For purposes of determining the accuracy of such representations and warranties: (A) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases (other than specified Dollar thresholds) contained in such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect (only with respect to Company) signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

(c) Israeli Tax Status. Neither Parent nor Company shall have received any written or oral indication from the Investment Center or the Israeli income tax authorities to the effect that the consummation of the Merger will jeopardize or adversely affect the tax status and benefits of Company, including its Approved Enterprise tax status and its status as an industrial company, and Parent shall have received a certificate to such effect (only with respect to Company) signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

(d) RTPA Approval. Approval of the Israeli Commissioner of Restrictive Trade Practices shall have been obtained without any conditions (other than a response with standard conditions) or, alternatively, the waiting period prescribed under the RTPA, including any extensions thereof, shall have expired without receipt of a response from the Israeli Commissioner of Restrictive Trade Practices.

(e) Director Resignations. The Director Resignations shall be in full force and effect at the Closing Date.

(f) Corporate Authority. Each officer of the Company shall have surrendered his authority over all Company finances, including without limitation, all Company bank accounts, and evidence of the foregoing (in form and substance satisfactory to Parent) shall have been delivered to Parent. Company also shall have delivered to Parent such documents as are necessary or advisable (in form and substance satisfactory to Parent) to transfer authority over Company’s finances, including without limitation, all Company bank accounts, to Parent.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

(b) by either Company or Parent if the Merger shall not have been consummated by June 30, 2003 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable;

(d) by either Company or Parent if the required approval of the shareholders of Company of the Merger contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at Company General Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company or Parent where the failure to obtain such Company shareholder approval shall have been caused by the action or failure to act of Company or Parent, respectively, and such action or failure to act constitutes a breach by Company or Parent, respectively, of this Agreement;

(e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Company to Parent and Merger Sub of such breach, provided Parent or Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Company may not terminate this Agreement pursuant to this paragraph (e) if such breach or inaccuracy by Parent or Merger Sub is cured during such thirty (30)-day period);

(f) By Company, if a Material Adverse Effect has occurred with respect to Parent; provided, that if such Material Adverse Effect is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(f) for thirty (30) days after delivery of written notice from Company to Parent of such Material Adverse Effect, provided Parent continues to exercise commercially reasonable efforts to cure such Material Adverse Effect (it being understood that Company may not terminate this Agreement pursuant to this paragraph (f) if such Material Adverse Effect is cured during such thirty (30)-day period);

(g) by Parent, (i) upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company’s representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g)(i) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g)(i) if such breach or inaccuracy by Company is cured during such thirty (30)-day period), or (ii) if Parent shall have determined, in its reasonable judgment, based on advice of patent counsel, that Company and/or its Intellectual Property is infringing one or more of the patents described on Schedule 7.1(g) hereto in a manner that could lead to any injunction regarding one or more of Company’s products or services, material damages or material royalties or similar payments; provided, however, that any notice of termination given by Parent pursuant to this Section 7.1(g)(ii) shall not be effective until five (5) days after delivery to Company. For the purposes of this Section 7.1(g)(ii), material damages means damages in excess of $2,500,000 and material royalties means royalties in excess of $2,500,000;

(h) by Parent, if a Material Adverse Effect has occurred with respect to Company; provided, that if such Material Adverse Effect is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) for thirty (30) days after delivery of written notice from Parent to Company of such Material Adverse Effect, provided Company continues to exercise commercially reasonable efforts to cure such Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if such Material Adverse Effect is cured during such thirty (30)-day period);

(i) by Parent if a Triggering Event (as defined below) shall have occurred; or

(j) by Company in order to enter into a binding definitive agreement providing for a Superior Proposal (an “Alternative Agreement”) if: (i) the Board of Directors of Company shall have determined in good faith after consultation with its outside legal counsel that entering into such Alternative Agreement is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company’s shareholders; (ii) immediately prior to such termination, Company shall have paid Parent the Termination Fee; (iii) Company shall have given Parent at least three (3) business days prior written notice of its intention to enter into an Alternative Agreement, which notice shall be accompanied by a correct and complete copy of such Alternative Agreement (and Company shall thereafter promptly provide Parent with correct and complete copies of any amendments or proposed amendments thereto); and (iv) concurrently with such termination Company enters into such Alternative Agreement. For the purposes of making the determination required by clause (i) of this paragraph, the parties agree that the Board of Directors and its outside counsel shall determine such fiduciary obligations in accordance with Delaware law as if Company were a Delaware corporation.

      For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement; (ii) Company shall have failed to include in the Prospectus/ Proxy Statement the recommendation of the Board of Directors of Company in favor of the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement; (iii) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) the provisions of Section 5.7 of this Agreement shall have been materially breached; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent and Company shall not have sent to its security holders pursuant to Rule 14d-9 or 14e-2 promulgated under the Exchange Act or Section 329 of the Israeli Companies Law, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

      7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(e) or Section 7.1(g)(i) and the proviso therein is applicable, thirty (30) days after) (or, if the termination is pursuant to Section 7.1(g)(ii), five (5) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      7.3 Fees and Expenses.

      (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Prospectus/ Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and any fees paid under the HSR Act.

      (b) Company Payments.

      (i) Company shall pay to Parent in immediately available funds an amount equal to $16,200,000 (the “Termination Fee”): (i) within one (1) business day after demand by Parent, if this Agreement is terminated by Parent pursuant to Section 7.1(i); and (ii) prior to and as a condition to any termination of this Agreement by Company pursuant to Section 7.1(j).

      (ii) If: (A) this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b) or (d); (B) prior to such termination, (x) there shall exist, or have been publicly proposed and not publicly definitively withdrawn at least five (5) business days prior to such termination, an Acquisition Proposal, or (y) one or more board members shall have changed their recommendation that Company’s shareholders vote in favor of and approve this Agreement, the Merger or the other transactions contemplated by this Agreement and such change was publicly known; and (C) within twelve (12) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or Company enters into a definitive agreement providing for a Company Acquisition, then Company shall pay Parent in immediately available funds at or prior to consummating, or entering into a definitive agreement providing for, such Company Acquisition, respectively, an amount equal to the Termination Fee.

      (iii) Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America N.T. & S.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company’s business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

      7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

      7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

      8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time. The covenants contained in this Agreement that by their terms survive the Effective Time shall survive the Effective Time.

      8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

      (a) if to Parent or Merger Sub, to:

VERITAS Software Corporation
350 Ellis Street
Mountain View, California 94043
Attention: Chief Executive Officer
Telecopy No.: (650) 527-4043

with a copy to:

VERITAS Software Corporation
350 Ellis Street
Mountain View, California 94043
Attention: Vice President, General Counsel
Telecopy No.: (650) 527-2581

and to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market, Spear Tower
Suite 3300
San Francisco, California 94105

Attention:	Michael J. Kennedy, Esq.

Michael S. Dorf, Esq.
Michelle L. Whipkey, Esq.
Telecopy No.: (415) 947-2099

and to:

Yigal Arnon & Co.
22 Rivlin Street
Jerusalem 91000, Israel
Attention: Barry P. Levenfeld, Esq.
Telecopy No.: (972-2) 623-9236

      (b) if to Company, to:

Precise Software Solutions Ltd.
690 Canton Street
Westwood, Massachusetts 02090
Attention: Shimon Alon, Chief Executive Officer
Telecopy No.: (781) 461-0460

with a copy to:

Piper Rudnick LLP
1200 Nineteenth Street, NW
Washington, DC 20036-2430
Attention: Anthony H. Rickert, Esq.
Telecopy No.: (202) 223-2085

and to:

Piper Rudnick LLP
1251 Avenue of the Americas
New York, New York 10020-1104
Attention: Marjorie Sybul Adams, Esq.
Telecopy No: (212) 835-6001

and to:

Volovelsky, Dinstein, Sneh & Co.
14 Shenkar Street
Herzliya Pituach 46733 Israel
Attention: Dr. Eddo Dinstein, Adv.
Telecopy No.: (972-9) 958-9695

and to:

Goldfarb, Levy, Eran & Co.
2 Ibn Gvirol Street
Tel-Aviv 64077 Israel
Attention: Shirin H. Herzog, Esq.
Telecopy No.: (972-3) 608-9909

      8.3     Interpretation; Knowledge. (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of ” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

      (b) The word “Agreement” when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding.

      (c) For purposes of this Agreement, (i) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity and (ii) the term “subsidiary” means, with respect to any person, any corporation or other legal entity of which such person owns, directly or indirectly, more than fifty percent (50%) of the outstanding stock or other equity interests.

      (d) When used in connection with Parent, or Company, as the case may be, the term “Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect that, individually or when taken together with all other such changes, events, violations, inaccuracies, circumstances or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries, taken as a whole, including any restatement or required restatement of any Company SEC Report, and taking into account both the short term and long term aspects of any such change, event, violation, inaccuracy, circumstance or effect; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change in such entity’s stock price or trading volume in and of itself; (ii) any change, event, violation, inaccuracy, circumstance or effect that primarily and directly results from changes, events or circumstances affecting (A) any of the industries in which such entity operates generally, or (B) the United States or global economy generally (which changes, events or circumstances in the case of (A) and (B) do not disproportionately affect such entity); (iii) any change, event, violation, inaccuracy, circumstance or effect resulting from the loss, diminution or disruption, whether actual or threatened, of existing or prospective customer, distributor or supplier relationships that primarily and directly results from the public announcement or pendency of the Merger; (iv) any change, event, violation, inaccuracy, circumstance or effect in any way relating to the Company’s contractual or other relationships with EMC Corporation, other than any such change, event, violation, inaccuracy, circumstance or effect resulting from or attributable to any breach of any such contractual relationship arising prior to the date hereof and not expressly disclosed in Section 2.18 of the Company Disclosure Schedule; (v) any failure of the Company to meet any internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement in and of itself; (vi) any change, event, violation, inaccuracy, circumstance or effect resulting from acts of war or terrorism in and of itself (but not excluding any change or effect on or with respect to Company resulting from any such act pursuant to this clause (vi)); (vii) any change, event, violation, inaccuracy, circumstance or effect that primarily and directly results from any action taken by Parent (other than any exercise by Parent of any of its rights hereunder); or (viii) the institution of litigation against the Company or any of its officers or directors alleging breach of their fiduciary duties in connection with the entry into this Agreement.

      (e) The words “Foreign” and “Domestic” when used herein shall be deemed a reference to a country outside the United States and the United States, respectively.

      (f) “Knowledge” of a party with respect to any fact or other matter in question means (i) the actual knowledge of any of the following persons: Shimon Alon, Ben Nye, Aki Ratner, Rami Schwartz, Marc Venator, Naj Husain, Marianne Horan and Mo Garad and each of their successors or (ii) the knowledge that any of such persons would be reasonably expected to have after making due and diligent inquiry of those persons employed by such party who would be reasonably be expected to have actual knowledge of the fact or other matter in question.

      8.4     Counterparts. This Agreement may be executed in one or more counterparts (including counterparts executed and delivered by facsimile, which shall be as counterparts executed and delivered manually), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood and agreed that all parties need not sign the same counterpart.

      8.5     Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.14.

      8.6     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.7     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies and rights herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy or right conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy or right will not preclude the exercise of any other remedy or right. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy or right to which they are entitled at law or in equity.

      8.8     Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York; provided, however, that (a) any matter involving the internal corporate affairs of Company or any party hereto shall be governed by the provisions of the jurisdictions of its incorporation and (b) the form and content of the Merger and the consequences of the filing thereof shall be governed by the Israeli Companies Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

      8.9     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.11     Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      In witness whereof, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

VERITAS SOFTWARE CORPORATION

By:	/s/ GARY L. BLOOM

Name: Gary L. Bloom
Title: President & Chief Executive Officer

ARGON MERGER SUB LTD.

By:	/s/ JAY A. JONES

Name: Jay A. Jones
Title: Director

PRECISE SOFTWARE SOLUTIONS LTD.

By:	/s/ SHIMON ALON

Name: Shimon Alon
Title: CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX AA

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

      This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the “Amendment”) is made and entered into as of May 23, 2003, among VERITAS Software Corporation, a Delaware corporation (“Parent”), Argon Merger Sub Ltd., an Israeli company and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Precise Software Solutions Ltd., an Israeli company (“Company”). Certain other capitalized terms used in this Amendment are defined in the Merger Agreement (as defined below).

RECITALS

      A.     The parties entered into an Agreement and Plan of Merger dated as of December 19, 2002 (the “Merger Agreement”) to effect the merger of Merger Sub with and into Company, pursuant to which Merger Sub will cease to exist and Company will become an indirect wholly-owned subsidiary of Parent.

      B.     The parties wish to amend the Merger Agreement for the limited purpose of amending the date referred to in Section 7.1(b) therein.

AGREEMENT

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1.1 Amendment of Merger Agreement

      (a) Amendment of Section 7.1(b). Section 7.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows: “by either Company or Parent if the Merger Notice shall not have been delivered to the Companies Registrar by July 10, 2003 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

      (b) No Other Amendments. Except as it has been specifically amended pursuant to Section 1.1, the Merger Agreement shall from and after the date hereof continue in full force and effect.

      1.2 Additional Provisions

      (a) Entire Agreement and Modification. Without limiting any of the provisions of the Merger Agreement, including Section 8.5 thereof, the Merger Agreement (as amended by this Amendment) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      (b) Authority Relative to this Amendment. Each party to this Amendment has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder.

      (c) Counterparts. This Amendment may be executed in one or more counterparts (including counterparts executed and delivered by facsimile, which shall be as counterparts executed and delivered manually), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood and agreed that all parties need not sign the same counterpart.

      (d) Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

      (e) Severability. In the event that any provision of this Amendment, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

[the remainder of this page has been intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

Veritas Software Corporation

By:	/s/ EDWIN GILLIS

______________________________________ Name: Edwin Gillis
Title: Executive Vice President and Chief Financial Officer

Argon Merger Sub Ltd.

By:	/s/ JAY AARON JONES

______________________________________ Name: Jay Aaron Jones
Title: Director

Precise Software Solutions Ltd.

By:	/s/ SHIMON ALON

______________________________________ Name: Shimon Alon
Title: CEO

[SIGNATURE PAGE TO AMENDMENT NO. 1 OF AGREEMENT AND PLAN OF MERGER]

ANNEX B — Form of Voting Undertaking

ANNEX B

FORM OF VOTING UNDERTAKING

      THIS VOTING UNDERTAKING (this “Agreement”) is made and entered into as of December 19, 2002, between VERITAS Software Corporation, a Delaware corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of Precise Software Solutions Ltd., an Israeli company (the “Company”).

RECITALS

      A.     The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Argon Merger Sub Ltd., an indirect wholly-owned subsidiary of Parent (“Merger Sub”), with and into the Company. Pursuant to the Merger, each issued and outstanding ordinary share, NIS 0.03 nominal value, (the “Ordinary Shares”) of the Company shall automatically be converted into and represent the right to receive either the Per Share Cash Consideration or the Per Share Mixed Consideration (each as defined in the Merger Agreement), as set forth in the Merger Agreement;

      B.     Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of Ordinary Shares and Ordinary Shares issuable upon exercise of outstanding options as is indicated on the signature page of this Agreement;

      C.     Shareholder believes that the terms of the Merger and the Merger Agreement are fair and that it is in his, her or its best interest, as a shareholder in the Company that the Merger be consummated;

      D.     Parent has advised the Company that Parent is not prepared to execute the Merger Agreement unless Parent believes that it is reasonably likely that the Merger will be consummated, and therefore Parent required that certain shareholders undertake in advance to vote their shares in favor of the Merger; and

      E.     For these reasons, and in consideration of the execution of the Merger Agreement by Parent and to enhance the likelihood that the Merger will be consummated, Shareholder, solely in his, her or its capacity as a shareholder of the Company, agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Shareholder has voting power so as to facilitate consummation of the Merger.

      NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

(b) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(c) “Shares” shall mean: (i) all securities of the Company (including Ordinary Shares and all options, warrants and other rights to acquire Ordinary Shares) owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Ordinary Shares and all additional options, warrants and other rights to acquire Ordinary Shares) of which Shareholder acquires ownership during the period from the date of this Agreement through the Expiration Date.

(d) Transfer. A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2. Transfer of Shares.

(a) Transferee of Shares to be Bound by this Agreement. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit any Transfer of any of the Shares to be effected unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (the “Proxy”); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

(b) Transfer of Voting Rights. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

3. Agreement to Vote Shares. At every meeting of the Shareholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the Shareholders of the Company, Shareholder (solely in its, his or her capacity as such) shall cause the Shares to be voted: (i) in favor of the approval of the Merger Agreement and the Merger and all the transactions contemplated by the Merger Agreement and the Articles Amendment (as defined in the Merger Agreement); (ii) against any Acquisition Proposal (as defined in the Merger Agreement), other than the Merger Agreement or the transactions contemplated thereby; and (iii) against approval or adoption of resolutions or actions which could reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being satisfied.

4. No Solicitation. Except as permitted by the Merger Agreement, Shareholder agrees that between the date of this Agreement and the Expiration Date, Shareholder will not directly or indirectly and solely in its, his or her capacity as a shareholder of Company: (i) solicit, initiate, or take an action intended to encourage or induce the making, submission or announcement of any Acquisition Proposal; or (ii) engage or participate in any discussions or negotiations with any person (other than any officer, director, controlled affiliate or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries) regarding, or furnish to any person any information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal. Shareholder will immediately cease and cause to be terminated any discussions or negotiations between Shareholder and any other parties that may be ongoing with respect to any Acquisition Proposal. Shareholder will promptly advise Parent orally and in writing of any Acquisition Proposal received by Shareholder or any request for information with respect to any Acquisition Proposal received by Shareholder, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request. This Agreement does not affect or restrict Shareholder’s actions taken or not taken in his or her capacity as a director or officer of the Company. Parent agrees that in the event of any breach or alleged breach of this Section 4 by Shareholder, Parent’s sole and exclusive remedy with respect to Shareholder shall be to seek specific performance or injunctive relief pursuant to Section 10(d) hereof, and Parent shall not be entitled to seek monetary damages from Shareholder in connection with any such breach or alleged breach of this Section 4 by Shareholder; provided, however, that nothing in this Agreement shall in any way limit Parent’s remedies against the Company for any breach of the Merger Agreement resulting from any such action by Shareholder.

5. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent the Proxy, which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

6. Representations and Warranties of the Shareholder. Shareholder (i) is the beneficial owner of the Ordinary Shares and the options to purchase Ordinary Shares indicated on the signature page of this Agreement, which are free and clear of any liens, adverse claims, charges or other encumbrances (except as such encumbrances arising under securities laws); (ii) does not beneficially own any securities of the Company other than the Ordinary Shares and options to purchase Ordinary Shares indicated on the signature page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

7. Additional Documents. Shareholder (in his or her capacity as such) and Parent hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

8. Legending of Shares. If so requested by Parent, Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

9. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

10. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:

VERITAS Software Corporation
350 Ellis Street
Mountain View, California 94043
Attention: Vice President, General Counsel
Telecopy No.: (650) 527-2581

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation

One Market, Spear Tower
Suite 3300
San Francisco, California 94105

Attention:	Michael J. Kennedy, Esq.

Michael S. Dorf, Esq.
Telecopy No.: (415) 947-2099

and to:

Yigal Arnon & Co.
22 Rivlin Street
Jerusalem 91000, Israel
Attention: Barry P. Levenfeld, Esq.
Telecopy No.: (972-2) 623-9236

If to Shareholder:

To the address for notice set forth on the signature page hereof, with a copy to:

Piper Rudnick LLP
1251 Avenue of the Americas
New York, New York 10020-1104
Attention: Marjorie Sybul Adams, Esq.
Telecopy No: (212) 835-6001

and to:

Goldfarb, Levy, Eran & Co.
2 Ibn Gvirol Street
Tel-Aviv 64077 Israel
Attention: Shirin H. Herzog, Esq.
Telecopy No.: (972-3) 608-9909

(f) Governing Law. This Agreement shall be governed by the laws of Israel, without reference to rules of conflicts of law.

(g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(j) No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Shareholder to exercise any option, warrant or other right to acquire Ordinary Shares.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

VERITAS SOFTWARE CORPORATION	SHAREHOLDER
By: Signature of Authorized Signatory	By: Signature

Name:	Name:

Title:	Title:

----------------------------------------------- Print Address

----------------------------------------------- Telephone

----------------------------------------------- Facsimile No.
Shares beneficially owned:
------- Ordinary Shares
------- Ordinary Shares issuable upon exercise of outstanding options

[SIGNATURE PAGE TO VOTING UNDERTAKING]

EXHIBIT A

IRREVOCABLE PROXY

      The undersigned Shareholder (the “Shareholder”) of Precise Software Solutions Ltd., an Israeli company (the “Company”), hereby irrevocably (to the fullest extent permitted by Israeli law and the Company’s Articles of Association) solely in its, his or her capacity as a shareholder of the Company appoints the directors on the Board of Directors of VERITAS Software Corporation, a Delaware corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the Shares (as defined in the Voting Undertaking, as defined below) as specified and in accordance with the second succeeding paragraph until the Expiration Date (as defined below). Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

      This Proxy is irrevocable (to the fullest extent permitted by Israeli law and the Company’s Articles of Association), is coupled with an interest and made for the benefit of third parties, and is granted pursuant to that certain Voting Undertaking of even date herewith by and among Parent and the undersigned Shareholder (the “Voting Undertaking”), and is granted solely in furtherance of Shareholder’s undertaking to vote the Shares as required by the Voting Undertaking contemplated by that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Argon Merger Sub Ltd., an Israeli company and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

      The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting (i) in favor of the approval of the Merger Agreement and the Merger and all the transactions contemplated by the Merger Agreement and the Articles Amendment (as defined in the Merger Agreement); (ii) against any Acquisition Proposal (as defined in the Merger Agreement), other than the Merger Agreement or the transactions contemplated thereby; and (iii) against approval or adoption of resolutions or actions which could reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being satisfied.

      The attorneys and proxies named above may not exercise this Proxy on any other matter. For the avoidance of doubt, the attorneys and proxies named above are not exercising their own discretion and are merely following the voting discretion already exercised by Shareholder reflected in the Voting Undertaking. The undersigned Shareholder may vote the Shares on all other matters.

      Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

B-A-1

      This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Signature of Shareholder:

Print Name of Shareholder:

Dated: December 19, 2002

[SIGNATURE PAGE TO IRREVOCABLE PROXY]

B-A-2

ANNEX C

FORM OF AFFILIATE AGREEMENT

      THIS AFFILIATE AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2002, between VERITAS Software Corporation, a Delaware corporation (“Parent”), and the undersigned [officer/director/shareholder] (“Affiliate”) of Precise Software Solutions Ltd., an Israeli company (“Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

      A.     The Company, Argon Merger Sub Ltd., an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Parent have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides for the merger (the “Merger”) of Merger Sub with and into Company. Pursuant to the Merger, each Company Share issued and outstanding immediately prior to the Effective Time, other than any Company Shares owned by any direct or indirect wholly-owned subsidiary of Company or any dormant shares of Company, shall be converted automatically into and represent solely the right to receive, either the Per Share Cash Consideration or the Per Share Mixed Consideration, as set forth in the Merger Agreement.

      B.     Affiliate has been advised that Affiliate may be deemed to be an “affiliate” of Company, as the term “affiliate” is used for purposes of Rule 145 promulgated under the Securities Act.

      NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Parent, Company and their respective affiliates and counsel, and that substantial losses and damages may be incurred by these persons if Affiliate’s representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and acknowledges that it has had the opportunity to discuss the requirements of this Agreement with Affiliate’s professional advisors.

2. Compliance with Rule 145 and the Securities Act.

(a) Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger with respect to each Company Share that is converted into the Per Share Mixed Consideration will be effected pursuant to a registration statement on Form S-4 promulgated under the Securities Act, and the resale of such shares of Parent Common Stock shall be subject to restrictions set forth in Rule 145 promulgated under the Securities Act, and (ii) Affiliate may be deemed to be an “affiliate” of Company as that term is used for purposes of Rule 145 promulgated under the Securities Act. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate pursuant to the Merger, if any, unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act, or (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

(b) Parent shall give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger and there shall be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE TRANSFERRED

IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

Such stop transfer instructions shall be terminated, the legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

3. Termination. This Agreement shall terminate and shall have no further force and effect in the event of the termination of the Merger Agreement pursuant to Article VII thereof.

4. Miscellaneous.

(a) Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by such party. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other party hereto.

(c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Affiliate set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(e) Governing Law. This Agreement shall be governed by the laws of the State of New York, without reference to rules of conflicts of laws.

(f) Entire Agreement. This Agreement, the Merger Agreement and the other agreements referred to in the Merger Agreement contain the entire understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(g) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

(h) Further Assurances. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

(i) Third Party Reliance. Company and counsel to Parent and Company shall be entitled to rely upon this Agreement.

(j) Survival. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the consummation of the Merger.

(k) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

           (a) If to Parent, to:

VERITAS Software Corporation

350 Ellis Street
Mountain View, California 94043
Attention: Vice President, General Counsel
Telecopy No.: (650) 527-2581

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation
One Market, Spear Tower
Suite 3300
San Francisco, California 94105

Attention:	Michael J. Kennedy, Esq.
Michael S. Dorf, Esq.

Telecopy No.: (415) 947-2099

and to:

Yigal Arnon & Co.

22 Rivlin Street
Jerusalem 91000, Israel
Attention: Barry P. Levenfeld, Esq.
Telecopy No.: (972-2) 623-9236

If to Affiliate, to:

The address for notice set forth on the signature page hereof with a copy to:

Piper Rudnick LLP

1251 Avenue of the Americas
New York, New York 10020-1104
Attention: Marjorie Sybul Adams, Esq.
Telecopy No: (212) 835-6001

and to:

Goldfarb, Levy, Eran & Co.

2 Ibn Gvirol Street
Tel-Aviv 64077 Israel
Attention: Shirin H. Herzog, Esq.
Telecopy No.: (972-3) 608-9909

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

VERITAS SOFTWARE CORPORATION

By:

Name:

Title:

AFFILIATE

By:

Name:

Affiliate’s Address for Notice:

[SIGNATURE PAGE TO AFFILIATE AGREEMENT]

ANNEX D — Opinion of Goldman, Sachs & Co.

ANNEX D

[Goldman Sachs Letterhead]

PERSONAL AND CONFIDENTIAL

December 19, 2002

Board of Directors

Precise Software Solutions Ltd.
10 Hata’asiya Street
P.O. Box 1066, Or-Yehuda, 60408
Israel

Madam and Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding Ordinary Shares, nominal value NIS 0.03 per share (the “Company Shares”), of Precise Software Solutions Ltd. (the “Company”) of the Aggregate Merger Consideration (as defined below) to be received by such holders, in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of December 19, 2002 (the “Agreement”), among Veritas Software Corporation (“Parent”), Argon Merger Sub Ltd., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the Agreement, Merger Sub will be merged with and into the Company and each outstanding Company Share will be converted into the right to receive, at the election of the holder thereof, one of the following: (i) for each Company Share with respect to which an election to receive cash has been effectively made pursuant to the Agreement (as defined below) (a “Cash Election”), $16.50 in cash (such amount, the “Per Share Cash Consideration”); and (ii) for each Share with respect to which an election to receive a combination of cash and shares of Common Stock, par value $0.001 per share (“Parent Common Stock”), of Parent has been effectively made pursuant to the Agreement (a “Mixed Election”), $12.375 in cash and 0.2365 of a share of Parent Common Stock (such fraction of a share and such amount, the “Per Share Mixed Consideration”). As used herein, “Aggregate Merger Consideration” means the aggregate amount of Per Share Cash Consideration and Per Share Mixed Consideration to be received by all holders of Company Shares pursuant to the Agreement.

      Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Parent from time to time. We also may provide investment banking services to Parent and its affiliates in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or Parent for its own account and for the accounts of customers.

      In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and the Annual Reports on Form 10-K of the Company for the two years ended December 31,

D-1

2001 and of Parent for the three years ended December 31, 2001; the Registration Statement on Form F-1 of the Company, including the prospectus contained therein, dated June 29, 2000, relating to the Company’s initial public offering; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of the Company, including discussions with respect to risks and uncertainties relating to the Company’s ability to realize the internal forecasts prepared by its management in the amounts and time periods contemplated thereby. In addition, we have reviewed the reported price and trading activity for the Company Shares and the Parent Common Stock, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, Parent did not make available its forecasts of future financial performance. Accordingly, our review of such matters was limited to discussion with senior management of Parent of certain publicly available research analyst estimates of Parent. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or Parent any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or Parent or any of their respective subsidiaries or on the expected benefits of the transaction contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such transaction or whether to elect to receive the Per Share Cash Consideration or the Per Share Mixed Consideration in connection with such transaction.

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration to be received by all holders of Company Shares pursuant to the Agreement is fair from a financial point of view to such holders, in the aggregate.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

D-2

ANNEX E — Form of Amendment to Articles of Association

ANNEX E

FORM OF AMENDMENT TO ARTICLES OF ASSOCIATION

INDEMNITY AND INSURANCE

74. Indemnity and Insurance

      (a) For the purposes of this Article 74, the term “Office Holder” shall mean each of the persons defined as “Nosei Misra” in the Companies Law.

      (b) Indemnification

(i) Subject to the provisions of the Companies Law, including the receipt of all required approvals, the Company may indemnify (including, without limitation, advancing funds for expenses) an Office Holder for the liabilities, obligations and expenses included in clauses (1) and (2) below imposed on such Office Holder in connection with an act or omission taken or made in such Office Holder’s capacity as an Office Holder of the Company:

(1) any financial obligation imposed on such Office Holder in favor of another person pursuant to a judgment, including a judgment upon a settlement or an arbitrator award that was approved by a court of law;

(2) all reasonable legal expenses, including attorney’s fees, which the Office Holder incurred or with which the Office Holder was charged by a court of law, in a proceeding instituted against the Office Holder by the Company, on the Company’s behalf or by another person, or in a criminal prosecution in which the Office Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense (avera) that does not require proof of criminal intent.

(ii) The foregoing indemnification may be (a) retroactive and/or (b) as a commitment in advance; provided, that in the case of this clause (b), such commitment shall be limited to (i) such types of events that in the opinion of the Board of Directors can be foreseen at the time the commitment to indemnify is provided, and (ii) the amount or amounts that the Board of Directors deems reasonable under the circumstances.

      (c) Insurance

      Subject to the provisions of the Companies Law, including the receipt of all required approvals, the Company may enter into an agreement for the insurance of all or part of the liability of an Office Holder imposed on such Office Holder in connection with an act or omission taken or made in such Office Holder’s capacity as an Office Holder of the Company, with respect to each of the following:

(i) a breach of the duty of care of the Office Holder towards the Company or towards another person;

(ii) a breach of the duty of loyalty towards the Company; provided, that the Office Holder acted in good faith and had reasonable basis to assume that such act or omission would not prejudice the benefit of the Company;

(iii) a financial obligation imposed on the Office Holder for the benefit of another person.

      (d) Articles 74(b) and 74(c) shall not apply to any of the following:

(i) a breach of an Office Holder’s duty of loyalty, except as specified in Article 74(c)(ii);

(ii) a reckless or intentional breach of an Office Holder’s duty of care;

(iii) an act or omission intended to unlawfully reap a personal gain;

(iv) a fine or forfeit levied upon an Office Holder.

E-1

      (e) The provisions of Articles 74(a), 74(b) and 74(c) above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; provided, that any such insurance or indemnification is not prohibited under law, and/or (ii) in connection with any Office Holder, to any additional extent that is or will not be prohibited under law; provided, that the procurement of any such insurance and/or the provision of any such indemnification shall be subject to all required approvals.

E-2

ANNEX F — Form of Indemnification Letter

ANNEX F

FORM OF INDEMNIFICATION LETTER

[PRECISE LETTERHEAD]

      Date as of:                     ,

Dear                     ,

Letter of Indemnification

      This Letter of Indemnification (this “Letter”) is provided to you by Precise Software Solutions Ltd. (the “Company”), to the fullest extent permitted by law, as follows:

1. The Company hereby undertakes to indemnify you, as [a director/an officer] of the Company, to the fullest extent permitted by law and subject to section 2 below, in respect of the following:

1.1. any financial obligation imposed on you in favor of another person pursuant to a judgment, including a judgment upon a settlement or an arbitrator award that was approved by a court of law; and

1.2. all reasonable legal expenses, including attorney’s fees, incurred by or charged to you by a court of law, in a proceeding instituted against you by the Company, on the Company’s behalf or by another person, or in a criminal prosecution in which you were acquitted, or in a criminal prosecution in which you were convicted of an offense (avera) that does not require proof of criminal intent;

all, in respect of any acts or omissions (“actions”) taken or made by you in your capacity as [a director/an officer] of the Company, whether before or after the date of this Letter.

The above indemnification will also apply to any action taken by you as [a director/an officer] of any other company controlled, directly or indirectly, by the Company (a “Subsidiary”).

2. Notwithstanding the foregoing, the Company will not indemnify you in respect of:

2.1. a breach of your duty of loyalty, except, to the extent permitted by law, for a breach of your duty of loyalty towards the Company or any Subsidiary thereof while acting in good faith and having reasonable basis to assume that such action would not prejudice the benefit of the Company or such Subsidiary thereof, as applicable;

2.2. a reckless or intentional breach of your duty of care;

2.3. an action intended to unlawfully reap a personal gain;

2.4. a fine or forfeit levied upon you; and

2.5. a counterclaim made by the Company or in its name in connection with a claim against the Company filed by you.

3. The Company will make available all amounts needed in accordance with Section 1 above on the date on which such amounts are first payable by you, and with respect to items referred to in Section 1.2 above, even prior to a court decision. As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4. In the event that you are indemnified and paid for any sums in accordance with this Letter in connection with a legal proceeding, and later it becomes clear that you were not entitled to such payments, the sums will be considered as a loan given to you by the Company subject to a low interest rate as specified in section 3(9) of the Income Tax Ordinance [New Version], 1961, or any other legislation replacing it and which is not a taxable benefit. You shall be required to repay such amounts in accordance with the payment arrangements fixed by the Company, and at such time as the Company shall request in writing. Without derogating from the aforesaid, advances given to cover legal expenses in criminal proceedings will be repaid by you to the Company, if you are convicted of an offense (avera) which requires proof of criminal intent. Other advances will be repaid by you to the Company if it is determined that you are not lawfully entitled to such indemnification.

5. The indemnification will be limited to the expenses and matters mentioned in Section 1 above (pursuant and subject to Section 3 and insofar as indemnification with respect thereto is not restricted by law or by the provisions of Section 2 above) in connection with any of the following:

5.1 The merger, acquisition or other business combination or any such proposed transaction of the Company or any Subsidiary with or into another entity and/or the merger, acquisition or other business combination or any such proposed transaction of another entity with or into the Company or any Subsidiary; and/or the sale or proposed sale of the operations and/or business, or part thereof, of the Company and/or any Subsidiaries, including, in each of the above cases, the agreements contemplating such transactions and all agreements, instruments, filings and actions ancillary thereto and/or contemplated thereby.

5.2 Any offering of the Company’s securities to private investors and/or to the public and listing of such securities, and/or the offer by the Company to purchase securities from the public and/or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company’s status as a public company or as an issuer of securities.

5.3 The Company’s status, obligations and/or actions as a public company, and/or the fact that the Company’s securities were issued to the public or to private investors and/or are traded on a stock exchange (including Nasdaq stock market), whether in Israel or abroad.

5.4 Occurrences in connection with investments the Company and/or Subsidiaries make in other entities, whether before or after the investment is made, entering into any transaction and the execution, development and monitoring thereof, including actions taken by you in the name of the Company and/or any Subsidiary thereof, as a director, officer, employee or a board observer of the entity which is the subject of the transaction and any similar matter.

5.5 Labor relations and/or employment matters of the Company and/or its Subsidiaries and trade relations of the Company and/or its Subsidiaries, including with employees, independent contractors, customers, suppliers and various service providers.

5.6 The testing of products developed and/or marketed by the Company and/or its Subsidiaries and/or in connection with the purchase, distribution, marketing and sale, license or use of such products and/or any marketing plans and/or any publication with respect thereto.

5.7 The intellectual property of the Company, its subsidiaries and/or its affiliates, and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property.

5.8 The borrowing or other receipt of funds and any other financing transaction or arrangement, or any such proposed transaction, agreement or arrangement, entered into by the Company and/or its Subsidiaries.

6. Although the Company cannot accurately predict the maximum exposure with respect to any of the above subjects, the Company believes that the greater of (i) US$30,000,000 (thirty million U.S. Dollars); or (ii) 75% (seventy-five percent) of the market value of the Company’s total equity on the day preceding the event which gives rise to indemnification hereunder, is under the circumstances a reasonable maximum for the indemnification set forth herein.

7. The Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), within the limits set forth in Section 6 above.

8. Subject to the provisions of Sections 6 and 7 above, the indemnification hereunder will, in each case, cover all sums of money (100%) that you will be obligated to pay, in those circumstances for which indemnification is permitted under this Letter.

9. You will notify the Company of, and the Company will be entitled to any amount collected from a third party in connection with liabilities indemnified hereunder.

10. In all indemnifiable circumstances, indemnification will be subject to the following:

10.1. You shall promptly notify the Company of any legal proceedings initiated against you and of all possible or threatened legal proceedings without delay following your first becoming aware thereof, and that you deliver to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings.

Similarly, you must advise the Company on an ongoing and current basis concerning all events which you suspect may give rise to the initiation of legal proceedings against you.

10.2. Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you. The Company or such legal counsel will take all necessary steps to bring the matter to a close and will keep you informed of key steps in the process. The appointed counsel will be bound by a fiduciary duty to you and to the Company. If a conflict of interests should arise between the appointed counsel and/or the Company and yourself, counsel will inform the Company and the Company will appoint a different counsel reasonably acceptable to you and the terms of this indemnification agreement shall apply to the new appointment. The Company and/or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as it shall see fit, including by way of settlement. The Company shall not settle any claim in any manner which would impose any penalty, limitation or unindemnified expense on you without your consent. At the request of the Company, you shall execute all documents required to enable the Company and/or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid. For the avoidance of doubt, in the case of criminal proceedings the Company and/or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Letter and/or pursuant to law, without your consent. However, the aforesaid will not prevent the Company and/or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without your consent so long as such arrangement will not be an admittance of an occurrence not indemnifiable pursuant to this Letter and/or pursuant to law.

10.3. You will fully cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents, provided that the Company shall cover all costs incidental thereto such that you will not be required to pay the same or to finance the same yourself.

10.4 Whether or not the Company shall operate in accordance with section 10.2 above, it shall still cover all and every kind of expense incurred by you that is included in section 1.2 above so that you will not have to pay or finance them yourself.

10.5 If, in accordance with Section 10.2, the Company has taken upon itself the conduct of your defense, the Company will have no liability or obligation pursuant to this Letter or the above undertakings to indemnify you for any legal expenses, including any legal fees, that you may expend in connection with your defense, except to which the Company in its absolute discretion shall agree in writing.

10.6 The Company will have no liability or obligation pursuant to this Letter or the above matters to indemnify you for any amount expended or financial obligation incurred by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s consent to such compromise or settlement.

10.7 If required by law, the Company’s authorized organs will consider the request for indemnification and the amount thereof and will determine if you are entitled to indemnification and the amount thereof.

11. If for the validation of any of the undertakings in this Letter any act, resolution, approval or other procedure is required, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

12. For the avoidance of doubt, it is hereby clarified that nothing contained in this Letter or in the above undertakings derogate from the Company’s right to indemnify you post factum for any amounts which you may be obligated to pay as set forth in Section 1 above without the limitations set forth in Sections 5 and 6 above. The Company may, in its discretion, following receipt of necessary corporate approvals, and subject to applicable law, indemnify you retroactively for actions committed prior to or following the date of this Letter.

13. If any undertaking included in this Letter is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertakings will be deemed to have been modified or amended, and any competent court or arbitrator is hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

14. This Letter and the agreements contained herein shall be governed by and construed and enforced exclusively in accordance with the laws of the State of Israel. The courts in Tel Aviv, Israel shall have the exclusive local and international jurisdiction in connection with this Letter.

You should be aware that, insofar as indemnification for liabilities arising under the United States Securities Act of 1933 (the “Securities Act”) may be permitted to the Company’s directors and offices, the Company has been advised that in the opinion of the U.S. Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event of a claim for such indemnification, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Kindly sign in the space provided below to acknowledge your agreement to the contents hereof, and return this Letter to the Company.

Very truly yours,
Precise Software Solutions Ltd.

Agreed:

Name:
Title:
Date:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Officers and Directors

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

      The Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law.

      As permitted by the Delaware General Corporation Law, the bylaws of the Registrant provide that (i) the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant shall advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iii) the rights conferred in the bylaws are not exclusive.

      The Registrant’s policy is to enter into indemnity agreements with each of its directors and officers. The indemnity agreements provide that directors and officers will be indemnified from and against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, ERISA excise taxes or penalties and settlement amounts, any interest or charges imposed thereon, and any taxes imposed as a result of the receipt of any payments under the indemnity agreements, paid or reasonably incurred by such directors and officers in any action, suit or proceeding, or any inquiry, hearing or investigation that might lead to an action, suit or proceeding, on account of their services as a director, officer or other agent of the Registrant or a predecessor corporation, or as directors, officers or other agents of any other entity when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party (i) with respect to proceedings or claims initiated by the indemnified party against the Registrant or any director or officer of Registrant unless the Registrant has joined in, and except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification and/or advancement of expenses under the indemnity agreements; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) with respect to any judicial award if the Registrant was not given reasonable and timely opportunity to participate in the defense of such proceeding; or (iv) for any acts, omissions, transactions or circumstances for which indemnification is prohibited by applicable state or federal law.

      The indemnification provisions in the bylaws and the indemnification agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

      The following exhibits are filed as part of the registration statement:

2.1		Agreement and Plan of Merger dated December 19, 2002 by and among VERITAS Software Corporation, Argon Merger Sub Ltd. and Precise Software Solutions Ltd. (included as Annex A to the proxy statement/ prospectus which is a part of this registration statement on Form S-4)
2.2		Amendment No. 1 to Agreement and Plan of Merger dated May 23, 2003 by and among VERITAS Software Corporation, Argon Merger Sub Ltd. and Precise Software Solutions Ltd. (included as Annex AA to the proxy statement/prospectus which is a part of this registration statement on Form S-4)
5.1		Legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation*
8.1		Tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation*
10	.79†	North American Distributor Agreement between VERITAS Software Corporation and Ingram Micro, Inc., dated September 29, 1998, as amended*
23.1		Independent Auditors’ Consent
23.2		Consent of Independent Auditors
23.3		Consent of Kost, Forer & Gabbay, a member of Ernst and Young Global
23.4		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included as part of Exhibit 5.1 and Exhibit 8.1)
24.1		Power of Attorney*
24.2		Power of Attorney of Michael A. Brown and V. Paul Unruh*
99.1		Form of Proxy*
99.2		Form of Letter of Transmittal and Election Form*
99.3		Opinion of Goldman, Sachs & Co., financial advisor to Precise Software Solutions, Ltd. (included as Annex D to the proxy statement/prospectus which is a part of this registration statement on Form S-4)
99.4		Consent of Goldman, Sachs & Co.*
99.5		Consent of Standard & Poor’s Corporate Value Consulting*
99.6		Consent of Standard & Poor’s Corporate Value Consulting*

 * Previously filed.

†	Confidential treatment has been requested with respect to certain portions of this document.

Item 22.	Undertakings

      The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus require by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(e) That every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this post-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on June 2, 2003.

VERITAS SOFTWARE CORPORATION

By:	/s/ GARY L. BLOOM

Gary L. Bloom
Chairman of the Board, President
and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment no. 1 to the registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GARY L. BLOOM Gary L. Bloom	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	June 2, 2003

/s/ EDWIN J. GILLIS Edwin J. Gillis	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 2, 2003

/s/ GEOFFREY W. SQUIRE* Geoffrey W. Squire	Vice Chairman of the Board	June 2, 2003

/s/ STEVEN D. BROOKS* Steven D. Brooks	Director	June 2, 2003

/s/ MICHAEL A. BROWN* Michael A. Brown	Director	June 2, 2003

/s/ MARK LESLIE* Mark Leslie	Director	June 2, 2003

/s/ JOSEPH D. RIZZI* Joseph D. Rizzi	Director	June 2, 2003

Signature		Title	Date

/s/ DAVID J. ROUX* David J. Roux		Director	June 2, 2003

/s/ V. PAUL UNRUH* V. Paul Unruh		Director	June 2, 2003

/s/ FRED VAN DEN BOSCH* Fred van den Bosch		Director	June 2, 2003

*By:	/s/ EDWIN J. GILLIS Edwin J. Gillis Attorney in Fact

EXHIBIT INDEX

2.1		Agreement and Plan of Merger dated December 19, 2002 by and among VERITAS Software Corporation, Argon Merger Sub Ltd. and Precise Software Solutions Ltd. (included as Annex A to the proxy statement/ prospectus which is a part of this registration statement on Form S-4)
2.2		Amendment No. 1 to Agreement and Plan of Merger dated May 23, 2003 by and among VERITAS Software Corporation, Argon Merger Sub Ltd. and Precise Software Solutions Ltd. (included as Annex AA to the proxy statement/prospectus which is a part of this registration statement on Form S-4)
5.1		Legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation*
8.1		Tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation*
10	.79†	North American Distributor Agreement between VERITAS Software Corporation and Ingram Micro, Inc., dated September 29, 1998, as amended*
23.1		Independent Auditors’ Consent
23.2		Consent of Independent Auditors
23.3		Consent of Kost, Forer & Gabbay, a member of Ernst and Young Global
23.4		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included as part of Exhibit 5.1 and Exhibit 8.1)
24.1		Power of Attorney*
24.2		Power of Attorney of Michael A. Brown and V. Paul Unruh*
99.1		Form of Proxy*
99.2		Form of Letter of Transmittal and Election Form*
99.3		Opinion of Goldman, Sachs & Co., financial advisor to Precise Software Solutions, Ltd. (included as Annex D to the proxy statement/prospectus which is a part of this registration statement on Form S-4)
99.4		Consent of Goldman, Sachs & Co.*
99.5		Consent of Standard & Poor’s Corporate Value Consulting*
99.6		Consent of Standard & Poor’s Corporate Value Consulting*

*	Previously filed.

†	Confidential treatment has been requested with respect to certain portions of this document.